                                                FILED PURSUANT TO RULE 424(b)(4)
                                                     REGISTRATION NOS. 333-69118
                                                                   AND 333-86836
PROSPECTUS

                               18,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 -------------

    This is Heritage Property Investment Trust, Inc.'s initial public offering. We are selling 14,000,000 shares of common stock and Net Realty Holding Trust, our largest stockholder, is selling 4,000,000 shares of common stock in this offering.

    Currently, no public market exists for our common stock. The shares of common stock sold in this offering have been approved for listing on the New York Stock Exchange under the symbol "HTG."

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS. SOME RISKS INCLUDE:

    - Adverse market conditions and competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our business and operating results;

    - After this offering and the proposed property acquisitions described in this prospectus, we expect to have approximately $937.8 million of debt, a portion of which will be variable rate debt, which may impede our operating performance and put us at a competitive disadvantage;

    - We could become too highly leveraged because our organizational documents will contain no limitation on the amount of debt we may incur;

    - We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth;

    - Our ability to pay our estimated initial annual distribution, which represents approximately 101% of our estimated cash available for distribution for the twelve months ending December 31, 2002, or 105% if we do not realize the interest savings we have anticipated, depends upon our actual operating results and we may have to borrow funds to pay this distribution; and

    - After this offering, our largest stockholder will own approximately 44% of our common stock, will exercise significant control of our company and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders.
                              -------------------

                                                              PER SHARE              TOTAL
                                                              ---------              -----
Public offering price.......................................    $25.00            $450,000,000
Underwriting discount.......................................   $1.5625             $28,125,000
Proceeds, before expenses, to Heritage......................  $23.4375            $328,125,000
Proceeds, before expenses, to Net Realty Holding Trust......  $23.4375             $93,750,000

    The underwriters also may purchase up to an additional aggregate 2,700,000 shares from us and The Prudential Insurance Company of America, our second largest stockholder and an affiliate of one of the underwriters, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments. Prudential will receive advisory and other fees totaling approximately $3.375 million in connection with this offering.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about April 29, 2002.

                              -------------------

MERRILL LYNCH & CO.

          GOLDMAN, SACHS & CO.

                    MORGAN STANLEY

                               UBS WARBURG

                                         LEGG MASON WOOD WALKER    INCORPORATED

                                                    WACHOVIA SECURITIES

                              -------------------

                 The date of this prospectus is April 23, 2002.

     [PICTURES OF DIFFERENT SHOPPING CENTERS WITHIN THE HERITAGE PORTFOLIO]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Special Note Regarding Forward-Looking Statements...........      iv
Prospectus Summary..........................................       1
Risk Factors................................................       9
  Risks Related to Our Properties and Our Business..........       9
    ADVERSE MARKET CONDITIONS AND COMPETITION MAY IMPEDE OUR
    ABILITY TO RENEW LEASES OR RE-LET SPACE AS LEASES EXPIRE
    AND REQUIRE US TO UNDERTAKE UNBUDGETED CAPITAL
    IMPROVEMENTS, WHICH COULD HARM OUR BUSINESS AND
    OPERATING RESULTS.......................................       9
    AFTER THIS OFFERING AND THE PROPOSED PROPERTY
    ACQUISITIONS DESCRIBED IN THIS PROSPECTUS, WE EXPECT TO
    HAVE APPROXIMATELY $937.8 MILLION OF DEBT, A PORTION OF
    WHICH WILL BE VARIABLE RATE DEBT, WHICH MAY IMPEDE OUR
    OPERATING PERFORMANCE AND PUT US AT A COMPETITIVE
    DISADVANTAGE............................................       9
    IF WE HAVE TO BORROW FUNDS UNDER THE NEW LINE OF CREDIT
    THAT WE INTEND TO ENTER INTO IN CONNECTION WITH THIS
    OFFERING IN ORDER TO MAKE BALLOON PAYMENTS REQUIRED
    UNDER OUR MORTGAGE INDEBTEDNESS, THE AMOUNT THAT WE WILL
    HAVE AVAILABLE TO BORROW UNDER THIS NEW LINE OF CREDIT
    FOR ACQUISITIONS AND OTHER OPPORTUNITIES WILL BE
    REDUCED, WHICH COULD SLOW OUR GROWTH....................      10
    OUR FINANCIAL COVENANTS MAY RESTRICT OUR OPERATING OR
    ACQUISITION ACTIVITIES, WHICH MAY HARM OUR FINANCIAL
    CONDITION AND OPERATING RESULTS.........................      10
    WE ANTICIPATE THAT OUR WORKING CAPITAL RESERVES WILL NOT
    BE ADEQUATE TO COVER ALL OF OUR CASH NEEDS AND WE WILL
    HAVE TO OBTAIN FINANCING FROM OTHER SOURCES.............      11
    WE MAY NOT BE SUCCESSFUL IN IDENTIFYING SUITABLE
    ACQUISITIONS THAT MEET OUR CRITERIA, WHICH MAY IMPEDE
    OUR GROWTH..............................................      11
    WE FACE INCREASING COMPETITION FOR THE ACQUISITION OF
    REAL ESTATE PROPERTIES AND OTHER ASSETS, WHICH MAY
    IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY
    INCREASE THE COST OF THESE ACQUISITIONS.................      11
    FUTURE ACQUISITIONS OF REAL PROPERTIES, OTHER ASSETS OR
    OTHER COMPANIES MAY NOT YIELD THE RETURNS WE EXPECT, MAY
    RESULT IN DISRUPTIONS TO OUR BUSINESS, MAY STRAIN
    MANAGEMENT RESOURCES AND MAY RESULT IN STOCKHOLDER
    DILUTION................................................      12
    OUR INVESTMENTS IN REDEVELOPMENT PROJECTS MAY NOT YIELD
    ANTICIPATED RETURNS, WHICH WOULD HARM OUR OPERATING
    RESULTS AND REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR
    DISTRIBUTIONS...........................................      12
    ANY INVESTMENTS IN UNIMPROVED REAL PROPERTY MAY TAKE
    SIGNIFICANTLY LONGER TO YIELD INCOME PRODUCING RETURNS,
    IF AT ALL, AND MAY RESULT IN ADDITIONAL COSTS TO US TO
    COMPLY WITH RE-ZONING RESTRICTIONS OR ENVIRONMENTAL
    REGULATIONS.............................................      12
    RISING OPERATING EXPENSES COULD REDUCE OUR CASH FLOW AND
    FUNDS AVAILABLE FOR FUTURE DISTRIBUTIONS................      12
    ANY TENANT BANKRUPTCIES OR LEASING DELAYS WE ENCOUNTER,
    PARTICULARLY WITH RESPECT TO OUR ANCHOR TENANTS, COULD
    SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL
    CONDITION...............................................      13
    WE MAY BE UNABLE TO COLLECT BALANCES DUE FROM ANY
    TENANTS IN BANKRUPTCY, WHICH WOULD HARM OUR OPERATING
    RESULTS.................................................      14
    WE MAY BE RESTRICTED FROM RE-LEASING SPACE BASED ON
    EXISTING EXCLUSIVITY LEASE PROVISIONS WITH SOME OF OUR
    TENANTS.................................................      14
  Risks Related to Our Organization and Structure...........      14
    AFTER THIS OFFERING, OUR LARGEST STOCKHOLDER WILL OWN
    APPROXIMATELY 44% OF OUR COMMON STOCK, WILL EXERCISE
    SIGNIFICANT CONTROL OF OUR COMPANY AND MAY DELAY, DEFER
    OR PREVENT US FROM TAKING ACTIONS THAT WOULD BE
    BENEFICIAL TO OUR OTHER STOCKHOLDERS....................      14
    OUR STOCKHOLDERS AGREEMENT WILL ALLOW OUR LARGEST
    STOCKHOLDER TO PURCHASE SHARES OF OUR COMMON STOCK TO
    MAINTAIN ITS OWNERSHIP PERCENTAGE IN US SHOULD WE
    PROPOSE TO ISSUE ADDITIONAL SHARES TO THIRD PARTIES IN
    THE FUTURE, WHICH MAY HAVE THE EFFECT OF DISCOURAGING
    THIRD PARTIES FROM INVESTING IN US......................      14

                                                                PAGE
                                                              --------
    OUR ORGANIZATIONAL DOCUMENTS CONTAIN PROVISIONS WHICH
    MAY DISCOURAGE A TAKEOVER OF US AND DEPRESS OUR STOCK
    PRICE...................................................      15
    OUR BUSINESS WOULD BE HARMED IF KEY PERSONNEL WITH
    LONGSTANDING BUSINESS RELATIONSHIPS WITH OUR TENANTS
    TERMINATE THEIR EMPLOYMENT WITH US......................      16
    OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE
    ACTION AGAINST OUR DIRECTORS AND OFFICERS ARE
    LIMITED.................................................      16
    YOU HAVE LIMITED CONTROL AS A STOCKHOLDER REGARDING ANY
    CHANGES WE MAKE TO OUR POLICIES.........................      16
    OUR ABILITY TO PAY OUR ESTIMATED INITIAL ANNUAL
    DISTRIBUTION, WHICH REPRESENTS APPROXIMATELY 101% OF OUR
    ESTIMATED CASH AVAILABLE FOR DISTRIBUTION FOR THE TWELVE
    MONTHS ENDING DECEMBER 31, 2002, OR 105% IF WE DO NOT
    REALIZE THE INTEREST SAVINGS WE HAVE ANTICIPATED,
    DEPENDS UPON OUR ACTUAL OPERATING RESULTS AND WE MAY
    HAVE TO BORROW FUNDS TO PAY THIS DISTRIBUTION...........      17
    WE COULD BECOME TOO HIGHLY LEVERAGED BECAUSE OUR
    ORGANIZATIONAL DOCUMENTS WILL CONTAIN NO LIMITATION ON
    THE AMOUNT OF DEBT WE MAY INCUR.........................      17
  Risks Related to the Real Estate Industry.................      17
    MORTGAGE DEBT OBLIGATIONS EXPOSE US TO INCREASED RISK OF
    LOSS OF PROPERTY, WHICH COULD HARM OUR FINANCIAL
    CONDITION...............................................      17
    ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD
    SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE
    CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM
    OUR FINANCIAL CONDITION.................................      18
    ANY NEGATIVE PERCEPTIONS OF THE RETAIL SECTOR GENERALLY
    MAY RESULT IN A DECLINE IN OUR STOCK PRICE..............      18
    IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR
    THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE
    COULD LOSE INVESTED CAPITAL AND ANTICIPATED PROFITS.....      18
    THE COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS,
    INCLUDING LIABILITY FOR CONTAMINATION AT OUR PROPERTIES
    RESULTING FROM GASOLINE OR DRY-CLEANING POLLUTANTS, MAY
    HARM OUR OPERATING RESULTS..............................      18
    COSTS ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH
    DISABILITIES ACT MAY ADVERSELY AFFECT OUR FINANCIAL
    CONDITION AND OPERATING RESULTS.........................      19
  Risks Related to this Offering............................      20
    OF OUR TOTAL OUTSTANDING SHARES AFTER THIS OFFERING,
    APPROXIMATELY 23.3 MILLION SHARES WILL BE RESTRICTED
    FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN
    THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF
    OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR
    BUSINESS IS DOING WELL..................................      20
    YOU SHOULD NOT RELY ON THE UNDERWRITERS' LOCK-UP
    AGREEMENTS TO LIMIT THE NUMBER OF SHARES SOLD INTO THE
    MARKET BY OUR AFFILIATES................................      20
    THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND
    OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE
    SUBSTANTIALLY FOLLOWING THIS OFFERING...................      20
    IF YOU PURCHASE SHARES OF OUR COMMON STOCK IN THIS
    OFFERING, YOU WILL EXPERIENCE IMMEDIATE DILUTION........      21
  Tax and Employee Benefit Plan Risks.......................      21
    YOUR INVESTMENT HAS VARIOUS FEDERAL INCOME TAX RISKS....      21
    IF WE FAIL TO REMAIN QUALIFIED AS A REIT, OUR
    DISTRIBUTIONS WILL NOT BE DEDUCTIBLE BY US, AND OUR
    INCOME WILL BE SUBJECT TO TAXATION, REDUCING OUR
    EARNINGS AVAILABLE FOR DISTRIBUTION.....................      21
    EVEN REITS ARE SUBJECT TO FEDERAL AND STATE INCOME
    TAXES...................................................      21
    WE ARE SUBJECT TO BUSINESS CONSTRAINTS RELATED TO OUR
    STATUS AS A PENSION-HELD REIT...........................      22
    AN INVESTMENT IN OUR COMMON STOCK MAY NOT BE SUITABLE
    FOR EVERY EMPLOYEE BENEFIT PLAN.........................      22
Dilution....................................................      23
Selling Stockholders........................................      25
Use of Proceeds.............................................      26
Distribution Policy.........................................      27
Capitalization..............................................      31
Unaudited Pro Forma Income Statement Data...................      32

                                                                PAGE
                                                              --------
Selected Historical Consolidated Financial and Operating
  Data......................................................      35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      38
Business and Properties.....................................      55
  Overview..................................................      55
  Industry Background.......................................      56
  Our Competitive Strengths.................................      57
  Business and Growth Strategies............................      57
  Financing Strategy........................................      58
  Properties................................................      59
  Top 10 Tenants by Annualized Base Rent....................      77
  Historical Leasing Activity--Total Portfolio..............      78
  Maintenance Capital Expenditures..........................      78
  Lease Expiration Summary..................................      79
  Acquisition and Market Selection Process..................      79
  In-House Leasing and Property Management Program..........      80
  Competition...............................................      80
  Offices...................................................      80
  Legal Proceedings.........................................      80
  Indebtedness Outstanding After This Offering..............      81
  Employees.................................................      85
Management..................................................      86
  Directors and Executive Officers..........................      86
  Director Nominees.........................................      88
  Additional Disclosures Regarding NETT.....................      89
  Committees of the Board of Directors......................      89
  Management Committee......................................      90
  Compensation of Directors.................................      90
  Executive Compensation....................................      91
  Supplemental Executive Retirement Plan....................      92
  Stock Option Grants.......................................      94
  Option Exercises and Holdings.............................      94
  Special Stock Option Grants and Accelerated Options.......      95
  Acceleration of Restricted Stock Grants...................      95
  Special Stock Grants......................................      96
  Employment Agreements.....................................      96
  Change in Control/Severance Agreements....................      97
  Compensation Committee Interlocks and Insider
    Participation...........................................      98
  Equity Incentive Plan.....................................      98
  Indemnification...........................................     100
Certain Relationships and Related Transactions..............     101
  Transactions with Net Realty Holding Trust and
    Affiliates..............................................     101
  Transactions with Prudential and Affiliates...............     102
  Stockholders Agreement with Net Realty Holding Trust and
    Prudential..............................................     104
  Other Transactions........................................     105
Investment Policies and Policies with Respect to Certain
  Activities................................................     106
Principal and Selling Stockholders..........................     110
Description of Capital Stock................................     112
Structure and Description of Operating Partnerships.........     121
Shares Eligible for Future Sale.............................     130

                                                                PAGE
                                                              --------
Material United States Federal Income Tax Considerations....     132
  General...................................................     132
  Taxation of the Company...................................     133
  Taxation of Taxable U.S. Stockholders.....................     140
  Taxation of Tax-Exempt U.S. Stockholders..................     142
  Taxation of Non-U.S. Stockholders.........................     145
  Other Tax Considerations..................................     146
ERISA Considerations........................................     147
Underwriting................................................     149
Experts.....................................................     154
Legal Matters...............................................     154
Where You Can Find More Information.........................     154
Index to Financial Statements...............................     F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where that offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained in "Prospectus Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties," "Investment Policies and Policies With Respect to Certain Activities" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology.

    The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see "Risk Factors" beginning on page 9. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. UNLESS OTHERWISE INDICATED, THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

OVERVIEW

    We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, which acquires, owns, manages, leases and redevelops primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. After this offering, based on publicly available information, we will be the sixth largest publicly-traded shopping center REIT in the country, ranked according to gross leasable area. As of December 31, 2001, we had a portfolio of 142 shopping centers totaling approximately 23.2 million square feet of gross leasable area, located in 26 states. Our shopping center portfolio was approximately 93% leased as of December 31, 2001. We also own five office buildings and 11 single-tenant properties. We currently intend to dispose of several of our office buildings and substantially all of our single-tenant properties in the foreseeable future.

    We are a Maryland corporation that commenced operations in July 1999 as the successor to a company formed in 1970 to manage the real estate investments of the New England Teamsters & Trucking Industry Pension Fund, or NETT. At our formation, NETT contributed its portfolio of 60 real estate properties to our company as a newly formed REIT, and The Prudential Insurance Company of America also made an equity investment in our company.

    On September 18, 2000, we acquired Bradley Real Estate, Inc., a publicly-traded REIT headquartered in Illinois, for aggregate consideration of approximately $1.2 billion. The Bradley portfolio consisted of 97 shopping centers with a total of approximately 15.3 million square feet of gross leasable area located in 15 states, primarily in the Midwest. The Bradley acquisition provided our company with a unique opportunity to acquire an attractively priced, large portfolio of properties in a contiguous geographic market, consistent with our business strategy and investment criteria. We have substantially integrated the Bradley operations, and we intend to continue to enhance the operating performance of the Bradley portfolio in the future. Since July 1999, we have also acquired nine additional shopping center properties, an out-parcel of an owned shopping center, and a parcel of land for development of a shopping center, for an aggregate purchase price of approximately
$202 million.

    In March 2002, we entered into a letter of intent with a third party to acquire four shopping centers, located in Michigan, Massachusetts, New Hampshire and New York, with an aggregate of approximately 1,220,000 square feet of gross leaseable area. The purchase price for this transaction will be approximately $77.8 million, including our transaction expenses. We expect to complete this acquisition in the second quarter of 2002.

OUR COMPETITIVE STRENGTHS

    We believe that we distinguish ourselves from other owners and operators of community and neighborhood shopping centers in a number of ways, including by our:

    - GROCER-ANCHORED NEIGHBORHOOD AND COMMUNITY SHOPPING CENTER FOCUS. As of December 31, 2001, approximately 80% of our centers were grocer-anchored. Our grocer-anchored centers accounted for approximately 75% of our total net operating income for the year ended

      December 31, 2001. In our experience, grocers generate continuous consumer traffic which enhances the quality and appeal of our centers.

    - MULTI-ANCHORED FOCUS. Our neighborhood and community shopping centers have an average of 2.6 anchor tenants. We consider an anchor tenant to be a tenant that occupies at least 15,000 square feet at one of our centers. In our experience, multiple anchors provide greater consumer flow and improve the economic stability of our shopping centers.

    - DIVERSE TENANT BASE. No single tenant currently represents more than 5.6% of our annualized base rental revenue. As of December 31, 2001, the average lease term for our neighborhood and community shopping centers was
      6.9 years, with no more than 13% of our total base rent expiring in any single year through 2010. We believe that this diversity of tenants and lease expirations will enable us to generate stable cash flows over time.

    - GEOGRAPHIC DIVERSIFICATION. Our properties are located in 26 states primarily in the Eastern and Midwestern United States. As of December 31, 2001, the six largest concentrations of properties in our total portfolio were located in Illinois, North Carolina, Minnesota, Indiana, Wisconsin and New York, representing approximately 14%, 12%, 11%, 10%, 6% and 5%, respectively, of our total gross leasable area.

    - ATTRACTIVE LOCATIONS WITH STRONG MARKET DEMOGRAPHICS. The average population and annual household income within a three-mile area of our properties is approximately 65,000 people and $64,000, respectively, based upon 2000 updates of 1990 census data provided by CACI Marketing Systems.

    - SEASONED MANAGEMENT TEAM. Our senior management team is comprised of executives with an average of approximately 20 years experience in the acquisition, management, leasing, redevelopment and construction of real estate or retail properties.

OUR BUSINESS AND GROWTH STRATEGY

    Our objective has been and will continue to be to generate stable and increasing cash flow and asset value by acquiring and managing a portfolio of real estate properties located in attractive markets with strong economic and demographic characteristics. Our business strategy consists of the following elements:

    - Building and leveraging our long-term tenant relationships as we grow and expand our business;

    - Maximizing cash flow from our properties by continuing to enhance the operating performance of each property;

    - Targeting redevelopment and expansion projects that we believe will generate substantial returns;

    - Increasing the number of anchor tenants to enhance the consumer traffic of our neighborhood and community shopping centers; and

    - Pursuing opportunities to acquire primarily grocer-anchored neighborhood and community shopping centers.

                                  RISK FACTORS

    You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 9 prior to deciding whether to invest in our common stock. Some of these risks include:

    - Adverse market conditions and competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our business and operating results;

    - After this offering and the proposed property acquisitions described in this prospectus, we expect to have approximately $937.8 million of debt, a portion of which will be variable rate debt, which may impede our operating performance and put us at a competitive disadvantage;

    - We could become too highly leveraged because our organizational documents will contain no limitation on the amount of debt we may incur;

    - Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could seriously harm our operating results and financial condition;

    - We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth;

    - Future acquisitions of real properties, other assets or other companies that we may make may not yield the returns we expect, may result in disruptions to our business, may strain management resources or may result in stockholder dilution;

    - After this offering, our largest stockholder will own approximately 44% of our common stock, will exercise significant control of our company and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders;

    - Of our total outstanding shares after this offering, approximately
      23.3 million shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well;

    - Our charter documents contain several anti-takeover provisions and a requirement that, with some exceptions, no person may actually or constructively own more than 9.8% of our capital stock, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our stockholders;

    - Our ability to pay our estimated initial annual distribution, which represents approximately 101% of our estimated cash available for distribution for the twelve months ending December 31, 2002, or 105% if we do not realize the interest savings we have anticipated, depends upon our actual operating results and we may have to borrow funds to pay this distribution; and

    - If we fail to remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

                 RESTRICTIONS ON OWNERSHIP OF OUR CAPITAL STOCK

    Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, and to address other concerns relating to concentration of capital stock ownership, our charter documents generally prohibit any stockholder from actually or constructively owning more than 9.8% of the outstanding shares of our capital stock.

    Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT. After this offering, each of Net Realty Holding Trust and The Prudential Insurance Company of America will continue to own more than 9.8% of the outstanding shares of our common stock. Our board of directors has granted waivers to each of Net Realty Holding Trust and Prudential.

                                 OUR TAX STATUS

    We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our initial taxable year ended
December 31, 1999. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our manner of operation enables our company to meet the requirements for taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property.

                              DISTRIBUTION POLICY

    We intend to pay regular quarterly distributions to holders of our common stock. The initial distribution, covering a partial quarter commencing on the closing of this offering and ending on June 30, 2002, is expected to be approximately $.363 per share. This initial partial distribution is based on a full quarterly distribution of $.525 per share and represents an annualized distribution of $2.10 per share. This initial expected annual distribution represents an initial annual distribution rate of 8.40%, based upon the initial public offering price of $25.00 per share of our common stock. We estimate that this initial distribution will represent approximately 101% of our estimated cash available for distribution for the twelve months ending December 31, 2002. We established this distribution rate based upon an estimate of our cash available for distribution after this offering. See "Distribution Policy" beginning on page 27 for information as to how we derived this estimate. We cannot assure you that our estimated distribution will be made or sustained. In addition, we are not estimating the amount of any distribution we might make for any period after the twelve months ending December 31, 2002. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants, including, in particular, our tenants in bankruptcy, to meet their obligations and unanticipated expenditures.

                               NEW LINE OF CREDIT

    We have obtained a commitment to establish a three-year, $300 million unsecured line of credit with Fleet National Bank, as agent. Fleet has agreed to use its "best efforts" to syndicate this line of credit up to $350 million. We expect to enter into this new line of credit on or shortly after completion of this offering, and this new line of credit will replace our existing senior unsecured credit facility. Our two operating partnerships will be borrowers under this new line of credit, and we and substantially all of our other subsidiaries will guarantee this new line of credit. We intend to use this new line of credit principally to fund growth opportunities and for working capital purposes. We may also use this new line of credit to fund balloon payments under our existing mortgage indebtedness.

                            OUR CORPORATE STRUCTURE

    We conduct our business primarily through two operating partnerships, Heritage Property Investment Limited Partnership, or the Heritage OP, and Bradley Operating Limited Partnership, or the Bradley OP. From the date of our formation until we acquired Bradley, we conducted substantially all of our business through the Heritage OP. We are the sole general partner and hold all of the partnership interests in the Heritage OP. In connection with the Bradley acquisition, Heritage-Austen Acquisition, Inc., one of our wholly-owned subsidiaries, became the sole general partner of the Bradley OP. We own, either directly or indirectly through Heritage-Austen Acquisition, Inc., approximately 99% of the voting interests in the Bradley OP. In addition to common units of limited partnership interests in the Bradley OP, all but approximately 1% of which we own, there are two classes of preferred units of limited partnership interest in the Bradley OP, all of which are owned by outside investors.

    After this offering, we intend to conduct substantially all of our business and hold substantially all of our interests in our properties through either the Heritage OP or the Bradley OP, either directly or indirectly through partnerships or limited liability companies holding title to our properties. In the future, we may seek to merge our two operating partnerships into one operating partnership. As the sole general partner, directly or indirectly, of each of our operating partnerships, we have the exclusive power to manage and conduct the business of these partnerships, subject to customary exceptions described in their respective partnership agreements.

    The diagram below sets forth our corporate structure immediately following this offering but does not give effect to the proposed property acquisitions described in this prospectus.

                     [CHART DEPICTING CORPORATE STRUCTURE]

                                  THE OFFERING


Common stock offered:
  By Heritage................................  14,000,000 shares
  By Net Realty Holding Trust................  4,000,000 shares

Shares of common stock outstanding after the
  offering...................................  41,268,652 shares

Shares of common stock and common units
  outstanding after the offering.............  41,294,851 shares and units

Use of proceeds..............................  Our net proceeds from this offering will be approximately
                                               $321.3 million after deducting estimated expenses of this offering. We will use these net proceeds to repay existing indebtedness.

Risk Factors.................................  See "Risk Factors" beginning on page 9 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol...............  HTG

    The number of shares of common stock to be outstanding after this offering is based on the total number of shares of common stock outstanding as of December 31, 2001, as adjusted to give effect to:

    - the issuance of 108,565 restricted shares of preferred and common stock to members of our senior management and other key employees in January 2002 relating to 2001 performance;

    - the conversion, upon consummation of this offering, of all shares of our Series A Cumulative Convertible Preferred Stock outstanding immediately prior to this offering into 20,341,767 shares of common stock; and

    - the issuance of 14,000,000 shares of common stock in this offering.

    The number of shares of common stock to be outstanding after this offering excludes 3,600,000 shares reserved for issuance under our equity incentive plan, of which options to purchase 1,001,500 shares at an average option price of $25.00 were outstanding as of December 31, 2001. The number of shares of common stock to be outstanding after this offering also excludes 375,000 shares reserved for issuance under warrants outstanding as of December 31, 2001. If the overallotment option is exercised in full, we will issue and sell an additional 1,500,000 shares.

    The number of common units to be outstanding after this offering is based on the total number of common units of limited partnership interests of the Bradley OP outstanding as of December 31, 2001 and held by third parties. These common units are convertible into cash or shares of common stock on a one-for-one basis. The number of common units to be outstanding after this offering excludes up to approximately 323,000 units which may be issued by the Bradley OP in connection with one of the proposed property acquisitions described elsewhere in this prospectus.



   SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

    You should read the following summary historical and pro forma consolidated financial and operating data together with "Unaudited Pro Forma Income Statement Data," "Selected Historical Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

    The following summary financial and operating data includes pro forma financial information to reflect adjustments relating to property acquisitions and sales and the completion of this offering. The unaudited pro forma income statement data is presented as if the property acquisitions and sales and this offering had occurred on January 1, 2001. The unaudited pro forma balance sheet data as of December 31, 2001 is presented as if the property acquisitions and sales and this offering had occurred on December 31, 2001.

    The unaudited pro forma financial data presented below does not purport to represent what our financial position or results of operations would actually have been if this offering and the application of the net proceeds from this offering had in fact occurred on the earlier dates discussed above.

                                                               PRO FORMA                  HISTORICAL
                                                              ------------   ------------------------------------
                                                               YEAR ENDED         YEAR ENDED         JULY 9, 1999
                                                              DECEMBER 31,       DECEMBER 31,        TO DEC. 31,
                                                              ------------   ---------------------   ------------
                                                                  2001         2001       2000(1)        1999
                                                              ------------   ---------   ---------   ------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Income:
  Rental and recoveries.....................................  $   273,024      255,534     139,149        38,550
  Interest and other........................................          336          298       2,117           485
                                                              -----------    ---------   ---------     ---------
    Total income............................................      273,360      255,832     141,266        39,035
                                                              -----------    ---------   ---------     ---------
Expenses:
  Operating.................................................       77,719       75,052      38,514        10,992
  General and administrative................................       13,140       12,640       8,274         2,699
  Depreciation and amortization.............................       68,569       64,051      34,808         9,788
  Interest..................................................       75,579       90,342      35,517         2,032
                                                              -----------    ---------   ---------     ---------
Total expenses..............................................      235,007      242,085     117,113        25,511
                                                              -----------    ---------   ---------     ---------
Income before net gains.....................................       38,353       13,747      24,153        13,524
  Net gains on sales of real estate investments and
    equipment...............................................           --        4,159       1,890            --
  Net derivative gains......................................          986          986          --            --
                                                              -----------    ---------   ---------     ---------
Income before allocations to minority interests.............       39,339       18,892      26,043        13,524
  Income allocated to minority interests....................       (6,986)      (6,656)     (1,941)           --
                                                              -----------    ---------   ---------     ---------
Net income..................................................       32,353       12,236      24,102        13,524
  Preferred stock distributions.............................           --      (43,345)    (38,410)      (17,487)
  Accretion of redeemable equity............................           --         (995)       (329)          (25)
                                                              -----------    ---------   ---------     ---------
Net income (loss) attributable to common shareholders.......  $    32,353      (32,104)    (14,637)       (3,988)
                                                              ===========    =========   =========     =========
Per Share Data:
  Basic income (loss) attributable to common shareholders...  $      0.78        (4.71)      (2.40)        (0.69)
                                                              ===========    =========   =========     =========
  Diluted income (loss) attributable to common
    shareholders............................................  $      0.78        (4.71)      (2.40)        (0.69)
                                                              ===========    =========   =========     =========
  Weighted average common shares outstanding................   41,268,652    6,818,320   6,088,480     5,780,749
                                                              ===========    =========   =========     =========
BALANCE SHEET DATA:
  (AT END OF PERIOD)
Real estate investments, before accumulated depreciation....  $ 2,076,406    1,948,968   1,899,025       690,454
Total assets................................................    2,035,614    1,906,964   1,905,662       719,431
Total liabilities...........................................    1,019,135    1,218,450   1,173,790       148,394
Minority interests..........................................       86,037       77,952      77,981            --
Redeemable equity...........................................           --      123,094     122,099        24,806
Shareholders' equity........................................      930,442      487,468     531,792       546,231

OTHER DATA:
# of Shopping Centers (at end of period)....................          148          142         140            42
Gross Leasable Area of Shopping Centers (sq. ft. at end of
  period in thousands)(2)...................................       24,920       23,154      22,902         7,503
% Leased (at end of period).................................           93%          93%         94%           92%
Total portfolio net operating income........................  $   195,305      180,482     100,635        27,558
Funds from Operations(3)....................................      100,594       27,460      18,067         5,666
Cash flow from operating activities.........................                    78,697      64,796        31,887
Cash flow from investing activities.........................                   (39,216)   (745,119)      (97,880)
Cash flow from financing activities                                            (37,421)    656,614        93,788

----------------------------------
(1) Includes approximately 3.5 months of operations of the properties acquired from Bradley on September 18, 2000.
(2) Represents the total gross leasable area of all Company-owned and operated shopping center square footage.
(3) We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CONSIDER THE FOLLOWING RISKS IN ADDITION TO OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING YOUR INVESTMENT DECISION.

                RISKS RELATED TO OUR PROPERTIES AND OUR BUSINESS

ADVERSE MARKET CONDITIONS AND COMPETITION MAY IMPEDE OUR ABILITY TO RENEW LEASES OR RE-LET SPACE AS LEASES EXPIRE AND REQUIRE US TO UNDERTAKE UNBUDGETED CAPITAL IMPROVEMENTS, WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

    The economic performance and value of our real estate assets is subject to all of the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our properties currently are located in 26 states in the East and the Midwest. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may impact the ability of our tenants to make lease payments. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be significantly harmed.

    Also, we face competition from similar retail centers within the neighborhood trade areas of each of our centers to renew leases or re-let space as leases expire. In addition, any new competitive properties that are developed within the neighborhood trade areas of our existing properties may result in increased competition for customer traffic and creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties which we would not have otherwise planned to make. Any unbudgeted capital improvements we undertake may divert away cash that would otherwise be available for distributions to stockholders. Ultimately, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and harm our operating results.

AFTER THIS OFFERING AND THE PROPOSED PROPERTY ACQUISITIONS DESCRIBED IN THIS PROSPECTUS, WE EXPECT TO HAVE APPROXIMATELY $937.8 MILLION OF DEBT, A PORTION OF WHICH WILL BE VARIABLE RATE DEBT, WHICH MAY IMPEDE OUR OPERATING PERFORMANCE AND PUT US AT A COMPETITIVE DISADVANTAGE.

    Required repayments of debt and related interest can adversely affect our operating performance. After this offering and the proposed property acquisitions described in this prospectus, we expect to have approximately $937.8 million of outstanding indebtedness. Approximately $194.3 million of this debt will bear interest at a variable rate, and, upon completion of this offering and our proposed property acquisitions described in this prospectus, we expect to have the ability to borrow approximately $230.7 million of additional variable rate debt under our existing senior unsecured credit facility. Increases in interest rates on our existing indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay distributions. For example, if market rates of interest on our variable rate debt outstanding as of December 31, 2001 increase by approximately 10%, or approximately 58 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $2.6 million annually.

    Since we anticipate that our internally generated cash will be adequate to repay only a portion of our indebtedness prior to maturity, we expect that we will be required to repay debt through refinancings and/or equity offerings. In particular, we have outstanding indebtedness that will require balloon payments of approximately $6.4 million starting in June 2002. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity and that we will have to borrow additional funds to make these payments. The amount of our existing indebtedness may adversely affect our ability to repay debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us and which might adversely affect cash available for distributions. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, our interest expense would increase, which would adversely affect our operating results.

    We also intend to incur additional debt in connection with future acquisitions of real estate. We may, in some instances, borrow under our existing senior unsecured credit facility or borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate properties we acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to stockholders as distributions at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

    Our substantial debt may harm our business and operating results, including:

    - requiring our company to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

    - placing us at a competitive disadvantage compared to our competitors that have less debt;

    - making our company more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

    - limiting our ability to borrow more money for operations, capital or to finance acquisitions in the future.

IF WE HAVE TO BORROW FUNDS UNDER THE NEW LINE OF CREDIT THAT WE INTEND TO ENTER INTO IN CONNECTION WITH THIS OFFERING IN ORDER TO MAKE BALLOON PAYMENTS REQUIRED UNDER OUR MORTGAGE INDEBTEDNESS, THE AMOUNT THAT WE WILL HAVE AVAILABLE TO BORROW UNDER THIS NEW LINE OF CREDIT FOR ACQUISITIONS AND OTHER OPPORTUNITIES WILL BE REDUCED, WHICH COULD SLOW OUR GROWTH.

    We have obtained a commitment to establish a three-year, $300 million unsecured line of credit with Fleet National Bank, as agent. Fleet has agreed to use its best efforts to syndicate this line of credit up to $350 million. We expect to enter into this new line of credit on or shortly after completion of this offering. Assuming that we enter into this new line of credit, after this offering, we will have $105.7 million, or $155.7 million, if Fleet syndicates this line of credit up to $350 million, available for borrowings under this new line of credit. However, we have outstanding mortgage indebtedness that will require balloon payments upon maturity of $25.7 million during the twelve months ending December 31, 2002, including a balloon payment of $6.4 million in June 2002. Although we generally intend to refinance our mortgage indebtedness upon maturity, we may be required to borrow funds under this new line of credit to make these balloon payments. If we do, this will reduce the amount available to us under this line of credit to borrow for other purposes, such as for acquisitions and other opportunities, which could slow our growth.

OUR FINANCIAL COVENANTS MAY RESTRICT OUR OPERATING OR ACQUISITION ACTIVITIES, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    The mortgages on our properties contain customary negative covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, our outstanding unsecured debt contains customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt, which we must maintain. Our ability to borrow under our senior unsecured credit facility is subject to compliance with these financial and other covenants. We rely on borrowings under our senior unsecured credit facility to finance acquisitions and redevelopment activities and for working capital, and if we are unable to borrow under our senior unsecured credit facility or to refinance existing indebtedness our financial condition and results of operations would likely be adversely impacted. The indenture under which the Bradley OP previously issued unsecured public debt also contains limitations on the Bradley OP's ability to incur future secured and unsecured debt. If we need to pledge properties owned by the Bradley OP in order to borrow additional funds, these covenants could reduce our flexibility in conducting our operations by limiting our ability to borrow and may create a risk of default on our debt if we cannot continue to satisfy these covenants. If we breach covenants in our debt agreements, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan.

WE ANTICIPATE THAT OUR WORKING CAPITAL RESERVES WILL NOT BE ADEQUATE TO COVER ALL OF OUR CASH NEEDS AND WE WILL HAVE TO OBTAIN FINANCING FROM OTHER SOURCES.

    We anticipate that our working capital reserves will not be adequate to cover all of our cash needs. In order to cover those needs, we may have to obtain financing from either affiliated or unaffiliated sources. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Additional borrowings for working capital purposes will increase our interest expense, and therefore may harm our financial condition and results of operations.

WE MAY NOT BE SUCCESSFUL IN IDENTIFYING SUITABLE ACQUISITIONS THAT MEET OUR CRITERIA, WHICH MAY IMPEDE OUR GROWTH.

    Integral to our business strategy is our ability to expand through acquisitions, which requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. As we describe in the section "Business and Properties-- Acquisition and Market Selection Process" beginning on page 79, we analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our growth, which could in turn harm our stock price.

WE FACE INCREASING COMPETITION FOR THE ACQUISITION OF REAL ESTATE PROPERTIES AND OTHER ASSETS, WHICH MAY IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY INCREASE THE COST OF THESE ACQUISITIONS.

    We compete with many other entities engaged in real estate investment activities for acquisitions of retail shopping centers, including institutional pension funds, other REITs and other owner-operators of shopping centers. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This will result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced, and you may experience a lower return on your investment.

FUTURE ACQUISITIONS OF REAL PROPERTIES, OTHER ASSETS OR OTHER COMPANIES MAY NOT YIELD THE RETURNS WE EXPECT, MAY RESULT IN DISRUPTIONS TO OUR BUSINESS, MAY STRAIN MANAGEMENT RESOURCES AND MAY RESULT IN STOCKHOLDER DILUTION.

    We expect to make future acquisitions or investments in real properties, other assets or other companies. Although we generally have described our acquisition and market selection process in the "Business and Properties--Acquisition and Market Selection Process" section beginning on page 79, you ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies we may acquire in the future. If we acquire any businesses, we will be required to assimilate the operations and personnel of the acquired business and train, retain and motivate any key personnel from the acquired business. In addition, acquisitions may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. The issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

OUR INVESTMENTS IN REDEVELOPMENT PROJECTS MAY NOT YIELD ANTICIPATED RETURNS, WHICH WOULD HARM OUR OPERATING RESULTS AND REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR DISTRIBUTIONS.

    A key component of our growth strategy is exploring redevelopment opportunities at existing properties within our portfolio. To the extent that we engage in these redevelopment activities, they will be subject to the risks normally associated with these projects, including, among others, cost overruns and timing delays due to lack of availability of materials and labor, weather conditions and other factors outside of our control. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and harm our operating results.

ANY INVESTMENTS IN UNIMPROVED REAL PROPERTY MAY TAKE SIGNIFICANTLY LONGER TO YIELD INCOME PRODUCING RETURNS, IF AT ALL, AND MAY RESULT IN ADDITIONAL COSTS TO US TO COMPLY WITH RE-ZONING RESTRICTIONS OR ENVIRONMENTAL REGULATIONS.

    We have in the past, and may in the future, invest in unimproved real property. Unimproved properties generally take longer to yield income-producing returns based on the typical time required for development. Any development of unimproved property may also expose us to the risks and uncertainties associated with re-zoning the land for a higher use or development and environmental concerns of governmental entities and/or community groups. Any unsuccessful investments or delays in realizing an income producing return or increased costs to develop unimproved real estate would harm our financial condition and operating results.

RISING OPERATING EXPENSES COULD REDUCE OUR CASH FLOW AND FUNDS AVAILABLE FOR FUTURE DISTRIBUTIONS.

    Our properties and any properties we buy in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

    While some of our properties are leased on a triple-net-lease basis or require that tenants pay a portion of the expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of the expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect our operating results.

ANY TENANT BANKRUPTCIES OR LEASING DELAYS WE ENCOUNTER, PARTICULARLY WITH RESPECT TO OUR ANCHOR TENANTS, COULD SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

    At any time, our tenants may experience a downturn in their business that may weaken their financial condition. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. We are subject to the risk that these tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. Any tenant bankruptcies, leasing delays, or failure to make rental payments when due could result in the termination of the tenant's lease and material losses to our company and harm our operating results.

    During 2001, 15 of our anchor tenants and other side shop tenants filed for bankruptcy protection. Some of these tenants, the largest of which is Ames Department Stores, Inc., occupy stores at multiple locations in our portfolio. These tenants contributed approximately 2.7% of annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. We calculate annualized base rent by dividing total base rent to be received during the entire term of each lease by the terms in months for those leases, and multiplying the result by 12.

    On January 22, 2002, Kmart Corporation filed for bankruptcy protection. We currently lease space to Kmart at seven of our shopping centers. These locations, all of which were physically occupied at December 31, 2001, represented approximately 1.6% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. In addition, Kmart owns store locations at three of our shopping centers and subleases space from third party tenants of ours at two of our other locations.

    On March 8, 2002, Kmart announced that it intends to close 284 store locations as part of its bankruptcy reorganization. None of the twelve store locations described in the preceding paragraph were included on the list of announced store closings. However, we have agreed with Kmart to a rent reduction at one of our shopping centers of approximately $290,000 on an annualized basis.

    Although Kmart has announced its current intended store closings, we are not able to predict the impact on our business of Kmart's bankruptcy filing at this time. For instance, Kmart could decide to close additional stores, including our locations, terminate a substantial number of leases with us, or request additional rent reductions or deferrals. Any of these actions could adversely affect our rental revenues, and the impact may be material. In addition, Kmart's termination of leases or closure of stores could result in lease terminations or reductions in rent by other tenants in the same shopping centers, the impact of which could be material to us.

    If any of our anchor tenants becomes insolvent, suffers a downturn in business, or decides not to renew its lease or vacates a property and prevents us from re-leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. In addition to the loss of rental payments from the anchor tenant, a lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping center whose leases permit cancellation or rent reduction if an anchor tenant's lease is terminated. In that event, we may be unable to re-lease the vacated space.

    Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease which would reduce the income generated by that retail center. A transfer of a lease to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center.

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WE MAY BE UNABLE TO COLLECT BALANCES DUE FROM ANY TENANTS IN BANKRUPTCY, WHICH
WOULD HARM OUR OPERATING RESULTS.

    As described above, 15 of our anchor tenants and other side shop tenants filed for bankruptcy protection during 2001. In addition, Kmart filed for bankruptcy protection in January 2002. Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, which may harm our financial condition.

WE MAY BE RESTRICTED FROM RE-LEASING SPACE BASED ON EXISTING EXCLUSIVITY LEASE PROVISIONS WITH SOME OF OUR TENANTS.

    In many cases, our tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants within that center to sell that merchandise or provide those services. When re-leasing space after a vacancy by one of these other tenants, these provisions may limit the number and types of prospective tenants for the vacant space. The failure to re-lease or to re-lease on satisfactory terms could harm our operating results.

                RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

AFTER THIS OFFERING, OUR LARGEST STOCKHOLDER WILL OWN APPROXIMATELY 44% OF OUR COMMON STOCK, WILL EXERCISE SIGNIFICANT CONTROL OF OUR COMPANY AND MAY DELAY, DEFER OR PREVENT US FROM TAKING ACTIONS THAT WOULD BE BENEFICIAL TO OUR OTHER STOCKHOLDERS.

    After this offering, our largest stockholder, Net Realty Holding Trust, will own approximately 44% of the outstanding shares of our common stock and will have the right to nominate four of our eleven directors. Accordingly, Net Realty Holding Trust will be able to exercise significant control over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors, and the determination of our day-to-day corporate and management policies. In addition, Net Realty Holding Trust will be able to exercise significant control over the outcome of any proposed merger or consolidation of our company under Maryland law. Net Realty Holding Trust's ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock.

OUR STOCKHOLDERS AGREEMENT WILL ALLOW OUR LARGEST STOCKHOLDER TO PURCHASE SHARES OF OUR COMMON STOCK TO MAINTAIN ITS OWNERSHIP PERCENTAGE IN US SHOULD WE PROPOSE TO ISSUE ADDITIONAL SHARES TO THIRD PARTIES IN THE FUTURE, WHICH MAY HAVE THE EFFECT OF DISCOURAGING THIRD PARTIES FROM INVESTING IN US.

    Upon the closing of this offering, our stockholders agreement with Net Realty Holding Trust and The Prudential Insurance Company of America will provide that, subject to some exceptions, Net Realty Holding Trust may elect to purchase from us shares of our common stock to maintain its ownership percentage in us should we propose to issue additional shares to third parties in the future. This agreement may have the effect of discouraging third parties from investing in our common stock

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in the future, which may impede our ability to raise additional capital necessary to fund our business and operations.

OUR ORGANIZATIONAL DOCUMENTS CONTAIN PROVISIONS WHICH MAY DISCOURAGE A TAKEOVER OF US AND DEPRESS OUR STOCK PRICE.

    Upon completion of this offering, our organizational documents will contain provisions which may have an anti-takeover effect and inhibit a change in our management. These provisions include:

    (1) THERE ARE OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFERABILITY IN OUR ARTICLES OF AMENDMENT AND RESTATEMENT. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our capital stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this test, subject to some exceptions, our articles prohibit any stockholder from owning actually or constructively more than 9.8% of the value or number of outstanding shares of our capital stock. Our board of directors may exempt a person from the 9.8% ownership limit if the board determines, in its sole discretion, that exceeding the 9.8% ownership limit as to any proposed transferee would not jeopardize our qualification as a REIT. This restriction may:

       - discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

       - compel a stockholder who had acquired more than 9.8% of our stock to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

    (2) OUR ARTICLES PERMIT OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK WITH TERMS THAT MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING US. Upon completion of this offering, our articles will permit our board of directors to issue up to 50,000,000 shares of preferred stock, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

    (3) OUR ARTICLES AND BYLAWS CONTAIN OTHER POSSIBLE ANTI-TAKEOVER PROVISIONS. Upon completion of this offering, our articles and bylaws will contain other provisions which may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our stockholders from being paid a premium for their shares of common stock over the then-prevailing market prices. These provisions include staggered terms for our directors, advance notice requirements for stockholder proposals and the absence of cumulative voting rights.

    (4) MARYLAND LAW MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING US. Maryland law restricts mergers and other business combinations between our company and an interested stockholder. An "interested stockholder" is defined as any person who is the beneficial owner of 10% or more of the voting power of our common stock and also includes any of our affiliates or associates that, at any time within the two-year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, our board approved the transaction which otherwise would have resulted in the person becoming an interested stockholder. For a period of five years after the most recent acquisition of stock by an interested stockholder, we may not engage in any merger or other business combination with that interested stockholder or any affiliate of that interested stockholder. After the five-year period, any merger or other business combination must be approved by our board and by at least 80% of all the votes entitled to be cast by holders of outstanding shares of our voting stock and two-thirds of all the votes entitled to be cast by holders of outstanding shares of our voting stock other than the interested stockholder or any affiliate or associate of the interested stockholder unless, among other things, the stockholders (other than the interested stockholder) receive a minimum price for their common stock and the consideration received by those stockholders is in cash or in the same form as previously paid by the interested stockholder for its common stock. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board prior to the time that the interested stockholder becomes an interested stockholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. See "Description of Capital Stock--Certain Provisions of Maryland Law and of our Articles and Bylaws--Business Combinations" on page 119.

OUR BUSINESS WOULD BE HARMED IF KEY PERSONNEL WITH LONGSTANDING BUSINESS RELATIONSHIPS WITH OUR TENANTS TERMINATE THEIR EMPLOYMENT WITH US.

    Our future success depends, to a significant extent, upon the continued services of Thomas C. Prendergast, our President and Chief Executive Officer, and of our corporate management team. In particular, the extent and nature of relationships that Mr. Prendergast has developed with existing and prospective tenants and institutional and other owners and operators of retail shopping centers is critically important to the success of our business. Although we have an employment agreement with Mr. Prendergast, there is no guarantee that Mr. Prendergast will remain employed with our company, and we generally do not have employment agreements with other members of our corporate and regional management teams that impose a specific term of employment. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate or regional management teams, particularly
Mr. Prendergast, would harm our business and our prospects.

OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE ACTION AGAINST OUR DIRECTORS AND OFFICERS ARE LIMITED.

    Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our articles, in the case of our directors and officers, require us to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Management--Indemnification" on page 100.

YOU HAVE LIMITED CONTROL AS A STOCKHOLDER REGARDING ANY CHANGES WE MAKE TO OUR POLICIES.

    Our board of directors determines our major policies, including our investment objectives, financing, growth and distributions. Our board may amend or revise these and other policies without a vote of our stockholders. This means that our stockholders will have limited control over changes in our policies.

OUR ABILITY TO PAY OUR ESTIMATED INITIAL ANNUAL DISTRIBUTION, WHICH REPRESENTS APPROXIMATELY 101% OF OUR ESTIMATED CASH AVAILABLE FOR DISTRIBUTION FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2002, OR 105% IF WE DO NOT REALIZE THE INTEREST SAVINGS WE HAVE ANTICIPATED, DEPENDS UPON OUR ACTUAL OPERATING RESULTS AND WE MAY HAVE TO BORROW FUNDS TO PAY THIS DISTRIBUTION.

    We expect to pay an initial annual dividend of $2.10 per share, which represents approximately 101% of our estimated cash available for distribution. This distribution amount is currently expected to exceed our actual cash flow from operations. In that event, we either would need to borrow funds under our senior unsecured credit facility to make up the shortfall, or reduce the amount of the distribution. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of the distribution, it is likely that our stock price would be adversely affected.

    In addition, for purposes of estimating our initial annual distribution, we have assumed that the amount of variable interest that we will be required to pay under our senior unsecured credit facility will remain at 3.6% (the variable rate of interest in effect at March 21, 2002) for the remainder of 2002. If the variable interest rate is higher than 3.6% for the remainder of 2002, this will result in a reduction in the amount of interest savings we have estimated for 2002. See "Distribution Policy" beginning on page 27 for a description of our estimate of our interest savings for 2002. If we do not realize any interest savings in 2002 compared to 2001 under our senior unsecured credit facility except in connection with the termination of the interest rate collar under our senior unsecured credit facility, this will reduce our cash available for distribution and our estimated initial annual distribution of $2.10 per share would represent approximately 105% of our estimated cash available for distribution. In that event, we would not have sufficient cash available for this distribution and we would be required to borrow funds under our senior unsecured credit facility to make this distribution or to reduce the amount of the distribution.

WE COULD BECOME TOO HIGHLY LEVERAGED BECAUSE OUR ORGANIZATIONAL DOCUMENTS WILL CONTAIN NO LIMITATION ON THE AMOUNT OF DEBT WE MAY INCUR.

    Upon completion of this offering, our organizational documents will not limit the amount of indebtedness that we or our two operating partnerships may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

                   RISKS RELATED TO THE REAL ESTATE INDUSTRY

MORTGAGE DEBT OBLIGATIONS EXPOSE US TO INCREASED RISK OF LOSS OF PROPERTY, WHICH COULD HARM OUR FINANCIAL CONDITION.

    Incurring mortgage debt increases our risk of loss because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. We have entered into mortgage loans which are secured by multiple properties and contain cross collateralization and cross default provisions. Specifically, we have three individual loans which are secured by 29, eight and two of our properties. Cross default provisions under each of these loans would allow a lender to foreclose on multiple properties in the event that we default under the loan. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds.

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ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO
RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

    Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

    We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lock-out provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

ANY NEGATIVE PERCEPTIONS OF THE RETAIL SECTOR GENERALLY MAY RESULT IN A DECLINE IN OUR STOCK PRICE.

    We predominantly own and operate retail shopping centers catering to retail tenants and expect to continue to focus on acquiring retail shopping centers in the future. To the extent that the investing public has a negative perception of the retail sector, the value of our common stock may be negatively impacted, which would result in our common stock trading at a discount below the inherent value of our assets as a whole.

IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTED CAPITAL AND ANTICIPATED PROFITS.

    Catastrophic losses, such as losses due to wars, earthquakes, floods, hurricanes, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. If one of these events occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from that property.

THE COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS, INCLUDING LIABILITY FOR CONTAMINATION AT OUR PROPERTIES RESULTING FROM GASOLINE OR DRY-CLEANING POLLUTANTS, MAY HARM OUR OPERATING RESULTS.

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in, or released from its property. We currently have approximately 20 properties in our portfolio that are undergoing or have been identified as requiring some form of remediation to clean up contamination. In some cases, contamination has migrated into the groundwater beneath our properties from adjacent properties, such as service stations. In other cases, contamination has resulted from on-site uses by current or former owners or tenants, such as gas stations or dry cleaners, which have released pollutants such as gasoline or dry-cleaning solvents into soil and/or groundwater. Based on our experience with properties in our portfolio, we believe the cost of remediation for contamination resulting from dry-cleaning pollutants will range from approximately $15,000 to $225,000 per property and the cost of remediation for contamination from gasoline pollutants will range from approximately $15,000 to $100,000 per property.

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    Of the approximately 20 properties in our portfolio that currently are undergoing or have been identified as requiring remediation, 12 properties were contributed by NETT at our formation and are the subject of an indemnity arrangement under which NETT has agreed to indemnify us against environmental liabilities. However, this indemnity is limited to $50 million in the aggregate for all of the properties covered by that indemnity arrangement. For the remaining eight properties, we anticipate incurring costs over the next two to five years associated with the required remediation and currently expect that those costs will not exceed approximately $700,000 in the aggregate. Any failure to properly remediate the contamination at our properties may result in liability to federal, state or local governments for damages to natural resources or liability to third parties for property damage or personal injury and may adversely affect our ability to operate, lease or sell that property.

    In addition to the costs of remediation described above, we may incur additional costs to comply with federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety generally. These laws, ordinances and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the management of asbestos and the remediation of contamination. Some of these laws, ordinances and regulations may impose joint and several liability on current or former tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the actions that caused the contamination. Some of these laws and regulations require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental contamination may require material expenditures on our part. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of our tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. These laws typically allow liens to be placed on the affected property. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which may be applicable to our operations, and which may subject us to liability in the form of fines or damages for noncompliance.

COSTS ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    Our properties are subject to the Americans with Disabilities Act of 1990. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for "public accommodations" and "commercial facilities" that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act's requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages.

                         RISKS RELATED TO THIS OFFERING

OF OUR TOTAL OUTSTANDING SHARES AFTER THIS OFFERING, APPROXIMATELY 23.3 MILLION SHARES WILL BE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

    After this offering, we will have approximately 41.3 million shares of common stock outstanding. Of these shares, the shares we and Net Realty Holding Trust are selling in this offering will be freely tradable except for any shares purchased by our "affiliates" as that term is used in Rule 144 of the Securities Act. Affiliates may only sell their shares pursuant to the requirements of Rule 144 or in a registered public offering. Unless sold earlier pursuant to a registered public offering, the remaining

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approximately 23.3 million shares will become available for resale in the public market at various times in the future, as discussed in "Shares Eligible for Future Sale" beginning on page 130.

    As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

    Holders of 23 million shares of common stock, which will represent approximately 56% of our outstanding shares after completion of this offering, and holders of 375,000 warrants to acquire our common stock have the right to require us to register their common stock with the Securities and Exchange Commission. In addition, after this offering, we intend to register all common stock that we may issue under our equity incentive plan and once we register these shares, they can be freely sold in the public market after issuance. If any or all of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

YOU SHOULD NOT RELY ON THE UNDERWRITERS' LOCK-UP AGREEMENTS TO LIMIT THE NUMBER OF SHARES SOLD INTO THE MARKET BY OUR AFFILIATES.

    The holders of approximately 56% of the shares of our common stock to be outstanding after this offering have agreed with our underwriters to be bound by 180-day lock-up agreements that prohibit these holders from selling or transferring their stock except in specified limited circumstances. The lock-up agreements signed by our stockholders are only contractual agreements, and Merrill Lynch, on behalf of the underwriters, can waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow stockholders to sell their shares. If the restrictions of the lock-up agreement are waived, approximately 23.3 million shares will be available for sale into the market, subject only to applicable securities rules and regulations, which would likely reduce the market price for our common stock.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE SUBSTANTIALLY FOLLOWING THIS OFFERING.

    Prior to this offering, there has not been any public market for our common stock, and an active trading market for our common stock may never develop or be sustained. The stock markets, including the New York Stock Exchange, on which our common stock has been approved for listing, subject to official notice of issuance, have experienced significant price and volume fluctuations. Further, the market price of our common stock could decline and you may not be able to resell your shares at or above the initial public offering price. Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

    - actual or anticipated variations in our quarterly operating results;

    - changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

    - increases in market interest rates may lead purchasers of our shares to demand a higher yield;

    - changes in market valuations of similar companies;

    - adverse market reaction to any increased indebtedness we incur in the future;

    - additions or departures of key personnel;

    - actions by institutional stockholders;

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    - speculation in the press or investment community; and

    - general market, economic and political conditions.

IF YOU PURCHASE SHARES OF COMMON STOCK IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE DILUTION.

    We expect the initial public offering price of our common stock to be higher than the book value per share of our outstanding common stock. Accordingly, if you purchase shares of common stock in this offering, you will experience immediate dilution of approximately $2.45 in the book value per share of common stock. This means that investors who purchase shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

    Moreover, to the extent that outstanding options or warrants to purchase our common stock are exercised, or options reserved for issuance are issued and exercised, each person purchasing common stock in this offering will experience further dilution.

                      TAX AND EMPLOYEE BENEFIT PLAN RISKS

YOUR INVESTMENT HAS VARIOUS FEDERAL INCOME TAX RISKS.

    Although the provisions of the Internal Revenue Code relevant to your investment are generally described in "Material United States Federal Income Tax Considerations" beginning on page 132, we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

IF WE FAIL TO REMAIN QUALIFIED AS A REIT, OUR DISTRIBUTIONS WILL NOT BE DEDUCTIBLE BY US, AND OUR INCOME WILL BE SUBJECT TO TAXATION, REDUCING OUR EARNINGS AVAILABLE FOR DISTRIBUTION.

    We intend to remain qualified as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are complex. If we fail to meet these requirements, our distributions will not be deductible to us and we will have to pay a corporate level tax on our income. This would substantially reduce our cash available to pay distributions and your yield on your investment in our stock. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

EVEN REITS ARE SUBJECT TO FEDERAL AND STATE INCOME TAXES.

    Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a "prohibited transaction," that income will be subject to a 100% tax. A "prohibited transaction" is, in general, the sale or other disposition of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on that income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of that tax liability.

    We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnerships or at the level of the other companies through which we indirectly own our assets. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

    In view of the complexity of the tax aspects of the offering, particularly in light of the fact that some of the tax aspects of this offering will not be the same for all investors, prospective investors are strongly advised to consult their own tax advisors with specific reference to their own tax situation prior to an investment in shares of our common stock.

WE ARE SUBJECT TO BUSINESS CONSTRAINTS RELATED TO OUR STATUS AS A PENSION-HELD REIT.

    We expect to be classified as a "pension-held REIT" following the completion of this offering. See "Material United States Federal Income Tax Considerations--Taxation of Tax-Exempt U.S. Stockholders" beginning on page 142. As a result, some "qualified trusts" such as Net Realty Holding Trust may be required to treat a portion of the distributions that we pay as "unrelated business taxable income" unless we comply with certain rules, which are summarized elsewhere in this prospectus. See "Material United States Federal Income Tax Considerations--Taxation of Tax-Exempt U.S. Stockholders" beginning on page 142. Following the completion of this offering, we intend to comply with those rules so that we do not generate "unrelated business taxable income" for our "qualified trust" shareholders, including Net Realty Holding Trust. Our compliance with those rules may affect the manner in which we are able to conduct our business and may cause us to refrain from taking actions or from consummating transactions on terms that would be advantageous to us and to our other shareholders.

AN INVESTMENT IN OUR COMMON STOCK MAY NOT BE SUITABLE FOR EVERY EMPLOYEE BENEFIT PLAN.

    When considering an investment in our common stock, an individual with investment discretion over assets of any pension plan, profit-sharing plan, retirement plan, IRA or other employee benefit plan covered by ERISA should consider whether the investment satisfies the requirements of Section 404 of ERISA or other applicable laws. In particular, attention should be paid to the diversification requirements of Section 404(a)(3) of ERISA in light of all the facts and circumstances, including the portion of the plan's portfolio of which the investment will be a part. All plan investors should also consider whether the investment is prudent and meets plan liquidity requirements as there may be only a limited market in which to sell or otherwise dispose of our common stock, and whether the investment is permissible under the plan's governing instrument. We have not, and will not, evaluate whether an investment in our common stock is suitable for any particular plan. See "ERISA Considerations" beginning on page 147.

                                    DILUTION

NET TANGIBLE BOOK VALUE

    As of December 31, 2001, we had a net tangible book value of approximately $610.6 million, or approximately $22.48 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities and total minority interests, divided by the number of shares of our common stock and Series A Cumulative Convertible Preferred Stock outstanding.

DILUTION AFTER THIS OFFERING

    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Assuming--

    (a) the sale of the shares of common stock offered by this prospectus, at the initial public offering price of $25.00 per share, and our receipt of approximately $321.3 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses,

    (b) the issuance of 108,565 restricted shares of preferred and common stock to members of our senior management and other key employees in January 2002 relating to 2001 performance, and

    (c) the automatic conversion of all of the shares of our Series A Cumulative Convertible Preferred Stock into shares of common stock,

our pro forma net tangible book value as of December 31, 2001 would have been approximately $930.4 million, or $22.55 per share of our common stock. This amount represents an immediate increase in net tangible book value of $.07 per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $2.45 per share of common stock to new investors. The following table illustrates this dilution.

Initial public offering price...............................              $25.00
                                                                          ------
  Net tangible book value per share as of December 31,
    2001....................................................   $22.48
  Increase in net tangible book value per share to existing
    stockholders attributable to new investors..............      .07
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................               22.55
                                                                          ------
Dilution per share to new investors.........................              $ 2.45
                                                                          ======

DIFFERENCES BETWEEN NEW AND EXISTING STOCKHOLDERS IN NUMBER OF SHARES AND AMOUNT
  PAID

    The table below summarizes, as of December 31, 2001 on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We used the initial public offering price of $25.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                          SHARES PURCHASED
                                      ASSUMING NO EXERCISE OF
                                        UNDERWRITERS' OVER-
                                          ALLOTMENT OPTION           TOTAL CONSIDERATION        AVERAGE
                                      ------------------------   ---------------------------     PRICE
                                        NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE   PER SHARE
                                      -----------   ----------   --------------   ----------   ---------
Existing stockholders...............  27,268,652       66.1%     $  681,716,300       66.1%     $25.00
New investors.......................  14,000,000       33.9%        350,000,000       33.9%      25.00
                                      ----------      -----      --------------      -----
  Total.............................  41,268,652      100.0%     $1,031,716,300      100.0%
                                      ==========      =====      ==============      =====

    This table excludes options to purchase 1,001,500 shares of common stock and warrants to purchase 375,000 shares of common stock outstanding as of December 31, 2001. All of these options and warrants are exercisable at $25.00 per share and will remain outstanding upon the completion of this offering. To the extent that these outstanding options and warrants are exercised in the future, there will be further dilution to new investors.

                              SELLING STOCKHOLDERS

    As part of this offering, our largest stockholder, Net Realty Holding Trust, is offering for sale 4,000,000 shares of common stock, or approximately 18% of the total number of shares of our common stock held by Net Realty Holding Trust. Net Realty Holding Trust is the real estate company subsidiary of NETT from which we originally acquired 60 of our properties in connection with our formation. As of December 31, 2001, Net Realty Holding Trust owned 5,529,412 shares of our common stock and 16,470,588 shares of our Series A Cumulative Convertible Preferred Stock, representing approximately 81% of the total outstanding shares of each class. Following this offering, Net Realty Holding Trust will own 18,000,000 shares of our common stock, or approximately 44% of the total outstanding shares of our common stock. If the underwriters' overallotment option is exercised in full, we will issue and sell an additional 1,500,000 shares of common stock in this offering, which will reduce Net Realty Holding Trust's ownership of our common stock to approximately 42% of the total outstanding shares of our common stock.

    In addition, if the underwriters' overallotment option is exercised in full, The Prudential Insurance Company of America, our second largest stockholder and a wholly-owned, indirect subsidiary of Prudential Financial, Inc. and an affiliate of one of the underwriters, will sell 1,200,000 shares of common stock in this offering. This will reduce its ownership of our common stock to 3,800,000 shares, or approximately 9% of the total outstanding shares of our common stock.

    As described elsewhere in this prospectus, Net Realty Holding Trust and its parent, NETT, and Prudential and its affiliates, are parties to several transactions with us. Among other arrangements, upon completion of this offering, we, Net Realty Holding Trust and Prudential will enter into a written agreement which provides, among other things, that upon completion of this offering, Net Realty Holding Trust will have the right to designate four of the eleven members of our board. See "Certain Relationships and Related Transactions" beginning on page 101 for a discussion of our arrangements with Net Realty Holding Trust, Prudential and their affiliates.

                                USE OF PROCEEDS

    The net cash proceeds to us from this offering, after payment of all expenses of this offering, are estimated to be approximately $321.3 million. The principal purposes of this offering are to reduce our indebtedness, to increase our financial flexibility, to facilitate our future access to public equity markets and to provide increased visibility, credibility and name recognition for us in a marketplace where many of our competitors are publicly held companies.

    We will use approximately $100 million of these net proceeds to fully repay all of the outstanding principal and interest on the subordinated loan we entered into with Fleet National Bank in September 2000. This subordinated loan bears interest at a variable rate, which was 7.06% at December 31, 2001. This loan matures on March 18, 2004.

    In addition, approximately $221.3 million of the net proceeds of this offering will be used by our operating partnerships to repay a portion of the outstanding indebtedness under a senior unsecured credit facility with Fleet and other financial institutions. This $425 million senior unsecured credit facility bears interest at a variable rate, which was 5.43% as of December 31, 2001, including the impact of the 6% floor under the interest rate collar agreement for the $150 million term loan. This senior unsecured credit facility matures on September 18, 2003. See "Business and Properties--Indebtedness Outstanding After This Offering" beginning on page 81 for a more detailed description of this senior unsecured credit facility.

    If the underwriters' overallotment option to purchase 2,700,000 shares is exercised in full, we will sell an additional 1,500,000 shares in this offering and will receive additional net proceeds of approximately $35.2 million. To the extent that the underwriters' overallotment option is exercised in part, the number of shares we will sell will be reduced pro rata. We will use these additional proceeds to repay additional indebtedness outstanding under our senior unsecured credit facility.

                              DISTRIBUTION POLICY

INITIAL DISTRIBUTION

    After this offering, we intend to make regular quarterly distributions to holders of our common stock. The initial distribution, covering a partial quarter commencing on the closing of this offering and ending on June 30, 2002, is expected to be approximately $.363 per share. This initial partial distribution is based on a full quarterly distribution of $.525 per share and represents an annualized distribution of $2.10 per share. This initial expected annual distribution represents an initial annual distribution rate of 8.4%, based upon the initial public offering price of $25.00 per share of our common stock. You should read the following discussion and the information set forth in the table and footnotes below together with "Unaudited Pro Forma Income Statement Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the financial statements and related notes beginning on page F-1 of this prospectus.

    Our intended initial distribution has been established based on our estimate of the cash flow that will be available to us for distributions for the year ending December 31, 2002. This estimate is based on pro forma cash flows provided by our operations for the year ended December 31, 2001, as adjusted for those adjustments described in the table and footnotes below. In estimating our cash available for distribution for the twelve months ending December 31, 2002, we have made certain assumptions as reflected in the table below, including that there will be no new leases or net increases in renewals or terminations of existing leases in our portfolio after March 21, 2002, that the variable interest rate under our senior unsecured credit facility will remain at 3.6% (the variable rate of interest in effect at March 21, 2002) during the twelve months ending December 31, 2002 and that we will be able to refinance balloon payments required during the twelve months ending December 31, 2002 under our mortgage debt. We have also made assumptions with respect to the amount of our non-revenue enhancing capital expenditures for the twelve months ending December 31, 2002 and the amount of tenant improvements and leasing commissions for leases scheduled to expire during the twelve months ending December 31, 2002.

    Our estimate of our cash flow does not include the effect of any changes in our working capital resulting from changes in our current assets and current liabilities. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for capital expenditures, tenant improvements for renewing space and working capital, and for financing activities, other than scheduled mortgage loan principal payments on existing mortgage indebtedness. These and the other adjustments described in the table below constitute all significant sources and uses of cash flows from operating, investing and financing activities known to us as of the date of the information provided in the table below, based on our knowledge of related events and transactions as of that date. We anticipate that, except as reflected in the table and notes below, investing and financing activities will not have a material effect on our estimated cash available for distribution for the twelve months ending December 31, 2002, although we cannot assure you that this will in fact be the case. Our estimated pro forma cash flows from operating activities determined in accordance with generally accepted accounting principles is substantially equivalent to estimated pro forma Funds from Operations, as adjusted for the items set forth in the table below. We are estimating our cash available for distribution solely for the purpose of setting our initial distribution. We do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

    We believe that our estimate of cash available for distributions constitutes a reasonable basis for setting our initial distribution. Any future distributions we make will be at the discretion of our board of directors. We cannot assure you that our estimated distribution will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants, including, in particular, our tenants in bankruptcy, to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors" beginning on page 9. In addition, variations in the net proceeds from this offering as a result of a change in the initial public offering price or the exercise of the underwriters' overallotment option may affect our cash available for distributions, and available reserves, which may affect our ability to make the contemplated distribution.

    The following table describes the calculation of our pro forma Funds from Operations for the year ended December 31, 2001 and the adjustments to pro forma Funds from Operations for the year ended December 31, 2001 used in estimating initial cash available for distribution for the year ending December 31, 2002.

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
PRO FORMA INCOME BEFORE ALLOCATION TO MINORITY INTERESTS FOR THE YEAR ENDED
DECEMBER 31, 2001...................................................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                    $ 39,339
  Less:                 Income allocated to minority interests......................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (6,986)
  Add:                  Real estate depreciation and amortization...................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      68,569
  Less:                 FF&E depreciation...........................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                        (328)
                                                                                                    --------
PRO FORMA FUNDS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001(1).............

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                     100,594
  Add:                  Income allocated to Bradley OP common unitholders (2).......

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                         330
  Add:                  Amortization of deferred debt financing costs, net (2)......

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                       3,673
  Add:                  Amortization of stock based compensation (2)................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                       1,463
  Less:                 Net derivative gains (2)....................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                        (986)
  Less:                 Straight line rents (3).....................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (3,776)
                                                                                                    --------

PRO FORMA CASH FLOWS FROM OPERATING ACTIVITIES FOR THE YEAR ENDED DECEMBER 31,
2001................................................................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                     101,298
  Add:                  New leases and net increases in renewals (4)................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      10,174
  Less:                 Provision for lease expirations, assuming no renewals (5)...

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (6,042)
  Add:                  Net reduction in interest expense (6).......................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                       6,217
                                                                                                    --------

ESTIMATED PRO FORMA CASH FLOWS FROM OPERATING ACTIVITIES FOR THE YEAR ENDING
DECEMBER 31, 2002...................................................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                     111,647
Estimated cash flows used in investing activities:
  Less:                 Non-revenue enhancing capital expenditures (7)..............

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (7,753)
  Less:                 Tenant improvements and leasing commissions (8).............

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (9,434)
                                                                                                    --------
Estimated cash flows used in investing activities...................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                     (17,187)
                                                                                                    --------
Estimated cash flows used in financing activities:
  Less:                 Scheduled mortgage loan principal payments (9)..............

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                      (8,250)
                                                                                                    --------
ESTIMATED CASH AVAILABLE FOR DISTRIBUTION FOR THE YEAR ENDING DECEMBER 31, 2002.....

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                    $ 86,210
                                                                                                    ========
  The Company's share of Estimated Cash Available for Distribution (10).............   $85,476
  Minority Interest's share of Estimated Cash Available for Distribution............   $   734
  Total estimated initial annual distribution (11)..................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                    $ 87,398
                                                                                                    ========
  Estimated annual distribution per share...........................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                    $   2.10
                                                                                                    ========
  Payout Ratio (12).................................................................

                                                                                      (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE DATA)
                                                                                      -----------------------
                                                                                                         101%
                                                                                                    ========

------------------------------

(1) We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

(2) Represents non-cash item for the year ended December 31, 2001.

(3) Represents the effect of adjusting straight-line rental revenue included in pro forma net income on the accrual basis under generally accepted accounting principles to amounts currently being paid or due from tenants.

(4) Represents contractual rental income from new leases and net increases in contractual rental income from renewals that were not in effect for the entire year ended December 31, 2001 and new leases and net increases in contractual rental income from renewals that went into effect between January 1, 2002 and March 21, 2002.

(5) Represents contractual rental income under leases expiring after January 1, 2001 unless a renewal lease has been entered into by March 21, 2002.

(6) Represents an estimated reduction in interest expense for the year ending December 31, 2002 from the unwinding of the interest rate collar on the $150 million term loan portion of our senior unsecured credit facility (as outstanding on December 31, 2001) and a reduction in interest rates, calculated as follows (dollars in thousands):

Pro forma balance of our senior unsecured credit facility at
  December 31, 2001.........................................         $194,289
Weighted average interest rate under our senior unsecured
  credit facility during 2001, including the effect of the
  collar....................................................  6.80%
LIBOR rate plus the applicable lender's margin under our
  senior unsecured credit facility at March 21, 2002
  (assuming rate was in effect for entire year).............  3.60%
                                                              ----
Net reduction in interest rate for 2002.....................             3.20%
                                                                     --------
Net reduction in interest expense...........................         $  6,217
                                                                     ========

     If the interest rate on our senior unsecured credit facility changed by 1/8%, the corresponding effect on interest expense savings would be approximately $243. This would result in a corresponding change to our estimated payout ratio of approximately 0.3%.

     Assuming there were no interest rate savings other than as a result of terminating the collar, the net reduction in interest expense would have been $2,973, which represents the amount we paid under the collar for the year ended December 31, 2001. This would decrease estimated cash available for distribution for the year ending December 31, 2002 to $82,966, resulting in an increase in our payout ratio to 105%, and is calculated as follows (dollars in thousands):

Estimated cash available for distribution for the year
  ending December 31, 2002..................................            $86,210
Net reduction in interest expense from unwinding of the
  interest rate collar on the $150 million term loan
  portion of our senior unsecured credit facility and
  reduction in interest rates...............................             (6,217)
                                                                        -------
    Subtotal................................................            $79,993
Net reduction in interest expense from terminating the
  collar....................................................              2,973
                                                                        -------
Estimated cash available for distribution for the year
  ending December 31, 2002..................................            $82,966
                                                                        =======
Total estimated initial annual distribution.................            $87,398
                                                                        =======
Payout Ratio................................................                105%
                                                                        =======

     Under this scenario, if the interest rate on our senior unsecured credit facility changed by 1/8%, the corresponding effect on interest expense savings would be approximately $188. This would result in a corresponding change to our estimated payout ratio of approximately 0.2%.

(7) Represents an assumed capital expenditure per square foot for the pro forma year ending December 31, 2002 of $0.33 multiplied by the total company owned GLA at December 31, 2001 of 23.5 million square feet. Our historical average annual capital expenditure per square foot for the three years ended December 31, 2001 was $0.27.

(8) Represents assumed recurring tenant improvements and leasing commissions projected for the year ending December 31, 2002 based on the weighted average expenditures for tenant improvements and leasing commissions for renewed and retenanted space at properties incurred during the years ended December 31, 2001, 2000, 1999 and 1998 multiplied by the space for which leases are scheduled to expire during the year ending December 31, 2002. The weighted average annual per square foot cost of tenant improvements and leasing commissions expenditures is presented below:

                                                                                                           WEIGHTED
                                                                2001       2000       1999       1998      AVERAGE
                                                              --------   --------   --------   --------   ----------
Recurring tenant improvements and lease commissions per
  square foot...............................................   $7.35      $7.93      $5.04      $3.04     $     6.28
Square feet scheduled to expire during year ending December
  31, 2002..................................................                                               1,502,224
Total estimated annual recurring capitalized tenant
  improvements and leasing commissions......................                                              $9,433,967

(9) Represents scheduled payments of mortgage loan principal due during the year ending December 31, 2002, excluding balloon payments of approximately
    $25.7 million required under our mortgage debt. We currently expect to refinance our mortgage debt requiring balloon payments during 2002 through additional debt financings secured by individual properties or groups of properties, unsecured private or public debt offerings or additional equity offerings. We may also refinance these balloon payments through borrowings under our senior unsecured credit facility.

(10) Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on our approximately 99% aggregate ownership interest in the Bradley OP as of December 31, 2001, as adjusted to reflect the issuance of limited partnership units in connection with one of the property acquisitions described in our pro forma financial statements.

(11) Based on a total of 41,268,652 shares of common stock expected to be outstanding after this offering (consisting of 27,268,652 shares of common stock outstanding as of the date of this prospectus, plus 14,000,000 shares of common stock being issued by us in this offering), plus 349,586 common units of limited partnership interests in the Bradley OP.

(12) Calculated as estimated initial annual distribution to stockholders divided by our share of estimated cash available for distribution for the year ending December 31, 2002. The payout ratio based on estimated adjusted pro forma cash flows from operating activities for the year ending December 31, 2002 is 78%.

    We anticipate that, at least initially, our distributions will exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. We anticipate that approximately 32% (or $0.67 per share) of the distributions we anticipate that we will pay during the year ending December 31, 2002 will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder's adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain or loss recognized on the sale of that common stock or upon our liquidation will be increased or decreased accordingly. To the extent those distributions exceed a taxable U.S. stockholder's adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "Material United States Federal Income Tax Considerations--Taxation of Taxable U.S. Stockholders," "--Taxation of Tax-Exempt U.S. Stockholders," and "--Taxation of Non-U.S. Stockholders" beginning on page 140.

    Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income. For more information, please see "Material United States Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements" beginning on page 138. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distributions in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

HISTORICAL DISTRIBUTIONS

    Prior to this offering and since our formation in July 1999, we paid regular quarterly distributions to holders of our Series A Cumulative Convertible Preferred Stock, which will convert into common stock upon completion of this offering. For the abbreviated portion of the third quarter of 1999 after our formation and for the fourth quarter of 1999, we paid aggregate cash distributions to the holders of our Series A Cumulative Convertible Preferred Stock of approximately $8.34 million, or $.53 per share.

    In 2000, we made aggregate cash distributions to holders of our Series A Cumulative Convertible Preferred Stock of approximately $36.8 million, or approximately $.53 per share per quarter. Beginning in 2000, in addition to distributions made to holders of our Series A Cumulative Convertible Preferred Stock, we also made distributions to our common stockholders. In 2000, we made aggregate cash distributions of $1.11 million, or approximately $.16 per share, to holders of our common stock. The holders of our Series A Cumulative Convertible Preferred Stock also participated in the common stock distributions as if their shares had converted to shares of our common stock on a one-for-one basis.

    In 2001, we made aggregate cash distributions to holders of our Series A Cumulative Convertible Preferred Stock of approximately $43.3 million, or approximately $.53 per share per quarter, and aggregate cash distributions to holders of our common stock of approximately $3.7 million, or approximately $.18 per share per quarter. The holders of our Series A Cumulative Convertible Preferred Stock also participated in the common stock distributions as if their shares had converted to shares of our common stock on a one-for-one basis.

    On April 11, 2002, we made a special cash distribution to holders of our Series A Cumulative Convertible Preferred Stock and common stock as of
March 11, 2002 of $12.9 million, or $.47 per share. This distribution was funded from borrowings under our senior unsecured credit facility.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2001, on an actual and as adjusted basis to reflect completed and probable property acquisitions and completed sales, this offering and the use of the net proceeds from this offering as described in "Use of Proceeds" on page 26.

                                                                                AS
                                                                ACTUAL      ADJUSTED(1)
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Debt:
  Mortgage loans payable....................................  $   492,289   $  541,994
  Unsecured notes payable...................................      201,490      201,490
  Line of credit facility...................................      343,000      194,289
  Subordinated debt.........................................      100,000           --
                                                              -----------   ----------
        Total debt..........................................    1,136,779      937,773
                                                              -----------   ----------
Minority Interests:
  Series B Preferred Units..................................       50,000       50,000
  Series C Preferred Units..................................       25,000       25,000
  Other minority interests..................................        2,952       11,037
                                                              -----------   ----------
        Total minority interests............................       77,952       86,037
                                                              -----------   ----------
Redeemable Equity:
  Series A 8.5% Cumulative Convertible Participating
    Preferred Stock, $0.01 par value, and Common Stock,
    $.001 par value, no shares issued and outstanding, as
    adjusted................................................      123,094           --
Shareholders' Equity:
  Series A 8.5% Cumulative Convertible Participating
    Preferred Stock, $.001 par value; 25,000,000 shares
    authorized; no shares issued and outstanding, as
    adjusted................................................           16           --
  Common stock, $.001 par value, 70,000,000 shares
    authorized; 41,268,652 shares issued and outstanding, as
    adjusted................................................            6           41
  Additional paid-in capital................................      551,623      994,578
  Cumulative distributions in excess of net income..........      (55,435)     (55,435)
  Accumulated other comprehensive loss......................       (8,742)      (8,742)
                                                              -----------   ----------
        Total redeemable and shareholders' equity...........      610,562      930,442
                                                              -----------   ----------
        Total capitalization................................  $ 1,825,293   $1,954,252
                                                              ===========   ==========

------------------------

(1) Adjusted to give effect to (a) the issuance of 108,565 restricted shares of our common stock to members of our senior management and other key employees in January 2002 relating to 2001 performance, (b) the automatic conversion of the shares of our Series A Cumulative Convertible Preferred Stock into 20,341,767 shares of common stock, (c) the sale of 14,000,000 shares of common stock by us at the initial public offering price of $25.00 per share and the application of the net proceeds from this offering, and (d) the completion of those acquisitions and sales of properties described in the pro forma financial information contained in this prospectus.

                   UNAUDITED PRO FORMA INCOME STATEMENT DATA

    The unaudited pro forma income statement data presented below gives effect to property acquisitions and sales and the completion of this offering. The unaudited pro forma income statement data for the year ended December 31, 2001 presented below gives effect to property acquisitions and sales during the year ended December 31, 2001 and completed and probable acquisitions and a completed sale after December 31, 2001, to reflect our operations on a pre-offering pro forma basis as if these events had occurred on January 1, 2001. These pre-offering amounts are then adjusted for the effects of this offering as if it had occurred on January 1, 2001.

    The unaudited pro forma financial information and related notes presented below do not purport to represent what our financial position or results of operations would actually have been if those property acquisitions and sales and this offering and the application of the net proceeds from this offering had in fact occurred on the earlier dates discussed above.

    The unaudited pro forma income statement data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2001 does not purport to represent what our results of operations would have been had the indicated transactions been completed on January 1, 2001, or to project our results of operations for any future period.

                                                             PRE-OFFERING
                                                         PRO FORMA ADJUSTMENTS                    PRO FORMA        2001
                                                        -----------------------   PRE-OFFERING     EFFECTS     POST-OFFERING
                                                          PROPERTY     PROPERTY    PRO FORMA       OF THE        PRO FORMA
                                           HISTORICAL   ACQUISITIONS    SALES       AMOUNTS       OFFERING        AMOUNTS
                                           ----------   ------------   --------   ------------   -----------   -------------
                                              (A)           (B)          (C)          (D)            (E)            (F)
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income:
  Rentals and recoveries.................  $  255,534      20,469       (2,979)       273,024           --          273,024
  Interest and other.....................         298          38           --            336           --              336
                                           ----------      ------       ------     ----------      -------      -----------
      Total income.......................     255,832      20,507       (2,979)       273,360           --          273,360
                                           ----------      ------       ------     ----------      -------      -----------

Expenses:
  Property operating expenses............      37,182       2,080         (833)        38,429           --           38,429
  Real estate taxes......................      37,870       2,170         (750)        39,290           --           39,290
  Depreciation and amortization..........      64,051       4,927         (409)        68,569           --           68,569
  Interest...............................      88,315      11,608       (1,081)        98,842      (23,263)          75,579
  Interest--related party................       2,027          --           --          2,027       (2,027)              --
  General and administrative.............      12,640          --           --         12,640          500           13,140
                                           ----------      ------       ------     ----------      -------      -----------
      Total expenses.....................     242,085      20,785       (3,073)       259,797      (24,790)         235,007
                                           ----------      ------       ------     ----------      -------      -----------
      Income before net gains............      13,747        (278)          94         13,563       24,790           38,353

Net gains on sales of real estate
  investments and equipment..............       4,159          --       (4,159)            --           --               --
Net derivative gains.....................         986          --           --            986           --              986
                                           ----------      ------       ------     ----------      -------      -----------
Income (loss) before allocation to
  minority interests.....................      18,892        (278)      (4,065)        14,549       24,790           39,339
Income allocated to minority interests...      (6,656)       (330)          --         (6,986)          --           (6,986)
                                           ----------      ------       ------     ----------      -------      -----------
      Net income (loss)..................      12,236        (608)      (4,065)         7,563       24,790           32,353

Preferred stock distributions............     (43,345)         --           --        (43,345)      43,345               --
Accretion of redeemable equity...........        (995)         --           --           (995)         995               --
                                           ----------      ------       ------     ----------      -------      -----------
      Net (loss) income attributable to
        common shareholders..............  $  (32,104)       (608)      (4,065)       (36,777)      69,130           32,353
                                           ==========      ======       ======     ==========      =======      ===========

Per-share data:
  Basic (loss) earnings attributable to
    common shareholders..................  $    (4.71)                             $    (5.39)                  $      0.78
                                           ==========                              ==========                   ===========
  Diluted (loss) earnings attributable to
    common shareholders..................  $    (4.71)                             $    (5.39)                  $      0.78
                                           ==========                              ==========                   ===========
  Weighted average common shares
    outstanding..........................   6,818,320                               6,818,320                    41,268,652
                                           ==========                              ==========                   ===========

------------------------------

 (A) This column reflects our historical income statement data for the year ended December 31, 2001, as contained in our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

 (B) This column reflects pro forma revenues and expenses attributable to the completed acquisitions of Division Place and Franklin Square, which we purchased in fiscal 2001, and Cross Keys Commons, which we acquired in the first quarter of 2002. This column also reflects pro forma revenues and expenses attributable to two probable acquisitions. These consist of four shopping centers we expect to acquire in the second quarter of 2002, which we refer to as the Pioneer properties; and portions of a shopping center at Montgomery Towne Center, which we expect to acquire from two separate sellers in the second quarter of 2002. Interest expense of approximately $11.6 million includes pro forma interest of approximately $5.9 million during the year attributable to draws under our senior unsecured credit facility to fund these probable acquisitions and pro forma interest of approximately $5.7 million on the mortgage loans assumed. The chart below summarizes the assumed rate terms of the debt issued or assumed in connection with these acquisitions:

                                                              WEIGHTED AVERAGE   TYPE OF
TYPE OF DEBT                                                   INTEREST RATE       RATE
------------                                                  ----------------   --------
Mortgage loans payable......................................        8.14%        Fixed
Senior unsecured credit facility, including effect of
  related interest rate collar..............................        6.80%        Variable

     If interest rates on the variable rate debt issued or assumed in connection with the above acquisitions changed by 1/8%, the corresponding effect on net income would be approximately $119,000.

     This column also reflects, as income allocated to minority interests, distributions of $330,000 attributable to limited partnership units issued in connection with the acquisition of the Pioneer Properties. The terms of the limited partnership units provide distributions to the holder that are equal to the distributions paid on each share of our common stock. Each unit is redeemable beginning one year after this offering (subject to certain limitations) by the holder for the cash equivalent at the time of redemption of one share of our common stock or, at our option, for one share of our common stock.

 (C) This column reflects the removal of historical revenues, expenses and gains on five properties sold during the year ended December 31, 2001, as well as the removal of historical revenues and expenses of Flower Hill, an office building we sold in March 2002. Aggregate sales proceeds for these properties of approximately $27.5 million are applied as repayments under our senior unsecured credit facility (variable rate of 6.80%) at January 1, 2001, resulting in a reduction of approximately $1.1 million from historical interest expense.

     If interest rates on all debt repaid in connection with the property sales changed by 1/8%, the corresponding effect on net income would be approximately $34,000.

 (D) This column reflects our pro forma condensed consolidated income data for the year ended December 31, 2001 as adjusted for the property acquisitions and sales but before giving effect to this offering.

 (E) This column reflects the application of approximately $321.3 million of the net offering proceeds from this offering to repay approximately
     $221.3 million of the balance outstanding under our senior unsecured credit facility and approximately $100.0 million of subordinated debt outstanding at January 1, 2001. The debt repayments result in pro forma savings of approximately $23.3 million and $2.0 million from the historical interest expense and related party interest expense, respectively, for the year ended December 31, 2001. The approximately $23.3 million of actual interest expense incurred in 2001 includes approximately $15.1 million of interest expense on our senior unsecured credit facility, as well as approximately $7.1 million of interest expense and amortization of deferred financing costs of approximately $1.1 million on the subordinated debt. The chart below summarizes the rate terms of the debt repaid with offering proceeds:

                                                              WEIGHTED AVERAGE   TYPE OF
TYPE OF DEBT                                                   INTEREST RATE       RATE
------------                                                  ----------------   --------
Senior unsecured credit facility, including effect of
  related interest rate collar..............................        6.80%        Variable
Subordinated debt...........................................        9.13%        Variable

     If interest rates on all debt repaid with offering proceeds changed by 1/8%, the corresponding effect on net income would be approximately $405,000.

     The pro forma increase in general and administrative expenses consists of approximately $500,000 of recurring expenses necessary to operate as a public company, including filing fees, printing costs, additional board and legal expenses, and some other administrative costs.

     Upon completion of the offering, all shares of our Series A Cumulative Convertible Preferred Stock are automatically converted on a one-to-one basis into shares of our common stock, resulting in the elimination of preferred stock distributions of approximately $43.3 million for the year ended December 31, 2001. In addition, historical accretion of redeemable equity of $995,000 is eliminated on a pro forma basis upon conversion of redeemable equity at the offering date.

 (F) This column reflects our pro forma income statement data for the year ended December 31, 2001 after giving effect to the probable property acquisitions and sales and the offering.

     For purposes of calculating post-offering pro forma basic earnings per share, weighted average common shares outstanding includes the following:

Actual weighted average common shares outstanding...........   6,818,320
Conversion as of January 1, 2001 of preferred shares
  outstanding on December 31, 2001..........................  20,341,767
Shares issued in the primary offering.......................  14,000,000
Restricted shares granted in 2002 with accelerated vesting
  immediately prior to the offering.........................     108,565
                                                              ----------
    Total post-offering pro forma shares outstanding........  41,268,652
                                                              ==========

     For purposes of calculating post-offering pro forma diluted earnings per share, weighted average common shares outstanding includes the following:

Total post-offering pro forma shares outstanding............  41,268,652
Exchangeable limited partnership units in Bradley Operating
  Limited Partnership.......................................     349,586
                                                              ----------
    Total...................................................  41,618,238
                                                              ==========

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    You should read the following selected historical consolidated financial and operating data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Income Statement Data" and our consolidated financial statements, the financial statements of NETT's real estate company, our predecessor, and the financial statements of Bradley and related notes included elsewhere in this prospectus. Our historical financial information has been presented on an accrual basis in accordance with generally accepted accounting principles, GAAP, applicable to real estate investment trusts for all periods presented since our commencement of operations on July 9, 1999. Prior to our formation, our business was operated by NETT's real estate company. Accordingly, the historical financial information presented for all periods prior to our formation was prepared by NETT on a fair value basis in accordance with GAAP applicable to pension funds such as NETT.

    The major differences between the two types of GAAP are:

    - pension funds report the periodic changes in the estimated fair value of the real estate investments as unrealized gain (loss) in fair value of assets;

    - pension funds do not report periodic depreciation expense on the real estate investments; and

    - pension funds report rental revenues as payments are due, whereas REITs report rental income on a straight-line basis over the term of the lease if the lease contains deferred payment terms.

                                                                                    HERITAGE
                                                                  --------------------------------------------
                                                                         YEAR ENDED              JULY 9, 1999
                                                                        DECEMBER 31,              TO DEC. 31,
                                                                  -------------------------      -------------
                                                                     2001          2000(1)           1999
                                                                  ----------      ---------      -------------
                                                                             (DOLLARS IN THOUSANDS,
                                                                             EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Income:
  Rentals and recoveries....................................      $  255,534        139,149           38,550
  Interest and other........................................             298          2,117              485
                                                                  ----------      ---------        ---------
    Total income............................................         255,832        141,266           39,035
                                                                  ----------      ---------        ---------
Expenses:
  Operating.................................................          75,052         38,514           10,992
  General and administrative................................          12,640          8,274            2,699
  Depreciation and amortization.............................          64,051         34,808            9,788
  Interest..................................................          90,342         35,517            2,032
                                                                  ----------      ---------        ---------
Total expenses..............................................         242,085        117,113           25,511
                                                                  ----------      ---------        ---------
Income before net gains.....................................          13,747         24,153           13,524
  Net gains on sales of real estate investments and
    equipment...............................................           4,159          1,890               --
  Net derivative gains......................................             986             --               --
                                                                  ----------      ---------        ---------
Income before allocations to minority interests.............          18,892         26,043           13,524
  Income allocated to minority interests....................          (6,656)        (1,941)              --
                                                                  ----------      ---------        ---------
Net income..................................................          12,236         24,102           13,524
  Preferred stock distributions.............................         (43,345)       (38,410)         (17,487)
  Accretion of redeemable equity............................            (995)          (329)             (25)
                                                                  ----------      ---------        ---------
Net loss attributable to common shareholders................      $  (32,104)       (14,637)          (3,988)
                                                                  ==========      =========        =========
Per Share Data:
  Basic loss attributable to common shareholders............      $    (4.71)     $   (2.40)       $   (0.69)
                                                                  ==========      =========        =========
  Diluted loss attributable to common shareholders..........      $    (4.71)     $   (2.40)       $   (0.69)
                                                                  ==========      =========        =========
Weighted average common shares outstanding..................       6,818,320      6,088,480        5,780,749
                                                                  ==========      =========        =========
BALANCE SHEET DATA:
  (AT END OF PERIOD)
Real estate investments, before accumulated depreciation....      $1,948,968      1,899,025          690,454
Total assets................................................       1,906,964      1,905,662          719,431
Total liabilities...........................................       1,218,450      1,173,790          148,394
Minority interests..........................................          77,952         77,981               --
Redeemable equity...........................................         123,094        122,099           24,806
Shareholders' equity........................................         487,468        531,792          546,231
OTHER DATA:
# of Shopping Centers (at end of period)....................             142            140               42
Gross Leasable Area of Shopping Centers
  (sq. ft. at end of period, in thousands)(2)...............          23,154         22,902            7,503
% Leased (at end of period).................................              93%            94%              92%
Total portfolio net operating income........................      $  180,482        100,635           27,558
Funds from Operations(3)....................................          27,460         18,067            5,666
Cash flow from operating activities.........................          78,697         64,796           31,887
Cash flow from investing activities.........................         (39,216)      (745,119)         (97,880)
Cash flow from financing activities.........................         (37,421)       656,614           93,788

------------------------------
(1) Includes approximately 3.5 months of operations of the properties acquired from Bradley on September 18, 2000.
(2) Represents the total gross leasable area of all Company-owned and operated shopping center square footage.
(3) We calculate Funds from Operations in accordance with the best practices described in the April 2001 National Policy Bulletin of the National Association of Real Estate Investment Trusts, referred to as NAREIT, and NAREIT's 1995 White Paper on Funds from Operations, as supplemented in November 1999. The White Paper defines Funds From Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We believe that Funds from Operations is helpful to investors as a measure of our performance as an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Our computation of Funds from Operations may, however, differ from the methodology for calculating funds from Operations utilized by other equity REITs and, therefore, may not be comparable to such other REITs.

                                                                   HERITAGE PREDECESSOR (1)
                                                              -----------------------------------
                                                              OCT. 1, 1998        YEAR ENDED
                                                               TO JULY 8,          SEPT. 30,
                                                              -------------   -------------------
                                                                  1999          1998       1997
                                                              -------------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Income:
  Rentals and recoveries....................................    $  55,941       67,074     63,929
  Interest and other........................................          393          628        884
                                                                ---------     --------   --------
    Total income............................................       56,334       67,702     64,813
                                                                ---------     --------   --------
Expenses:
  Operating.................................................       17,247       23,117     22,324
  General and administrative................................        3,757        3,060      2,571
  Interest..................................................        2,155        1,292         --
                                                                ---------     --------   --------
Total expenses..............................................       23,159       27,469     24,895
                                                                ---------     --------   --------
Net additions from operations...............................       33,175       40,233     39,918
  Unrealized gain (loss) in fair value of assets............       35,170       11,511     (5,810)
  Net gains (losses) on sales of real estate investments and
    equipment...............................................       (8,807)       3,239     14,367
                                                                ---------     --------   --------
  Net additions after gains (losses)........................       59,538       54,983     48,475
Distributions to NETT.......................................      (25,858)     (20,771)   (59,646)
                                                                ---------     --------   --------
Net increase (decrease) in net assets.......................    $  33,680       34,212    (11,171)
                                                                =========     ========   ========

BALANCE SHEET DATA:
  (AT END OF PERIOD)
Real estate investments, before accumulated depreciation....    $ 578,200      544,937    477,010
Total assets................................................      585,592      557,514    489,010
Total liabilities...........................................       35,592       41,194      6,902

OTHER DATA:
# of Shopping Centers (at end of period)....................           41           40         37
Gross Leasable Area of Shopping Centers (sq. ft. at end of
  period, in thousands).....................................        7,155        6,700      6,072
% Leased (at end of period).................................           92%          92%        91%
Total portfolio net operating income........................    $  38,694       43,957     41,605

------------------------------

(1) Certain information contained in the Heritage table is not included in the Heritage Predecessor table because this information is not comparable to Predecessor's operations or accounting requirements. This information includes, for example, depreciation and amortization expense, net income, earnings per share and various cash flow disclosures. Additionally, Predecessor reports unrealized gain/loss in fair value of assets that Heritage does not report.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA," "UNAUDITED PRO FORMA INCOME STATEMENT DATA," AND OUR CONSOLIDATED FINANCIAL STATEMENTS, THE FINANCIAL STATEMENTS OF NETT'S REAL ESTATE COMPANY, OUR PREDECESSOR, AND OF BRADLEY, AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a fully integrated, self-administered and self-managed REIT which acquires, owns, manages, leases and redevelops primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. After this offering, based on publicly available information, we will be the sixth largest publicly-traded shopping center REIT in the country, ranked according to gross leasable area. As of December 31, 2001, we had a portfolio of 142 shopping centers totaling approximately 23.2 million square feet of gross leasable area, located in 26 states. Our shopping center portfolio was approximately 93% leased as of December 31, 2001. We also own five office buildings and 11 single-tenant properties. We currently intend to dispose of several of our office buildings and substantially all of our single-tenant properties in the foreseeable future. As our net operating income from these properties constituted only approximately 4% of our total net operating income during 2001, we do not expect the sale of these properties to have a significant or adverse impact on our future operations or cash flows.

    We commenced operations in July 1999 as the successor to a company formed in 1970 to manage NETT's real estate investments. Prior to our formation, the assets and liabilities of our business were owned by NETT. NETT contributed
$550 million of real estate investments and related assets net of liabilities to us on July 9, 1999. At our formation, The Prudential Insurance Company of America also invested $25 million of equity in us. In September 2000, we completed our largest acquisition to date, acquiring Bradley for approximately $1.2 billion. Since our formation in July 1999, we have acquired nine additional shopping center properties, an out-parcel of an owned shopping center and a parcel of land for development for a total of approximately $202 million. For more information regarding these acquisitions, see page 39 of this prospectus.

    In connection with the Bradley acquisition, we significantly increased our leverage. As of December 31, 2001, we had total indebtedness of approximately $1.1 billion. After this offering, we expect to have approximately $938 million of indebtedness. This indebtedness will require balloon payments starting in June 2002. We anticipate that we will not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance our debt either through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or by additional equity offerings.

    We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. Our operating results therefore depend materially on the ability of our tenants to make required rental payments. We believe that the nature of the properties which we primarily own and invest in - grocer-anchored neighborhood and community shopping centers - provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This is because consumers still need to purchase food and other goods found at grocers, even in difficult economic times.

    During 2001, 15 of our anchor tenants and other side shop tenants filed for bankruptcy protection. These tenants contributed approximately 2.7% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. Continuation of the current downturn or a recession could materially negatively impact our operating results in 2002.

    In the future, we intend to focus on increasing our internal growth, and we expect to continue to pursue targeted acquisitions of primarily grocer-anchored neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics. We currently expect to incur additional debt in connection with any future acquisitions of real estate.

    Following this offering, we intend to pay regular quarterly distributions to the holders of our common stock in amounts that meet or exceed the requirements to maintain our REIT status. We currently anticipate that our estimated cash available for distributions will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for those distributions in order to meet these distribution requirements, and we may need to borrow funds to pay distributions in the future.

    As described in "Management--Special Stock Option Grants and Accelerated Options," and "--Acceleration of Restricted Stock Grants" on page 95 of this prospectus, upon completion of this offering, the vesting of all stock options previously granted to members of our senior management and other key employees will accelerate and all contractual restrictions on transfer and forfeiture provisions which currently exist on restricted shares previously granted to members of our senior management and other key employees will terminate. As a result, we will incur compensation expense, including with respect to the reimbursement of a portion of the taxes paid by two of these individuals, of approximately $6.8 million if this offering is completed in the second quarter of 2002.

    We anticipate that, after this offering, the current members of our board of directors will recommend to the board and our compensation committee, as comprised after this offering, that special stock grants be made to members of our senior management and other key employees, which may compensate these individuals for past performance and/or provide incentives to these individuals through ownership of our stock. If made, we believe that these special stock grants would be issued in an aggregate amount not to exceed 2% of the number of outstanding shares of our common stock after this offering, or approximately 800,000 shares. We also believe that these shares will be issued and/or will vest over a period of time of not less than five years. However, as of the date of this prospectus, the identity of those members of our senior management and other key employees who might receive these special stock grants, the aggregate amount of these grants, the amount of any grants to be made to any particular individual, the period of time over which these grants would be made and/or vest and the other terms of these grants have not yet been determined. As a result, the dollar amount that we may recognize as stock compensation expense in connection with these grants and the period of recognition of this stock compensation expense cannot be determined as of the date of this prospectus. However, if the issuance of these shares occurs in one grant, with the shares vesting immediately, we will incur compensation expense of approximately
$20.0 million, assuming a stock price on the date of grant of $25.00 per share, the initial public offering price. If these shares are issued in one grant or over a period of time not to exceed five years and vest over a five year period, we will incur compensation expense of approximately $4.0 million in each of the five years of the period, assuming a stock price on the date of grant of $25.00 per share, the initial public offering price.

ACQUISITIONS AND SALES

    On September 18, 2000, we acquired Bradley for an aggregate purchase price of approximately $1.2 billion, including transaction expenses. We paid approximately $592 million in cash to the common and preferred stockholders of Bradley and to the holders of common units of limited partnership interest in the Bradley OP in exchange for their interests. In addition, we assumed approximately $292 million of Bradley debt, including approximately
$202 million of outstanding public debt and approximately $90 million of mortgage loans. We also assumed approximately $76 million of preferred units of limited partnership interest in the Bradley OP. As part of the acquisition, we also repaid approximately $179 million of Bradley debt, including approximately $73 million of outstanding public debt. In connection with the acquisition, we incurred approximately $51 million of transaction and financing costs. To finance the acquisition, we and our subsidiaries borrowed an aggregate of $627 million. For more information regarding indebtedness we incurred in connection with this acquisition, see "Business and Properties--Indebtedness Outstanding After this Offering" beginning on page 81. In addition, in connection with the acquisition, Prudential invested an additional $100 million in us, the proceeds of which we used to finance a portion of the Bradley acquisition. See "Certain Relationships and Related Transactions--Transactions with Prudential and Affiliates" beginning on page 102. In connection with the integration of Bradley, we reduced our combined employee headcount, principally through the elimination of duplicate executive level and finance department positions and by outsourcing maintenance functions which had previously been performed internally. We have substantially integrated the Bradley operations and we intend to continue to enhance the operating performance of the Bradley portfolio.

    Since our formation, we have acquired nine additional shopping centers as described in the chart below:

PROPERTY NAME/LOCATION                                      DATE OF ACQUISITION   ACQUISITION COST
----------------------                                      -------------------   ----------------
                                                                                   (IN MILLIONS)
Innes Street Marketplace .................................
  North Carolina                                                July 1999              $ 29.0
Wendover Place ...........................................
  North Carolina                                              December 1999            84.0(1)
University Commons Greenville ............................
  North Carolina                                              December 1999                (1)
New Center Market ........................................
  North Carolina                                              December 1999                (1)
River Ridge Marketplace ..................................
  North Carolina                                              November 2000              12.2
Village Plaza ............................................
  Kansas                                                       January 2001               2.2
Division Place ...........................................
  Minnesota                                                     July 2001                11.3
Franklin Square Shopping Center ..........................
  North Carolina                                               October 2001              26.5
Cross Keys Commons .......................................
  New Jersey                                                    March 2002               34.0
                                                                                       ------
                                                                                       $199.2
                                                                                       ======

------------------------

(1) Wendover Place, University Commons Greenville and New Center Market were purchased in a single transaction for an aggregate purchase price of approximately $84.0 million.

    In addition to those property acquisitions described above, in May 2001, we purchased an out-parcel at an owned shopping center for approximately
$1.0 million and in July 2001, we purchased a parcel of land in Mishawaka, Indiana, for development of a shopping center for approximately $1.3 million.

    Since we commenced operations in July 1999, we have sold one shopping center that we acquired from Bradley, four single-tenant properties, which were located in Indiana, Michigan, Pennsylvania and New York, and three office buildings located in New York. In June 2001, we sold one of the Bradley properties located in Nebraska for approximately $4.8 million. The aggregate sales price of the single-tenant properties was approximately $9.1 million. The aggregate sales price of the three office buildings was approximately $18.6 million. We sold the one Bradley property because it was an underperforming asset and a non grocer-anchored shopping center which we viewed as not consistent with our overall strategy. In addition, the sales of the single-tenant properties and the office buildings were part of our overall strategy to focus primarily on grocer-anchored neighborhood and community shopping centers.

CRITICAL ACCOUNTING POLICIES

    In response to the Securities and Exchange Commission's Release Numbers 33-8040, CAUTIONARY ADVICE REGARDING DISCLOSURE ABOUT CRITICAL ACCOUNTING POLICIES, and 33-8056, COMMISSION STATEMENT ABOUT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, we have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

    On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and asset impairment, and derivatives used to hedge interest-rate risks. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. Our estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from those estimates and those estimates could be different under different assumptions or conditions.

    REVENUE RECOGNITION

    Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. Deferred rent receivable represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Leases for both retail and office space generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until those specified targets are met.

    We must make estimates of the uncollectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, current economic trends and changes in our tenant payment terms when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

    The Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION, provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues. We believe that our revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and SAB No. 101.

    REAL ESTATE INVESTMENTS

    Contributed real estate investments at our formation in July 1999 were recorded at the carry-over basis of our predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in connection with our acquisition of Bradley in September 2000 and other acquisitions since our formation, are recorded at cost. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred.

    The provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

Land improvements                                           15 years
Buildings and improvements                               20-39 years
Tenant improvements                            Term of related lease

    We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to our properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful life of our properties or improvements, we would depreciate them over fewer years, resulting in more depreciation expense and lower net income on an annual basis during these periods.

    We apply Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value.

    Real estate investments held for sale are carried at the lower of carrying amount or fair value, less costs to sell. Depreciation and amortization are suspended during the period held for sale.

    We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on our net income, because taking an impairment loss results in an immediate negative adjustment to net income.

    HEDGING ACTIVITIES

    From time to time, we use some derivative financial instruments to limit our exposure to changes in interest rates. Our only outstanding derivative instrument as of December 31, 2001 was an interest rate floor and cap agreement (collar) that we entered into as a condition to entering into our senior unsecured credit facility. If interest rate assumptions and other factors used to estimate the collar's fair value or methodologies used to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and losses expected to be reclassified into earnings in the future could be affected. Furthermore, future changes in market interest rates and other relevant factors could increase the fair value of our liability for the collar, increase future interest expense, and result in lower net income.

RESULTS OF OPERATIONS

    We believe that, for the reasons set forth below, our historical results of operations prior to the year ended December 31, 2000 and the results of operations of NETT's real estate company, our predecessor, cannot be compared in a meaningful way. Prior to our formation in July 1999, our business operated as part of NETT's real estate company's portfolio of real estate investments. The results of operations attributable to our operations for the year ended September 30, 1998 and for the period from October 1, 1998 to July 8, 1999 represent the financial statements of NETT as our predecessor. The results of operations for these periods are presented in accordance with generally accepted accounting principles applicable to pension plans. Our historical results of operations for the period from the commencement of our operations, July 9, 1999, through December 31, 1999 and for the years ended December 31, 2000 and 2001, are presented on an accrual basis of accounting in accordance with GAAP applicable to REITs.

    The major differences between the two types of GAAP are:

    - pension funds report the periodic changes in the estimated fair value of the real estate investments as unrealized gain (loss) in fair value of assets;

    - pension funds do not report periodic depreciation expense on the real estate investments; and

    - pension funds report rental revenues as payments are due, while REITs report rental income on a straight-line basis over the term of the lease if the lease contains deferred payment terms.

    We recorded the $550 million of real estate investments and related assets net of liabilities contributed by NETT at our formation at the carry-over basis of NETT, which was fair value. Subsequent acquisitions of real estate investments are recorded at our cost. Depreciation and amortization is calculated and recorded using the straight-line method over the applicable estimated useful lives. Rental income with scheduled rent increases is recorded on the straight-line basis over the terms of the leases.

    In light of the substantial differences in the accounting treatment as described above and because the periods presented prior to the year ended December 31, 2000 for our and NETT's results of operations are not of even duration, the discussion of those periods below is presented in a non-comparative format that focuses on the significant events that affected our and NETT's financial performance in each period.

    We have provided below a comparison between our actual results for the years ended December 31, 2001 and 2000. The material differences in our results of operations for these periods primarily result from the impact of the Bradley acquisition, which we completed in September 2000.

    The discussion of our results of operations set forth below focuses on our neighborhood and community shopping centers and does not separately address our results attributable to our office buildings and single-tenant properties. For 2001, our shopping center revenue represented approximately 95% of our total revenue and approximately 96% of our net operating income. In addition, during the fourth quarter of 2001, we sold one of our office buildings and we intend to continue to dispose of several of our office buildings and substantially all of our single-tenant properties. As a result, we expect that revenues and net operating income from these properties will continue to decline in comparison to revenue and net operating income from our shopping center properties, and therefore we believe that a separate presentation of those items is not meaningful.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

    Rental and recovery income increased $116.4 million, or 84%, to $255.5 million for the year ended December 31, 2001, as compared with $139.1 million for the year ended December 31, 2000. Rental income increased $87.4 million, or 78%, to $199.7 million for the year ended December 31, 2001, as compared with $112.3 million for the year ended December 31, 2000. This increase resulted from the combined effect of:

    (1) our acquisition of Bradley in September 2000, providing an additional $83.7 million of rental income for the year ended December 31, 2001;

    (2) our acquisition of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square Shopping Center in November 2000, January 2001, July 2001 and October 2001, respectively, providing an additional $2.9 million of rental income for the year ended December 31, 2001; and

    (3) an additional $.8 million of rental income from new leasing, re-tenanting and rental increases at properties that we have owned since January 1, 2000, or same store properties, for the year ended
       December 31, 2001, representing an increase of .9% from December 31,
       2000.

    The average base rental rate on leases signed during 2001, which measures the first 12 months of base rent payable under new and renewed leases signed during a period divided by the total square footage represented by those leases, was $10.72, as compared to $13.34 for 2000.

    Recoveries from tenants increased $29.0 million, or 108%, to $55.8 million for the year ended December 31, 2001, as compared with $26.8 million for the year ended December 31, 2000. Recoveries from tenants were 74% and 70% of property operating expenses and real estate taxes for the years ended
December 31, 2001 and 2000, respectively. This increase resulted from the combined effect of:

    (1) our acquisition of Bradley in September 2000, providing an additional $26.8 million of recoveries for the year ended December 31, 2001;

    (2) our acquisition of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square Shopping Center, providing an additional
       $.9 million of recoveries from tenants for the year ended December 31, 2001; and

    (3) an additional $1.3 million of recoveries from same store properties for the year ended December 31, 2001, representing an increase of 4.9% from the year ended December 31, 2000.

    Interest and other income decreased $1.8 million, or 86%, to $.3 million, for the year ended December 31, 2001, as compared with $2.1 million for the year ended December 31, 2000. This decrease resulted primarily from a decrease in the average monthly cash balances maintained during the year ended December 31, 2001 due to the use of cash in connection with our acquisition of Bradley in September 2000.

    Operating expenses, which are comprised of property operating expenses and real estate taxes, increased $36.6 million, or 95%, to $75.1 million for the year ended December 31, 2001, as compared with $38.5 million for the year ended December 31, 2000. This increase resulted from the combined effect of:

    (1) our acquisition of Bradley, providing an additional $35.1 million of operating expenses for the year ended December 31, 2001;

    (2) our acquisition of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square Shopping Center, providing an additional
       $1.1 million of operating expenses for the year ended December 31, 2001; and

    (3) an additional $.4 million of operating expenses from same store properties for the year ended December 31, 2001, representing an increase of 1.0% from the year ended December 31, 2000. This increase was primarily attributable to snow removal and related costs associated with the severe 2001 winter we experienced throughout a substantial part of our portfolio.

    Net operating margin percentage, defined as rental and recovery income less property operating expenses, divided by rental and recovery income, was approximately 71% for the year ended December 31, 2001, as compared to 72% for the year ended December 31, 2000. The decrease in the net operating margin percentage resulted primarily from a 1% decrease in occupancy from December 31, 2000 to December 31, 2001 across the portfolio.

    General and administrative expenses increased $4.3 million, or 52%, to $12.6 million for the year ended December 31, 2001, as compared with $8.3 million for the year ended December 31, 2000. This increase resulted from a one-time compensation cost associated with the Bradley acquisition and the increase in the overall size of our real estate portfolio, mainly attributable to the Bradley acquisition. In addition, our employee headcount increased as a result of the Bradley acquisition, which also contributed to our increased general and administrative expenses.

    Depreciation and amortization expense increased $29.3 million, or 84%, to $64.1 million for the year ended December 31, 2001, as compared with $34.8 million for the year ended December 31, 2000. This increase resulted from the combined effect of:

    (1) our acquisition of Bradley, providing an additional $26.9 million of depreciation and amortization expense for the year ended December 31, 2001;

    (2) our acquisition of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square Shopping Center, providing an additional
       $.7 million of depreciation and amortization expense for the year ended December 31, 2001; and

    (3) an additional $1.7 million of depreciation and amortization expense from same store properties for the year ended December 31, 2001, representing an increase of 5.8% from the year ended December 31, 2000. This increase was primarily attributable to capital and tenant improvements made during 2001.

    Interest expense increased $54.8 million, or 154%, to $90.3 million for the year ended December 31, 2001, as compared with $35.5 million for the year ended December 31, 2000. This increase resulted primarily from the additional debt we incurred and assumed in connection with the Bradley acquisition and the acquisitions of River Ridge Marketplace, Village Plaza, Division Place and Franklin Square Shopping Center.

    During the year ended December 31, 2001, we sold two single-tenant properties, one shopping center and two office buildings, resulting in a net gain on sale of real estate investments of $4.2 million. During the year ended December 31, 2000, we sold two single-tenant properties resulting in a net gain on sale of real estate investments of $1.9 million.

PERIOD FROM JULY 9, 1999 THROUGH DECEMBER 31, 1999

    Rental and recovery income for the period from July 9, 1999 through December 31, 1999 was $38.6 million. Rental income for the period from July 9, 1999 through December 31, 1999 was $31.7 million. The percentage of our gross leasable area actually leased remained constant and was 92% at December 31, 1999. The average base rental rate on leases signed during 1999 was $13.55.

    Recoveries from tenants were $6.9 million for the period from July 9, 1999 through December 31, 1999. Recoveries from tenants were 69% of property operating expenses and property taxes for the period from July 9, 1999 through December 31, 1999.

    Net operating margin percentage was approximately 72% for this period.

    There were no significant events or items that materially impacted interest or other income, operating expenses, general and administrative expense, depreciation and amortization and interest expense for the period from July 9, 1999 through December 31, 1999.

PERIOD FROM OCTOBER 1, 1998 TO JULY 8, 1999

    Rental and recovery income for the period from October 1, 1998 to July 8, 1999 was $55.9 million. Rental income for the period from October 1, 1998 to July 8, 1999 was $45.0 million. The percentage of our gross leasable area actually leased during the period from October 1, 1998 to July 8, 1999 remained constant and was 92% at July 8, 1999. The average base rental rate on leases signed during 1999 was $13.55.

    Recoveries from tenants were $10.9 million for the period from October 1, 1998 through July 8, 1999. Recoveries from tenants were 70% of property operating expenses and property taxes for the period from October 1, 1998 through July 8, 1999.

    Net operating margin percentage was approximately 69% for this period.

    There were no significant events or items that materially impacted interest or other income, operating expenses, general and administrative expense, depreciation and amortization and interest expense for the period from October 1, 1998 to July 8, 1999.

    In October 1998, NETT's real estate company sold two shopping centers resulting in a net loss on sale of approximately $8.8 million.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 2001, we had approximately $6.1 million in available cash and cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

    We believe that this offering will improve our financial position through changes to our capital structure, principally through the reduction in our overall debt and our debt-to-equity ratio. Upon completion of this offering, we will repay approximately $321.3 million of indebtedness, which will reduce our outstanding debt to approximately $937.8 million, after taking into account debt we expect to incur or assume in connection with the proposed property acquisitions described in this prospectus. This will result in a significant reduction in annual interest expense as a percentage of total revenue. On a pro forma basis, our indebtedness outstanding immediately after this offering and the proposed property acquisitions described in this prospectus will have a weighted average interest rate of 7.30% with an average maturity of 6.0 years. As a result, cash from operations required to fund debt service requirements will increase significantly. Our pro forma market capitalization, based on the initial public offering price of $25.00 per share will be approximately
$2.05 billion and our pro forma debt outstanding at the completion of this offering and the proposed property acquisitions described in this prospectus, will be approximately $937.8 million, resulting in the pro forma debt to total market capitalization ratio of approximately 46%.

    SHORT-TERM LIQUIDITY REQUIREMENTS

    Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

    - recurring maintenance capital expenditures necessary to properly maintain our properties;

    - interest expense and scheduled principal payments on outstanding indebtedness;

    - capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions; and

    - future distributions paid to our stockholders.

Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. We believe that our existing working capital and cash provided by operations will continue to be sufficient to meet our short-term liquidity requirements.

    There are a number of factors that could adversely affect our cash flow. An economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-let space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies, increases in our overall vacancy rates or declines in rents we can charge to re-lease properties upon expiration of current leases. In all of these cases, our cash flow would be adversely affected.

    During 2001, 15 of our anchor tenants and other side shop tenants filed for bankruptcy protection. Some of these tenants, the largest of which is Ames Department Stores, Inc., occupy stores at multiple locations in our portfolio. These tenants contributed approximately 2.7% of our annualized base rent for all leases in which tenants were in occupancy at December 31, 2001.

    On January 22, 2002, Kmart Corporation filed for bankruptcy protection. We currently lease space to Kmart at seven of our shopping centers. These locations, all of which were physically occupied at December 31, 2001, represented approximately 1.6% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. In addition, Kmart owns store locations at three of our shopping centers and subleases space from third party tenants at two of our other locations. On March 8, 2002, Kmart announced that it intends to close 284 store locations as part of its bankruptcy reorganization. None of the twelve store locations described above were included in the list of announced store closings. However, we have agreed with Kmart to a rent reduction at one of our shopping centers of approximately $290,000 on an annualized basis.

    Although Kmart has announced its current intended store closings, we are not able to fully predict the impact on our business of Kmart's bankruptcy filing at this time. For instance, Kmart could decide to close additional stores, including our locations, terminate a substantial number of leases with us, or request additional rent reductions or deferrals. Any of these actions could adversely affect our rental revenues, and the impact may be material. In addition, Kmart's termination of leases or closure of stores could result in lease terminations or reductions in rent by other tenants in the same shopping centers which could materially harm our business.

    Any future bankruptcies of tenants in our portfolio, particularly major or anchor tenants, may negatively impact our operating results.

    We incur maintenance capital expenditures at our properties, which include such expenses as parking lot improvements, roof repairs and replacements and other non-revenue enhancing capital expenditures. Maintenance capital expenditures were approximately $5.5 million for the year ended December 31, 2001. We expect total maintenance capital expenditures to be approximately
$7.8 million, or $.33 per square foot, in 2002. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing or re-leasing of retail space. We believe that our existing working capital and cash provided by operations will be sufficient to fund our maintenance capital expenditures for the next twelve months.

    We believe that we qualify and we intend to continue to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

    LONG-TERM LIQUIDITY REQUIREMENTS

    Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties, and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, long-term property mortgage indebtedness, our senior unsecured credit facility and through the issuance of additional equity securities. We believe that these sources of capital will continue to be available to us in the future to fund our long-term liquidity requirements. However, there are certain factors that may have a material adverse effect on our access to these capital sources.

    Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets, our credit rating and borrowing restrictions imposed by existing lenders. Currently, we have a credit rating from two major rating agencies - Standard & Poor's, which has given us a rating of BB-, and Moody's Investor Service, which has given us a rating of Ba2. A downgrade in outlook or rating by a rating agency can occur at any time if the agency perceives an adverse change in our financial condition, results of operations or ability to service our debt. If our credit rating is upgraded, it would decrease the interest rate currently payable by us under our existing senior unsecured credit facility, which would likely decrease the costs associated with obtaining future financing.

    Based on our internal evaluation of our properties, the estimated value of our properties exceeds the outstanding amount of mortgage debt encumbering those properties as of December 31, 2001. Therefore, at this time, we believe that additional funds could be obtained, either in the form of mortgage debt or additional unsecured borrowings. In addition, we believe that we could obtain additional financing without violating the financial covenants contained in our unsecured public notes.

    Our ability to raise funds through the issuance of equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive or at all.

    COMMITMENTS

    We currently do not have any capital lease obligations or operating lease commitments. The following table summarizes our repayment obligations under our indebtedness outstanding as of December 31, 2001.

YEAR ENDING DECEMBER 31,                                          AMOUNT
------------------------                                      --------------
                                                              (IN THOUSANDS)
2002........................................................    $   32,467
2003........................................................       352,887
2004........................................................       222,920
2005........................................................        40,601
2006........................................................        14,855
Thereafter..................................................       473,049
                                                                ----------
  Total due.................................................    $1,136,779
                                                                ==========

    The indebtedness described in the table above will require balloon payments, including approximately $6.4 million starting in June 2002. It is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. We currently expect to refinance this debt through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or additional equity offerings. We may also refinance balloon payments through borrowings under our senior unsecured credit facility.

    EXISTING CREDIT FACILITY

    We currently have a $425 million senior unsecured credit facility, consisting of a $275 million revolving credit facility, with a $35 million letter of credit sub-limit, and a $150 million term loan with Fleet National Bank and other financial institutions. The senior unsecured credit facility bears interest at a variable rate based on a spread to LIBOR which rate, as of December 31, 2001, was 165 basis points and matures on September 18, 2003. The $150 million term loan is hedged throughout the term with an interest rate floor and cap agreement that limits the LIBOR range from 6.0% to 8.5%. The average interest rate at December 31, 2001 on our senior unsecured credit facility was 5.43%, including the impact of the floor on the $150 million term loan. The availability of funds under this facility is subject to, among other things, our compliance with specified debt service coverage ratios, limitations on total indebtedness, restrictions on the payment of distributions beyond those required for us to maintain our status as a REIT, limitations on investments and other customary financial and other covenants.

    As of December 31, 2001, we were in compliance with all of the financial covenants under our senior unsecured credit facility. However, if our properties do not perform as expected, or if unexpected events occur that require us to borrow additional funds, compliance with these covenants may become difficult and may restrict our ability to pursue some business initiatives. In addition, these financial covenants may restrict our ability to pursue particular acquisition transactions, including for example, acquiring a portfolio of properties that is highly leveraged. These constraints on acquisitions could significantly impede our growth.

    Our senior unsecured credit facility requires us to provide collateral to secure the repayment of this facility if we have not repaid in full our $100 million subordinated loan from Fleet National Bank with the proceeds of an equity financing by June 18, 2002. If this provision of our senior unsecured credit facility is triggered, we will be required to provide to Fleet collateral having an aggregate value of up to approximately $774 million. As described in "Use of Proceeds" on page 26, we intend to use $100 million of the net proceeds of this offering to repay in full our subordinated loan.

    NEW LINE OF CREDIT

    We have obtained a commitment to establish a three-year, $300 million unsecured line of credit with Fleet National Bank, as agent. Fleet has agreed to use its "best efforts" to syndicate this line of credit up to $350 million. We expect to enter into this new line of credit on or shortly after completion of this offering. Each of the Heritage OP and the Bradley OP will be borrowers under the new line of credit and we, and substantially all of our other subsidiaries, will guarantee this new line of credit.

    Our ability to borrow under this new line of credit will be subject to our ongoing compliance with a number of financial and other covenants, which are described in "Business and Properties--Indebtedness Outstanding After This Offering" beginning on page 81. This new line of credit will, except under some circumstances, limit our ability to make distributions in excess of 90% of our annual funds from operations. In addition, this new line of credit will bear interest at a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, depending upon our debt rating, and will require monthly payments of interest. In addition, this new line of credit will have a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and will require quarterly payments. We will pay an upfront fee of approximately $3 million in connection with entering into this new line of credit.

    If we enter into this new line of credit, we will terminate the hedge currently in place with respect to the $150 million term loan under our existing senior unsecured credit facility. As a result if we had terminated this hedge as of December 31, 2001, we would have reclassified approximately $8.7 million of accumulated other comprehensive loss, a component of shareholders' equity, to earnings. This would have resulted in a reduction of approximately $8.7 million in our earnings for the year ended December 31, 2001.

    Our ability to enter into this new line of credit is subject to completion of this offering, final approval and satisfactory completion by the lender of its due diligence and preparation and execution of an acceptable credit agreement. We cannot assure you that we will enter into this new line of credit or that Fleet will be successful in syndicating this line of credit up to $350 million. If we do not enter into this new line of credit, we anticipate that our existing senior unsecured credit facility will remain in place.

FUNDS FROM OPERATIONS

    The White Paper on Funds from Operations approved by NAREIT in March 1995 defines Funds from Operations as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of Funds from Operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP.

    We believe that Funds from Operations is helpful as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay cash distributions.

    The following table reflects the calculation of Funds from Operations:

                                                                PRO FORMA         HISTORICAL
                                                              -------------   -------------------
                                                               YEAR ENDED         YEAR ENDED
                                                              DECEMBER 31,       DECEMBER 31,
                                                              -------------   -------------------
                                                                  2001          2001       2000
                                                              -------------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)

Net income..................................................    $ 32,353       12,236     24,102

Add (deduct):

  Depreciation and amortization (real-estate related).......      68,241       63,723     34,594
  Net gains on sales of real estate investments and
    equipment...............................................          --       (4,159)    (1,890)
  Preferred stock distributions.............................          --      (43,345)   (38,410)
  Accretion of redeemable equity............................          --         (995)      (329)
                                                                --------      -------    -------
Funds from Operations.......................................    $100,594       27,460     18,067
                                                                ========      =======    =======

    See "Unaudited Pro Forma Income Statement Data" beginning on page 32 for more information on our pro forma net income.

RELATED PARTY TRANSACTIONS

    We have in the past engaged in and currently engage in a number of transactions with related parties. The following is a summary of ongoing transactions with related parties that may impact our future operating results. Please see "Certain Relationships and Related Transactions" beginning on page 101 for a more complete discussion of these and other transactions with related parties.

    THE TJX COMPANIES

    In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. We received annualized base rent from the TJX Companies of approximately
$11.0 million in 2001, which represented approximately 5.6% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. TJX pays us rent in accordance with written leases with respect to several of our properties.

    ADVISORY FEE

    The Prudential Insurance Company of America, our second largest stockholder, will receive advisory and other fees totaling approximately $3.375 million in connection with this offering. We expect to incur this fee in the second quarter of 2002.

    131 DARTMOUTH STREET JOINT VENTURE

    In November 1999, we entered into a joint venture for the acquisition and development of a 365,000 square foot commercial office tower at 131 Dartmouth Street, Boston, Massachusetts. In addition to an unaffiliated third party, NETT is also participating in this project. Specifically, NETT, Heritage and DFS Dartmouth, LLC have formed an entity to own this project. This entity is owned 74% by NETT, 20% by DFS Dartmouth, LLC and 6% by us. We were issued this interest as part of a management arrangement we entered into with the new entity. Under this arrangement, through our subsidiary, we are providing management services to this project, for which we are entitled to receive 6% of all cash and capital transaction proceeds received by the project. We have no ongoing capital contribution requirements with respect to this project, which we expect will be completed in June 2003. We account for our interest in this joint venture using the cost method and we have not expensed any amounts through December 31, 2001.

    BOSTON OFFICE LEASE

    One of the properties contributed to us by Net Realty Holding Trust was our headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into a lease providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. This area was assigned by Net Realty Holding Trust to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

CONTINGENCIES

    LEGAL AND OTHER CLAIMS

    We are subject to legal and other claims incurred in the normal course of business. Based on our review and consultation with counsel of those matters known to exist, we do not believe that the ultimate outcome of these claims would materially affect our financial position or results of operations.

    NON-RECOURSE LOAN GUARANTEES

    In connection with the Bradley acquisition, we entered into a special securitized facility with Prudential Mortgage Capital Corporation pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed
29 of our properties. This loan is secured by all 29 properties we contributed to the borrower.

    In connection with the securitized financing with PMCC, we entered into several indemnification and guaranty agreements with PMCC under the terms of which we agreed to indemnify PMCC for various bad acts of Heritage SPE LLC and with respect to specified environmental liabilities with respect to the properties contributed by us to Heritage SPE LLC.

    We also have agreed to indemnify other mortgage lenders for bad acts and environmental liabilities in connection with other mortgage loans that we have obtained.

INFLATION

    Inflation has had a minimal impact on the operating performance of our properties. However, many of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses enabling us to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. These escalation clauses often are at fixed rent increases or indexed escalations (based on the consumer price index or other measures). Many of our leases are also for terms of less than ten years, which permits us to seek to increase rents to market rates upon renewal. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

NEW ACCOUNTING STANDARDS AND ACCOUNTING CHANGES

    SFAS NO. 133, AS AMENDED BY SFAS NO. 138

    On January 1, 2001, we adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. Fair value adjustments affect either other comprehensive income (a component of shareholders' equity) or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

    We use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit. We require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designed to hedge. Instruments that meet the hedging criteria are formally designated as hedges at the inception of the derivative contract. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. To determine the fair values of our derivative instruments, we use methods and assumptions based on market conditions and risks existing at each balance sheet date. Such methods incorporate standard market conventions and techniques such as discounted cash flow analysis and option pricing models to determine fair value. All methods of estimating fair value result in general approximation of value, and such value may or may not actually be realized.

    Our only derivative is an interest rate "collar" entered into pursuant to and as a condition of our senior unsecured credit facility. This collar limits the variable interest rate range on the entire $150,000,000 term loan under the facility to a floor of 6% and a cap of 8.5% through September 18, 2003, the date of maturity of the facility. The derivative is classified as a cash flow hedge. For purposes of determining hedge effectiveness, we exclude the time value element of the collar. As of January 1, 2001, the adoption of SFAS No. 133 resulted in the recognition of a loss of $2,477,000, which is reported as a cumulative transition adjustment to accumulated other comprehensive loss (a component of changes in shareholders' equity).

    SFAS NO. 144

    In August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supersedes both SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF BUSINESS, AND EXTRAORDINARY, UNUSUAL, AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. In addition, SFAS No. 144 retains the basic provisions of Opinion 30 for presenting discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business).

    We are required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and we plan to adopt its provisions for the quarter ending March 31, 2002. We do not expect the adoption of SFAS No. 144 for long-lived assets held for use to have a material impact on our financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The remaining provisions of SFAS No. 144 will be applied prospectively by us to newly initiated sale or disposal activities from the date of adoption.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The majority of our outstanding debt has a fixed interest rate, which minimizes the risk of fluctuating interest rates. We also use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, from lines of credit to medium- and long-term financings. We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

    As of December 31, 2001, our total outstanding debt was approximately
$1.1 billion, of which approximately $443 million, or 40%, was variable rate debt. With respect to our variable rate debt outstanding as of December 31, 2001, we have entered into one interest rate "collar" agreement to reduce our exposure to market interest rate changes under our senior unsecured credit facility. This collar agreement limits the variable interest rate range on the entire amount of our $150 million term loan under our senior unsecured credit facility with a minimum rate payable, or floor, of 6% and a maximum rate payable, or cap, of 8.5% through September 18, 2003, the date of maturity of this senior unsecured credit facility. If market rates of interest on our variable rate debt increase by 10%, or approximately 58 basis points, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $2.6 million annually. If market rates of interest increase by 10%, the fair value of our total outstanding debt would decrease by approximately $24 million. If market rates of interest on the variable rate debt decrease by 10%, or approximately 58 basis points, the decrease in interest expense on the variable rate debt would increase future earnings and cash flows by approximately $2.6 million annually. If market rates of interest decrease by 10%, the fair value of our total outstanding debt would increase by approximately $25 million.

    As of December 31, 2000, our total outstanding debt was approximately
$1.1 billion, of which approximately $423 million, or 38% was variable rate debt. If market rates of interest on the variable rate debt increase by 10%, or approximately 90 basis points, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately
$3.8 million annually. If market rates of interest increased by 10%, the fair value of our total outstanding debt would decrease by approximately
$23 million. If market rates of interest on the variable rate debt decrease by 10%, or approximately 90 basis points, the decrease in interest expense on the variable rate debt would increase future earnings and cash flows by approximately $3.8 million annually. If market rates of interest decrease by 10%, the fair value of our total outstanding debt would increase by approximately $21 million.

    Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of the reduced level of overall economic activity that could exist in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

                            BUSINESS AND PROPERTIES

OVERVIEW

    We are a fully integrated, self-administered and self-managed REIT that acquires, owns, manages, leases and redevelops primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. After this offering, based on publicly available information, we will be the sixth largest publicly-traded shopping center REIT in the country, ranked according to gross leasable area. As of December 31, 2001, we had a portfolio of 142 shopping centers totaling approximately 23.2 million square feet of gross leasable area located in 26 states. Our shopping center portfolio was approximately 93% leased as of December 31, 2001. We also own five office buildings and 11 single-tenant properties. We currently intend to dispose of several of our office buildings and substantially all of our single-tenant properties in the foreseeable future.

    We are a Maryland corporation that commenced operations in July 1999 as the successor to a company formed in 1970 to manage the real estate investments of NETT. In 1970, NETT began to invest in real estate, primarily focusing on strip-center retail neighborhood and community shopping centers. NETT's real estate company first opened an office in Great Neck, New York, followed by the opening of two additional offices in Boston, Massachusetts and Lighthouse Point, Florida. From 1970 to the late 1980's, NETT's real estate investments were located primarily in New England, New York and Florida. In the early 1990's, NETT expanded its investments by acquiring real estate in other parts of the Eastern United States, including North Carolina.

    In July 1999, recognizing that its real estate portfolio had reached its target allocation size, NETT made a strategic decision to contribute its portfolio of 60 properties into a newly formed REIT, Heritage Property Investment Trust, Inc. At our formation, The Prudential Insurance Company of America also made an equity investment in us. Prudential's investment diversified our sources of capital and facilitated our growth strategy.

    Several members of our management team have been involved with us and our predecessor, NETT, since the 1970's, including Thomas C. Prendergast, our President and Chief Executive Officer. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent. In 1978, he was promoted to Vice President and Director of Leasing, overseeing leasing in all markets. In 1980, Mr. Prendergast was promoted to President and Chief Executive Officer, a position he held for 19 years, prior to becoming our President and Chief Executive Officer upon our formation in July 1999. Our management team has a strong history of producing excellent results. During NETT's fiscal years from 1992 to 1998, management generated average annual income returns of 10.7% and average annual unrealized increases in property market values of 1.9%, for a total average annual return of 12.6%. Over the same time period, according to the National Council of Real Estate Investment Fiduciaries, or NCREIF, community shopping center properties in the United States which report data to NCREIF generated total annual returns of 8.6% and average annual unrealized decreases in property market values of 3.0%, for a total average annual return of 5.6%.

    On September 18, 2000, we acquired Bradley for aggregate consideration of approximately $1.2 billion, including transaction expenses. The Bradley portfolio consisted of 97 shopping centers with a total of approximately
15.3 million square feet of gross leasable area located in 15 states, primarily in the Midwest. The Bradley acquisition provided us with a unique opportunity to acquire an attractively priced, large portfolio of properties in a contiguous geographic market, consistent with our business strategy and investment criteria.

    Our integration efforts for Bradley included the centralization of management functions, cost reductions and the elimination of long term development projects. As part of the integration, we reduced our combined employee headcount, principally through the elimination of duplicate executive level and finance department positions and by outsourcing maintenance functions previously performed internally within Bradley.

    We have substantially integrated the Bradley operations, and we intend to continue to enhance the operating performance of the Bradley portfolio in the future. During 2001, we have entered into agreements to place additional anchor tenants at four former Bradley properties and believe that the opportunity exists to place additional anchors at other former Bradley properties. During 2001, we executed leases for add-on space of approximately 80,000 square feet at former Bradley properties. Since our formation in July 1999, we acquired nine additional shopping center properties, an outparcel of an owned shopping center, and a parcel of land for development of a shopping center, for an aggregate purchase price of approximately $202 million.

INDUSTRY BACKGROUND

    International Council of Shopping Centers, or ICSC, in an industry report dated April 2001, estimates that retail shopping center sales in the United States were approximately $1.14 trillion in 2000 and have grown at an average annual rate of 5% since 1990. At the end of 2000, there were 45,025 shopping centers containing 5.57 billion square feet of gross leasable area in the United States according to ICSC's April 2001 report. ICSC also estimates that adult visitors to shopping centers in the United States averaged 197 million per month in 2000, an increase of over 3% above the average monthly traffic for 1999. Meanwhile, the supply of new shopping centers in the United States has been stable, with the number of new shopping centers increasing by no more than 2.2% per year since 1993, according to the ICSC.

    Shopping centers typically are organized in one of four formats: neighborhood shopping centers; community centers; regional malls; and super regional malls. These centers are distinguished by various characteristics, which include shopping center size, the number and type of anchor tenants, types of products sold, distance and travel time, and customer base.

    Neighborhood shopping centers generally provide consumers with convenience goods such as food and drugs and services such as dry cleaning and laundry for the daily living needs of residents in the immediate neighborhood. These centers are typically anchored by a supermarket. In addition to the convenience goods provided by a neighborhood center, a community shopping center typically contains multiple anchors and may provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances.

    In our experience, grocer-anchored neighborhood and community shopping centers are generally more resistant to economic down cycles. The ICSC, in its April 2001 report, estimates that grocery stores accounted for almost 50% of non-automotive retail sales in 2000. In addition, from 1973 to 2000, average weekly sales per supermarket increased at a compound annual growth rate of approximately 8.7%, according to the Food Marketing Institute.

    Typically, our neighborhood and community shopping centers are anchored by supermarkets. According to Progressive Grocer, sales for supermarkets accounted for $384.8 billion, or approximately 78%, of total grocery store revenues in 2000, up 5% from 1999. Progressive Grocer also estimates that there were a total of 127,980 grocery stores operating in the United States in 2000, of which 31,830, or approximately 25%, were supermarkets. Progressive Grocer defines supermarkets as grocers with greater than $2 million in sales.

    Our experience indicates that the key factors that drive the success of neighborhood and community shopping centers include strong market demographics, a diverse tenant mix with multiple anchors, including grocers, the proper positioning of the center to its customer base, and a strong relationship between the owner of the shopping center and the anchor tenants.

OUR COMPETITIVE STRENGTHS

    We believe that we distinguish ourselves from other owners and operators of community and neighborhood shopping centers in a number of ways, including by our:

    - GROCER-ANCHORED NEIGHBORHOOD AND COMMUNITY SHOPPING CENTER FOCUS. As of December 31, 2001, approximately 80% of our centers were grocer-anchored. Our grocer-anchored centers accounted for approximately 75% of our total net operating income for the year ended December 31, 2001. More resistant to economic downturns by the nature of their business, grocers, in our experience, generate continuous consumer traffic to our centers. This traffic enhances the quality and appeal of our centers and benefits our other tenants.

    - MULTI-ANCHORED FOCUS. Our neighborhood and community shopping centers have an average of 2.6 anchor tenants. We consider an anchor tenant to be a tenant that occupies at least 15,000 square feet at one of our centers. In our experience, multiple anchors attract greater consumer flow through the entire shopping center and add to the economic stability of our shopping centers as a whole.

    - DIVERSE TENANT BASE. No single tenant currently represents more than 5.6% of our annualized base rental revenue. As of December 31, 2001, we had approximately 2,800 separate leases with various tenants, including national and regional supermarket chains, drug stores, discount retail stores, other nationally or regionally known stores and a great variety of other regional and local retailers. As of December 31, 2001, the average lease term for our neighborhood and community shopping centers was 6.9 years, with no more than 13% of our total base rent expiring in any single year through 2010. We believe that this diversity of tenants and lease expirations will enable us to generate more stable cash flows over time.

    - GEOGRAPHIC DIVERSIFICATION. Our properties are located in 26 states primarily in the Eastern and Midwestern United States. As of December 31, 2001, the six largest concentrations of properties in our total portfolio are located in Illinois, North Carolina, Minnesota, Indiana, Wisconsin and New York, representing 14%, 12%, 11%, 10%, 6% and 5%, respectively, of our total gross leasable area. We believe that geographic diversity helps mitigate the risks associated with localized economic downturns.

    - ATTRACTIVE LOCATIONS WITH STRONG MARKET DEMOGRAPHICS. The average population and the average annual household income within a three-mile area of our properties is approximately 65,000 and $64,000, respectively, based upon 2000 updates of 1990 census data provided by CACI Marketing Systems. We believe these strong market demographics provide our properties with consistent supply of shoppers who exhibit strong demand for goods and services.

    - SEASONED MANAGEMENT TEAM. Our senior management team is comprised of executives with an average of approximately 20 years experience in the acquisition, management, leasing, redevelopment and construction of real estate or retail properties. In particular, we believe the in-depth market knowledge and long-term tenant relationships developed by our senior management provide us with a key competitive advantage.

BUSINESS AND GROWTH STRATEGIES

    Our business strategy has been and will continue to be to generate stable and increasing cash flow and asset value by acquiring and managing a portfolio of real estate properties located in attractive markets with strong economic and demographic characteristics. Our business strategy consists of the following elements:

    - BUILDING AND LEVERAGING OUR LONG-TERM TENANT RELATIONSHIPS. Our top priority in managing our business is establishing and developing strong, lasting relationships with our tenants. We believe that we have been successful in consistently meeting or exceeding the expectations and demands of our tenants. Over the years, this strategy has allowed us to forge mutually beneficial business relationships, enabling our tenants, through our broad geographic focus and contacts, to enter new markets and leverage opportunities to increase their presence in and across markets. We intend to continue to leverage our existing tenant relationships as we grow and expand our business.

    - MAXIMIZING CASH FLOW FROM OUR PROPERTIES BY CONTINUING TO ENHANCE THE OPERATING PERFORMANCE OF EACH PROPERTY. We manage our properties through a centralized property management and leasing program, which enables us to achieve operating, marketing and leasing efficiencies. We aggressively lease currently available space and space that becomes available in the future, both to existing and new tenants. During 2000 and 2001, we signed new leases and renewals of leases on approximately 2.9 million square feet of space at an average base rental rate increase of approximately 14% over the expired rates. In 2002, we anticipate that the leases on 1.5 million square feet of space will expire, representing 6.9% of our portfolio.

    - TARGETING REDEVELOPMENT AND EXPANSION PROJECTS THAT WE BELIEVE WILL GENERATE SUBSTANTIAL RETURNS. We seek to leverage our operating and redevelopment capabilities to capitalize on prospects within our existing portfolio. In particular, we are currently exploring opportunities to expand or redevelop properties we acquired from Bradley, to expand our existing centers, to reposition our tenant mix and, where appropriate, to lease parcels on our properties with minimal incremental cost.

    - INCREASING THE NUMBER OF ANCHOR TENANTS TO ENHANCE THE CONSUMER TRAFFIC AT OUR NEIGHBORHOOD AND COMMUNITY SHOPPING CENTERS. We believe that securing multiple anchors to a property enhances the attractiveness of the center, by increasing consumer traffic, and therefore enhances the performance of our non-anchor tenants within the remaining available space of a center. Recently, we entered into four agreements to place additional anchor tenants at properties that we acquired from Bradley. We believe that there are additional opportunities to increase the number of anchor tenants at other existing properties in our portfolio.

    - PURSUING OPPORTUNITIES TO ACQUIRE PRIMARILY GROCER-ANCHORED NEIGHBORHOOD AND COMMUNITY SHOPPING CENTERS. We utilize our knowledge of key markets to pursue opportunistic acquisitions of grocer-anchored shopping centers with a multi-anchored focus. As described in "--Acquisition and Market Selection Process" beginning on page 79 of this prospectus, our acquisition activities are focused primarily in the 26 states in which we currently operate in the Eastern and Midwestern United States. We seek properties at attractive investment yields with potential growth in cash flow that can benefit from our hands-on management, that may require repositioning or redevelopment, and are consistent in terms of quality, demographics and location with our existing portfolio. Our senior management team has developed long-standing relationships with institutional and other owners and operators of shopping center properties which have enhanced our ability to identify and capitalize on acquisition opportunities.

FINANCING STRATEGY

    Our financing strategy is to maintain a strong and flexible financial position by maintaining a prudent level of leverage and managing our variable interest rate exposure. We intend to finance future growth with the most advantageous source of capital available to us at the time of an acquisition. These sources may include selling common stock, preferred stock or debt securities through public offerings or private placements, incurring additional indebtedness through secured or unsecured borrowings and issuing units of limited partnership interests of one of our operating partnerships in exchange for contributed property. With respect to financing alternatives, we intend to focus primarily on financing growth through the incurrence of unsecured debt rather than on secured debt on individual or a portfolio of properties.

PROPERTIES

SHOPPING CENTERS

    As of December 31, 2001, we owned and operated 142 neighborhood and community shopping centers totaling approximately 23.2 million square feet of gross leasable area located in 26 states. We believe that our shopping center properties are adequately covered by insurance.

    In July 2001, we acquired an approximately 32 acre parcel of land in Mishawaka, Indiana for approximately $1.3 million, which we funded with borrowings under our senior unsecured credit facility. We sold approximately 12 acres of this parcel to Target Corporation, which has agreed to construct an approximately 175,000 square foot Super Target store. We retained the remaining approximately 20 acres of this parcel, on which we intend to construct approximately 145,000 square feet of junior anchor and side shop space and approximately 20,000 square feet of out-parcel space. Construction of this property, including the Super Target store, has begun and the Super Target store currently is scheduled to be completed in the second quarter of 2002. We intend to dispose of this project. However, if we complete construction of this project, we currently expect our costs with respect to this project to be approximately $12.5 million.

    In February 2002, we entered into a purchase and sale agreement with a third party to acquire 146,000 square feet of gross leasable area at Montgomery Towne Center, a 251,000 square foot shopping center located in Alabama. In March 2002, we entered into a letter of intent with a different third party to acquire an additional approximately 32,000 square feet of gross leasable area at Montgomery Towne Center. We expect to complete these acquisitions in the second quarter of 2002. The aggregate purchase price for these transactions is approximately
$18.6 million, including our assumption of approximately $7.9 million of debt, with the remaining $10.7 million being paid in cash from borrowings under our senior unsecured credit facility.

    In March 2002, we acquired Cross Keys Commons, a grocer-anchored shopping center located in New Jersey, with an aggregate of approximately 371,000 square feet of gross leaseable area. The purchase price for this transaction was $34,000,000 and was funded with borrowings under our senior unsecured credit facility.

    In March 2002, we entered into a letter of intent with a third party to acquire four shopping centers, located in Michigan, Massachusetts, New Hampshire and New York, with an aggregate of approximately 1,220,000 square feet of gross leasable area. We expect to complete this acquisition in the second quarter of 2002. The purchase price for this transaction, including transaction expenses, will be approximately $77.83 million, including our assumption of approximately $41.76 million of debt, with the remaining approximately $36.07 million being paid with a combination of approximately $27.98 million in cash from borrowings under our senior unsecured credit facility, and the issuance of approximately $8.09 million of units of limited partnership interest in the Bradley OP. This acquisition will be subject to, among other things, execution of definitive documentation and the satisfactory completion of our due diligence investigation of the properties.

OTHER PROPERTIES

    We also own five office buildings, three in New York and two in Boston, totaling approximately 311,000 square feet and 11 single-tenant properties, totaling approximately 28,000 square feet. We currently intend to dispose of substantially all of our single-tenant properties, which had an aggregate net carrying value of approximately $1.7 million at December 31, 2001, in the foreseeable future. We also intend to dispose of one of our New York buildings, Fortune, which had an aggregate net carrying value of approximately
$4.3 million at December 31, 2001. We intend to retain ownership of the remaining office building which houses our New York office and our two Boston buildings which contain our headquarters. We believe that our office buildings and single-tenant properties are adequately covered by insurance.

    In March 2002, we completed the sale of Flower Hill, an office building located in New York. The net cash proceeds of this sale were approximately $4.2 million.

    The tables set forth below contain various information regarding our portfolio of properties as of December 31, 2001:

                  GEOGRAPHIC DIVERSIFICATION--TOTAL PORTFOLIO

                                                                                                  %
                                        NUMBER OF       TOTAL                   ANNUALIZED    ANNUALIZED
STATE                                   PROPERTIES   OWNED GLA(1)   % TOTAL    BASE RENT(2)   BASE RENT
-----                                   ----------   ------------   --------   ------------   ----------
EAST
  North Carolina......................       11        2,809,804      11.96%   $ 26,100,706      13.16%
  New York............................       16        1,184,733       5.04%     16,391,457       8.26%
  Florida.............................       16        1,058,666       4.51%      7,579,757       3.82%
  Tennessee...........................        3          877,010       3.73%      5,873,580       2.96%
  Massachusetts.......................        5          650,442       2.77%     11,882,161       5.99%
  New Hampshire.......................        3          555,470       2.36%      4,335,413       2.19%
  Pennsylvania........................        2          427,156       1.82%      1,920,809       0.97%
  Vermont.............................        1          221,314       0.94%      1,873,014       0.94%
  Maine...............................        1          204,006       0.87%      1,403,976       0.71%
  Alabama.............................        1          178,511       0.76%      1,723,308       0.87%
  New Jersey..........................        1          159,454       0.68%      2,281,742       1.15%
  Georgia.............................        1          141,072       0.60%        636,418       0.32%
  Connecticut.........................        1          125,730       0.54%      1,221,515       0.62%
                                           ----      -----------    -------    ------------    -------
SUBTOTAL..............................       62        8,593,368      36.58%   $ 83,223,856      41.95%

MIDWEST
  Illinois............................       17        3,244,992      13.81%   $ 28,301,762      14.27%
  Minnesota...........................       17        2,590,261      11.03%     23,882,145      12.04%
  Indiana.............................       11        2,286,544       9.73%     15,189,407       7.66%
  Wisconsin...........................       11        1,300,424       5.54%      9,378,964       4.73%
  Missouri............................        7        1,146,845       4.88%      7,997,265       4.03%
  Kansas..............................        6          932,186       3.97%      5,314,809       2.68%
  Iowa................................        7          726,552       3.09%      4,311,488       2.17%
  Ohio................................        3          669,562       2.85%      4,896,598       2.47%
  Kentucky............................        5          640,202       2.73%      4,739,198       2.39%
  Nebraska............................        7          596,670       2.54%      4,876,781       2.46%
  Michigan............................        3          533,010       2.27%      4,499,126       2.27%
  South Dakota........................        1          196,766       0.84%      1,420,745       0.72%
  New Mexico..........................        1           35,800       0.15%        363,732       0.18%
                                           ----      -----------    -------    ------------    -------
SUBTOTAL..............................       96       14,899,814      63.42%   $115,172,020      58.05%
                                           ----      -----------    -------    ------------    -------

TOTAL.................................      158       23,493,182     100.00%   $198,395,876     100.00%

--------------------------
(1) Represents (a) gross leasable area with respect to our shopping centers and
    (b) rentable square feet with respect to our office buildings and single-tenant properties.

(2) We calculate Annualized Base Rent for all leases in place in which tenants are in occupancy at December 31, 2001 as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for those leases, multiplied by 12. For any leases relating to properties we acquired from NETT's real estate company upon our formation or relating to properties acquired from Bradley, we calculate total base rent to be received beginning from the date we acquired the property.

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS:

Riverchase Village Shopping
  Center
  Hoover, AL                    1994               93%       178,511     187,711      128,225   Bruno's Supermarket
                                                                                                Service Merchandise
                                                                                                Barnes & Noble

Torrington Plaza
  Torrington, CT                1963/1994          93%       125,730     125,730       42,037   TJ Maxx
                                                                                                Staples

Barton Commons
  Rockledge, FL                 1989               82%       215,049     218,049      138,518   Kmart
                                                                                                Bealls Dept. Store
                                                                                                Bealls Outlet

Naples Shopping Center
  Naples, FL                    1962/1997         100%       195,471     198,971      162,486   Publix Supermarket
                                                                                                Marshalls
                                                                                                Linens N Things
                                                                                                Office Depot
                                                                                                Books A Million

Park Shore Shopping Center
  Naples, FL                    1973/1993          99%       231,830     240,330      188,180   Fresh Market Supermarket
                                                                                                Kmart
                                                                                                Rhodes Furniture
                                                                                                Homegoods
                                                                                                Sound Advice

Shoppers Haven Shopping Center
  Pompano Beach, FL             1959/1998          59%       205,049     205,049       68,404   Winn Dixie Supermarket
                                                                                                Walgreens

Venetian Isle Shopping
  Center(8)
  Lighthouse Point, FL          1959/1992          90%       183,467     186,967      111,831   Publix Supermarket
                                                                                                TJ Maxx
                                                                                                Linens N Things
                                                                                                PetsMart

Shenandoah Plaza
  Newnan, GA                    1987               96%       141,072     141,072      113,922   Ingles Market
                                                                                                Wal-Mart


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS:
Riverchase Village Shopping
  Center
  Hoover, AL                    $ 1,723,308        $ 9.65
Torrington Plaza
  Torrington, CT                $ 1,221,515        $ 9.72
Barton Commons
  Rockledge, FL                 $   971,720        $ 4.52
Naples Shopping Center
  Naples, FL                    $ 1,819,066        $ 9.31
Park Shore Shopping Center
  Naples, FL                    $ 1,704,490        $ 7.35
Shoppers Haven Shopping Center
  Pompano Beach, FL             $ 1,355,761        $ 6.61
Venetian Isle Shopping
  Center(8)
  Lighthouse Point, FL          $ 1,479,211        $ 8.06
Shenandoah Plaza
  Newnan, GA                    $   636,418        $ 4.51

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Bartonville Square
  Bartonville, IL               1972               98%        55,348      60,846       41,824   Kroger Supermarket

Butterfield Square
  Libertyville, IL              1997               97%       106,824     121,427       51,677   Sunset Foods

The Commons of Chicago Ridge
  Chicago Ridge, IL             1992/1999          92%       324,080     324,080      233,405   Home Depot
                                                                                                Office Depot
                                                                                                Marshalls
                                                                                                Pep Boys
                                                                                                Old Navy
                                                                                                Michaels

The Commons of Crystal Lake
  Crystal Lake, IL              1995/1998          98%       273,060     365,335      210,569   Jewel Foods/Osco Drugs
                                                                                                Marshalls
                                                                                                Toys R Us
                                                                                                Hobby Lobby (Non-Owned)

Crossroads Centre
  Fairview Heights, IL          1975/1988          96%       242,320     247,820      129,468   Malan Realty Investors, Inc.
                                                                                                TJ Maxx

Fairhills Shopping Center
  Springfield, IL               1971/1989          75%       107,614     107,614       49,330   Jewel Foods/Osco Drugs

Heritage Square
  Naperville, IL                1992              100%       210,237     210,237      164,054   Circuit City
                                                                                                Carson Funiture Gallery
                                                                                                DSW Warehouse
                                                                                                Rhodes Furniture

High Point Centre
  Lombard, IL                   1988               98%       240,032     240,032      141,068   Cub Foods
                                                                                                Office Depot
                                                                                                Babies R Us
                                                                                                Big Lots

Parkway Pointe
  Springfield, IL               1996              100%        38,587     221,887      179,300   Wal-Mart (Non-Owned)
                                                                                                Target (Non-Owned)
                                                                                                Party Tree (Non-Owned)


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Bartonville Square
  Bartonville, IL               $   280,261        $ 5.06
Butterfield Square
  Libertyville, IL              $ 1,283,040        $12.01
The Commons of Chicago Ridge
  Chicago Ridge, IL             $ 3,657,979        $11.29
The Commons of Crystal Lake
  Crystal Lake, IL              $ 3,056,295        $11.19
Crossroads Centre
  Fairview Heights, IL          $ 1,556,959        $ 6.43
Fairhills Shopping Center
  Springfield, IL               $   495,973        $ 4.61
Heritage Square
  Naperville, IL                $ 2,462,457        $11.71
High Point Centre
  Lombard, IL                   $ 2,221,687        $ 9.26
Parkway Pointe
  Springfield, IL               $   488,822        $12.67

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Rivercrest
  Crestwood, IL                 1992/1999         100%       484,680     849,835      711,859   Dominick's Supermarket
                                                                                                Best Buy
                                                                                                PetsMart
                                                                                                TJ Maxx
                                                                                                Kimco Realty Corp.
                                                                                                Sears
                                                                                                OfficeMax
                                                                                                Hollywood Park
                                                                                                Target (Non-Owned)
                                                                                                Kohl's (Non-Owned)
                                                                                                Menards (Non-Owned)
                                                                                                Sony Theaters (Non-Owned)

Rollins Crossing
  Round Lake Beach, IL          1995/1998          99%       150,576     344,696      283,704   Sears Paint & Hardware
                                                                                                Super Kmart (Non-Owned)
                                                                                                Regal Cinema

Sangamon Center North
  Springfield, IL               1970/1996          97%       139,757     144,757       79,257   Schnuck's Supermarket
                                                                                                U.S. Post Office

Sheridan Village
  Peoria, IL                    1954/1995          91%       303,896     303,896      177,409   Bergner's Dept Store
                                                                                                Cohen's Furniture Co.

Sterling Bazaar
  Peoria, IL                    1992               84%        82,837      82,837       52,337   Kroger Supermarket

Twin Oaks Centre
  Silvis, IL                    1991               88%        94,741      94,741       59,682   Hy-Vee Supermarket

Wardcliffe Shopping Center
  Peoria, IL                    1976/1977         100%        67,531      67,531       48,341   CVS
                                                                                                Big Lots

Westview Center
  Hanover Park, IL              1992               74%       322,872     413,672      184,265   Cub Foods
                                                                                                Marshalls
                                                                                                Value City Dept. Store (Non-
                                                                                                Owned)

County Line Mall
  Indianapolis, IN              1976/1991          99%       260,785     263,585      183,866   Kroger Supermarket
                                                                                                OfficeMax
                                                                                                Target


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Rivercrest
  Crestwood, IL                 $ 4,204,292        $ 8.67
Rollins Crossing
  Round Lake Beach, IL          $ 1,043,090        $ 6.93
Sangamon Center North
  Springfield, IL               $ 1,088,236        $ 7.79
Sheridan Village
  Peoria, IL                    $ 2,322,261        $ 7.64
Sterling Bazaar
  Peoria, IL                    $   688,574        $ 8.31
Twin Oaks Centre
  Silvis, IL                    $   588,211        $ 6.21
Wardcliffe Shopping Center
  Peoria, IL                    $   366,027        $ 5.42
Westview Center
  Hanover Park, IL              $ 2,497,598        $ 7.74
County Line Mall
  Indianapolis, IN              $ 1,854,013        $ 7.11

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Double Tree Plaza
  Winfield, IN                  1996               93%       100,104     112,104       45,000   Amelia's Supermarket

Germantown Shopping Center
  Jasper, IN                    1985               89%       230,600     238,000      155,405   Beuhlers Supermarket
                                                                                                Quality Farm & Fleet
                                                                                                Elder Beerman Dept Store
                                                                                                Peebles Dept Store

King's Plaza
  Richmond, IN                  1965               87%       102,788     102,788       60,200   Cub Foods

Lincoln Plaza
  New Haven, IN                 1968               94%        95,664      95,664       39,104   Kroger Supermarket

Martin's Bittersweet Plaza
  Mishawaka, IN                 1992               97%        78,245      81,255       61,079   Martin's Supermarket
                                                                                                Osco Drug

Rivergate Shopping Center
  Shelbyville, IN               1982               94%       133,086     137,286      108,086   Super Foods
                                                                                                Wal-Mart

Sagamore Park Centre
  West Lafayette, IN            1982               85%       102,439     102,439       41,154   Payless Supermarket

Speedway SuperCenter
  Indianapolis, IN              1960/1998          88%       552,097     558,097      237,399   AJ Wright
                                                                                                Kroger Supermarket
                                                                                                Kohl's
                                                                                                Sears
                                                                                                Factory Card Outlet
                                                                                                Old Navy

The Village
  Gary, IN                      1950               95%       294,212     294,212      153,025   Ames Department Stores, Inc.
                                                                                                US Factory Outlet
                                                                                                AJ Wright
                                                                                                Ind. Dept of Employment

Washington Lawndale Commons
  Evansville, IN                1957/1993          97%       336,524     336,524      214,199   Target Stores
                                                                                                Stein Mart
                                                                                                Dunham's Sporting Goods
                                                                                                Homelife Furniture (Sears)
                                                                                                Jo-Ann Fabrics
                                                                                                Books A Million


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Double Tree Plaza
  Winfield, IN                  $   671,149        $ 6.70
Germantown Shopping Center
  Jasper, IN                    $ 1,141,468        $ 4.95
King's Plaza
  Richmond, IN                  $   421,143        $ 4.10
Lincoln Plaza
  New Haven, IN                 $   671,349        $ 7.02
Martin's Bittersweet Plaza
  Mishawaka, IN                 $   528,832        $ 6.76
Rivergate Shopping Center
  Shelbyville, IN               $   499,024        $ 3.75
Sagamore Park Centre
  West Lafayette, IN            $   863,440        $ 8.43
Speedway SuperCenter
  Indianapolis, IN              $ 4,226,124        $ 7.65
The Village
  Gary, IN                      $ 2,401,242        $ 8.16
Washington Lawndale Commons
  Evansville, IN                $ 1,911,623        $ 5.68

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Burlington Plaza West
  Burlington, IA                1989               97%        88,118      88,118       52,468   Festival Foods

Davenport Retail Center
  Davenport, IA                 1996              100%        62,588     229,588      214,433   Staples
                                                                                                PetsMart
                                                                                                Super Target (Non-Owned)

Kimberly West
  Davenport, IA                 1987/1997          93%       113,713     113,713       76,896   Hy-Vee Supermarket

Parkwood Plaza
  Urbandale, IA                 1992               93%       126,369     126,369       63,108   Albertson's Supermarket

Southgate Shopping Center
  Des Moines, IA                1972/1996         100%       155,399     155,399      124,065   Hy-Vee Supermarket
                                                                                                Walgreens
                                                                                                Big Lots

Spring Village
  Davenport, IA                 1980/1991          81%        90,263      92,763       45,763   Eagle Foods

Warren Plaza
  Dubuque, IA                   1980/1993          96%        90,102     187,135      148,525   Hy-Vee Supermarket
                                                                                                Target (Non-Owned)

Mid State Plaza
  Salina, KS                    1971               89%       286,601     293,101      180,288   Food 4 Less
                                                                                                Sutherlands Lumber
                                                                                                Hobby Lobby
                                                                                                Carroll's Books

Santa Fe Square
  Olathe, KS                    1987               95%       133,698     133,698       55,820   Hy-Vee Supermarket

Shawnee Parkway Plaza
  Shawnee, KS                   1979/1995          82%        92,213      92,213       59,128   Price Chopper Supermarket

Village Plaza
  Manhattan, KS                 1975              100%        55,698      55,698       24,510   Falley's Food 4 Less

Westchester Square
  Lenexa, KS                    1968/1998          85%       164,944     168,644       63,000   Hy-Vee Supermarket

West Loop Shopping Center
  Manhattan, KS                 1986/1998          87%       199,032     199,032       78,558   Dillons Supermarket
                                                                                                Waters True Value


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Burlington Plaza West
  Burlington, IA                $   599,344        $ 6.80
Davenport Retail Center
  Davenport, IA                 $   668,827        $10.69
Kimberly West
  Davenport, IA                 $   641,412        $ 5.64
Parkwood Plaza
  Urbandale, IA                 $   866,966        $ 6.86
Southgate Shopping Center
  Des Moines, IA                $   536,791        $ 3.45
Spring Village
  Davenport, IA                 $   330,361        $ 3.66
Warren Plaza
  Dubuque, IA                   $   667,787        $ 7.41
Mid State Plaza
  Salina, KS                    $   846,764        $ 2.95
Santa Fe Square
  Olathe, KS                    $ 1,071,282        $ 8.01
Shawnee Parkway Plaza
  Shawnee, KS                   $   586,337        $ 6.36
Village Plaza
  Manhattan, KS                 $   294,719        $ 5.29
Westchester Square
  Lenexa, KS                    $ 1,301,606        $ 7.89
West Loop Shopping Center
  Manhattan, KS                 $ 1,214,101        $ 6.10

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Camelot Shopping Center
  Louisville, KY                1969/1997          83%       150,391     150,391       61,500   Winn Dixie Supermarket
                                                                                                Gatti's Pizza

Dixie Plaza
  Louisville, KY                1987              100%        47,954      82,737       59,383   Winn Dixie Supermarket
                                                                                                Frank's Nursery (Non-Owned)

Midtown Mall
  Ashland, KY                   1970/1994          86%       153,566     153,566       96,171   Kroger Supermarket
                                                                                                Odd Lots/Big Lots
                                                                                                Gatti's Pizza

Plainview Village Center
  Louisville, KY                1977               88%       151,461     182,261       30,975   Kroger Supermarket

Stony Brook
  Louisville, KY                1988               96%       136,830     228,030      159,625   Kroger Supermarket
                                                                                                H.H. Gregg (Non-Owned)

Pine Tree Shopping Center
  Portland, ME                  1958/1973         100%       204,006     254,378      200,178   Shaw's Supermarket (Non-Owned)
                                                                                                Ames Department Stores, Inc.
                                                                                                Mardens
                                                                                                Jo-Ann Fabrics
                                                                                                AJ Wright

Lynn Market Place
  Lynn, MA                      1966/1993         100%        78,092      78,092       52,620   Star Market

Watertower Plaza
  Leominster, MA                1988/1998          88%       285,821     296,321      194,078   Shaw's Supermarket
                                                                                                TJ Maxx
                                                                                                OfficeMax
                                                                                                Barnes & Noble
                                                                                                Linens 'N Things
                                                                                                Petco
                                                                                                Michael's

Westgate Plaza
  Westfield, MA                 1969/1996          97%       103,903     103,903       77,768   Stop & Shop
                                                                                                TJ Maxx

Cherry Hill Marketplace
  Westland, MI                  1992/1999          82%       122,132     122,132       53,739   Farmer Jacks


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Camelot Shopping Center
  Louisville, KY                $   774,242        $ 5.15

Dixie Plaza
  Louisville, KY                $   380,214        $ 7.93

Midtown Mall
  Ashland, KY                   $   835,333        $ 5.44

Plainview Village Center
  Louisville, KY                $ 1,291,161        $ 8.52
Stony Brook
  Louisville, KY                $ 1,458,248        $10.66

Pine Tree Shopping Center
  Portland, ME                  $ 1,403,976        $ 6.88

Lynn Market Place
  Lynn, MA                      $   599,354        $ 7.67
Watertower Plaza
  Leominster, MA                $ 3,576,007        $12.51

Westgate Plaza
  Westfield, MA                 $   969,568        $ 9.33

Cherry Hill Marketplace
  Westland, MI                  $ 1,220,686        $ 9.99

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
------------------------------  ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

The Courtyard
  Burton, MI                    1989              100%       125,965     268,520      219,421   V.G. Food Center
                                                                                                OfficeMax
                                                                                                Dunhams Sporting Goods
                                                                                                Home Depot (Non-Owned)

Redford Plaza
  Redford, MI                   1956/1987          96%       284,913     284,913      194,014   Kroger Supermarket
                                                                                                Burlington Coat Factory
                                                                                                Bally Total Fitness
                                                                                                AJ Wright
                                                                                                Aco Hardware
                                                                                                The Resource Network

Austin Town Center
  Austin, MN                    1999               98%       111,110     201,110      170,789   Rainbow Foods
                                                                                                Staples
                                                                                                Target (Non-Owned)

Brookdale Square
  Brooklyn Center, MN           1971/1994          76%       185,883     185,883      114,320   Circuit City
                                                                                                Office Depot
                                                                                                Brookdale Theater
                                                                                                Pep Boys

Burning Tree Plaza
  Duluth, MN                    1987/1998          99%       173,929     173,929      117,716   Best Buy
                                                                                                TJ Maxx
                                                                                                Hancocks Fabrics
                                                                                                Dunham's Sporting Goods

Central Valu Center
  Columbia Heights, MN          1961/1984         100%       123,350     123,350       90,946   Rainbow Foods
                                                                                                Slumberland Clearance

Division Place
  St. Cloud, MN                 1991              100%       129,354     133,354       24,016   TJ Maxx

Elk Park Center
  Elk River, MN                 1995/1999          97%       184,890     282,533      172,656   Cub Foods
                                                                                                Target (Non-Owned)
                                                                                                OfficeMax


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
------------------------------  ------------   ---------------
SHOPPING CENTERS (CONTINUED):
The Courtyard
  Burton, MI                    $   992,032        $ 7.88
Redford Plaza
  Redford, MI                   $ 2,286,408        $ 8.02
Austin Town Center
  Austin, MN                    $   944,625        $ 8.50
Brookdale Square
  Brooklyn Center, MN           $   945,003        $ 5.08
Burning Tree Plaza
  Duluth, MN                    $ 1,578,516        $ 9.08
Central Valu Center
  Columbia Heights, MN          $   938,928        $ 7.61
Division Place
  St. Cloud, MN                 $ 1,452,858        $11.23
Elk Park Center
  Elk River, MN                 $ 1,934,145        $10.46

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Har Mar Mall
  Roseville, MN                 1992/1995          97%       429,791     429,791      246,814   Cub Foods
                                                                                                Barnes & Noble
                                                                                                Marshalls
                                                                                                TJ Maxx
                                                                                                General Cinema
                                                                                                Michaels
                                                                                                Mars Music

Hub West(9)
Richfield Hub
  Richfield, MN                 1952/1992          98%       214,855     217,655      129,400   Rainbow Foods
                                                                                                Bally Total Fitness
                                                                                                Marshalls
                                                                                                Michaels

Marketplace at 42
  Savage, MN                    1999              100%       120,377     135,877       56,371   Rainbow Foods

Roseville Center
  Roseville, MN                 1950/2000          96%        76,723     141,723       65,000   Rainbow Foods (Non-Owned)

Southport Centre
  Apple Valley, MN              1992               96%       124,848     427,944      347,614   Best Buy
                                                                                                Frank's Nursery
                                                                                                Super Target (Non-Owned)
                                                                                                OfficeMax (Non-Owned)
                                                                                                Cub Foods (Non-Owned)

Sun Ray Shopping Center
  St. Paul, MN                  1958/1992          96%       256,725     256,725      133,090   JC Penney
                                                                                                TJ Maxx
                                                                                                Bally Total Fitness
                                                                                                Michael's
                                                                                                Petters Warehouse Direct

Ten Acres Center
  West St. Paul, MN             1972/1986         100%       162,364     162,364      133,894   Cub Foods
                                                                                                Burlington Coat Factory

Terrace Mall
  Robbinsdale, MN               1979/1993          90%       135,031     250,031       97,430   Rainbow Foods
                                                                                                North Memorial Medical

Westwind Plaza
  Minnetonka, MN                1985               90%        87,936      87,936       20,245   Northern Hydraulics


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Har Mar Mall
  Roseville, MN                 $ 4,006,340        $ 9.32

Hub West(9)
Richfield Hub
  Richfield, MN                 $ 2,349,361        $10.93

Marketplace at 42
  Savage, MN                    $ 1,421,725        $11.81
Roseville Center
  Roseville, MN                 $   819,513        $10.68
Southport Centre
  Apple Valley, MN              $ 1,722,917        $13.80

Sun Ray Shopping Center
  St. Paul, MN                  $ 2,100,802        $ 8.18

Ten Acres Center
  West St. Paul, MN             $ 1,093,355        $ 6.73

Terrace Mall
  Robbinsdale, MN               $   991,220        $ 7.34

Westwind Plaza
  Minnetonka, MN                $   964,703        $10.97

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

White Bear Hills
  White Bear Lake, MN           1990/1996          99%        73,095      73,095       45,679   Festival Foods

Ellisville Square
  Ellisville, MO                1990               98%       146,052     146,052      107,772   Kmart
                                                                                                Lukas Liquors

Grandview Plaza
  Florissant, MO                1961/1991          57%       294,586     294,586      114,192   Schnuck's Supermarket
                                                                                                OfficeMax
                                                                                                Walgreens

Hub Shopping Center
  Independence, MO              1972/1995          97%       161,472     161,472      103,322   Price Chopper Supermarket

Liberty Corners
  Liberty, MO                   1987/1996         100%       121,432     203,432      126,000   Price Chopper Supermarket
                                                                                                Sutherlands (Non-Owned)

Maplewood Square
  Maplewood, MO                 1998              100%        71,590      71,590       57,575   Shop n' Save Supermarket

Prospect Plaza
  Gladstone, MO                 1979/1999         100%       189,996     189,996      136,566   Hen House Grocery
                                                                                                Hobby Lobby
                                                                                                Westlake Ace Hardware

Watts Mill Plaza
  Kansas City, MO               1973/1997         100%       161,717     169,717       91,989   Price Chopper Supermarket
                                                                                                Westlake Hardware

Bishop Heights
  Lincoln, NE                   1971/1997         100%        26,042     120,102      106,992   Russ's IGA Supermarket
                                                                                                Shopko (Non-Owned)

Cornhusker Plaza
  South Sioux City, NE          1988              100%        63,016     141,996      100,656   Hy-Vee Supermarket
                                                                                                Wal-Mart (Non-Owned)

Eastville Plaza
  Fremont, NE                   1986              100%        68,546     133,436       99,046   Hy-Vee Supermarket
                                                                                                Menard's (Non-Owned)

Edgewood Shopping Center
  Lincoln, NE                   1980/1994          95%       172,429     391,479      295,020   SuperSaver Supermarket
                                                                                                Osco Drug
                                                                                                Target (Non-Owned)
                                                                                                Kmart (Non-Owned)


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
White Bear Hills
  White Bear Lake, MN           $   618,134        $ 8.46
Ellisville Square
  Ellisville, MO                $ 1,357,422        $ 9.29
Grandview Plaza
  Florissant, MO                $ 1,366,966        $ 4.64
Hub Shopping Center
  Independence, MO              $   828,477        $ 5.13
Liberty Corners
  Liberty, MO                   $   946,894        $ 7.80
Maplewood Square
  Maplewood, MO                 $   529,396        $ 7.39
Prospect Plaza
  Gladstone, MO                 $ 1,535,956        $ 8.08
Watts Mill Plaza
  Kansas City, MO               $ 1,432,154        $ 8.86
Bishop Heights
  Lincoln, NE                   $   175,345        $ 6.73
Cornhusker Plaza
  South Sioux City, NE          $   493,065        $ 7.82
Eastville Plaza
  Fremont, NE                   $   551,100        $ 8.04
Edgewood Shopping Center
  Lincoln, NE                   $ 1,433,271        $ 8.31

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

The Meadows
  Lincoln, NE                   1998               98%        67,840      70,840       50,000   Russ's IGA Supermarket

Miracle Hills Park
  Omaha, NE                     1988               85%        69,488     135,488       66,000   Cub Foods (Non-Owned)

Stockyards Plaza
  Omaha, NE                     1988               95%       129,309     148,509       85,649   Hy-Vee Supermarket
                                                                                                Movies 8

Bedford Mall
  Bedford, NH                   1963/1999          86%       232,251     264,375      188,607   Marshalls
                                                                                                Bob's Stores
                                                                                                Staples
                                                                                                Linens N Things
                                                                                                MVP Sports (Non-Owned)
                                                                                                Hoyts Cinemas

Capitol Shopping Center
  Concord, NH                   1961/1999          95%       178,631     182,891      129,551   Demoulas Market Basket
                                                                                                Ames Department Stores, Inc.
                                                                                                Marshalls

Tri City Plaza
  Somersworth, NH               1968/1992         100%       144,588     144,948       84,920   Demoulas Market Basket
                                                                                                TJ Maxx

Morris Hills Shopping Center
  Parsippany, NJ                1957/1994         100%       159,454     160,954      109,161   Mega Marshalls
                                                                                                Clearview Cinema
                                                                                                Michaels

St. Francis Plaza
  Santa Fe, NM                  1992/1993         100%        35,800      35,800       20,850   Wild Oats Market

College Plaza
  Selden, NY                    1975/1994          96%       175,086     175,086      128,812   Bob's Stores
                                                                                                Marshalls
                                                                                                Eckerd Drugs
                                                                                                Staples

Dalewood I Shopping Center
  Hartsdale, NY                 1966/1995         100%        58,969      58,969       36,989   Pathmark

Dalewood II Shopping Center
  Hartsdale, NY                 1970/1995         100%        81,326      81,326       59,326   Turco's Supermarket
                                                                                                Bed, Bath & Beyond


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
The Meadows
  Lincoln, NE                   $   513,170        $ 7.56
Miracle Hills Park
  Omaha, NE                     $   751,418        $10.81
Stockyards Plaza
  Omaha, NE                     $   959,412        $ 7.42
Bedford Mall
  Bedford, NH                   $ 2,432,450        $10.47
Capitol Shopping Center
  Concord, NH                   $ 1,018,394        $ 5.70
Tri City Plaza
  Somersworth, NH               $   884,569        $ 6.12
Morris Hills Shopping Center
  Parsippany, NJ                $ 2,281,742        $14.31
St. Francis Plaza
  Santa Fe, NM                  $   363,732        $10.16
College Plaza
  Selden, NY                    $ 1,384,689        $ 7.91
Dalewood I Shopping Center
  Hartsdale, NY                 $   899,811        $15.26
Dalewood II Shopping Center
  Hartsdale, NY                 $ 1,826,393        $22.46

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Dalewood III Shopping Center
  Hartsdale, NY                 1972/1995          96%        48,390      48,390       28,361   TJ Maxx

Falcaro's Plaza
  Lawrence, NY                  1968/1993         100%        61,295      63,295       26,130   OfficeMax

Kings Park Shopping Center
  Kings Park, NY                1963/1985         100%        71,940      71,940       47,208   Dan's Supreme Supermarket
                                                                                                TJ Maxx

Nesconset Shopping Center
  Port Jefferson Station, NY    1961/1999          97%       123,034     125,034       33,460   Office Depot

Parkway Plaza
  Carle Place, NY               1973/1992          95%        89,704      89,704       31,600   TJ Maxx

Roanoke Plaza
  Riverhead, NY                 1972/1994         100%        87,161      89,661       43,590   TJ Maxx
                                                                                                Produce Warehouse

Rockville Centre Shopping
  Center
  Rockville Centre, NY          1975              100%        44,131      44,131       27,781   HomeGoods

Suffolk Plaza
  East Setauket, NY             1967/1998          98%        84,480      89,680       56,759   Waldbaum's Supermarket

Three Village Plaza
  East Setauket, NY             1964/1991         100%        77,458      77,458       40,455   Swezey and Newins

Turnpike Plaza
  Huntington Station, NY        1971/1994         100%        52,950      52,950       30,700   Waldbaum's Supermarket

The Commons at Chancellor Park
  Charlotte, NC                 1994               98%       236,230     351,460      312,497   Home Depot (Non-Owned)
                                                                                                Kmart
                                                                                                Circuit City
                                                                                                Marshalls
                                                                                                Summit Fitness

Crown Point Shopping Center
  Charlotte, NC                 1990              100%       147,200     147,200      135,200   Lowe's of Crown Point
                                                                                                Babies R US


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Dalewood III Shopping Center
  Hartsdale, NY                 $ 1,037,331        $21.44
Falcaro's Plaza
  Lawrence, NY                  $   933,499        $15.23
Kings Park Shopping Center
  Kings Park, NY                $   966,013        $13.43
Nesconset Shopping Center
  Port Jefferson Station, NY    $ 1,534,902        $12.48
Parkway Plaza
  Carle Place, NY               $ 1,598,301        $17.82
Roanoke Plaza
  Riverhead, NY                 $   957,190        $10.98
Rockville Centre Shopping
  Center
  Rockville Centre, NY          $   577,407        $13.08
Suffolk Plaza
  East Setauket, NY             $   668,955        $ 7.92
Three Village Plaza
  East Setauket, NY             $   906,211        $11.70
Turnpike Plaza
  Huntington Station, NY        $   522,523        $ 9.87
The Commons at Chancellor Park
  Charlotte, NC                 $ 2,332,259        $ 9.87
Crown Point Shopping Center
  Charlotte, NC                 $ 1,014,775        $ 6.89

                            INDIVIDUAL PROPERTY DATA

                                     YEAR       % LEASED     COMPANY
PROPERTY NAME                       BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                     RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                    ------------   ---------   ---------   ---------   ----------   -------------------------------
SHOPPING CENTERS (CONTINUED):

Franklin Square Shopping Center
  Gastonia, NC                   1990               98%       307,948     491,838      364,558   Super Wal-Mart (Non-Owned)
                                                                                                 Best Buy
                                                                                                 Ross Dress for Less
                                                                                                 Bed, Bath & Beyond
                                                                                                 Dollar Tree
                                                                                                 Pep Boys
                                                                                                 OfficeMax
                                                                                                 Michaels
Innes Street Market
  Salisbury, NC                  1998               99%       349,262     349,262      296,740   Food Lion Supermarket
                                                                                                 Lowe's Home Centers
                                                                                                 Tinseltown Cinema
                                                                                                 Marshalls
                                                                                                 Staples
                                                                                                 Circuit City
                                                                                                 Old Navy
McMullen Creek Shopping
  Center(10)
  Charlotte, NC                  1988               91%       283,824     293,424       98,222   Winn Dixie Supermarket
                                                                                                 Burlington Coat Factory
New Centre Market
  Wilmington, NC                 1998               98%       139,941     266,241      202,040   Target (Non-Owned)
                                                                                                 Marshalls
                                                                                                 PetsMart
                                                                                                 OfficeMax
River Ridge Marketplace
  Asheville, NC                  1984/1996          90%       204,344     214,444      104,541   Food Lion Supermarket
                                                                                                 Hamricks
                                                                                                 Reading China
Tarrymore Square
  Raleigh, NC                    1989               98%       260,405     260,405      135,447   Marshalls
                                                                                                 Phar-Mor
                                                                                                 Dick's Sporting Goods
University Commons
  Wilmington, NC                 1989               96%       231,943     231,943      139,282   Lowes Foods
                                                                                                 TJ Maxx
                                                                                                 Phar-Mor
                                                                                                 AC Moore
University Commons Greenville
  Greenville, NC                 1996              100%       232,821     338,021      270,249   Kroger Supermarket
                                                                                                 TJ Maxx
                                                                                                 Circuit City
                                                                                                 Barnes & Noble
                                                                                                 Target (Non-Owned)
                                                                                                 Linens N Things

                                                  ANNUALIZED
PROPERTY NAME                     ANNUALIZED         BASE
AND LOCATION                     BASE RENT(6)   RENT/SQ. FT.(7)
-------------                    ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Franklin Square Shopping Center
  Gastonia, NC                   $ 2,899,884        $ 9.42
Innes Street Market
  Salisbury, NC                  $ 3,252,560        $ 9.31
McMullen Creek Shopping
  Center(10)
  Charlotte, NC                  $ 2,812,978        $ 9.91
New Centre Market
  Wilmington, NC                 $ 1,620,748        $11.58
River Ridge Marketplace
  Asheville, NC                  $ 1,389,181        $ 6.80
Tarrymore Square
  Raleigh, NC                    $ 2,418,041        $ 9.29
University Commons
  Wilmington, NC                 $ 2,034,959        $ 8.77
University Commons Greenville
  Greenville, NC                 $ 2,645,453        $11.36

                            INDIVIDUAL PROPERTY DATA

                                    YEAR       % LEASED     COMPANY
PROPERTY NAME                      BUILT/        AS OF       OWNED       TOTAL       ANCHOR
AND LOCATION                    RENOVATED(1)   12/31/01     GLA(2)      GLA(3)       SF(4)                ANCHORS(5)
-------------                   ------------   ---------   ---------   ---------   ----------   ------------------------------
SHOPPING CENTERS (CONTINUED):

Wendover Place
  Greensboro, NC                1997               87%       415,886     548,786      408,454   Kroger Supermarket
                                                                                                Kohl's
                                                                                                Dick's Sporting Goods
                                                                                                Babies R Us
                                                                                                PetsMart
                                                                                                Old Navy
                                                                                                Target (Non-Owned)

30th Street Plaza
  Canton, OH                    1951/1999          96%       157,085     157,085      111,251   Giant Eagle Supermarket
                                                                                                Marc's Pharmacy

Clock Tower Plaza
  Lima, OH                      1989               96%       237,975     237,975      172,300   Ray's Supermarket
                                                                                                Wal-Mart

Salem Consumer Square
  Trotwood, OH                  1988               94%       274,502     274,502      131,650   Cub Foods
                                                                                                Office Depot
                                                                                                Michigan Sporting Goods
                                                                                                AJ Wright

Boyertown Plaza
  Boyertown, PA                 1961               84%        83,229      87,629       50,229   Ames Department Stores, Inc.

Lehigh Shopping Center
  Bethlehem, PA                 1955/1999          89%       343,927     347,927      241,887   Supervalu Supermarket
                                                                                                Ames Department Stores, Inc.
                                                                                                Mega Marshalls
                                                                                                Staples
                                                                                                Franks Nursery

Baken Park
  Rapid City, SD                1962/1997          96%       196,766     196,766       95,039   Nash Finch Supermarket
                                                                                                Ben Franklin
                                                                                                Boyd's Drug

Oakwood Commons(11)
  Hermitage, TN                 1989/1997          96%       282,537     295,071      192,279   Albertson's Supermarket
                                                                                                Kmart
                                                                                                Peebles Dept. Store

Watson Glen Shopping Center
  Franklin, TN                  1989               97%       261,988     264,360      206,427   Bi-Lo Foods
                                                                                                Kmart
                                                                                                Goody's Family Clothing
                                                                                                World Gym


PROPERTY NAME                    ANNUALIZED    ANNUALIZED BASE
AND LOCATION                    BASE RENT(6)   RENT/SQ. FT.(7)
-------------                   ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Wendover Place
  Greensboro, NC                $ 3,679,868        $ 8.85
30th Street Plaza
  Canton, OH                    $ 1,428,683        $ 9.09
Clock Tower Plaza
  Lima, OH                      $ 1,343,873        $ 5.65
Salem Consumer Square
  Trotwood, OH                  $ 2,124,042        $ 7.74
Boyertown Plaza
  Boyertown, PA                 $   383,269        $ 4.60
Lehigh Shopping Center
  Bethlehem, PA                 $ 1,537,540        $ 4.47
Baken Park
  Rapid City, SD                $ 1,420,745        $ 7.22
Oakwood Commons(11)
  Hermitage, TN                 $ 2,039,907        $ 7.22
Watson Glen Shopping Center
  Franklin, TN                  $ 1,591,447        $ 6.07

                            INDIVIDUAL PROPERTY DATA

                                   YEAR       % LEASED     COMPANY
PROPERTY NAME                     BUILT/        AS OF       OWNED        TOTAL        ANCHOR
AND LOCATION                   RENOVATED(1)   12/31/01      GLA(2)       GLA(3)       SF(4)               ANCHORS(5)
-------------                  ------------   ---------   ----------   ----------   ----------   -----------------------------
SHOPPING CENTERS (CONTINUED):

Williamson Square(12)
  Franklin, TN                 1988/1993          80%        332,485      342,735      143,700   Kroger Supermarket
                                                                                                 Hobby Lobby
                                                                                                 USA Baby

Rutland Plaza
  Rutland, VT                  1966/1996         100%        221,314      224,314      182,264   Price Chopper Supermarket
                                                                                                 Wal-Mart
                                                                                                 TJ Maxx
                                                                                                 Plaza Movie Plex

Fairacres Shopping Center
  Oshkosh, WI                  1992              100%         79,736       82,486       58,678   Pick 'N Save Supermarket

Fitchburg Ridge
  Madison, WI                  1980               57%         49,846       61,096          N/A   N/A

Fox River Plaza
  Burlington, WI               1987              100%        169,883      172,383      137,113   Pick 'N Save Supermarket
                                                                                                 Kmart

Garden Plaza
  Franklin, WI                 1990               96%         80,099       80,099       49,564   Pick 'N Save Supermarket

Madison Plaza
  Madison, WI                  1988/1994          79%        127,559      127,559       68,309   SuperSaver Foods

Mequon Pavilions
  Mequon, WI                   1967/1991          91%        211,027      211,027       65,597   Jewel Foods/Osco Drugs
                                                                                                 Funiture Clearance

Moorland Square
  New Berlin, WI               1990              100%         98,288      199,010      149,674   Pick 'N Save Supermarket
                                                                                                 Kmart (Non-Owned)

Oak Creek Centre
  Oak Creek, WI                1988              100%         91,510       99,510       50,000   Sentry Supersaver

Park Plaza
  Manitowoc, WI                1959/1993          92%        113,923      113,923       74,063   Sentry Foods
                                                                                                 Big Lots


PROPERTY NAME                   ANNUALIZED    ANNUALIZED BASE
AND LOCATION                   BASE RENT(6)   RENT/SQ. FT.(7)
-------------                  ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Williamson Square(12)
  Franklin, TN                 $ 2,242,226        $ 6.74
Rutland Plaza
  Rutland, VT                  $ 1,873,014        $ 8.46
Fairacres Shopping Center
  Oshkosh, WI                  $   678,113        $ 8.50
Fitchburg Ridge
  Madison, WI                  $   174,245        $ 3.50
Fox River Plaza
  Burlington, WI               $   808,268        $ 4.76
Garden Plaza
  Franklin, WI                 $   518,568        $ 6.47
Madison Plaza
  Madison, WI                  $   803,704        $ 6.30
Mequon Pavilions
  Mequon, WI                   $ 2,425,683        $11.49
Moorland Square
  New Berlin, WI               $   815,947        $ 8.30
Oak Creek Centre
  Oak Creek, WI                $   676,474        $ 7.39
Park Plaza
  Manitowoc, WI                $   612,622        $ 5.38

                            INDIVIDUAL PROPERTY DATA

                                   YEAR       % LEASED     COMPANY
PROPERTY NAME                     BUILT/        AS OF       OWNED        TOTAL        ANCHOR
AND LOCATION                   RENOVATED(1)   12/31/01      GLA(2)       GLA(3)       SF(4)               ANCHORS(5)
-------------                  ------------   ---------   ----------   ----------   ----------   -----------------------------
SHOPPING CENTERS (CONTINUED):

Spring Mall
  Greenfield, WI               1967/1994          84%        193,481      193,481      140,701   Pick 'N Save Supermarket
                                                                                                 TJ Maxx
                                                                                                 Walgreens

Taylor Heights
  Sheboygan, WI                1989              100%         85,072      233,862      158,630   Piggly Wiggly Foods
                                                                                                 Wal-Mart (Non-Owned)
                                                          ----------   ----------   ----------

TOTAL SHOPPING CENTERS                            93%     23,153,947   27,182,202   17,213,307
                                                          ----------   ----------   ----------

SINGLE TENANT PROPERTIES:

General Host (7 properties)
  Florida                      Various           100%         14,000       14,000

Sambo's Restaurants
  (3 properties)
  Florida                      Various           100%         12,000       12,000

Subway (1 property)
  Florida                      1975              100%          1,800        1,800
                                                          ----------   ----------

TOTAL SINGLE TENANT PROPERTIES                   100%         27,800       27,800
                                                          ----------   ----------


PROPERTY NAME                   ANNUALIZED    ANNUALIZED BASE
AND LOCATION                   BASE RENT(6)   RENT/SQ. FT.(7)
-------------                  ------------   ---------------
SHOPPING CENTERS (CONTINUED):
Spring Mall
  Greenfield, WI               $   977,186        $ 5.05

Taylor Heights
  Sheboygan, WI                $   888,154        $10.44

                               ------------       ------
TOTAL SHOPPING CENTERS         $188,830,903       $ 8.16
                               ------------       ------
SINGLE TENANT PROPERTIES:
General Host (7 properties)
  Florida                      $    88,874        $ 6.35
Sambo's Restaurants
  (3 properties)
  Florida                      $   147,435        $12.29
Subway (1 property)
  Florida                      $    13,200        $ 7.33
                               ------------       ------
TOTAL SINGLE TENANT PROPERTIE  $   249,509        $ 8.98
                               ------------       ------

                            INDIVIDUAL PROPERTY DATA

                                                                  COMPANY
                                                                 OWNED NET       TOTAL
                                           YEAR       % LEASED    RENTABLE    NET RENTABLE
PROPERTY NAME                             BUILT/       AS OF       SQUARE        SQUARE
AND LOCATION                           RENOVATED(1)   12/31/01      FEET          FEET                  MAJOR TENANT(5)
-------------                          ------------   --------   ----------   ------------   -------------------------------------
OFFICE BUILDINGS:
William J. McCarthy Building
  Boston, MA                           1963/1995         94%         93,335        93,335    NETT
                                                                                             Heritage
545 Boylston Street
  Boston, MA                           1972/1996         99%         89,291        89,291    N/A
Executive Office Building
  Great Neck, NY                       1970              95%         40,230        40,230    Lipner Gordon & Co.
                                                                                             Norca
                                                                                             Sol G Atlas Realty
                                                                                             Heritage
Flower Hill Office Building
  Roslyn, NY                           1988              95%         29,876        29,876    N/A
Fortune Office Building
  Hartsdale, NY                        1969              87%         58,703        58,703    N/A
                                                                 ----------    ----------
TOTAL OFFICE BUILDINGS                                   94%        311,435       311,435
                                                                 ----------    ----------
TOTAL PORTFOLIO                                          93%     23,493,182    27,521,437
                                                                 ==========    ==========


PROPERTY NAME                           ANNUALIZED    ANNUALIZED BASE
AND LOCATION                           BASE RENT(6)   RENT/SQ. FT.(7)
-------------                          ------------   ---------------
OFFICE BUILDINGS:
William J. McCarthy Building
  Boston, MA                           $  3,490,807        $37.40

545 Boylston Street
  Boston, MA                           $  3,246,425        $36.36
Executive Office Building
  Great Neck, NY                       $    957,362        $23.80

Flower Hill Office Building
  Roslyn, NY                           $    658,694        $22.05
Fortune Office Building
  Hartsdale, NY                        $    962,176        $16.39
                                       ------------        ------
TOTAL OFFICE BUILDINGS                 $  9,315,464        $29.91
                                       ------------        ------
TOTAL PORTFOLIO                        $198,395,876        $ 8.44
                                       ============        ======

------------------------------
(1) Represents the year the property originally opened for business and, if applicable, the year in which a substantial renovation was completed. These dates do not include years in which tenant improvements were made to the properties.
(2) Represents gross leasable area owned by us and excludes 4,028,255 square feet of non-owned gross leasable area.
(3) Some of our shopping centers contain space not owned by us. In addition to Company-Owned GLA, Total GLA includes approximately 4.0 million square feet of this non-owned gross leasable area, which generally is owned directly by the anchor occupying this space.
(4) Represents square feet of gross leasable area at a property that an anchor tenant either leases or owns.
(5) We define anchor tenants as single tenants which lease 15,000 square feet or more at a property. We define major tenants at our office buildings as tenants which lease at least 10% or more of the rentable square footage at a property.
(6) We calculate Annualized Base Rent for all leases in place in which tenants are in occupancy at December 31, 2001 as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12. For any leases relating to properties we acquired from NETT's real estate company upon our formation or relating to properties acquired from Bradley, we calculate total base rent to be received beginning from the date we acquired the property.
(7) Represents Annualized Base Rent divided by Company Owned GLA at
    December 31, 2001.
(8) Property contains 11,697 square feet of office space.
(9) Property is comprised of two shopping centers.
(10) Property contains 32,406 square feet of office space.
(11) We hold a leasehold interest in this property pursuant to a ground lease that expires in 2088.
(12) Williamson Square is owned in a joint venture of which we own 60%.

                     TOP 10 TENANTS BY ANNUALIZED BASE RENT

                                                                      TENANT         % OF TOTAL
                                                     GLA AS A     ANNUALIZED BASE    ANNUALIZED
TENANT                   # OF STORES    TOTAL GLA   % OF TOTAL        RENT(1)       BASE RENT(2)    TYPE OF BUSINESS
------                   ------------   ---------   -----------   ---------------   ------------   -------------------
TJX Companies (3)......       41        1,231,763       5.2%        $11,046,067         5.6%       Off price/Apparel/
                                                                                                      Home Fashions
Kroger (4).............       14          687,113       2.9%          4,966,901         2.5%             Grocer
Fleming Companies (5)..       13          692,996       2.9%          4,955,198         2.5%             Grocer
Supervalu (6)..........        9          587,021       2.5%          4,109,813         2.1%             Grocer
Kmart..................        7          641,130       2.7%          3,182,957         1.6%            Discount
Hy-Vee.................        9          513,999       2.2%          2,585,546         1.3%             Grocer
Charming Shoppes,
  Inc.(7)..............       32          271,654       1.2%          2,324,200         1.2%        Discount/Apparel
Walgreen's.............       18          240,591       1.0%          2,278,395         1.1%           Drug Store
Price Chopper..........        5          343,397       1.5%          2,113,569         1.1%             Grocer
OfficeMax..............        9          212,770       0.9%          1,881,982         0.9%         Office Products

--------------------------

(1) We calculate annualized base rent for all leases in place in which tenants are in occupancy at December 31, 2001 as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12. For any leases relating to properties we acquired from NETT's real estate company upon our formation or relating to properties acquired from Bradley, we calculate total base rent to be received beginning from the date we acquired the property.

(2) Represents total Tenant Annualized Base Rent divided by Total Annualized Base Rent of $198,395,876.

(3) TJX Companies include: Marshalls, TJ Maxx, A.J. Wright and Homegoods.

(4) The Kroger Co. includes: Kroger, Pay Less Supermarket and Dillons.

(5) Fleming Companies Inc. include: Rainbow Foods, Sentry Foods, Super Saver Supermarket, Russ's IGA Supermarket and Festival Foods.

(6) Supervalu Inc. includes: Cub Foods, Shop n' Save, Supervalu and Rays Supermarket.

(7) Charming Shoppes, Inc. includes: Fashion Bug, Fashion Bug Plus, Added Dimensions, Catherines and Lane Bryant.

                  HISTORICAL LEASING ACTIVITY--TOTAL PORTFOLIO

    The following table reflects leasing activity in our portfolio beginning with the year ended December 31, 1999. This information reflects leasing activity with respect to the properties we acquired from Bradley from September 18, 2000, the date we completed the Bradley acquisition. All periods presented below include information with respect to those properties contributed by NETT. As used in the table below, the term "Expiring Base Rent" represents the last 12 months of rent payable immediately prior to the expiration of the lease. The term "New Base Rent" represents the base rent payable for the first 12 months of the lease. Expiring Base Rents and New Base Rents do not include straight line rent adjustments, tenant improvements or leasing commissions.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 2001        2000       1999
                                                              ----------   --------   --------
NEW LEASES
Number of New Leases Signed.................................         231        127         76
GLA Leased (sq. ft. at end of period).......................     849,453    484,814    482,215
New Base Rent/sq. ft........................................  $    10.44   $  12.16   $  12.22
Expiring Base Rent/sq. ft...................................  $     9.04   $  10.39   $   9.50
Percentage Growth in Base Rent..............................        15.5%      17.0%      28.7%

RENEWALS
Number of New Leases Signed.................................         337        150        118
GLA Leased (sq. ft. at end of period).......................   1,144,299    439,509    365,786
New Base Rent/sq. ft........................................  $    10.92   $  14.63   $  15.29
Expiring Base Rent/sq. ft...................................  $     9.89   $  12.92   $  14.20
Percentage Growth in Base Rent..............................       10.41%      13.3%       7.7%

TOTAL NEW LEASES AND RENEWALS
Number of New Leases Signed.................................         568        277        194
GLA Leased (sq. ft. at end of period).......................   1,993,752    924,323    848,001
New Base Rent/sq. ft........................................  $    10.72   $  13.34   $  13.55
Expiring Base Rent/sq. ft...................................  $     9.53   $  11.59   $  11.53
Percentage Growth in Base Rent..............................        12.5%      15.0%      17.5%

                        MAINTENANCE CAPITAL EXPENDITURES

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            2001          2000          1999
                                                         -----------   -----------   ----------
Maintenance capital expenditures.......................  $ 5,466,000   $ 4,089,000   $2,229,000
Average number of square feet(1).......................   23,308,000    13,303,000    7,639,000
Capital expenditures per square foot...................  $       .23   $       .31   $      .29

------------------------

(1) Represents the average aggregate amount of square feet owned by us during the year.

    We currently expect that maintenance capital expenditures will be approximately $7.8 million, or $.33 per square foot, for the year ending December 31, 2002.

                            LEASE EXPIRATION SUMMARY

                                                                                                        EXPIRING
                                                  EXPIRING    % OF TOTAL                                  BASE
                                  NUMBER OF        SQUARE      SQ. FT.       EXPIRING     % OF TOTAL      RENT/
LEASE EXPIRATION YEAR          EXPIRING LEASES      FEET       EXPIRING    BASE RENT(1)   BASE RENT    SQ. FT.(2)
---------------------          ---------------   ----------   ----------   ------------   ----------   -----------
2002........................          467         1,502,224        6.9%    $ 14,315,369        7.0%      $ 9.53
2003........................          518         2,174,363       10.0%      22,928,577       11.3%       10.54
2004........................          490         2,676,915       12.3%      25,474,784       12.5%        9.52
2005........................          383         2,083,070        9.6%      22,439,370       11.0%       10.77
2006........................          314         2,240,991       10.3%      20,595,691       10.1%        9.19
2007........................          151         1,516,763        7.0%      13,260,368        6.5%        8.74
2008........................           84         1,158,022        5.3%      10,375,748        5.2%        8.96
2009........................           83         1,272,409        5.8%      12,440,195        6.2%        9.78
2010........................           81         1,065,253        4.9%      10,600,487        5.3%        9.95
2011 and Thereafter.........          238         6,068,500       27.9%      50,646,750       24.9%        8.35
                                    -----        ----------      -----     ------------      -----       ------

    TOTALS..................        2,809        21,758,510      100.0%    $203,077,339      100.0%      $ 9.33
                                    =====        ==========      =====     ============      =====       ======

--------------------------

(1) Represents the last 12 months of rent payable immediately prior to the expiration of the lease.

(2) Represents Expiring Base Rent divided by Expiring Square Feet.

ACQUISITION AND MARKET SELECTION PROCESS

    We seek to acquire primarily grocer-anchored neighborhood and community shopping centers in neighborhood trade areas with attractive demographics. When specific markets are selected, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. In particular, we emphasize the following factors:

- GEOGRAPHIC FOCUS: Our acquisition activities are focused primarily in the 26 states in which we currently operate in the Eastern and Midwestern United States. In general, our strategy is to target geographic areas proximate to our existing neighborhood and community shopping centers which allows us to maximize our current resources and manage expenses. We seek to establish a firm market presence by owning multiple properties in an area. We also consider opportunities to expand into other geographic markets where the opportunity presented is a sizable portfolio that would allow us to reach an economy of scale. We will continue to evaluate all potential acquisitions on a property-by-property and market-by-market basis.

  We evaluate each market based on different criteria, including:

  - stable or growing population base;

  - positive job growth;

  - diverse economy; and

  - other competitive factors.

- PROPERTY FOCUS: We target grocer-anchored, open-air neighborhood and community shopping centers containing approximately 100,000 to 500,000 square feet of gross leasable area. In particular, we focus on those shopping centers anchored by market-leading grocers or those smaller operators who have dominant positions in their trade areas. In addition, we focus on the presence of other additional anchor(s) for these centers, including off-price retailers, office superstores, and fabric and clothing retailers, all of whom we believe to be generally beneficial to the value of the center.

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
  In addition to those anchors, we also seek properties with a diverse tenant mix that includes service retailers, such as banks, florists, video stores, restaurants, apparel and specialty shops. The dominant characteristic we seek is the ability of the center to generate a steady, repetitive flow of traffic by providing staple goods to the community and offering a high level of convenience with ease of access and abundant parking.

IN-HOUSE LEASING AND PROPERTY MANAGEMENT PROGRAM

    We believe that effective leasing is the key to successful asset management. We maintain close relationships with our tenants, properties and markets by maintaining 13 regional offices in addition to our corporate headquarters in Boston. Each of these offices is staffed with leasing representatives. Our primary goal is for each leasing representative to become an expert in his or her marketplace by becoming familiar with current tenants as well as potential local, regional and national tenants who would complement our current tenant mix. The renewal and replacement of tenants is critical to our leasing and management performance.

    Our full time property managers are located throughout our regional offices which make them easily accessible to our properties. This enables our managers to remain in frequent contact with our tenants to ensure the proper maintenance of our properties. We periodically renovate and improve our properties to respond to market conditions to continually attract and retain our tenants.

    Our leasing and property management functions are supervised and administered by our executive officers at our Boston headquarters. Corporate management, leasing and maintenance personnel regularly visit all of our properties to support our regional personnel and to ensure implementation of our policies and directives.

COMPETITION

    We believe that competition for the acquisition and operation of retail shopping centers is highly fragmented. We face competition from institutional pension funds, other REITs and owner-operators engaged in the acquisition, ownership and leasing of shopping centers as well as from numerous local, regional and national real estate developers and owners in each of our markets.

    We encounter competition for acquisitions of existing income-producing properties. We also face competition in leasing available space at our properties to prospective tenants. The actual competition for tenants varies depending upon the characteristics of each local market in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, price, the presence of anchor tenants and maintenance of properties.

OFFICES

    We own our headquarters building located at 535 Boylston Street, in the Back Bay of Boston, Massachusetts. In addition, we also manage our properties through 13 regional offices, strategically located throughout our portfolio states. We own all of our regional offices, some of which are located in our shopping center properties. We believe that our current facilities are adequate for our present and future operations.

LEGAL PROCEEDINGS

    On October 31, 2001, a complaint was filed against us in the Superior Court of Suffolk County of the Commonwealth of Massachusetts by Weston Associates and its president, Paul Donahue, alleging that we owe Mr. Donahue and his firm a fee in connection with services he claims he performed on our behalf in connection with our acquisition of Bradley. Through his personal relationships with the parties involved, Mr. Donahue introduced us to Bradley and its senior management team.

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
Mr. Donahue alleges, however, that he played an instrumental role in the negotiation and completion of our acquisition of Bradley beyond merely introducing the parties. For these alleged efforts, Mr. Donahue demands that he receive a fee equal to 2% of the aggregate consideration we paid to acquire Bradley, or a fee of approximately $24 million. In addition, Mr. Donahue also seeks treble damages based on alleged unfair or deceptive business practices under Massachusetts law.

    On December 30, 2001, we filed a motion to dismiss all of Mr. Donahue's claims. Mr. Donahue filed an opposition to our motion and on March 22, 2002, a hearing was held by the court. The court has not yet rendered a decision with respect to our motion to dismiss. It is not possible at this time to predict the outcome of this litigation and we intend to vigorously defend against these claims.

    Except as set forth above, we are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us, other than routine litigation arising in the ordinary course of business, which is expected to be covered by insurance. In the opinion of our management, after consultation with counsel, this litigation is not expected to have a material adverse effect on our business, financial condition or results of operations.

INDEBTEDNESS OUTSTANDING AFTER THIS OFFERING

    The following table sets forth information with respect to our total indebtedness that we expect will be outstanding after this offering and the proposed property acquisitions described in this prospectus.

                                                       AVERAGE       AVERAGE
                                           AMOUNT        RATE        MATURITY
                                        ------------   --------   --------------
Mortgage Debt.........................  $541,994,000     8.02%    January 2010
Unsecured Notes.......................   201,490,000     7.11%    June 2006
Senior Unsecured Credit Facility......   194,289,000     5.43%    September 2003
                                        ------------     ----     --------------
TOTAL / WEIGHTED AVERAGE..............  $937,773,000     7.30%    December 2007

    EXISTING SENIOR UNSECURED CREDIT FACILITY

    In connection with the Bradley acquisition, the Heritage OP and the Bradley OP jointly entered into a $425 million senior unsecured credit facility, consisting of a $275 million revolving credit facility, with a $35 million letter of credit sub-limit, and a $150 million term loan with Fleet National Bank and other financial institutions. We and substantially all of our subsidiaries have guaranteed this senior unsecured credit facility. We entered into this facility to finance the Bradley acquisition as well as to finance future acquisition and development activities and for general corporate purposes. Borrowings under this facility bear interest at a variable rate based on LIBOR, which rate was 5.43% at December 31, 2001, including the impact of the 6% floor under the interest rate collar agreement for the $150 million term loan. As described elsewhere in this prospectus, the interest rate on the $150 million term loan is hedged throughout the term of this facility with an interest rate floor and cap agreement. As of December 31, 2001, we had borrowed $343 million under this facility, consisting of the $150 million term loan and $193 million of draws under the revolving line of credit. This facility matures in September 2003. As described elsewhere in this prospectus, we intend to use approximately $221.3 million of the net proceeds of this offering to repay a portion of the outstanding balance of this facility. As a result, after this offering and the proposed property acquisitions described in this prospectus, we expect to have a balance of approximately $194.3 million outstanding under this facility.

    The availability of funds under this facility is subject, among other things, to our compliance with specified debt service coverage ratios, limitations on total indebtedness, restrictions on distributions beyond those required for us to maintain our status as a REIT, limitations on investments and other customary financial and other covenants.

    As described below, we are in the process of obtaining a commitment to establish a three-year, $300 million unsecured line of credit with Fleet National Bank. This new line of credit will replace our existing senior unsecured credit facility. If we do not enter into this new line of credit, our existing senior unsecured credit facility will remain in place.

    NEW LINE OF CREDIT

    We have obtained a commitment to establish a three-year, $300 million unsecured line of credit with Fleet National Bank, as agent. Fleet has agreed to use its "best efforts" to syndicate this line of credit up to $350 million. We expect to enter into this new line of credit on or after completion of this offering. Each of the Heritage OP and the Bradley OP will be borrowers under this new line of credit, and we and substantially all of our other subsidiaries will guarantee this new line of credit. We intend to use this new line of credit principally to fund growth opportunities and for working capital purposes.

    Our ability to borrow under this new line of credit will be subject to our ongoing compliance with a number of financial and other covenants. This new line of credit will require, among other things, that--

    - we not permit our unencumbered property value to be less than 175% of our total outstanding unsecured debt, including guarantees and contingent obligations;

    - our unencumbered properties must generate sufficient net operating income to maintain a fixed charge ratio of at least 1.75 to 1 (based on a 25-year amortization with an assumed interest rate equal to the highest of the average actual interest rate on our total unsecured indebtedness, the rate on 10-year U.S. Treasury plus 2%, and 8.25%);

    - we maintain a total indebtedness to total asset value ratio of not more than 55%; and

    - our ratio of earnings before interest, taxes, depreciation and amortization, as adjusted for a $0.20 per square foot annual reserve for replacements, capital expenditures and leasing costs, to fixed charges be at least 1.75 to 1.

    This new line of credit will also contain other customary covenants and performance requirements. This new line of credit will, except under some circumstances, including as necessary to maintain our status as a REIT, limit our ability to make distributions in excess of 90% of our annual funds from operations.

    This new line of credit will bear interest at a floating rate based on a spread over LIBOR ranging from 80 basis points to 135 basis points, including a facility fee, depending upon our debt rating, and will require monthly payments of interest. LIBOR loans may be for periods of 30, 60 or 90 days. In addition, this new line of credit will have a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and will require quarterly payments. We will pay an upfront fee of $3 million in connection with entering into this line of credit.

    Our ability to enter into this new line of credit is subject to completion of an initial public offering of 16 million shares of common stock, with proceeds of at least $388 million, final approval and satisfactory completion by the lender of its due diligence and preparation and execution of an acceptable credit agreement. We cannot assure you that we will enter into this new line of credit or that Fleet will be successful in syndicating this line of credit up to $350 million. If we do not enter into this new line of credit, our existing senior unsecured credit facility will remain in place.

    BRADLEY OP NOTES

    Prior to our acquisition of Bradley, the Bradley OP completed the sale of three series of underwritten public debt securities, the proceeds of which were used to pay indebtedness of Bradley and for other corporate purposes. These debt securities were issued pursuant to the terms of an indenture and three supplemental indentures entered into by the Bradley OP with LaSalle National Bank, as trustee, beginning in 1997. The indenture and three supplemental indentures contain various covenants, including covenants which restrict the amount of indebtedness that may be incurred by the Bradley OP and those of our subsidiaries which are owned directly or indirectly by the Bradley OP. Specifically, for as long as these debt securities are outstanding:

    - The Bradley OP is not permitted to incur additional indebtedness if the aggregate principal amount of all indebtedness of the Bradley OP and its subsidiaries would be greater than 60% of the total assets of the Bradley OP and its subsidiaries.

    - The Bradley OP is not permitted to incur any indebtedness if the ratio of the Bradley OP's consolidated income available for debt service to the annual debt service charge for the four consecutive fiscal quarters most recently ended prior to the date the additional indebtedness is to be incurred would be less than 1.5:1 on a pro forma basis.

    - The Bradley OP is not permitted to incur additional indebtedness if, after giving effect to any additional indebtedness, the total secured indebtedness of the Bradley OP and its subsidiaries is greater than 40% of the total assets of the Bradley OP and its subsidiaries.

    - The Bradley OP and its subsidiaries may not at any time own total unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of unsecured indebtedness of the Bradley OP and its subsidiaries.

    For purposes of these covenants, any indebtedness incurred by us, the Heritage OP or any of our subsidiaries which are owned directly or indirectly by the Heritage OP is not included as indebtedness of the Bradley OP.

    NOTES DUE 2004. In November 1997, the Bradley OP completed the offering of $100 million aggregate principal amount of its 7% Notes due 2004, or the 2004 Notes. The 2004 Notes bear interest at 7% per annum and mature on November 15, 2004. The 2004 Notes may be redeemed at any time at the option of the Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2004 Notes being redeemed plus accrued interest on the 2004 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2004 Notes that is designed to provide yield maintenance protection to the holders of these notes.

    NOTES DUE 2006.  In March 2000, the Bradley OP completed the offering of
$75 million aggregate principal amount of its 8.875% Notes due 2006, or the 2006 Notes. The 2006 Notes bear interest at 8.875% per annum and mature on March 15, 2006. The 2006 Notes may be redeemed at any time at the option of the Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2006 Notes being redeemed plus accrued interest on the 2006 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2006 Notes that is designed to provide yield maintenance protection to the holders of these notes. In connection with the Bradley acquisition, we repurchased approximately $73.5 million of the 2006 Notes at a purchase price equal to the principal and accrued interest on the 2006 Notes as of the date of purchase, so that approximately $1.5 million of the 2006 Notes were outstanding as of December 31, 2001.

    NOTES DUE 2008. In January 1998, the Bradley OP completed the offering of $100 million aggregate principal amount of its 7.2% Notes due 2008, or the 2008 Notes. The 2008 Notes bear interest at 7.2% per annum and mature on January 15, 2008. The 2008 Notes may be redeemed at any time at the option of the Bradley OP, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the 2008 Notes being redeemed plus accrued interest on the 2008 Notes to the redemption date and (2) a make-whole amount, if any, with respect to the 2008 Notes that is designed to provide yield maintenance protection to the holders of these notes.

    HERITAGE SPE LLC FACILITY

    In connection with the Bradley acquisition, we also entered into a special securitized facility with Prudential Mortgage Capital Company LLC, or PMCC, pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed 29 of our properties. This loan is secured by all 29 properties we contributed to the borrower. Heritage SPE LLC is a special purpose entity formed exclusively for the purpose of entering into this financing transaction and its activities are generally limited to owning the properties which secure this facility. The proceeds of this facility were used to finance, in part, the Bradley acquisition. We have issued a guarantee related to certain environmental and other acts. Borrowings under this facility, which matures in September 2010, bear interest at 7.88% per annum. PMCC subsequently sold this facility, although it continues to service this facility.

    VALIC LOAN

    Also in connection with the Bradley acquisition, the Heritage OP entered into a $37 million term loan with The Variable Annuity Life Insurance Company, or VALIC, the proceeds of which were used to finance the Bradley acquisition. The VALIC loan is secured by two of our properties, including our Boston headquarters. We have issued a guarantee to VALIC related to various environmental and other acts. Borrowings under this loan bear interest at 8.26% per annum. The VALIC loan matures in September 2010.

    METLIFE LOAN

    In December 1999, through the Heritage OP and a subsidiary limited partnership, we entered into a $79 million financing consisting of four loans from Metropolitan Life Insurance Company, or MetLife. In April 2001, we borrowed an additional $7 million from MetLife under one of these loans. The original purpose of these loans was to finance the purchase of three additional properties located in North Carolina. The MetLife loans are secured by eight of our properties, including the three acquired properties. We have issued a payment guarantee to MetLife. These loans bear interest at a weighted average rate of 7.82% per annum and mature in December 2009.

    MORTGAGE INDEBTEDNESS

    As of December 31, 2001, we had the following outstanding mortgage indebtedness:

                                                                                       BALANCE DUE
                                                PRINCIPAL BALANCE                           AT        INTEREST
PROPERTY SECURING LOAN                           AS OF 12/31/01     MATURITY DATE(1)   MATURITY(2)      RATE
----------------------                          -----------------   ----------------   ------------   --------
Southport Centre..............................    $  7,843,000           April 2002(3) $  7,827,000     9.20%
Fox River Plaza...............................       4,836,000           April 2002(4)    4,825,000     7.76%
Edgewood Shopping Center......................       6,384,000            June 2002(5)    6,357,000     9.08%
Moorland Square...............................       3,239,000        November 2002       3,160,000     8.99%
Kimberly West.................................       3,625,000         January 2003(5)    3,517,000     7.88%
Martin's Bittersweet Plaza....................       3,142,000            June 2003       2,917,000     8.88%
Miracle Hills Park............................       3,744,000          August 2004(6)    3,552,000     8.28%
The Commons of Chancellor Park................      13,086,000        November 2004      12,041,000     8.48%
Franklin Square...............................      14,783,000            June 2005(7)   13,389,000     9.00%
Williamson Square.............................      11,765,000          August 2005(8)   10,651,000     8.00%
Riverchase Village Shopping Center............      10,627,000       September 2005       9,545,000     7.62%
Spring Mall...................................       8,441,000         October 2006       7,935,000     9.39%
Innes Street Market...........................      13,738,000         October 2007      11,829,000     7.63%
Salem Consumer Square.........................      11,449,000       September 2008       8,386,000    10.13%
Southgate Shopping Center.....................       2,674,000         October 2008       2,080,000     8.38%
St. Francis Plaza.............................       1,354,000        December 2008(9)       21,000     8.13%
Wendover Place, University
  Commons--Greenville, New Centre Market,
  Naples, Capitol, Tri-City Plaza, Roanoke
  Plaza and Turnpike Plaza....................      84,213,000        December 2009      70,202,000     7.83%
29 properties, cross collateralized...........     241,881,000         October 2010     217,883,000     7.88%
545 Boylston Street and William J. McCarthy
  Building....................................      36,454,000         October 2010      30,162,000     8.26%
Elk Park Center...............................       9,011,000          August 2016(10)    2,981,000    7.64%
                                                  ------------                                         -----
TOTAL/WEIGHTED AVERAGE........................    $492,289,000                                          8.07%
                                                  ============                                         =====

------------------------
(1) Except as otherwise noted, all of the mortgages can be prepaid at any time, in whole or in part, subject to prepayment penalties typically calculated on a yield maintenance basis.

(2) Assumes no prepayment of principal is made prior to the maturity date other than scheduled amortization.

(3) In April 2002, we refinanced this mortgage upon maturity.

(4) In April 2002, we repaid this mortgage upon maturity from borrowings under our existing senior unsecured credit facility.

(5) This mortgage may be prepaid with the payment of a 1% premium.

(6) This mortgage may be prepaid with the payment of a 3% premium.

(7) This mortgage may be prepaid with the payment of the greater of a 1% premium or a prepayment penalty calculated on a yield maintenance basis.

(8) This mortgage may be prepaid with the payment of a 4% premium until August 2002, at which time and for each year thereafter, the premium decreases by 1%.

(9) This mortgage may not be prepaid until 2003, at which time this mortgage may be prepaid, subject to a prepayment penalty calculated on a yield maintenance basis.

(10) This mortgage may be prepaid with the payment of an 8% premium until July 2006, at which time the premium decreases to 5%. For each year thereafter the premium decreases by 1% until July 2015, after which there is no prepayment penalty.

EMPLOYEES

    At December 31, 2001, we had 114 total employees. Our employees include
20 leasing professionals, 48 property managers, eight legal personnel, and 38 corporate management personnel. We believe that our relations with our employees are good. None of our employees are unionized.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Upon completion of this offering, our board of directors will consist of eleven directors, including the director nominees named below, each of whom has been nominated for election and consented to serve. Pursuant to our charter documents, the board of directors will be divided into three classes of directors, each chosen for three-year terms. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, the successors of the class of directors whose terms expire at that meeting will be elected by a plurality of the votes cast at that meeting.

    The following table sets forth information concerning the individuals who will be our directors and executive officers upon the consummation of the offering:

NAME                                            AGE       POSITION
----                                        -----------   --------
Thomas C. Prendergast.....................           52   President, Chief Executive Officer and Chairman of
                                                          the Board of Directors (Class of 2005)
Gary Widett, Esq..........................           52   Senior Vice President and Chief Operating Officer
David G. Gaw..............................           50   Senior Vice President, Chief Financial Officer and
                                                          Treasurer
Robert Prendergast........................           42   Vice President of Property Management and
                                                          Construction
Barry Rodenstein..........................           41   Vice President of Leasing
Patrick O'Sullivan........................           34   Vice President of Finance and Assistant Treasurer
Louis C. Zicht, Esq.......................           52   Vice President and General Counsel
MaryKate Herron...........................           43   Vice President of Lease Management
William M. Vaughn, III....................           61   Director (Class of 2003)
Paul V. Walsh.............................           64   Director (Class of 2003)
Joseph L. Barry, Jr.......................           68   Director (Class of 2004)
David W. Laughton.........................           53   Director (Class of 2004)
Bernard Cammarata.........................           62   Director (Class of 2005)
Robert M. Falzon..........................           42   Director (Class of 2005)
Robert J. Watson..........................           51   Director Nominee (Class of 2003)
Kenneth K. Quigley, Jr....................           44   Director Nominee (Class of 2003)
Kevin C. Phelan...........................           57   Director Nominee (Class of 2004)
Richard C. Garrison.......................           53   Director Nominee (Class of 2004)

    The following is a biographical summary of the experience of our executive officers, directors and director nominees:

    THOMAS C. PRENDERGAST has served as our President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast holds a bachelor's degree from St. Anselm's College. Mr. Prendergast is the brother of Robert Prendergast, our Vice President of Property Management and Construction.

    GARY WIDETT, ESQ. joined us as Senior Vice President and Chief Operating Officer in July 1999. From 1978 until July 1999, Mr. Widett was in private practice as an attorney in Natick, Massachusetts. He has over 25 years experience in real estate development, acquisitions and management. While practicing law, he concentrated on zoning, permitting, tax abatement, leasing, commercial lending and other real estate related areas. Mr. Widett holds a bachelor's degree in Business Administration from Boston University and a law degree from Suffolk University. Mr. Widett is licensed to practice law in the Commonwealth of Massachusetts, before the U.S. District Court for the District of Massachusetts, and before the United States Supreme Court.

    DAVID G. GAW became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office REIT. While at Boston Properties, Mr. Gaw oversaw the accounting, control and financial management department. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000, including administering Boston Properties' financing and banking relationships. Mr. Gaw received a bachelor of science and a masters in business administration from Suffolk University.

    ROBERT PRENDERGAST joined us as Vice President of Property Management and Construction in October 1999. Previously, he was an Asset Manager for Urban Retail Properties/Overseas Management, Inc., a publicly-traded retail REIT in Chicago, from 1990 until July 1999. Mr. Prendergast has over 18 years experience in the management and construction of retail properties. Mr. Prendergast, who is the brother of Thomas Prendergast, our President and Chief Executive Officer, holds a bachelor's of science degree from Seton Hall University and is a Certified Property Manager from the Institute of Real Estate Management.

    BARRY RODENSTEIN became our Vice President of Leasing in July 2001. Prior to that time, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division. His responsibilities included project leasing, tenant representation, property management, land acquisitions, urban/specialty retail, investment sales, development and construction. Mr. Rodenstein is a graduate of Brandeis University with a bachelor of arts in economics and has a graduate degree from Northwestern University's Kellogg School of Management where he completed his masters in management in finance and marketing. Mr. Rodenstein is also a licensed real estate broker in Massachusetts, Rhode Island, New Hampshire and Connecticut.

    PATRICK O'SULLIVAN has been our Vice President of Finance & Accounting since our formation in July 1999. Prior to that time, he was Director of Finance at NETT's real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998. He has over 13 years of experience working with real estate owners and operators including REITs. Mr. O'Sullivan received a bachelor's degree from Boston College and is a Certified Public Accountant.

    LOUIS C. ZICHT, ESQ., has served as our Vice President and General Counsel since our formation in July 1999. Prior to that time, he was General Counsel of NETT's real estate company, which he joined in 1974, and in 1980, he also assumed the title of Vice President. He has over 27 years of experience overseeing all legal aspects of our (and our predecessor's) acquisitions, dispositions, litigation and all major lease transactions. Mr. Zicht received a bachelor's degree from Clark University and his law degree from Boston College.

    MARYKATE HERRON became our Vice President of Lease Management in September 2000. Prior to joining us, Ms. Herron was with WellsPark Group/New England Development as Vice President of Tenant Relations, where she was involved in property revenue enhancement, tenant workouts, collections and retail sales reporting for 37 regional malls. Prior to her role in tenant relations, she was Vice President of Lease Administration and was responsible for coordinating all income budgeting, streamlining procedures, improving recoveries and cash flow, and establishing portfolio benchmarks. Ms. Herron was with New England Development for 15 years. Ms. Herron has her masters in business administration from Northeastern University.

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
    WILLIAM M. VAUGHN III has been a member of our board since our formation in July 1999. Mr. Vaughn is Executive Vice President, Human Resources of The
Stop & Shop Supermarket Company, with whom he has been employed since 1975, a grocery chain headquartered in Massachusetts with 320 stores throughout Connecticut, Massachusetts, Rhode Island, New York and New Jersey. Mr. Vaughn is a co-trustee of NETT.

    PAUL V. WALSH was elected to our board in March 2002. Mr. Walsh has been President of the Teamsters Local Union 379, of Boston, Massachusetts for more than five years. Mr. Walsh is a co-trustee of NETT.

    JOSEPH L. BARRY, JR. has been a member of our board since our formation in July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products. Mr. Barry has served as co-chairman of NETT, the parent company of our largest stockholder, since 1978. Mr. Barry is also a director of Bottomline Technologies, Inc., a publicly-traded software company.

    DAVID W. LAUGHTON has been a member of our board since our formation in July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than five years. Mr. Laughton serves as co-chairman of NETT.

    BERNARD CAMMARATA has been a member of our board since July 1999.
Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he has held since June 1999. Mr. Cammarata founded TJX Maxx in 1976 and served as its President until 1986. From 1986 to June 1999, Mr. Cammarata was President and Chief Executive Officer of TJX.

    ROBERT M. FALZON has been a member of our board since September 2000.
Mr. Falzon is Managing Director of Prudential Real Estate Investors, an affiliate of The Prudential Insurance Company of America, one of our principal stockholders, and head of Prudential's Merchant Banking Group in Parsippany, New Jersey. Before joining Prudential Real Estate Investors in June 1998,
Mr. Falzon was a Managing Director in the Real Estate Investment Banking Group at Prudential Securities Incorporated in New York. Mr. Falzon, who joined Prudential Securities Incorporated in 1992, has managed numerous public and private equity offerings, and has worked extensively in mergers and acquisitions of real estate companies, REITs and property portfolios across a broad range of property types.

DIRECTOR NOMINEES

    ROBERT J. WATSON is one of our Director Nominees. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States.
Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988.

    KENNETH K. QUIGLEY, JR. is one of our Director Nominees. Since
February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees located in Milton, Massachusetts. Prior to that time, Mr. Quigley served on the faculty of Curry College. Mr. Quigley has also previously taught undergraduate and graduate management courses at Suffolk University and Bentley College.

    KEVIN C. PHELAN is one of our Director Nominees. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, which provides real estate advisory services, counseling and valuation services, brokerage services, finance and capital markets and property and asset management services.

Mr. Phelan has been employed with Meredith & Grew since 1978, when he joined the firm to start its finance and capital markets group.

    RICHARD C. GARRISON is one of our Director Nominees. Mr. Garrison is President of Bink Inc., a management consulting firm located in Boston, Massachusetts which he founded in 2001. Prior to that time, Mr. Garrison was Chairman of Holland Mark Edmund Ingalls, a marketing, advertising and public relations firm, which was the product of the merger of two firms in 1999, one of which, Ingalls, Quinn & Johnson, Mr. Garrison was Chairman and Chief Executive Officer from 1981-1999.

ADDITIONAL DISCLOSURES REGARDING NETT

    As described above, four of our directors are also members of the Board of Trustees of New England Teamsters and Trucking Industry Pension Fund, or NETT. As described elsewhere in this prospectus, through its real estate subsidiary, NETT previously managed the portfolio of properties which was contributed to us upon our formation in July 1999. NETT is a Taft-Hartley Pension Fund managed by a board of eight trustees, half of whom are members of the International Brotherhood of Teamsters, or the Teamsters, and the other half of whom are executives from industries that employ Teamsters in their businesses. Together, the Board of Trustees manages NETT's assets.

    In January 2002, the U.S. Department of Justice brought criminal proceedings against George Cashman, President of the local Massachusetts branch of the Teamsters, and several other individuals alleging that Mr. Cashman and these other individuals caused health benefits to be provided by the Teamsters to several individuals who were not members of the Teamsters. Mr. Cashman, who is a member of the Board of Trustees of NETT, was a member of our board of directors from our formation in July 1999 until he resigned from our board in February 2002.

    In 1996, our predecessor company, NET Properties Management, Inc., entered into a five year monitoring agreement with the U.S. Department of Labor relating to the sale of property by NET Properties Management in 1985 to a joint venture consisting of related entities. Under the monitoring agreement, which was executed by the Trustees of NETT, as well as by three senior executives of NET Properties Management (Thomas Prendergast, our President and Chief Executive Officer, Louis Zicht, our general counsel, and one other individual who is not employed by us), NETT's outside auditor, KPMG LLP, submitted to the Department of Labor an annual report regarding regulatory compliance activities of NET Properties Management. This monitoring agreement also included a monetary settlement, without any admission of liability or wrongdoing. This monitoring agreement has expired.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE

    Our board has established an audit committee, which makes recommendations regarding the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Upon completion of this offering, the members of our audit committee will be Messrs. Watson, who will serve as chairman, Barry, Falzon, Quigley and Vaughn. We believe that each member of the audit committee is "independent" as that term is defined in the rules of the SEC and the applicable listing standards of the NYSE.

    COMPENSATION COMMITTEE

    Our board has also established a compensation committee to establish compensation levels for our executive officers, to administer our equity incentive plan and to implement our incentive programs.

Upon completion of this offering, the members of our compensation committee will be Messrs. Cammarata, who will serve as chairman, Laughton, Quigley and Watson. Each of Messrs. Laughton, Quigley and Watson is a non-employee director.

    NOMINATING COMMITTEE

    Our board has also established a nominating committee, which is responsible for making recommendations to our board concerning nominees to serve as members of our board. Upon completion of this offering, the members of our nominating committee will be Messrs. Garrison, who will serve as chairman, Cammarata, Falzon, Prendergast, Vaughn and Walsh.

MANAGEMENT COMMITTEE

    ACQUISITIONS COMMITTEE

    Our board has also established an acquisitions committee, consisting of three of our executive officers, Messrs. Thomas Prendergast, Widett and Gaw, who are authorized to approve purchase, sale, mortgage and other actions, individually and collectively up to $35 million, by us with respect to real estate without the approval of our full board. This committee allows our senior management to effectively manage our core business, the acquisition and development of real estate, without the necessity of seeking board approval for those matters which we regard as ordinary course transactions. This committee is advised by our outside counsel, currently Bingham Dana LLP.

COMPENSATION OF DIRECTORS

    Those of our directors who are also our employees or who are members of the Board of Trustees of NETT are not entitled to compensation for their service as directors. Our other directors receive an annual retainer of $25,000, as well as $1,000 for each board meeting attended in person, $750 for each telephonic board meeting attended and $1,000 for each board committee meeting attended. In addition, these directors receive, upon initial election to our board, an option to purchase 5,000 shares of our common stock, and annually each year after their initial election, receive an option to purchase 5,000 shares of our common stock.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued in 2001, to our Chief Executive Officer and our four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                            AWARDS
                             -------------------------------------------   ---------------------------------
                                                                             SECURITIES
                                                         OTHER ANNUAL        UNDERLYING     RESTRICTED STOCK      ALL OTHER
                       YEAR  SALARY ($)   BONUS ($)   COMPENSATION($)(1)   OPTIONS (#)(2)    AWARDS (#)(3)     COMPENSATION($)
                       ----  ----------   ---------   ------------------   --------------   ----------------   ---------------
Thomas C.              2001   $500,000    $500,000        $1,000,800           140,000            60,000          $718,793(4)
  Prendergast .......
  President and Chief
  Executive Officer

Gary Widett .........  2001    300,000     240,000            59,376            80,000            18,000           147,033(5)
  Senior Vice
  President and Chief
  Operating Officer

David G. Gaw (6) ....  2001    250,000     200,000                --            60,000            14,000             3,500(7)
  Senior Vice
  President and Chief
  Financial Officer

Robert Prendergast .   2001    200,000     120,000                --            30,000             4,000            12,679(8)
  Vice President of
  Property Management
  and Construction

Barry Rodenstein (9)   2001    200,000      80,000                --            20,000             3,000             2,200(10)
  Vice President of
  Leasing

--------------------------

(1) Represents amounts reimbursed by us with respect to the payment of taxes on behalf of these individuals in connection with the issuance of shares of common stock to these individuals in 2001 and with respect to insurance premiums paid on their behalf during 2001.

(2) Represents options which were granted in January 2002, but which relate to 2001 compensation.

(3) Represents shares of restricted common and preferred stock issued in January 2002, but which relate to 2001 compensation. As of the date of this prospectus, each of the executive officers named in the summary compensation table held the following aggregate number of shares of restricted common and preferred stock--

                                                                     TOTAL NUMBER OF
    NAME                                                          RESTRICTED SHARES HELD
    ----                                                          ----------------------
    Thomas C. Prendergast.......................................         121,599
    Gary Widett.................................................          31,653
    David G. Gaw................................................          14,000
    Robert Prendergast..........................................           7,320
    Barry Rodenstein............................................           3,000

    These shares are forfeitable to us upon termination of employment and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted. The contractual restrictions on transfer and forfeiture provisions lapse ratably over periods ranging from three to five years. As described in "--Acceleration of Restricted Stock Grants" on page 95, the restrictions with respect to the restricted shares described above that have not already lapsed will lapse upon consummation of the offering.

(4) Includes (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,155 in auto expenses paid on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $667,663 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.

(5) Includes (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $4,012 in auto expenses paid on Mr. Widett's behalf, and (d) $124,395 accrued by us under the SERP we established for Mr. Widett's benefit.

(6) Mr. Gaw became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001.

(7) Represents $3,500 in auto expenses paid on Mr. Gaw's behalf.

(8) Represents (a) $5,879 in auto expenses paid on Mr. Prendergast's behalf and
    (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(9) Mr. Rodenstein became our Vice President of Leasing in July 2001.

(10) Represents auto expenses paid on Mr. Rodenstein's behalf.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Messrs. Thomas Prendergast and Widett are eligible to participate in the SERP as part of their total compensation package. Benefits payable under the SERP are based upon a percentage of each participant's average annual compensation, including base salary and bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT's real estate company, which produce the highest average amount (or the annualized average of that compensation for the participant's actual period of employment, if less than three calendar years). Participants may begin to receive payments under the SERP following their 65th birthday. Benefits under the SERP will terminate upon the participant's death. At the election of the participant, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested with respect to that participant will commence at any time selected by the participant after he has terminated employment with us. If the election to receive that SERP benefit is made prior to the participant's 65th birthday, the SERP payment will be actuarially reduced.

    Under Mr. Prendergast's employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

    Under the SERP, the benefit to which Mr. Widett is entitled will be equal to 40% of his highest three-year average annual compensation, subject to reduction under certain circumstances. Benefits earned under the SERP vest ratably over ten years beginning in July 1999.

    The following table shows estimated annual retirement benefits payable to Mr. Thomas Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

                                                SERVICE
       AVERAGE                                 (IN YEARS)
       ANNUAL                 --------------------------------------------
    COMPENSATION                 3                5             10 OR MORE
---------------------         --------         --------         ----------
     $  500,000               $ 67,322         $117,322         $  242,322
        750,000                104,822          179,822            367,322
      1,000,000                142,322          242,322            492,322
      1,250,000                179,822          304,822            617,322
      1,500,000                217,322          367,322            742,322
      1,750,000                254,822          429,822            867,322
      2,000,000                292,322          492,322            992,322
      2,250,000                329,822          554,822          1,117,322
      2,500,000                367,322          617,322          1,242,322

Amounts are payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 60.

    The following table shows estimated annual retirement benefits payable to Mr. Widett in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

                                                SERVICE
       AVERAGE                                 (IN YEARS)
       ANNUAL                 --------------------------------------------
    COMPENSATION                 3                5             10 OR MORE
---------------------         --------         --------         ----------
     $  250,000               $ 20,778         $ 40,778         $   90,778
        500,000                 50,778           90,778            190,778
        750,000                 80,778          140,778            290,778
      1,000,000                110,778          190,778            390,778
      1,250,000                140,778          240,778            490,778
      1,500,000                170,778          290,778            590,778
      1,750,000                200,778          340,778            690,778
      2,000,000                230,778          390,778            790,778
      2,250,000                260,778          440,778            890,778
      2,500,000                290,778          490,778            990,778

Amounts payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 65.

STOCK OPTION GRANTS

    The following table contains information concerning options granted under our equity incentive plan for 2001 performance to each of the executive officers named in the summary compensation table.

                                 OPTION GRANTS

                                                   INDIVIDUAL GRANTS
                                     ----------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF                                                        ASSUMED ANNUAL RATES OF
                        SECURITIES   PERCENT OF TOTAL                                 STOCK PRICE APPRECIATION FOR
                        UNDERLYING   OPTIONS GRANTED    EXERCISE                             OPTION TERM(3)
                         OPTIONS     TO EMPLOYEES IN    PRICE PER                     -----------------------------
NAME                     GRANTED         2001(1)        SHARE(2)    EXPIRATION DATE        5%              10%
----                    ----------   ----------------   ---------   ---------------   -------------   -------------
Thomas C.
  Prendergast.........   140,000            22.8%        $25.00          2011          $2,201,131      $5,578,099
Gary Widett...........    80,000            13.0%         25.00          2011           1,257,789       3,187,485
David G. Gaw..........    60,000             9.8%         25.00          2011             943,342       2,390,614
Robert Prendergast....    30,000             4.9%         25.00          2011             471,671       1,195,307
Barry Rodenstein......    20,000             3.3%         25.00          2011             314,447         796,871

--------------------------
(1) Based on a total of 614,352 options to purchase shares of common stock granted for 2001 performance.

(2) The options were granted at an exercise price equal to the estimated fair market value of our common stock at the time of grant as determined in good faith by our board of directors.

(3) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of our common stock on the date of the grant was equal to the option exercise price, that the value of the option appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price.

OPTION EXERCISES AND HOLDINGS

    The following table contains information concerning option holdings with respect to each of the executive officers named in the summary compensation table. None of these officers exercised any options during 2001.

                                                                      OPTION VALUES
                                            ------------------------------------------------------------------
                                                                                      VALUE OF UNEXERCISED
                                               NUMBER OF SHARES UNDERLYING                IN-THE-MONEY
                                                   UNEXERCISED OPTIONS                     OPTIONS(1)
                                            ---------------------------------      ---------------------------
NAME                                        EXERCISABLE(2)   UNEXERCISABLE(2)      EXERCISABLE   UNEXERCISABLE
----                                        --------------   ----------------      -----------   -------------
Thomas C. Prendergast.....................      33,333           606,667              $ --           $ --
Gary Widett...............................      63,000           157,000                --             --
David G. Gaw..............................          --            90,000                --             --
Robert Prendergast........................      16,267            52,733                --             --
Barry Rodenstein..........................          --            40,000                --             --

--------------------------
(1) Value is determined by subtracting the exercise price from $25.00, the initial public offering price, multiplied by the number of shares underlying the options.

(2) As described in "--Special Stock Option Grants and Accelerated Options" below, all of the options set forth in this table will vest upon completion of this offering.

SPECIAL STOCK OPTION GRANTS AND ACCELERATED OPTIONS

    Immediately prior to the completion of this offering, we will issue special grants of options to purchase shares of our common stock to the executive officers named in the summary compensation table. These stock options will vest ratably over a five year period and the exercise price of these options will be equal to the initial public offering price. These options are referred to as "Special Option Grants" in the table set forth below.

    Our compensation committee has determined that the vesting of all options previously granted to our officers will accelerate upon the completion of this offering. The exercise price of these options is $25.00 per share. These options are referred to as "Accelerated Options" in the table set forth below.

                                                          SPECIAL
                                                           OPTION    ACCELERATED
NAME                                                       GRANTS      OPTIONS
----                                                       ------      -------
Thomas C. Prendergast...................................  250,000      606,667
Gary Widett.............................................   50,000      157,000
David G. Gaw............................................   50,000       90,000
Robert Prendergast......................................   25,000       52,733
Barry Rodenstein........................................   10,000       40,000

    We will reimburse Mr. Thomas Prendergast with respect to the payment of taxes by him in connection with the acceleration of the vesting of these options. We do not anticipate issuing any restricted or unrestricted shares of common stock or options to purchase shares of common stock to our senior management in respect of 2002 performance until 2003.

ACCELERATION OF RESTRICTED STOCK GRANTS

    Our compensation committee has determined to remove upon completion of this offering all contractual restrictions on transfer and forfeiture provisions which currently exist on restricted shares previously granted to our senior management.

    Set forth in the table below is information regarding the shares to be accelerated immediately prior to, or upon completion of, this offering with respect to the following members of our senior management. We will reimburse Messrs. Thomas Prendergast and Widett with respect to their payment of taxes in connection with the acceleration of a portion of these shares.

                                                              ACCELERATED
                                                              RESTRICTED
NAME                                                            SHARES
----                                                            ------
Thomas C. Prendergast.......................................    121,599
Gary Widett.................................................     31,653
David G. Gaw................................................     14,000
Robert Prendergast..........................................      7,320
Barry Rodenstein............................................      3,000

SPECIAL STOCK GRANTS

    In addition, we anticipate that, after this offering, the current members of our board of directors will recommend to the board and our compensation committee, as comprised after this offering, that special stock grants be made to members of our senior management and other employees, which may compensate these individuals for past performance and/or provide incentives to these individuals through ownership of our stock. If made, we believe that these special stock grants would be issued in an aggregate amount not to exceed approximately 2% of the number of outstanding shares of our common stock after this offering, or approximately 800,000 shares. We also believe that these shares will be issued and/or will vest over a period of time of not less than five years. As of the date of this prospectus, the identity of those members of our senior management who might receive these special stock grants, the aggregate amount of these grants, the amount of any grants to be made to any particular individual, the period of time over which these grants would be made and/or vest and the other terms of these grants have not yet been determined.

EMPLOYMENT AGREEMENTS

    Mr. Thomas C. Prendergast, our President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term from the date of the completion of this offering. Under his employment agreement, Mr. Prendergast receives an annual base salary of $500,000 and he is eligible for an incentive bonus based on performance objectives as established by our compensation committee. The threshold bonus amount may not be less than 25% of Mr. Prendergast's base salary and the maximum bonus amount payable to Mr. Prendergast is 100% of his base salary.

    Mr. Prendergast received in January 2000 an initial stock option grant of 400,000 shares under his employment agreement. He also received in January 2000 a grant of 75,000 shares of restricted stock under his employment agreement.

    Mr. Prendergast is also eligible to receive an annual stock option award of up to 140,000 options and an annual performance share award of up to 60,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our compensation committee.
Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast's benefit. We have also agreed to reimburse
Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

    Mr. Prendergast's employment may be terminated by us for "cause" in the event of:

    - the conviction of Mr. Prendergast of a felony,

    - the willful breach of duty of loyalty by Mr. Prendergast which is materially detrimental to us,

    - the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our board, or

    - the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

    Mr. Prendergast may terminate his employment for "good reason," which includes:

    - a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company,

    - the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director,

    - a reduction in Mr. Prendergast's base salary,

    - our failure to maintain our incentive plans,

    - except as required by law, a material diminution in Mr. Prendergast's fringe benefits,

    - the requirement by us that our principal place of business be changed to a location outside the greater Boston area, or

    - any breach by us of his employment agreement.

    If Mr. Prendergast's employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast's employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If
Mr. Prendergast's employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

    In the event of a change in control of our company during the term of Mr. Prendergast's employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast's employment agreement automatically extends for an additional three years. In addition, upon a change of control, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast's employment agreement or other benefit plan will result in application of federal excise taxes on "excess parachute payments," we have agreed to provide a gross up payment to offset the excise tax liability.

    Mr. Prendergast's employment agreement prohibits Mr. Prendergast while he is employed with us and for one year after a termination of employment for cause or without good reason, from engaging, directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

    Mr. Prendergast also has received tax offset payments from us under his employment agreement. The purpose of these payments is to reimburse
Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to his exercise of options and the grant, vesting or payment of any awards covered by his employment agreement.
Mr. Prendergast will receive no tax offset payments from us with respect to any special grants of options to Mr. Prendergast immediately prior to the completion of this offering. See "--Special Stock Option Grants and Accelerated Options" on page 95. In addition, Mr. Prendergast has also agreed to waive his right to receive any tax offset payments in connection with the future issuance of any special stock grants described in "--Special Stock Grants" on page 96. However, Mr. Prendergast will have the right to receive tax offset payments from us with respect to any other future special stock grants and options after this offering.

CHANGE IN CONTROL/SEVERANCE AGREEMENTS

    In connection with this offering, we will enter into Change in Control/Severance Agreements with some of our officers, including each of the persons named in the summary compensation table other than Mr. Prendergast. The terms of Mr. Prendergast's severance, including in connection with a change in control, are contained in his employment agreement described above.

    These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event that their employment with us is terminated by us other than for "cause" or by these individuals for "good reason," including following a change in control. In the event that the employment of any of these individuals with us is terminated under these circumstances following a change in control, these individuals are entitled to receive severance pay equal to two times the sum of their base salary and their average bonus for each of the three most recently completed fiscal years. In the event that the employment of any of these individuals with us is terminated other than in

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connection with a change of control, under these circumstances, these individuals are entitled to receive severance pay equal to the sum of their base salary and their average bonus for each of the three most recently completed fiscal years. In addition, under our equity incentive plan, upon a termination of employment in these circumstances, following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals under our equity incentive plan will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. Each of these agreements is substantially identical.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors has established a compensation committee which, prior to this offering, included Mr. Prendergast, our President and Chief Executive Officer, Mr. Laughton, co-chairman of NETT, and Mr. Cammarata, Chairman of TJX Companies, Inc. and the former President and Chief Executive Officer of TJX. For more information on the relationships between us and each of Mr. Laughton and Mr. Cammarata, please see "Certain Relationships and Related Transactions--Transactions with Net Realty Holding Trust and Affiliates" beginning on page 101 and "Certain Relationships and Related Transactions--Other Transactions" on page 105. Upon completion of this offering, our compensation committee will consist of at least three non-employee directors.

EQUITY INCENTIVE PLAN

    We have adopted the Heritage Property Investment Trust, Inc. 2000 Equity Incentive Plan to provide incentives to attract and retain executive officers, directors, employees and other key personnel. The incentive plan is administered by our compensation committee. Upon completion of this offering, the maximum number of shares available for issuance under the incentive plan will be 3,600,000 shares of common stock, or approximately 8.7% of the total outstanding shares of our common stock after this offering. Under the incentive plan, no more than 400,000 shares of stock may be covered by options first granted to any person in any one year, and no more than 1,200,000 shares may be subject at any time to outstanding grants of restricted stock, performance shares, performance units or stock grants. The following summary of the incentive plan is qualified in its entirety by reference to the full text of the incentive plan, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

    STOCK OPTIONS

    The incentive plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (2) options that do not so qualify. The option exercise price of each option is determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant in the case of incentive stock options.

    The term of each option is fixed by our compensation committee and may not exceed ten years from date of grant in the case of an incentive option. Unless our compensation committee determines otherwise, if an optionee's employment or other association with our company is terminated, whether voluntary or otherwise, any outstanding option of the optionee ceases to be exercisable not later than 90 days following the date of termination. Upon exercise of options, the option exercise price must be paid in full either in cash or, if our compensation committee permits, by delivery of shares of common stock already owned by the optionee.

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    To qualify as incentive options, options must meet additional Federal tax requirements, including limits on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

    RESTRICTED STOCK

    Our compensation committee may also award shares of our common stock to participants, subject to those conditions and restrictions as our compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with our company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their shares of restricted stock. The purchase price of shares of restricted stock, if any, will be determined by our compensation committee.

    UNRESTRICTED STOCK

    Our compensation committee may also grant shares of our common stock, at no cost, or for a purchase price determined by our compensation committee, which are free from any restrictions under the incentive plan. Shares of unrestricted stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to those participants.

    PERFORMANCE SHARE AWARDS

    Our compensation committee may also grant performance share awards of our common stock to participants entitling the participants to receive shares of our common stock upon the achievement of individual or company performance goals and those other conditions as our compensation committee may determine.

    TAX ASPECTS UNDER THE INTERNAL REVENUE CODE

    The following is a summary of the principal Federal income tax consequences of awards under the incentive plan. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings of the Internal Revenue Service now in effect, all of which are subject to change or different interpretations, possibly with retroactive effect. It does not describe all Federal tax consequences under the incentive plan, however, nor does it describe state or local tax consequences.

    INCENTIVE OPTIONS. Under the Internal Revenue Code, an employee will not realize taxable income by reason of the grant or the exercise of an incentive option. If an employee exercises an incentive option and does not dispose of the shares until the later of (a) two years from the date the option was granted or
(b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of those shares will be taxable to the employee as long-term capital gain, and we will not be entitled to any deduction. If an employee disposes of the shares within that one-year or two-year period in a manner so as to violate the holding period requirements, the employee generally will realize ordinary income in the year of that disposition, and, provided we comply with applicable reporting requirements, we will receive a corresponding deduction, in an amount equal to the excess of
(1) the lesser of (x) the amount, if any, realized on the disposition and
(y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for those shares.

    The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares, except by pledge or by transfer on death. If the disposition of

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shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income, and our deduction, is equal to the fair market value of the shares on the date of exercise, less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution.

    The exercise of an incentive option may subject the employee to the alternative minimum tax. Special rules apply if an employee surrenders shares of our common stock in payment of the exercise price of his incentive option. An incentive option that is exercised by an employee more than three months after an employee's employment with us terminates will be treated as a non-qualified option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

    NONQUALIFIED OPTIONS. There are no Federal income tax consequences to either the optionee or to us on the grant of a non-qualified option. On the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the common stock received on the exercise date over the option price of those shares. The optionee's tax basis for the shares acquired upon exercise of a non-qualified option is increased by the amount of that taxable income. We will be entitled to a Federal income tax deduction in an amount equal to that excess provided that we comply with the applicable reporting requirements. Upon the sale of the shares acquired by exercise of a non-qualified option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for those shares.

    Special rules apply if an optionee surrenders shares of our common stock in payment of the exercise price of a non-qualified option.

    OTHER AWARDS. Grants of restricted stock, stock grants and performance awards under the incentive plan will generally result in additional compensation taxable as ordinary income for Federal income tax purposes when granted, unless the award is subject to a substantial risk of forfeiture (such as an obligation to perform substantial future services as a condition to retaining awarded stock). If the award is subject to a substantial risk of forfeiture, the recipient will be taxed when the award is granted if the recipient elects to have the substantial risk of forfeiture disregarded for Federal income tax purposes via a so-called "Section 83(b) election," and otherwise when the risk of forfeiture lapses. The amount of recipient's taxable income will be the value of the stock or award at the point at which the recipient is taxable, reduced by the amount paid for the award, if any. We will be entitled to a Federal income tax deduction in the same amount generally provided we comply with applicable reporting requirements.

INDEMNIFICATION

    Our articles contain a provision permitted under the Maryland General Corporation Law eliminating, with limited exceptions, each director's and officer's personal liability for monetary damages for breach of any duty as a director or officer. In addition, our charter documents require us to indemnify our directors and officers from specified liabilities and expenses, as well as to advance costs, expenses and attorneys' fees, to the fullest extent permitted under the Maryland General Corporation Law. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this offering. See "Underwriting" beginning on page 149.

    We have entered into an agreement with Prudential Investment Management Services, LLC, or PIMS, an affiliate of The Prudential Insurance Company of America, one of our stockholders, under the terms of which we have agreed to indemnify PIMS in connection with certain advisory services they performed on our behalf. See "Certain Relationships and Related Transactions--Transactions with Prudential and Affiliates" beginning on page 102.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH NET REALTY HOLDING TRUST AND AFFILIATES

    RELATIONSHIP WITH HERITAGE

    As of December 31, 2001, Net Realty Holding Trust, a wholly-owned subsidiary of NETT, owned approximately 81% of the outstanding shares of each of the classes of our capital stock. During the relevant periods described below, four of our seven directors were also members of the Board of Trustees of NETT.

    FORMATION TRANSACTIONS

    In July 1999, Net Realty Holding Trust, the real estate company of NETT, contributed approximately $550 million of real estate investments and related assets, net of liabilities, to our company in connection with our formation. In exchange for these properties, we issued Net Realty Holding Trust 95.7% of our capital stock.

    Of the properties contributed, three of those properties were acquired by Net Realty Holding Trust during the two years prior to our formation. These properties and the purchase prices paid for these properties are set forth below:

                                                         DATE       PURCHASE
PROPERTY                                               ACQUIRED       PRICE
--------                                              ----------   -----------
Riverchase..........................................  April 1998   $16,119,000
Commons of Chancellor Park..........................  April 1998   $22,250,000
Crown Point.........................................  April 1998   $ 8,500,000

    As described in the financial statements contained in this prospectus, because of prior accounting methods, no depreciation expense was recorded by Net Realty Holding Trust with respect to any of the properties contributed to our company during the five year period prior to July 1999.

    TRANSITIONAL SERVICES AGREEMENT

    In connection with our formation transactions, we also entered into a transitional services agreement with Net Realty Holding Trust, under which we agreed to provide management and collection services to Net Realty Holding Trust during a transition period with respect to various pre-closing matters involving the properties contributed by Net Realty Holding Trust to our company. Under the terms of this agreement, from July 1999 through September 2000, we were paid an aggregate total of $339,000 in fees by Net Realty Holding Trust. This agreement was terminated in September 2000.

    BOSTON OFFICE LEASE

    One of the properties which was contributed to us by Net Realty Holding Trust was our headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into a lease providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. This lease was assigned by Net Realty Holding Trust to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

    BRADLEY ACQUISITION/SUBORDINATED LOAN

    In order to complete the financing of the Bradley acquisition, in September 2000, we entered into a $100 million bridge loan with Fleet and NETT. This loan was subordinated to the senior unsecured credit facility described elsewhere in this prospectus and was secured by a pledge by us of the stock of

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certain of our subsidiaries. Borrowings under this loan currently bear interest at a variable rate which, as of December 31, 2001, was 7.06%. This facility matures on March 18, 2004. In November 2000, NETT sold its portion of this loan to Prudential and in May 2001, we borrowed $50 million from Fleet and repaid Prudential's portion of this loan. We intend to repay this subordinated loan with $100 million of the proceeds of this offering. See "Use of Proceeds" on page 26.

    131 DARTMOUTH STREET JOINT VENTURE

    In November 1999, we entered into a joint venture for the acquisition and development of a 365,000 square foot commercial office tower at 131 Dartmouth Street, Boston, Massachusetts. In addition to an unaffiliated third party, NETT is also participating in this project. Specifically, NETT, Heritage and DFS Dartmouth, LLC have formed an entity to own this project. This entity is owned 74% by NETT, 20% by DFS Dartmouth, LLC and 6% by us. We were issued this interest as part of a management arrangement we entered into with the new entity. Under this arrangement, through our subsidiary, we are providing management services to the project, for which we are entitled to receive 6% of all cash and capital transaction proceeds received by the project. We have no ongoing capital contribution requirements with respect to this project, which we expect will be completed in June 2003.

TRANSACTIONS WITH PRUDENTIAL AND AFFILIATES

    RELATIONSHIP WITH HERITAGE

    As of December 31, 2001, Prudential owned approximately 18% of the outstanding shares of each of the classes of our capital stock. For all periods from and after September 18, 2000, Robert Falzon, Managing Director of an affiliate of Prudential, was also one of our directors.

    INITIAL INVESTMENT

    Simultaneously with our formation and NETT's contribution of its properties, in July 1999, The Prudential Insurance Company of America invested $25 million and received an aggregate of 1,000,000 shares of our capital stock, representing an approximate 4% equity interest in our company.

    PIMS ADVISORY AGREEMENT

    As part of our formation transactions, we entered into an agreement with Prudential Investment Management Services, LLC, an affiliate of Prudential, or PIMS, pursuant to which we engaged PIMS to act as our advisor in connection with various transactions. Specifically, we engaged PIMS to act as our exclusive agent while we are a private company in the private placement of equity for cash and to provide other financial advisory services to us in our discretion. Under this agreement, in connection with our original formation and REIT qualification, we issued Prudential warrants to acquire 75,000 shares of our common stock at an exercise price of $25.00 per share. These warrants expire on July 13, 2003. In addition, we agreed that in connection with any future equity financings while we remained a private company, we would pay PIMS a fee of 2% of all cash contributions made by investors plus warrants to acquire shares of our common stock in an amount equal to 7.5% of the number of shares issued in the equity financing. We also agreed to pay PIMS a fee for any advisory services provided by PIMS equal to the fair market value of those services. During the period from July 9, 1999 to December 31, 1999, we paid PIMS approximately $100,000 in advisory fees for services provided to us during this period. During our 2000 fiscal year, we paid Prudential and its affiliates, including PIMS and PMCC, approximately $12.7 million in advisory and debt and equity financing fees for services provided in connection with our acquisition of Bradley. These services and fees are described below. As described below in "--Initial Public Offering Advisory Fee," this advisory agreement will be amended with respect to the payment of an advisory fee to PIMS in connection with this offering.

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    In connection with the PIMS advisory agreement, we also entered into an indemnification letter with PIMS pursuant to which we agreed to indemnify and hold harmless PIMS and its directors, officers and various other persons from any liabilities incurred by those persons in connection with performing services on our behalf, other than where the liabilities incurred by PIMS are found by a judgment of a court to have resulted directly and primarily from PIMS' gross negligence or willful misconduct.

    BRADLEY ACQUISITION/FINANCING COMMITMENT LETTERS

    In May 2000, we entered into a merger agreement to acquire Bradley Real Estate, Inc., a publicly-traded REIT headquartered in Illinois, for an aggregate purchase price of approximately $1.2 billion. Prudential provided advisory services to us in connection with the Bradley acquisition, for which we paid them approximately $3.7 million. As a condition to our entering into the merger agreement with Bradley, we also obtained a commitment letter from Prudential to provide up to $100 million in equity financing for the merger and related transactions and a commitment letter from Prudential Mortgage Capital Company, LLC, or PMCC, to provide up to $600 million in debt financing for the merger and related transactions.

    BRADLEY ACQUISITION/EQUITY AND DEBT FINANCINGS

    Subsequent to the issuance by Prudential of its commitment letters, we entered into two financing transactions with Prudential and its affiliates, the proceeds of which were used to finance the Bradley acquisition. In
September 2000, we entered into a securities purchase agreement with Prudential, under the terms of which Prudential invested an additional $100 million of equity in our company. As a result of this investment, Prudential received an aggregate of four million shares of our capital stock, increasing Prudential's interest in our company to approximately 18%. The terms of Prudential's investment were substantially identical to the terms of Prudential's original 1999 investment in connection with our formation. In the securities purchase agreement, we agreed to provisions with respect to representations and warranties, covenants and indemnification provisions as are customary in equity transactions. Generally speaking, the indemnification provided in this securities purchase agreement will expire on the date that is 30 days after Prudential receives our 2001 audited financial statements and is subject to a cap of $10 million. As of the date of this prospectus, no claims have been made by Prudential under this indemnity. As part of this transaction, we amended our advisory agreement with PIMS, pursuant to which we paid PIMS equity placement and debt structuring fees of $5.1 million and issued Prudential warrants to purchase 300,000 shares of our common stock at an exercise price of $25.00 per share. These warrants expire on September 18, 2004. As part of this transaction, our stockholders agreement with Net Realty Holding Trust and Prudential was amended to provide Prudential with a right to designate one director on our board. See "--Stockholders Agreement with Net Realty Holding Trust and Prudential" below. In September 2000, Robert Falzon, Managing Director of Prudential Real Estate Investors, was appointed to our board as Prudential's designee.

    The second financing transaction we entered into with Prudential in connection with the Bradley acquisition was a special securitized facility with PMCC pursuant to which $244 million of collateralized mortgage-backed securities were issued by a trust created by PMCC. The trust consists of a single mortgage loan due from a subsidiary we created, Heritage SPE LLC, to which we contributed 29 of our properties. This loan is secured by all 29 properties we contributed to the borrower. Heritage SPE LLC is a special purpose entity formed exclusively for the purpose of entering into this financing transaction and its activities are generally limited to owning the properties which secure this facility. The proceeds of this facility were used to finance the Bradley acquisition. We have issued a guarantee to PMCC related to certain environmental and other acts. Borrowings under this facility, which matures in September 2010, bear interest at 7.88% per annum. PMCC subsequently sold this facility, although it

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continues to service this facility. We paid PMCC $3.9 million in debt financing fees in connection with this financing.

    In connection with the securitized financing with PMCC described above, we entered into several indemnification and guaranty agreements with PMCC under the terms of which we agreed to indemnify PMCC for various bad acts of Heritage SPE LLC and with respect to specified environmental liabilities with respect to the properties contributed by us to Heritage SPE LLC.

    INITIAL PUBLIC OFFERING ADVISORY FEE

    In connection with this offering, we are amending our advisory agreement with PIMS with respect to the payment of an advisory fee to PIMS in connection with this offering. As amended, this agreement provides for PIMS to receive a fee equal to approximately $3.375 million. Upon completion of this offering and payment of this fee, this agreement will terminate.

STOCKHOLDERS AGREEMENT WITH NET REALTY HOLDING TRUST AND PRUDENTIAL

    EXISTING STOCKHOLDERS AGREEMENT.

    In connection with our original formation, we entered into a stockholders agreement with Net Realty Holding Trust and Prudential. This agreement was subsequently amended in September 2000 in connection with Prudential's additional equity investment in our company. This agreement provides for the arrangements of the parties with respect to the composition of our board of directors, which currently consists of seven directors. Specifically, under this agreement, Net Realty Holding Trust is entitled to designate four of our directors and Prudential is entitled to designate one director. This agreement also provides that the two remaining directors are to be outside directors, i.e. not associated with NETT, one of whom is required to be our chief executive officer. This agreement also provides for various actions of our board to be taken only with special consent and restricts various other actions. This agreement contains transfer restrictions, preemptive rights, rights of first refusal on transfers and co-sale rights and also provides Net Realty Holding Trust and Prudential with customary demand and piggyback registration rights. Finally, Prudential has been given the right to require that we redeem their shares of our stock under some circumstances. This redemption right will expire upon completion of this offering.

    AMENDED STOCKHOLDERS AGREEMENT

    Simultaneously with the completion of this offering, we, Net Realty Holding Trust and Prudential will enter into an amended stockholders agreement governing our relationship with Net Realty Holding Trust and Prudential after this offering. This agreement will eliminate all prior terms of our existing stockholders agreement and will provide for the following new terms--

       ELECTION OF DIRECTORS

        - We will agree that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust will have the right to designate for nomination four members of our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

                                      104
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        - Net Realty Holding Trust will agree that it will not seek any additional representation on our board of directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our board of directors.

       ADDITIONAL EQUITY AND PREEMPTIVE RIGHTS

        - Net Realty Holding Trust will agree that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust's ownership percentage of our stock.

        - We will grant to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right will not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right will not apply if the exercise of this right would jeopardize our status as a REIT.

       REGISTRATION RIGHTS

        - Net Realty Holding Trust and Prudential will have demand and piggyback registration rights with respect to their shares of our common stock. These registration rights will be subject to customary cut-back and lock-out restrictions.

OTHER TRANSACTIONS

    TRANSACTIONS WITH MR. CAMMARATA

    In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. TJX has had a long-standing relationship as a significant tenant of ours and our predecessor company. During 1999, TJX paid us approximately $4.4 million of base rent, which represented 7% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 1999. During 2000, TJX paid us approximately $8.0 million of base rent, which represented 5% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2000. TJX paid us approximately $10.5 million of base rent during 2001, which represented 5% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2001. TJX pays us rent in accordance with written leases with respect to several of our properties.

    TRANSACTION WITH MR. TRUEBLOOD

    In January 2000, we loaned our former chief financial officer, Richard L. Trueblood, $100,000 on an unsecured, interest-free basis pursuant to the terms of a promissory note delivered by Mr. Trueblood. The proceeds of this loan were used by Mr. Trueblood to finance certain relocation expenses incurred by Mr. Trueblood in connection with his employment with us. This loan was repaid in full in March 2001 in connection with the termination of Mr. Trueblood's employment with us.

    We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

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                            INVESTMENT POLICIES AND
                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of our investment policies and our policies with respect to other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies would be made by our board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our stockholders' best interest. We cannot assure you that our investment objectives will be attained.

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

    We are a fully integrated, self-administered and self-managed private REIT that acquires, owns, manages, leases and redevelops grocer-anchored neighborhood and community shopping centers in the Eastern and the Midwestern United States. We plan to invest primarily in neighborhood and community shopping centers in major metropolitan and suburban areas. In evaluating future acquisitions of neighborhood and community shopping centers, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. We will also consider future opportunities to acquire other properties on a case-by-case basis. In evaluating future acquisitions of properties other than neighborhood and community shopping centers, we seek properties or transactions that have unique characteristics which present a compelling case for investment. Examples might include properties having high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties which are debt-free, a transaction in which we might issue units of one of our operating partnerships or properties which provide substantial growth potential through redevelopment.

    We conduct substantially all of our investment activities through our two operating partnerships and our other affiliates. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

    - to increase our value through increases in the cash flows and values of our properties;

    - to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

    - to provide quarterly cash distributions, a portion of which is expected to constitute a nontaxable return of capital because it will exceed our current and accumulated earnings and profits, as well as to provide growth in distributions over time.

    There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

INVESTMENTS IN MORTGAGES

    We have not, prior to this offering, engaged in any significant investments in mortgages nor do we intend to engage in this activity in the future.

INVESTMENTS IN SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL
  ESTATE ACTIVITIES AND OTHER ISSUERS

    Generally speaking, we have not, prior to this offering, engaged in any significant investment activities in other entities. Since our formation, we have acquired interests in two joint ventures, neither

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of which is significant. However, subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See "Material United States Federal Income Tax Considerations" beginning on page 132. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage of ownership limitations and asset test referred to above, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

    We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by properties and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

DISPOSITIONS

    Although we generally do not seek to dispose of properties within our portfolio, we will consider doing so, subject to REIT qualification rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. In addition, as discussed elsewhere in this prospectus, we intend to dispose of all of our single-tenant properties and one of our office buildings in New York.

FINANCING POLICIES

    As disclosed elsewhere in this prospectus, we have incurred debt since our formation in order to fund operations and acquisitions. After this offering and the proposed property acquisitions described in this prospectus, we expect to have total indebtedness of $938 million. Our board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service. See "Risk Factors" beginning on page 9 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" beginning on page 46.

    Generally speaking, although we may incur any of the forms of indebtedness described below, we intend to focus primarily on financing future growth through the incurrence of unsecured debt rather than secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance

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acquisitions, expansion, redevelopment of existing properties or development of new properties. We may also incur indebtedness for other purposes when, in the opinion of our board, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Internal Revenue Code if we do not have sufficient cash available to meet those distribution requirements.

LENDING POLICIES

    We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnerships may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

EQUITY CAPITAL POLICIES

    Our board has the authority, without further stockholder approval, to issue additional authorized shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Other than Net Realty Holding Trust, existing stockholders will have no preemptive right to shares of common stock or other shares of our capital stock issued in any offering, and any offering might cause a dilution of a stockholder's investment in us. Although we have no current plans to do so, and we have not done so other than in connection with the transfer of 60 properties to us by NETT, we may in the future issue common stock in connection with acquisitions. We also may issue partnership units in one of our operating partnerships in connection with acquisitions of property.

    We may, under certain circumstances, purchase shares of our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board. Our board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

CONFLICT OF INTEREST POLICY

    We have adopted policies to reduce or eliminate potential conflicts of interest. In addition, our board is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

    We have adopted a policy that, without the approval of a majority of the disinterested directors, we will not:

    - acquire from or sell to any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%, any assets or other property;

    - make any loan to or borrow from any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%; or

    - engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

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
    Under Maryland law, a contract or other transaction between us and any of our directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director's vote was counted in favor of the contract or transaction, if--

    - the fact of the common directorship or interest is disclosed to our board or a committee of our board, and our board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

    - the fact of the common directorship or interest is disclosed to our stockholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

    - the contract or transaction is fair and reasonable to us.

REPORTING POLICIES

    Generally speaking, since our formation, we have made available to our stockholders certified annual financial statements but not annual reports and other information, unless requested to do so. We are required, however, to provide more detailed financial information to the holders of those Bradley debt securities issued prior to our acquisition of Bradley. After this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 154.

REGULATORY COMPLIANCE

    Regulatory compliance matters at our company will be overseen by our corporate compliance officer, presently our chief financial officer, David Gaw, who is charged with responsibility for implementation of our corporate compliance plan. This plan, which is in the process of being adapted to meet our needs as a public company, is a comprehensive, company-wide program of guidance, training and monitoring developed by a combined team of our employees, our outside counsel and our auditors. This plan is designed to meet or exceed appropriate standards for employee conduct, conflict of interest, corporate integrity, insider trading and other applicable policies governing business ethics and regulatory compliance. In his capacity as corporate compliance officer, Mr. Gaw is supported by our outside counsel, currently Bingham
Dana LLP, and our outside auditors, currently KPMG LLP.

    Our corporate compliance officer reports to our audit committee for compliance issues. Our audit committee will meet at least four times each year. Our audit committee will monitor and enforce compliance standards company-wide with the assistance of our chief executive officer, chief financial officer and compliance officer and will be advised by our outside counsel, currently Bingham Dana LLP, and our outside auditors, KPMG LLP.

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                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock before and after this offering, with respect to each person who will be a director after this offering, each executive officer named in the summary compensation table, each stockholder selling shares in this offering, and each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise set forth below, the principal address of each of the persons named below is care of Heritage Property Investment Trust, Inc., 535 Boylston Street, Boston, Massachusetts 02116.

                                                 NUMBER OF                 NUMBER OF    NUMBER OF    PERCENT OF
                                                  SHARES      PERCENT OF    SHARES       SHARES         ALL
                                                   OWNED      ALL SHARES     BEING        OWNED        SHARES
                                                 PRIOR TO      PRIOR TO     SOLD IN       AFTER        AFTER
NAME AND BUSINESS ADDRESS OF BENEFICIAL OWNER   OFFERING(1)    OFFERING    OFFERING    OFFERING(1)    OFFERING
---------------------------------------------   -----------   ----------   ---------   -----------   ----------
New England Teamsters and Trucking Industry
  Pension Fund(2).............................  22,000,000       80.7%     4,000,000   18,000,000       43.6%
Net Realty Holding Trust(3)...................  22,000,000       80.7      4,000,000   18,000,000       43.6
The Prudential Insurance Company of
  America(4)..................................   5,000,000       18.3            --     5,000,000       12.1
Thomas C. Prendergast(5)......................     823,898        3.0            --       823,898        2.0
Gary Widett(6)................................     258,479          *            --       258,479          *
David Gaw(7)..................................     104,000          *            --       104,000          *
Robert Prendergast(8).........................      61,713          *            --        61,713          *
Barry Rodenstein(9)...........................      43,000          *            --        43,000          *
Joseph L. Barry...............................          --         --            --            --         --
David W. Laughton.............................          --         --            --            --         --
Bernard Cammarata(10).........................      15,773          *            --        15,773          *
William M. Vaughn.............................          --         --            --            --         --
Paul V. Walsh.................................          --         --            --            --         --
Robert M. Falzon(11)..........................          20          *            --            20          *
Kevin C. Phelan...............................          --         --            --            --         --
Richard C. Garrison...........................          --         --            --            --         --
Robert J. Watson..............................          --         --            --            --         --
Kenneth K. Quigley, Jr........................          --         --            --            --         --
Directors and Executive Officers as a group
  (15 persons)................................   1,306,883        4.8%           --     1,306,883        3.2%

------------------------

   * Less than 1%

 (1) The number of shares of our common stock owned assumes the conversion of all shares of our Series A Cumulative Convertible Preferred Stock to common stock. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, shares are shown as beneficially owned if the person named in the table has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of those shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic interest in shares set opposite their names. In addition, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by that person, and only by that person, by reason of that acquisition right. As a result, the percentage of outstanding shares of any person as shown on the preceding table does not necessarily reflect the person's actual voting power at any particular date.

 (2) The principal address of The New England Teamsters and Trucking Industry Pension Fund, or NETT, is 535 Boylston Street, Boston, Massachusetts 02116. NETT is the sole stockholder of Net Realty Holding Trust, our largest stockholder and as such, may be deemed to be the beneficial owner of all the shares of common stock owned by Net Realty Holding Trust.

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 (3) The principal address of Net Realty Holding Trust is care of The New
     England Teamsters and Trucking Industry Pension Fund, 535 Boylston Street, Boston, Massachusetts 02116.

 (4) The principal address of Prudential Insurance Company of America is care of Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054-4493. 121 current or former employees of Prudential own an aggregate of 2,420 shares of our common stock. Prudential disclaims beneficial ownership of all shares of common stock owned by these employees. If the underwriters' overallotment option is exercised in full, Prudential will sell 1,200,000 shares of common stock in this offering and its percentage ownership of shares owned immediately after this offering will be approximately 8.8%.

 (5) Includes (a) 183,898 shares of common stock previously issued to Mr. Prendergast under our equity incentive plan, and (b) options to purchase 640,000 shares of common stock previously granted to Mr. Prendergast under our equity incentive plan, which options will be immediately exercisable upon completion of this offering. Mr. Prendergast is the brother of Robert Prendergast, our Vice President of Property Management and Construction. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Robert Prendergast.

 (6) Includes (a) 38,479 shares of common stock previously issued to Mr. Widett under our equity incentive plan, and (b) options to purchase 220,000 shares of common stock previously granted to Mr. Widett under our equity incentive plan, which options will be immediately exercisable upon completion of this offering.

 (7) Includes (a) 14,000 shares of common stock previously issued to Mr. Gaw under our equity incentive plan, and (b) options to purchase 90,000 shares of common stock previously granted to Mr. Gaw under our equity incentive plan, which options will be immediately exercisable upon completion of this offering.

 (8) Includes (a) 8,980 shares of common stock previously issued to Mr. Prendergast under our equity incentive plan, and (b) options to purchase 52,733 shares of common stock previously granted to Mr. Prendergast under our equity incentive plan, which options will be immediately exercisable upon completion of this offering. Mr. Prendergast is the brother of Thomas C. Prendergast, our President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Thomas C. Prendergast.

 (9) Includes (a) 3,000 shares of common stock issued to Mr. Rodenstein under our equity incentive plan, and (b) options to purchase 40,000 shares of common stock previously granted to Mr. Rodenstein under our equity incentive plan, which options will be immediately exercisable upon completion of this offering.

 (10) Represents options to purchase 15,773 shares of common stock previously issued under our equity incentive plan and which are exercisable within 60 days of the date of this prospectus. Mr. Cammarata's principal address is care of TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 07071.

 (11) Mr. Falzon is Managing Director of Prudential Real Estate Investors, an affiliate of The Prudential Insurance Company of America, and may be deemed to be the beneficial owner of all of the shares of our common stock owned by Prudential. Mr. Falzon disclaims beneficial ownership of all of the shares of our common stock owned by Prudential. In addition, 120 current or former employees of Prudential, other than Mr. Falzon, own an aggregate of 2,400 shares of common stock. Mr. Falzon disclaims beneficial ownership of all shares of our common stock owned by these employees.

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
                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter, or our articles, and our bylaws. The following summary of the material provisions of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our articles and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

AUTHORIZED STOCK

    Upon completion of this offering, our articles will provide that we may issue up to 200 million shares of voting common stock, par value $.001 per share, and 50 million shares of preferred stock, par value $.001 per share. Upon completion of this offering, and the automatic conversion of all shares of our Series A Cumulative Convertible Preferred Stock, there will be 41,268,652 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

    As permitted by the MGCL, upon completion of this offering, our articles will contain a provision permitting our board, without any action by our stockholders, to classify any unissued preferred stock into one or more classes or series of shares of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of that new class or series of shares of stock. We believe that the power of our board to issue additional shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional preferred stock will be available for issuance without further action by our stockholders, unless action by our stockholders is required by applicable law or by the rules of the NYSE. Although our board currently has no intention of doing so, it could authorize us to issue a class or series that could, depending upon the terms of that class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the shares and might otherwise be in the best interests of our stockholders.

    Under Maryland law, a stockholder is not personally liable for our obligations solely as a result of his or her status as a stockholder. Upon completion of this offering, our articles will provide that no stockholder will be liable for any of our debts or obligations by reason of being a stockholder nor will any stockholder face any personal liability in tort, contract or otherwise to any person that relates to our property or affairs by reason of being a stockholder. Upon completion of this offering, our articles will further provide that we will have the power to indemnify each present or former stockholder against any claim or liability to which the stockholder may become subject by reason of being or having been a stockholder and to reimburse each stockholder for all reasonable expenses incurred by him or her relating to any such claim or liability. However, with respect to tort claims, contractual claims where stockholder liability is not so negated, claims for taxes and some statutory liability, stockholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider to be adequate, any risk of personal liability to stockholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy claims against us or our stockholders.

    COMMON STOCK

    All of the shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of stock, holders of shares of common stock will be entitled to receive dividends if, as and when authorized and declared by our board out of assets legally available for dividends and to share ratably in our assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding-up after payment

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
of, or adequate provision for, all of our known debts and liabilities and any rights of holders of senior securities.

    Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that directors then standing for election will be elected by a plurality of all votes cast. Holders of shares of common stock have no conversion, sinking fund, redemption, exchange or appraisal rights, and have no preemptive rights to subscribe for any of our securities other than as set forth in our amended stockholders agreement with respect to Net Realty Holding Trust. As of December 31, 2001, approximately 130 individuals or entities held shares of our common stock.

    PREFERRED STOCK

    In addition to the Series A Cumulative Convertible Preferred Stock, all shares of which will automatically convert to shares of our common stock in connection with this offering, we currently have two additional authorized classes of preferred stock, Series B Cumulative Redeemable Perpetual Preferred Stock, or Series B Preferred Stock, and Series C Cumulative Redeemable Perpetual Preferred Stock, or Series C Preferred Stock, each of which will remain authorized for issuance after this offering. There are no shares of Series B or Series C Preferred Stock currently issued and outstanding. Upon the conversion of all shares of the Series A Cumulative Convertible Preferred Stock, under our articles, there will be no shares of Series A Cumulative Convertible Preferred Stock authorized for issuance, issued or outstanding.

    TERMS OF SERIES B PREFERRED STOCK

       - SHARES RESERVED FOR ISSUANCE--2,000,000 shares.

       - ISSUANCE--Shares of Series B Preferred Stock will only be issuable upon exchange of Series B Units in the Bradley OP, which, generally speaking, may not occur prior to February 23, 2009. Shares of Series B Preferred Stock may be issuable prior to that date if the Bradley OP fails to make full distributions for six prior quarterly distribution periods (which may or may not be consecutive) and upon other limited circumstances described in the Bradley OP partnership agreement. See "Structure and Description of Operating Partnerships" beginning on page 121.

       - RANK--The Series B Preferred Stock will rank senior as to distributions and rights upon our liquidation to the common stock and on a parity with the Series C Preferred Stock.

       - DIVIDENDS--Holders of the Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, cumulative preferential cash dividends at the rate per annum of 8.875% of the $25.00 liquidation preference per share.

       - LIQUIDATION PREFERENCE--Holders of the Series B Preferred Stock will be entitled to receive out of our assets legally available for distribution upon liquidation, subject to the rights of holders of senior securities and parity holders, if any, a liquidation preference equal to the sum of $25.00 per share and an amount equal to any accumulated and unpaid dividends on those shares, whether or not declared, to the date of payment.

       - OPTIONAL REDEMPTION. The Series B Preferred Stock may be redeemed by us, but not prior to February 23, 2004. On and after that date, subject to various limitations, we may redeem the Series B Preferred Stock at a redemption price, payable in cash, equal to $25.00 per share, plus accumulated and unpaid dividends, whether or not declared, to the redemption date.

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
       - VOTING--Holders of Series B Preferred Stock will not have any voting rights, except in the limited circumstances set forth in the next sentence. If six quarterly dividends, whether or not consecutive, payable on shares of Series B Preferred Stock or on any class or series of "parity" preferred stock, including the Series C Preferred Stock, are in arrears, the number of directors then constituting our board of directors will be automatically increased by two, and the holders of the Series B Preferred Stock, voting together as a single class with the holders of the Series C Preferred Stock and any other class or series of "parity" preferred stock, will have the right to elect the two additional directors.

       - APPROVAL RIGHTS--In addition, once shares of Series B Preferred Stock are issued and remain outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock (i) designate or create, or increase the authorized or issued amount of, any class or series ranking senior to the Series B Preferred Stock with respect to payment of distributions or rights upon liquidation, (ii) designate or create, or increase the authorized or issued amount of, any "parity" preferred stock but only to the extent that "parity" preferred stock is issued to one of our affiliates upon terms more favorable to that affiliate than those we would offer in an arm's length transaction to an unrelated party, or
         (iii) either (A) consolidate, merge into or with, or convey, transfer or lease all or substantially all of our assets, or (B) amend, alter or repeal the provisions of our articles or bylaws whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Stock or the holders of that stock. However, with respect to a merger, consolidation or a sale, transfer or lease of all or substantially all of our assets, so long as
         (a) we are the surviving entity and the Series B Preferred Stock remains outstanding with the terms of the Series B Preferred Stock unchanged, or (b) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes the Series B Preferred Stock for other preferred stock having substantially the same terms and same rights as the Series B Preferred Stock, then the occurrence of one of those events will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series B Preferred Stock.

       - NO CONVERSION RIGHTS--Holders of Series B Preferred Stock will have no conversion rights.

       - NO SINKING FUND--No sinking fund will be established for the retirement or redemption of Series B Preferred Stock.

       - NO PREEMPTIVE RIGHTS--Holders of Heritage Series B Preferred Stock will have no preemptive rights.

    TERMS OF SERIES C PREFERRED STOCK

       - SHARES RESERVED FOR ISSUANCE--1,200,000 shares.

       - ISSUANCE--Shares of Series C Preferred Stock will only be issuable upon exchange of the Series C Units of the Bradley OP, which, generally speaking, may not occur prior to September 7, 2009. Shares of Series C Preferred Stock may be issuable prior to that date if the Bradley OP fails to make full distributions for six prior quarterly distribution periods (which may or may not be consecutive) and upon other limited circumstances described in the Bradley OP partnership agreement. See "Structure and Description of Operating Partnerships" on page 121.

       - RANK--The Series C Preferred Stock will rank senior as to distributions and rights upon our liquidation to the common stock and on a parity with the Series B Preferred Stock.

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       - DIVIDENDS--Holders of the Series C Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, cumulative preferential cash dividends at the rate per annum of 8.875% of the $25.00 liquidation preference per share.

       - LIQUIDATION PREFERENCE--Holders of the Series C Preferred Stock will be entitled to receive out of our assets legally available for distribution upon liquidation, subject to the rights of holders of senior securities and parity holders, if any, a liquidation preference equal to the sum of $25.00 per share and an amount equal to any accumulated and unpaid dividends on those shares, whether or not declared, to the date of payment.

       - OPTIONAL REDEMPTION. The Series C Preferred Stock may be redeemed by us, but not prior to September 7, 2004. On and after that date, subject to various limitations, we may redeem the Series C Preferred Stock at a redemption price, payable in cash, equal to $25.00 per share, plus accumulated and unpaid dividends, whether or not declared, to the redemption date.

       - VOTING--Holders of Series C Preferred Stock will not have any voting rights, except in the limited circumstances set forth in the next sentence. If six quarterly dividends, whether or not consecutive, payable on shares of Series C Preferred Stock or on any class or series of "parity" preferred stock, including the Series B Preferred Stock, are in arrears, the number of directors then constituting our board of directors will be automatically increased by two, and the holders of the Series C Preferred Stock, voting together as a single class with the holders of the Series B Preferred Stock and with any other class or series of "parity" preferred stock, will have the right to elect the two additional directors.

       - APPROVAL RIGHTS--In addition, once shares of Series C Preferred Stock are issued, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock (i) designate or create, or increase the authorized or issued amount of, any class or series ranking prior to the Series C Preferred Stock with respect to payment of dividends or rights upon liquidation,
         (ii) designate or create, or increase the authorized or issued amount of, any "parity" preferred stock but only to the extent that "parity" preferred stock is issued to one of our affiliates upon terms more favorable to that affiliate than those we would offer in an arm's length transaction to an unrelated party, or (iii) either
         (A) consolidate, merge into or with, or sell, transfer or lease all or substantially all of our assets, or (B) amend, alter or repeal the provisions of our articles or bylaws whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Stock or the holders of that stock. However, with respect to a merger, consolidation or a sale, transfer or lease of all or substantially all of our assets, so long as (a) we are the surviving entity and the Series C Preferred Stock remains outstanding with the terms of the Series C Preferred Stock unchanged, or (b) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes the Series C Preferred Stock for other preferred stock having substantially the same terms and same rights as the Series C Preferred Stock, then the occurrence of one of those events will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series C Preferred Stock.

       - NO CONVERSION RIGHTS--Holders of Series C Preferred Stock will have no conversion rights.

       - NO SINKING FUND--No sinking fund will be established for the retirement or redemption of Series C Preferred Stock.

       - NO PREEMPTIVE RIGHTS--Holders of Series C Preferred Stock will have no preemptive rights.

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    Additional shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board. Prior to the issuance of shares of each series, our board is required by the MGCL and our articles to fix for each series, subject to the provisions of our articles, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board has the power to establish the preferences, powers and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change of control of our company that might involve a premium price for holders of shares or otherwise be in their best interest. Our board has no present plans to issue any preferred stock, except as may be required with respect to the Series B and C Preferred Stock upon exchange of limited partnership interests in the Bradley OP as described in "Structure and Description of Operating Partnerships" beginning on page 121.

RESTRICTIONS ON OWNERSHIP

    For us to remain qualified as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code, during the last half of a taxable year and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. See "Material United States Federal Income Tax Considerations" beginning on page 132. To satisfy these ownership requirements and other requirements for qualification as a REIT, our articles contain provisions restricting the ownership or acquisition of shares of our capital stock.

    The ownership limit provisions provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the ownership limit, which is equal to 9.8% of our stock. The attribution rules are complex and may cause stock owned directly or indirectly by a group of related individuals and/or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 9.8% (by value or number of shares, whichever is more restrictive) of each class of our outstanding stock, or the acquisition of an interest in an entity which owns our stock, by an individual or entity could cause that individual or entity to constructively own in excess of 9.8% of our outstanding stock, and thus subject that stock to the ownership limit.

    Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if evidence satisfactory to our board is presented that the ownership will not then or in the future jeopardize our status as a REIT. As a condition to the waiver, our board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. If, in the opinion of our board, any proposed transfer of shares of our stock may jeopardize our qualification as a REIT, our board has the right to refuse to permit the transfer of that stock. Prior to this offering, our board previously waived the ownership limit with respect to Prudential and Net Realty Holding Trust. After this offering, Net Realty Holding Trust and Prudential will each continue to remain a holder of at least 9.8% of our common stock. Our board may at any time revoke a waiver of ownership limit, except that we have agreed with Net Realty Holding Trust and Prudential that we will not revoke waivers our board has previously issued with respect to their ownership.

    A transfer of our common stock or other event that results in a person owning shares in excess of the ownership limit will result in those shares of our stock most recently acquired by that person that are in excess of the ownership limit being converted into "excess shares." These excess shares will then be automatically transferred to a trust, the beneficiary of which will be a qualified charitable organization that we select. The intended transferee will not be entitled to vote these shares and will not receive any dividends declared on these shares. Within 20 days after the transfer of the shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who

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could own the shares without violating the ownership limit. The trustee, upon a sale of these shares, would then distribute to the intended transferee an amount equal to the lesser of the price paid by that intended transferee (or, in some circumstances, the market value of those shares) or the sale proceeds received by the trust. In addition, assuming that these excess shares had not yet been sold by the trustee, we would have the right, for a period of 120 days beginning on the date described below, to purchase all or any portion of the excess shares from the trust at a price equal to the lesser of the price paid for the stock by the intended transferee (or, in some circumstances, the market value of those shares) and the closing market price for the common stock on the date we exercise our option to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives us notice of the transfer, or the date our board determines that a violative transfer has occurred if no notice is provided.

    The affirmative vote of the holders of at least two-thirds of the shares of our voting stock is required to alter, amend, adopt any provision inconsistent with or repeal the ownership limit provision. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the REIT without the approval of our board.

    All certificates representing shares of stock will bear a legend referring to the restrictions described above.

    All persons who own at least a specified percentage of our stock must file an affidavit with us containing information regarding their ownership of stock, as set forth in the United States Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5%, depending on the number of record holders of stock. In addition, each stockholder will upon demand be required to disclose to us in writing that information with respect to the direct, indirect and constructive ownership of shares as our board deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR ARTICLES AND BYLAWS

    The following paragraphs summarize certain provisions of Maryland law and of our articles and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, our articles and our bylaws. The business combination provisions and the control share acquisition provisions of the MGCL, and the advance notice provisions of our bylaws could have the affect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise be in our stockholders' best interest.

    TERM

    In connection with this offering, we are amending our articles and bylaws. These amended articles and bylaws will become effective immediately prior to the closing of this offering. These documents will provide for us to have a perpetual existence.

    AMENDMENT OF ARTICLES AND BYLAWS

    Our articles may be amended only by the affirmative vote of a majority of the directors then in office and thereafter by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter by stockholders. However, if, within sixty days of the meeting at which a vote will take place with respect to an amendment to our articles, there is an interested stockholder (i.e., a stockholder who has acquired 9.8% of our stock, other than a "look-through entity"), that amendment must be approved in advance by an affirmative vote of a majority of our "continuing directors" (i.e., those directors who are not affiliated with the interested stockholder and who were in office prior to

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the time the stockholder became an interested stockholder). Unless otherwise required by law, our board may amend our bylaws by the affirmative vote of a majority of the directors then in office. However, if at the time of the action, there is an "interested stockholder," the amendment must be approved in advance by an affirmative vote of a majority of the continuing directors.

    MEETINGS OF STOCKHOLDERS

    Under our bylaws, annual meetings of stockholders are to be held in May of each year at a date and time as determined by our board. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman or the President and must be called by the Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND SHAREHOLDER
     PROPOSALS

    Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Any stockholder nomination or proposal for action at an upcoming stockholder meeting must be delivered to our secretary not less than 90 days nor more than 150 days prior to the scheduled meeting of stockholders and must comply with other procedural requirements described in our bylaws.

    The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although the bylaws do not give our board the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board or to approve its own proposal.

    THE BOARD OF DIRECTORS

    Upon completion of this offering, our articles will provide that our board will consist of eleven directors and thereafter the number of directors may be established by our board. Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors. However, if there is an interested stockholder, the filling of the vacancy must also be approved by the affirmative vote of a majority of those directors who are not affiliated with the interested stockholder and who were in office prior to the time the stockholder became an interested stockholder. Pursuant to the terms of our articles and bylaws, the directors are divided into three classes, with each class serving a three year term. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board may render it more difficult to effect a change in our control or removal of incumbent management. We believe, however, that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies.

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    BUSINESS COMBINATIONS

    As permitted by Maryland law, upon completion of this offering, our articles will provide that any merger, consolidation or sale of substantially all of our assets or voluntary dissolution or liquidation must be approved by holders of at least a majority of the outstanding shares of our common stock. In addition, under the MGCL, particular business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and specified insiders or any stockholder who beneficially owns, directly or indirectly, 10% or more of our stock, are prohibited for five years. Thereafter, any business combination must be recommended by our board of directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of our outstanding voting stock, and
(b) two-thirds of the votes entitled to be cast by holders of our outstanding voting stock, other than shares held by the parties with whom the business combination is to be effected.

    These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the insider or 10% stockholder becomes an insider or 10% stockholder. As permitted by the MGCL, we have exempted any business combinations involving the issuance of shares to Net Realty Holding Trust or Prudential. Accordingly, the five-year prohibition and the super-majority vote requirement will not apply to any business combinations between Net Realty Holding Trust or Prudential and us.

    CONTROL SHARE ACQUISITION

    With certain exceptions, the MGCL provides that "Control Shares" of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees, and may be redeemed by us. "Control Shares" are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the "Control Shares" in question. If no request for a meeting is made, we may present the question at any stockholders' meeting.

    Our bylaws contain a provision exempting any and all acquisitions of our capital stock from the control shares provision of Maryland law. Nothing prevents our board from amending or repealing this provision in the future, except that we have agreed with Net Realty Holding Trust and Prudential that they will be exempted from the operation of the control shares provision of the MGCL in the event that our board amends or repeals this provision in the future.

    RECENT MARYLAND LEGISLATION

    In 1999, Maryland enacted legislation which allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its articles or bylaws or by resolution adopted by its board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

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    - officers or employees of the corporation;

    - persons seeking to acquire control of the corporation;

    - directors, officers, affiliates or associates of any person seeking to acquire control; or

    - nominated or designated as directors by a person seeking to acquire control.

    Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.

    The Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that corporation's existing charter documents:

    - CLASSIFIED BOARD: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will, after their initial terms, expire at the third annual meeting of stockholders after the election of each class;

    - TWO-THIRDS STOCKHOLDER VOTE TO REMOVE DIRECTORS ONLY FOR CAUSE: The stockholders may remove any director only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors, but a director on a classified board may not be removed without cause;

    - SIZE OF BOARD FIXED BY VOTE OF BOARD: The number of directors will be fixed only by resolution of the board;

    - BOARD VACANCIES FILLED BY THE BOARD FOR THE REMAINING TERM: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualifies; and

    - STOCKHOLDER CALLS OF SPECIAL MEETINGS: Special meetings of stockholders may be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the MGCL.

    We have not elected to be governed by the specific provisions of the 1999 legislation. However, our articles and/or bylaws, as applicable, already provide for a classified board, that the number of directors is to be determined by a resolution of the board, subject to a minimum number, and that our secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding securities entitled to vote. In addition, we can elect to be governed by any or all of the provisions of the Maryland legislation at any time in the future.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock will be LaSalle National Bank.

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              STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIPS

    We conduct our business primarily through our two operating partnerships, the Heritage OP and the Bradley OP. From our formation in July 1999 until we completed the Bradley acquisition, we operated our business through a structure commonly referred to as an "umbrella partnership" REIT or "UPREIT." This structure generally consists of a corporate REIT with shares of capital stock and a limited partnership with both entities coordinating to operate a single real estate business. The limited partnership typically owns all or substantially all of the real estate properties and the REIT controls the partnership's business activities as the sole general partner. In our case, we are the sole general partner of the Heritage OP and hold directly and indirectly through one of our subsidiaries, all of the partnership interests in the Heritage OP. Until September 2000, the Heritage OP owned all of our real estate properties, either directly or indirectly through other subsidiaries.

    As described elsewhere in this prospectus, in September 2000, we acquired Bradley and one of our subsidiaries became the sole general partner of the Bradley OP. As is the case with our structure, Bradley was also organized and operated as an "UPREIT." Bradley, a corporate REIT, was the general partner of, and owned approximately 83% of the partnership interests in, the Bradley OP. The Bradley OP owned either directly or indirectly through other subsidiaries, substantially all of the real estate properties in Bradley's real estate portfolio. Prior to our acquisition of Bradley, the Bradley OP had issued units of common and preferred limited partnership interests to unaffiliated third parties in connection with acquisitions by Bradley of properties and other real estate companies and other financing transactions.

    As a result of ambiguities in the technical tax rules arising from our status as a pension-held REIT, we have elected not to merge or combine the Heritage OP and the Bradley OP as a legal matter. See "Material United States Federal Income Tax Considerations--Taxation of Tax-Exempt U.S. Stockholders" beginning on page 142. However, we intend to seek a ruling from the Internal Revenue Service that would, if granted, allow us to merge or otherwise combine the Heritage OP and the Bradley OP. If we obtain this ruling and any other consents that may be required, we may merge or otherwise combine our two operating partnerships into one single operating partnership in the future. We cannot, however, assure you that the IRS will grant us this ruling.

    Although we have integrated the operations of the Bradley OP with our other operations, essentially, we are operating two distinct umbrella partnerships. We continue to act as the sole general partner and hold of all of the partnership interests in the Heritage OP. Through our subsidiary, we are also the sole general partner of the Bradley OP and manage and conduct the business of the Bradley OP and its portfolio of real estate properties in accordance with the Bradley OP limited partnership agreement. After this offering, we will continue to conduct substantially all of our business and will hold substantially all of our interests in our properties through either the Heritage OP or the Bradley OP, either directly or indirectly through partnerships or limited liability companies holding title to our properties. As the sole general partner (directly or indirectly) of each of our operating partnerships, we have the exclusive power to manage and conduct the business of these partnerships, subject to customary exceptions.

    The following summary of the Heritage OP and Bradley OP partnership agreements describes the material provisions of these partnership agreements. This summary is qualified in its entirety by reference to the limited partnership agreements, which are filed as exhibits to the registration statement of which this prospectus constitutes a part.

HERITAGE OP PARTNERSHIP AGREEMENT

    MANAGEMENT

    The Heritage OP was organized as a Delaware limited partnership on July 1, 1999. We are the sole general partner of, and currently hold all of the interests in, the Heritage OP, although we may in

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the future issue interests in the Heritage OP to third parties. One of our subsidiaries holds limited partnership units in the Heritage OP.

    Pursuant to the Heritage OP partnership agreement, we, as the sole general partner of the Heritage OP, generally have full, exclusive and complete responsibility and discretion in the management, operation and control of the Heritage OP, including the ability to cause the Heritage OP to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. We may not be removed as general partner of the Heritage OP, with or without cause. We are not permitted to invest in any entity which would cause our share of the Heritage OP's assets or gross income not to satisfy the REIT provisions of the Internal Revenue Code. In addition, we are not permitted to invest in any entity that could generate net income derived from a prohibited transaction within the meaning of Section 857(b)(6)(i) of the Internal Revenue Code. See "Material United States Federal Income Tax Considerations" beginning on page 132. We have also agreed to use our best efforts to ensure that the Heritage OP qualifies as a "real estate holding company" as defined in the Internal Revenue Code. See "ERISA Considerations" beginning on page 147.

    The limited partners of the Heritage OP have agreed that in the event of any conflict in the fiduciary duties owed by us to our stockholders and by us, as general partner of the Heritage OP, to those limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to those limited partners or being liable for any resulting breach of our duties to the limited partners.

    ADDITIONAL CAPITAL CONTRIBUTIONS

    The Heritage OP partnership agreement provides that we may make additional capital contributions to the Heritage OP, in exchange for additional partnership units, additional property or other assets, as we determine in good faith to be desirable to further the purposes or business of the Heritage OP. If we borrow funds from a financial institution or other lender and contribute those funds to the Heritage OP as a capital contribution, the Heritage OP will receive those funds subject to that indebtedness or will assume our obligations with respect to that indebtedness. We may raise additional funds pursuant to the issuance of shares of stock and contribute the net amount of cash so raised as an additional capital contribution to the Heritage OP. If we contribute additional capital to the Heritage OP, our partnership units in the Heritage OP will be increased on a proportionate basis. Conversely, the partnership units of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us, unless limited partners contribute their pro rata share of the required funds. Limited partners have no preemptive right to make additional capital contributions. In addition, we may contribute the stock, assets or other consideration we receive in connection with any merger, consolidation or other acquisition to the capital of the Heritage OP in exchange for additional partnership units in the Heritage OP. Under the Heritage OP partnership agreement, we are required to contribute the proceeds from an offering of shares of our stock, if and to the extent that, at the time of the issuance, all required distributions under the Heritage OP partnership agreement have not been made.

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    TRANSFER OF THE GENERAL PARTNER'S INTEREST

    The Heritage OP partnership agreement provides that we may not transfer our interest as a general partner except--

    - in connection with a merger in which we are the entity surviving the merger;

    - in connection with a transfer of any of our partnership units to another partner; or

    - with the consent of the holders of a majority of the partnership units in the Heritage OP.

    RIGHTS OF LIMITED PARTNERS. No limited partner may take part in the operation, management or control of the business of the Heritage OP by virtue of being a holder of limited partnership units.

    TRANSFER OF LIMITED PARTNERSHIP UNITS

    The Heritage OP partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion. However, a limited partner may transfer its units to an affiliate of that limited partner and may pledge its units to an institutional lender, in each case, without our consent. In addition, the Heritage OP partnership agreement contains other restrictions on transfer if, among other things, that transfer would cause us to fail to comply with the REIT rules under the Internal Revenue Code, if that transfer would cause us to become a publicly-traded partnership under the Internal Revenue Code or if that transfer would cause us to become a "party in interest" or a disqualified person as to any employee benefit plan under ERISA.

    REDEMPTION

    Under the Heritage OP partnership agreement, we have granted to each limited partner (other than our subsidiary) the right to redeem their limited partnership units. This right may be exercised at the election of that limited partner by giving us written notice, subject to some limitations, at any time. The purchase price for the limited partnership units to be redeemed will equal the fair market value of our common stock. The purchase price for the limited partnership units may be paid, at our option, in cash, or by the issuance by us of a number of shares of our common stock equal to the number of limited partnership units with respect to which the rights are being exercised.

    ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP UNITS

    We are allowed under the Heritage OP partnership agreement to issue additional units in the Heritage OP to new or existing limited partners as we determine to be in the best commercial interest of the Heritage OP. As of the date of this offering, we have not caused the Heritage OP to issue any additional units in the Heritage OP to any other person or entity other than to us and one of our subsidiaries.

    AMENDMENTS

    Generally, we, as the general partner of the Heritage OP, may amend the Heritage OP partnership agreement without the consent of any limited partner. However, any amendment which alters or changes the distribution or redemption rights of a limited partner (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the Heritage OP partnership agreement) requires the consent of holders of a majority of the limited partnership units in the Heritage OP.

    In addition, we, as the general partner of the Heritage OP, may amend the Heritage OP partnership agreement without the consent of any limited partner in the event that--

    - we or any of our subsidiaries engages in any merger, consolidation or other combination with any other person in which our securities are being issued, acquired, converted or exchanged;

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    - we engage in the sale of all or substantially all of our assets; or

    - we engage in the reclassification, recapitalization or change in the outstanding shares of our stock which results in the holders of our stock receiving cash, securities or any other property as long as--

    - in connection with any of those transactions, the limited partners are offered the opportunity to receive for each unit held by them an amount of cash, securities or other property equal to the amount of cash, securities or other property, if any, paid to a holder of one share of our common stock in connection with the transaction; or

we are the acquiror in the transaction and the holders of our stock are not receiving any cash, securities or other property in connection with the transaction.

    OPERATIONS

    The Heritage OP partnership agreement requires that the Heritage OP be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal income tax purposes.

    DISTRIBUTIONS

    The Heritage OP partnership agreement provides that the net operating cash flow of the Heritage OP will be distributed from time to time as determined by us (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests.

    EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

    The Heritage OP partnership agreement provides that we and our directors, officers and other persons acting on our behalf will not be liable to the Heritage OP or to any of its partners for any acts or omissions performed or omitted to be performed by us or them as long as our conduct was taken in good faith and in the belief that the conduct was in, or not opposed to, the best interests of the Heritage OP and as long as we are not guilty of fraud, willful misconduct or gross negligence. In addition, the Heritage OP will indemnify and hold us and our directors, officers and any other person acting on our behalf harmless to the same extent those persons would be indemnified by us pursuant to our articles. However, no partner of the Heritage OP will have any personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the Heritage OP.

    TAX MATTERS

    We are the tax matters partner of the Heritage OP and, as such, we have the authority to make tax elections under the Internal Revenue Code on behalf of the Heritage OP. The net income or net loss of the Heritage OP will generally be allocated to us and the limited partners in accordance with our respective percentage interests in the Heritage OP, subject to compliance with the provisions of the Internal Revenue Code.

    TERM

    The Heritage OP will continue in full force and effect until December 31, 2099 or until sooner dissolved pursuant to the terms of the Heritage OP partnership agreement.

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BRADLEY OP PARTNERSHIP AGREEMENT

    MANAGEMENT

    The Bradley OP was organized as a Delaware limited partnership on September 2, 1993. In connection with our acquisition of Bradley Real
Estate, Inc., the general partner of the Bradley OP, Heritage-Austen Acquisition, Inc., one of our subsidiaries, became the sole general partner of the Bradley OP. We own, either directly or indirectly, 98% of the economic interests in the Bradley OP.

    Pursuant to the Bradley OP partnership agreement, Heritage-Austen Acquisition, Inc., as the sole general partner of the Bradley OP, generally has full, exclusive and complete responsibility and discretion in the management, operation and control of the Bradley OP, including the ability to cause the Bradley OP to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. Our subsidiary may not be removed as general partner of the Bradley OP except with cause.

    TRANSFER OF THE GENERAL PARTNER'S INTEREST

    The Bradley OP partnership agreement provides that our subsidiary may, in its sole and absolute discretion, transfer or dispose of its general partnership units in the Bradley OP.

    RIGHTS OF LIMITED PARTNERS

    No limited partner may take part in the operation, management or control of the business of the Bradley OP by virtue of being a holder of a limited partnership interest.

    TRANSFER OF LIMITED PARTNERSHIP UNITS

    The Bradley OP partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partnership units without our subsidiary's written consent, which consent may be withheld in its sole and absolute discretion. However, a limited partner may transfer its units to a family member for estate planning purposes and may pledge its units to secure the repayment of a loan as long as the limited partner has first obtained the written agreement of the pledgee to exercise its redemption rights under the Bradley OP partnership agreement (discussed below) immediately upon taking any action with respect to those pledged limited partnership units and has submitted a copy of that agreement and the pledge to our subsidiary. In addition, the Bradley OP partnership agreement contains other restrictions on transfer if, among other things, that transfer would cause us to fail to comply with the REIT rules under the Internal Revenue Code, if that transfer would cause us to become a publicly-traded partnership under the Internal Revenue Code or if that transfer would cause us to become a "party in interest" or a disqualified person as to any employee benefit plan under ERISA.

    REDEMPTION

    Under the Bradley OP partnership agreement, each limited partner (other than the general partner) has the right, subject to some limitations, to require the Bradley OP to redeem all or a portion of the common limited partnership units held by that partner for cash, or, at our option, we may elect to purchase the limited partnership units presented for redemption for an equivalent number of shares of our common stock. Each limited partnership unit that is purchased by us for shares of our common stock will upon that purchase be converted to a general partnership unit.

    ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP UNITS

    Our subsidiary is allowed under the Bradley OP partnership agreement to issue additional units in the Bradley OP to new or existing limited partners as our subsidiary determines in its discretion as the sole general partner of the Bradley OP.

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    AMENDMENTS

    Generally, our subsidiary, as the general partner of the Bradley OP, may amend the Bradley OP partnership agreement without the consent of any limited partner. However, any amendment which alters or changes the distribution or redemption rights of a limited partner (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the Bradley OP partnership agreement) requires the consent of holders of a majority of the limited partnership units in the Bradley OP.

    In addition, our subsidiary, as the general partner of the Bradley OP, may amend the Bradley OP partnership agreement without the consent of any limited partner in the event that--

    - our subsidiary or any of its subsidiaries engages in any merger, consolidation or other combination with any other person in which the securities of our subsidiary are being issued, acquired, converted, or exchanged;

    - our subsidiary engages in the sale of all or substantially all of its assets; or

    - our subsidiary engages in the reclassification, recapitalization or change in the outstanding shares of its stock which results in the holders of its stock receiving cash, securities or any other property as long as--

    - in connection with any of those transactions, the limited partners of the Bradley OP are offered the opportunity to receive for each unit held by them an amount of cash, securities or other property equal to the product of a conversion factor described in the Bradley OP partnership agreement and the amount of cash, securities or other property, if any, paid to a holder of one share of its common stock in connection with the transaction; or

    - our subsidiary is the acquiror in the transaction and the holders of its stock are not receiving any cash, securities or other property in connection with the transaction.

    OPERATIONS

    The Bradley OP partnership agreement requires that the Bradley OP be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal income tax purposes.

    DISTRIBUTIONS

    The Bradley OP partnership agreement provides that the net operating cash flow of the Bradley OP will be distributed from time to time as determined by our subsidiary (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests and priorities. In the Bradley OP partnership agreement, for the three year period following our acquisition of Bradley, which ends September 2003, we are required to pay to the holders of common limited partnership units (including us) a quarterly distribution of at least $0.38 per unit, subject to the rights of the holders of preferred units, as described below. As of December 31, 2001, the holders of 26,199 of these common limited partnership units were entitled to this distribution. Under the Bradley OP partnership agreement, we are required to contribute the proceeds from an offering of shares of our common stock, if and to the extent that, at the time of the issuance, all required distributions under the Bradley OP partnership agreement have not been made.

    EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

    The Bradley OP partnership agreement provides that our subsidiary, as general partner of the Bradley OP, and its directors, officers, and other persons acting on its behalf will not be liable to the Bradley OP or to any of its partners for any acts or omissions performed or omitted to be performed

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by it or them as long as its or their conduct was taken in good faith and in the belief that the conduct was in, or not opposed to, the best interests of the Bradley OP and does not constitute actual fraud, gross negligence or deliberately dishonest conduct. In addition, our subsidiary will not be responsible for any misconduct or negligence on the part of its agents. Our subsidiary may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of those persons, as to matters that it reasonably believes to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

    In addition, the Bradley OP will indemnify and hold our subsidiary and its directors, officers and any other person acting on its behalf harmless from any liabilities incurred by any of them by reason of any performed on the Bradley OP's behalf except where the action constitutes actual fraud, gross negligence or deliberately dishonest conduct. However, no partner of the Bradley OP will have any personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the Bradley OP.

    TAX MATTERS

    Our subsidiary is the tax matters partner of the Bradley OP and, as such, has the sole discretion to make tax elections under the Internal Revenue Code on behalf of the Bradley OP.

    TERM

    The Bradley OP will continue until December 31, 2050 or until sooner dissolved pursuant to the terms of the Bradley OP partnership agreement.

    PREFERRED UNITS

    As permitted under the Bradley OP partnership agreement, prior to our acquisition of Bradley, the Bradley OP issued three series of preferred units of limited partnership units in the Bradley OP. As provided in the Bradley OP partnership agreement, upon our acquisition of Bradley, all of the 8.4%
Series A Convertible Preferred Units were cancelled. The 8.875% Series B Cumulative Redeemable Perpetual Preferred Units, or the Series B Units, and the 8.875% Series C Cumulative Redeemable Perpetual Preferred Units, or the
Series C Units, are held by investors unaffiliated with us or any of our affiliates. The rights of the holders of Series B Units and Series C Units are subject to the terms and conditions of the Bradley OP partnership agreement, as described above, as well as the additional terms and conditions summarized below.

    TERMS OF SERIES B UNITS

    - NUMBER OF UNITS--2,000,000

    - RANK--With respect to payment of distributions and amounts upon liquidation, the Series B Units rank senior to the common limited partnership units and general partnership units and on a parity with the Series C Units.

    - DISTRIBUTIONS--Holders of the Series B Units are entitled to receive quarterly distributions at an annual rate of 8.875% per annum on the $25.00 original capital contribution per unit.

    - LIQUIDATION--Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bradley OP, the Series B Units will be entitled to a preferential distribution equal to the capital account attributable to that unit (initially $25.00 per unit), plus an amount equal to all accumulated, accrued and unpaid distributions.

    - REDEMPTION--On and after February 23, 2004, the Bradley OP may redeem the Series B Units at its option, in whole or in part, at any time for cash at a redemption price equal to the redeemed holder's capital account (initially $25.00 per unit), plus an amount equal to all accumulated,

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      accrued and unpaid distributions or dividends on the unit to the date of redemption. In lieu of cash, the Bradley OP may elect to deliver shares of our 8.875% Series B Cumulative Redeemable Perpetual Preferred Stock, or Series B Preferred Stock, on a one-for-one basis, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends on the units to the date of redemption. For a discussion of the terms of this class of our stock, see "Description of Capital Stock--Preferred Stock--Terms of Series B Preferred Stock" beginning on page 113 of this prospectus. The Series B Units do not include any mandatory redemption or sinking fund provisions.

    - EXCHANGE RIGHTS--Holders of the Series B Units have the right to exchange their Series B Units for shares of Series B Preferred Stock on a one-for-one basis. The exchange right is exercisable, in minimum amounts of 500,000 units, at the option of the holders of the Series B Units
      (i) at any time on or after February 23, 2009, (ii) at any time if full quarterly distributions have not been made for six quarters, whether or not consecutive, or (iii) upon the occurrence of specified events related to the federal income tax treatment of the Bradley OP or the Series B Units for federal income tax purposes.

    - CONVERSION RIGHTS--The Series B Units are not convertible into or exchangeable for any other securities, except for Series B Preferred Stock as described above.

    - VOTING--Except as otherwise required by law, holders of the Series B Units have only those voting rights set forth in the following sentence. So long as any Series B Units remain outstanding, the Bradley OP may not, without the affirmative vote of the holders of at least two-thirds of the Series B Units outstanding,

        (i) authorize or create, or increase the authorized or issued amount of, any class or series of Bradley OP units ranking senior to the Series B Units,

        (ii) authorize or create, or increase the authorized or issued amount of, any class or series of Bradley OP units ranking on parity with the Series B Units for the purposes of issuing those units to our subsidiary or any of its affiliates, unless those units are issued under terms no more favorable to our subsidiary than those that would be offered in an arm's length transaction to an unrelated party or those units are issued to our subsidiary, in its capacity as general partner, in connection with the issuance of a corresponding class or series of preferred stock to parties not affiliated with us, or

       (iii) either (a) consolidate, merge with or into, or transfer all or substantially all of its assets to another party, or (b) amend, alter or repeal provisions of the Bradley OP partnership agreement or the terms of the Series B Units, in each case in a transaction or manner that would materially and adversely affect any right, preference, privilege or voting power of the Series B Units or holders of those units.

    TERMS OF SERIES C UNITS

    - NUMBER OF UNITS--1,000,000

    - RANK--With respect to payment of distributions and amounts upon liquidation, the Series C Units rank senior to the common limited partnership units and general partnership units and on a parity with the Series B Units.

    - DISTRIBUTIONS--Holders of the Series C Units are entitled to receive quarterly distributions at an annual rate of 8.875% per annum on the $25.00 original capital contribution per unit.

    - LIQUIDATION--Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bradley OP, the Series C Units will be entitled to a preferential distribution equal to the capital

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      account attributable to that unit (initially $25.00 per unit), plus an amount equal to all accumulated, accrued and unpaid distributions.

    - REDEMPTION--On and after September 7, 2004, the Bradley OP may redeem the Series C Units at its option, in whole or in part, at any time for cash at a redemption price equal to the redeemed holder's capital account (initially $25.00 per unit), plus an amount equal to all accumulated, accrued and unpaid distributions or dividends on the unit to the date of redemption. In lieu of cash, the Bradley OP may elect to deliver shares of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, or Series C Preferred Stock, on a one-for-one basis, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends on the units to the date of redemption. For a discussion of the terms of this class of our stock, see "Description of Capital Stock--Preferred Stock--Terms of Series C Preferred Stock" beginning on page 114 of this prospectus. The Series C Units do not include any mandatory redemption or sinking fund provisions.

    - EXCHANGE RIGHTS--Holders of the Series C Units have the right to exchange their Series C Units for shares of Series C Preferred Stock on a one-for-one basis. The exchange right is exercisable, in minimum amounts of 500,000 units, at the option of the holders of the Series C Units
      (i) at any time on or after September 7, 2009, (ii) at any time if full quarterly distributions have not been made for six quarters, whether or not consecutive, or (iii) upon the occurrence of certain specified events related to the federal income tax treatment of the Bradley OP or the Series C Units for federal income tax purposes.

    - CONVERSION RIGHTS--The Series C Units are not convertible into or exchangeable for any other securities, except for Series C Preferred Stock as described above.

    - VOTING--Except as otherwise required by law, holders of the Series C Units have only those voting rights set forth in the following sentence. So long as any Series C Units remain outstanding, the Bradley OP may not, without the affirmative vote of the holders of at least two-thirds of the Series C Units outstanding,

        (i) authorize or create, or increase the authorized or issued amount of, any class or series of Bradley OP units ranking senior to the Series C Units,

        (ii) authorize or create, or increase the authorized or issued amount of, any class or series of Bradley OP units ranking on parity with the Series C Units for the purposes of issuing those units to our subsidiary or any of its affiliates, unless those units are issued under terms no more favorable to our subsidiary than those that would be offered in an arm's length transaction to an unrelated party or those units are issued to our subsidiary, in its capacity as general partner, in connection with the issuance of a corresponding class or series of preferred stock to parties not affiliated with us, or

       (iii) either (a) consolidate, merge with or into, or transfer all or substantially all of its assets to another party, or (b) amend, alter or repeal provisions of the Bradley OP partnership agreement or the terms of the Series C Units, in each case, in a transaction or manner that would materially and adversely affect any right, preference, privilege or voting power of the Series C Units or holders of those units.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 41,268,652 shares of common stock, assuming no exercise of outstanding options to purchase shares of our common stock under our equity incentive plan.

    Of these shares, the 18,000,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining 23,268,652 shares and any shares purchased by affiliates in the offering, will be "restricted shares" as defined in Rule 144.

    In addition, Net Realty Holding Trust, Prudential, each of our senior officers and each of our directors who beneficially own shares of our common stock as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. See "Underwriting" beginning on page 149.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; or

    - the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

    Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

    Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors or officers prior to the offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on
Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

    - persons other than affiliates, in ordinary brokerage transactions and

    - by affiliates under Rule 144 without compliance with the one-year holding requirement.

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SALES OF RESTRICTED SHARES

    As a result of Rules 144 and 701, beginning 90 days after the closing of the offering, we expect that:

    - 2,400 shares of common stock will be eligible for resale without restriction under Rule 144(k);

    - upon the expiration of the lock-up agreements 180 days after the offering, an additional 23,157,687 shares of common stock, including 23,155,197 shares of common stock held by our affiliates, will become eligible for sale under Rule 144, subject to the volume and other resale restrictions of that rule; and

    - 108,565 shares of common stock will be eligible for sale under Rule 144 subject to the volume and other resale restrictions of that rule, beginning in January 2003.

    We have agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representative of the Underwriters, subject to specific limited exceptions. See "Underwriting" beginning on page 149.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a general discussion of material United States federal income tax considerations relevant to investors in our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated under the Code, judicial decisions, and administrative rulings of the Internal Revenue Service, or the IRS, now in effect, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary does not purport to be a complete analysis of all the potential tax considerations relating to our qualification and taxation as a REIT, or to the acquisition, ownership, and disposition of our common stock. In particular, this discussion does not address any aspect of state, local or non-U.S. tax law, or any aspect of United States non-income tax law.

    Except as specifically discussed below with respect to non-U.S. Stockholders this summary applies only to U.S. Stockholders who hold our common stock as a "capital asset" (within the meaning of Section 1221 of the Code). For purposes of this summary, a U.S. Stockholder is:

    - a citizen or individual resident (as defined in Section 7701(b) of the Code) of the United States;

    - a corporation (including any entity treated as a corporation for United States federal income tax purposes) formed under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust if a United States court is able to exercise primary supervision over the administration of that trust and if one or more United States persons has the authority to control all substantial decisions with respect to that trust.

Persons other than U.S. Stockholders, referred to below as Non-U.S. Stockholders, are subject to special United States federal income tax considerations, some of which are discussed below.

    This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular investor in light of that investor's individual circumstances. In addition, this discussion does not address the federal income tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, regulated investment companies, REITs, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that have a functional currency other than the United States dollar, persons holding our common stock in a tax deferred or tax advantaged account, persons who are partners, shareholders or beneficiaries of an entity that holds our common stock, persons who are former United States citizens or long-term residents subject to taxation as expatriates, persons who acquire our common stock as compensation for the performance of services, persons that are subject to the alternative minimum tax, persons holding our common stock as part of a hedging transaction, a straddle or a conversion transaction, persons having entered into a "constructive ownership transaction" (as defined in the Code) with respect to our common stock, persons deemed to sell our common stock under the constructive sale provisions of the Code, Non-U.S. Stockholders (except to the extent specifically described below), and tax-exempt organizations (except to the extent specifically described below).

    We have not sought, nor will we seek, any ruling from the IRS (other than the ruling described under the caption "--Taxation of Tax-Exempt U.S. Stockholders", below) with respect to the statements made and the conclusions reached in the following summary. Accordingly, there can be no assurance that the IRS will not challenge those statements and conclusions or that a court will not sustain that challenge.

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    Prospective investors considering the purchase of our common stock should consult their tax advisors as to the consequences of the purchase, ownership and disposition of our common stock, as to the application of the United States federal income tax laws to their particular situations, and as to any tax consequences arising under United States non-income tax laws, under the laws of any state, local, or non-U.S. taxing jurisdiction, and under any applicable tax treaty.

TAXATION OF THE COMPANY

    GENERAL

    We have elected to be treated as a REIT under Sections 856 through 860 of the Code, commencing with our initial taxable year, which ended December 31, 1999. We believe that we have been organized and have operated in a manner so as to qualify for treatment as a REIT under the Code, and we intend to remain organized and to continue to operate in such a manner. No assurance, however, can be given that we have operated, or that we will continue to operate, in a manner so as to qualify or remain qualified as a REIT. Qualification and treatment as a REIT depend on our ability to meet, on a continuing basis, various tests relating to our distribution rates, diversity of stock ownership and other qualification requirements imposed on REITs, some of which are summarized below. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we have so qualified, or that we will so qualify, for any particular year. See "--Failure to Qualify", below.

    So long as we qualify for treatment as a REIT, we generally will not be subject to federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation by a U.S. Stockholder. If we do not qualify as a REIT, we would be taxed at federal income tax rates applicable to corporations on all of our income, whether or not distributed to our stockholders. Even if we qualify as a REIT, we may be subject to some federal income or excise taxes:

    - we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains;

    - under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any;

    - if we have (A) net income from the sale or other disposition of "foreclosure property" (generally, property that we acquire by reason of a foreclosure or otherwise after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business, or (B) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

    - if we have net income from "prohibited transactions" (which are, in general, some sales or other dispositions of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), that income will be subject to a 100% tax;

    - if we should fail to satisfy the 75% gross income test or the 95% gross income test for qualification as a REIT, both of which are discussed below, and nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a tax equal to the product of the greater of (A) the amount by which we fail the 75% gross income test, or (B) the amount by which 90% of our gross income for the taxable year (excluding gross income from prohibited transactions) exceeds the amount of our gross income for the taxable year that is qualifying income for purposes of applying the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

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    - if we should fail to distribute with respect to each calendar year at least the sum of (A) 85% of our ordinary income (as defined in Code section 4981) for that year, (B) 95% of our capital gain net income (as defined in Code section 4981) for that year, and (C) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of that required distribution over the amounts actually distributed;

    - if we acquire any asset from a C corporation (generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of that asset during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then, unless the transferor makes certain elections, the lesser of (A) the fair market value of the asset as of the beginning of the Recognition Period over our basis in the asset as of the beginning of the Recognition Period (the "Built-In Gain"), or (B) the amount of gain we would otherwise recognize on the disposition will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule"); and

    - we will be subject to a 100% tax equal to the amount, if any, of our redetermined rents (generally, the amount of "rents from real property" we receive from our tenants that would be treated under the Code as income of our taxable REIT subsidiaries to clearly reflect the value of services they render to those tenants), redetermined deductions (generally, the amount by which the deductions of our taxable REIT subsidiaries are reduced under the Code to appropriately reflect the sharing of deductible expenses among us and our taxable REIT subsidiaries), and excess interest (generally, the amount of interest deductions claimed by our taxable REIT subsidiaries in respect of interest payments they make to us to the extent those interest payments are in excess of a commercially reasonable rate).

    GENERAL REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association that maintains in effect an election to be treated as a REIT and--

    (i) is managed by one or more trustees or directors;

    (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

   (iii) would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

    (iv) is neither a financial institution nor an insurance company subject to certain provisions of the Code;

    (v) has the calendar year as its taxable year;

    (vi) the beneficial ownership of which is held by 100 or more persons;

   (vii) at all times during the last half of each taxable year not more than 50% (by value) of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (which term includes some entities, such as qualified pension trusts described in Section 401(a) of the Code), determined by applying various "look-through" rules (we refer to this test, discussed in more detail below, as the Five or Fewer Requirement); and

  (viii) that meets various other tests, described below, regarding the nature of its income and assets and the amounts of its distributions.

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The Code provides that each of the conditions described in (i) through (v), must be met during the entire taxable year and that the condition described in
(vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The conditions described in (vi) and (vii) do not apply during the first taxable year for which an election is made to be taxed as a REIT (in our case, our initial taxable year, which ended December 31, 1999). Since we elected to be treated as a REIT for our initial taxable year, which ended December 31, 1999, these conditions currently apply to us and will apply to us in the future.

    The Five or Fewer Requirement referred to above is modified in the case of some pension trusts, referred to below as qualified trusts, that own shares of a REIT and are described in Section 401(a) of the Code and exempt from federal income taxation under Section 501(a) of the Code. Shares in a REIT held by a qualified trust are treated as held directly by the qualified trust's beneficiaries in proportion to their actuarial interests in the qualified trust, rather than by the qualified trust itself. We would not have been able to qualify as a REIT without the benefit of this "look-through" rule for qualified trusts, since NETT (a qualified trust) has owned, through a disregarded nominee trust called Net Realty Holding Trust, more than 50% (by value) of our stock since our formation. Although we expect that NETT will own less than 50% of the value of our stock following the completion of this offering, there can be no assurance that we would be able to satisfy the Five or Fewer Requirement following the completion of this offering without the benefit of this "look-through" rule.

    We believe that we have satisfied the general requirements described above with respect to each taxable year beginning with our initial taxable year ended December 31, 1999. Moreover, we anticipate issuing sufficient shares of our common stock in the offering with sufficient diversity of ownership to allow us to continue to satisfy the condition described in (vii) immediately following the offering. In addition, our articles include restrictions regarding the transfer of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (vi) and
(vii) above. We intend to continue to comply with the requirement that we ascertain, and maintain records that disclose, the actual ownership of our shares. Although a failure to ascertain, or to maintain records that disclose, the actual ownership of our shares would not cause our disqualification as a REIT, a monetary fine may result.

    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We have not had a non-REIT taxable year and we have not acquired any earnings and profits from any other corporation from a non-REIT year.

    QUALIFIED REIT SUBSIDIARIES

    We currently have eight qualified REIT subsidiaries. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of the REIT. In applying the REIT qualification requirements, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of each of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. Our qualified REIT subsidiaries will therefore not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

    TAXABLE REIT SUBSIDIARIES

    We may in the future have one or more taxable REIT subsidiaries. A taxable REIT subsidiary is any corporation in which we directly or indirectly own stock, provided that we and that corporation make a joint election to treat it as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A taxable REIT

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subsidiary is subject to federal income tax at regular corporate rates, and may also be subject to state and local taxation. We may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing our qualification as a REIT. However, as noted below, the securities of taxable REIT subsidiaries may not represent more than 20% of the total value of our assets. We currently have no taxable REIT subsidiaries.

    PARTNERSHIPS AND DISREGARDED ENTITIES

    We currently hold our properties indirectly through entities (i) that are organized as limited partnerships or limited liability companies under state law and are classified as partnerships for federal income tax purposes, each of which is referred to below as a Partnership Entity, or (ii) that are organized as limited partnerships or limited liability companies under state law and are disregarded as entities separate from us for federal income tax purposes, each of which is referred to below as a Disregarded Entity. All assets, liabilities and items of income, deduction and credit of a Disregarded Entity are treated as our assets, liabilities and items of income, deduction and credit in applying the income and asset tests discussed below and for all other federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to that share. In addition, the partnership's assets and gross income will retain the same character in the hands of the REIT. Accordingly, our proportionate shares of the assets and items of income of a Partnership Entity are treated as our assets and items of income in applying the income and asset tests discussed below.

    INCOME TESTS

    In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income (excluding gross income from "prohibited transactions," described above) for each taxable year must be derived directly or indirectly from investments relating to real property or interests in mortgages on real property (including "rents from real property" (described below), interest on obligations secured by mortgages on real property, and distributions on, and gain with respect to the disposition of, shares of other REITs) or from various types of temporary investments. Second, at least 95% of our gross income (excluding gross income from "prohibited transactions," described above) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these items. We intend that the income generated by our investments will be of a type which satisfies both the 75% and the 95% gross income tests. If we were to fail either of these tests in a taxable year, we will not be disqualified as a REIT if the failure was due to reasonable cause and not willful neglect and we file additional information with our tax return for that taxable year. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

    Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income tests described above only if several conditions are met:

    - First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. A REIT's "rents from real property" may include amounts based on a fixed percentage or percentages of a tenant's gross receipts or sales.

    - Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT owns 10% or more of the tenant, whether directly or after application of various attribution rules. This rule does not apply to amounts paid to a REIT by its taxable REIT subsidiary if some conditions are met. While we intend not to lease property to

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      any party if rents from that property would not qualify as "rents from real property," application of the 10% ownership rule is dependent upon complex attribution rules that may apply by reason of circumstances beyond our control. For example, ownership (directly or by attribution) by an unaffiliated third-party of more than 10% of our common stock and more than 10% of the stock of one or more of our lessees would result in that lessee's rents not qualifying as "rents from real property". Although our articles contain restrictions that are intended to help us maintain our status as a REIT, there can be no assurance that we will be able to monitor and enforce those restrictions, nor will our stockholders necessarily be aware of ownership attributable to them under the Code's attribution rules.

    - Third, if rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as "rents from real property." Subject to meeting this threshold test, rent attributable to personal property leased in connection with the lease of real property will be treated as "rents from real property" for this purpose.

    - Finally, charges for services customarily furnished or rendered in connection with the rental of real property may be treated as "rents from real property" for this purpose. However, in order for rents received with respect to a property and these charges to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a taxable REIT subsidiary or through an independent contractor who is adequately compensated and from whom the REIT derives no income. The requirement that services be provided through a taxable REIT subsidiary or through an independent contractor, however, does not apply to services provided by the REIT that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered to be rendered to the occupant. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

    We have not charged, and we do not anticipate charging, rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We have not received, and we do not anticipate receiving, a material amount of rents from any tenants that are related parties as described above. We have not received, and we do not anticipate receiving, rent attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to that property.

    We have provided, and will continue to provide, various services with respect to our properties, either directly or through one or more of our qualified REIT subsidiaries, Partnership Entities or Disregarded Entities, none of which is an "independent contractor" or a taxable REIT subsidiary. However, based upon our experience in the commercial markets in which our properties are located, we believe that all of those services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy so that the provision of the services will not jeopardize the qualification of rent from our properties as "rents from real property." If we were at any time to offer any services that are not considered to be "usual and customary," we intend to establish a taxable REIT subsidiary or to employ an adequately compensated independent contractor for that purpose.

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    ASSET TESTS

    To qualify as a REIT, we must also satisfy three tests relating to the nature of our assets at the close of each quarter of each taxable year:

    - at least 75% of the value of our total assets must be represented by "real estate assets" as defined in the Code, cash, cash items and government securities. For these purposes, a REIT's "real estate assets" include
      (A) its allocable share of real estate assets held by partnerships in which it has an interest, (B) shares in other REITs, and (C) stock or debt instruments purchased with the proceeds of a stock offering or long-term (I.E., at least five years) debt offering of the REIT and held for not more than one year following the receipt of those proceeds;

    - not more than 20% of the value of our total assets may be represented by securities of taxable REIT subsidiaries; and

    - of the investments that do not qualify for purposes of the first test described above, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% (by vote or by value) of any one issuer's outstanding securities. Equity interests in a Partnership Entity or in a Disregarded Entity, shares of a qualified REIT subsidiary and shares of a taxable REIT subsidiary held by a REIT are disregarded for purposes of this test. Instead, as discussed above, our proportionate share of the assets of each Partnership Entity and all of the assets of each Disregarded Entity are treated as our assets in applying these asset tests.

    Securities, for the purposes of these asset tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities are straight debt (as defined in the Code's REIT provisions) and either (i) the issuer is an individual,
(ii) the only securities of the issuer that we hold are straight debt, or
(iii) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy these asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy these asset tests results from an acquisition of securities or other property during a quarter, the failure may be cured by a disposition of sufficient nonqualifying assets within 30 days following the close of that quarter. We have maintained, and we intend to continue to maintain, adequate records of the value of our assets to permit compliance with the asset tests and we plan to take on a timely basis any actions that may be required to cure any noncompliance. However, there can be no assurance that we will succeed in taking any such necessary actions.

    ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (A) 90% of our "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and by excluding the amount of the REIT's net capital gain) and (B) 90% of our net income (after tax), if any, from foreclosure property, minus (ii) various items of noncash income. In addition, if we dispose of any asset subject to the Built-In Gain Rule during its Recognition Period (see "--Taxation of the Company--General," above), we are required to distribute an amount equal to at least 90% of the Built-In Gain (after payment of a corporate level tax), if any, recognized on the disposition. These distributions must be paid during the taxable year to which they relate (or during the following taxable year, if the distributions are declared before we timely file our tax return for the preceding year and are paid on or before the first regular dividend payment after the declaration). In addition, dividends declared in October, November, or December to shareholders of record on a specified date during those months and paid during the following January will be treated as having been both paid and

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received on December 31 of the year the dividend is declared. As noted above, if we do not distribute all of our net capital gain and all of our "real estate investment trust taxable income", as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, as noted above, if we fail to distribute during each calendar year at least the sum of
(i) 85% of our ordinary income (as defined in Code Section 4981) for such year,
(ii) 95% of our capital gain net income (as defined in Code Section 4981) for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of that required distribution over the amounts actually distributed.

    We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed. See also "--Taxation of Taxable U.S. Stockholders--General" below.

    We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements for qualification as a REIT described above. We expect that our "real estate investment trust taxable income" will be less than our cash flow due to the allowance of depreciation and other noncash charges in the computation of our "real estate investment trust taxable income". In this connection, we expect that as a result of our direct and indirect control of the Partnership Entities and Disregarded Entities through which we hold our properties, we will have the power to cause those entities to make distributions to us. It is possible, however, that, from time to time, we (and the Partnership Entities and Disregarded Entities through which we hold our properties) may not have sufficient cash or other liquid assets to meet these distribution requirements due to, among other reasons, timing differences between the actual receipt of income and the actual realization of deductible expenses taken into account in computing our "real estate investment trust taxable income," or our obligation to repay principal or to pay other amounts not currently deductible in full on our outstanding indebtedness. In the event that those circumstances do occur, we may, or we may cause one or more of our Partnership Entities or Disregarded Entities to, arrange for short-term, or possibly long-term, borrowings in order to obtain sufficient cash so that we are able to satisfy these distribution requirements. There can be no assurance that we will be able to arrange, or to cause one or more of our Partnership Entities or Disregarded Entities to arrange, for those borrowings.

    Under some circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY

    If we fail to qualify for taxation as a REIT in any taxable year and relevant relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make them. Under those circumstances, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable to them as ordinary dividend income and, subject to some limitations imposed by the Code, corporate distributees may be eligible for the "dividends received deduction." Our failure to qualify as a REIT could substantially reduce the cash available for distributions to stockholders. Unless entitled to relief under specific statutory provisions, whose availability would depend on the circumstances of our disqualification, we also would be disqualified from electing taxation as a REIT for the four taxable years following the year during which we became disqualified.

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TAXATION OF TAXABLE U.S. STOCKHOLDERS

    GENERAL

    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends), or otherwise treated by us as a dividend, will constitute dividends taxable as ordinary income. No dividends received deduction will be allowed with respect to our dividend distributions.

    Distributions that we designate as capital gain dividends will be taxed as long-term gains from the sale or exchange of a capital asset (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. In the event we designate any portion of a dividend as a capital gain dividend, a stockholder's share of that capital gain dividend will be an amount which bears the same ratio to the total amount of dividends paid to that stockholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of stock for that taxable year. However, corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. We may elect to retain and pay income tax on any net long-term capital gain, in which case our U.S. Stockholders would include in their income as long-term capital gain their proportionate share of that undistributed net long-term capital gain. A U.S. Stockholder would also receive a refundable tax credit for its proportionate share of the tax paid by us on any retained net long-term capital gains and an increase in its basis in our stock in an amount equal to the difference between the undistributed net long-term capital gains and the amount of tax paid by us. See "--Capital Gains and Losses," below. If we should elect to retain any net long-term capital gains in this fashion, we will notify each U.S. Stockholder of the relevant tax information within 60 days after the close of the applicable taxable year.

    Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of that stockholder's stock, but rather will reduce the adjusted basis of that stock. To the extent that those distributions exceed the adjusted basis of a stockholder's stock, they will be treated as a capital gain realized from the taxable disposition of those shares and will be included in income as short-term or long-term capital gain, depending on the length of time those shares have been held. In addition, as previously noted, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year.

    U.S. Stockholders may not include any of our net operating losses or capital losses in their individual income tax returns. Instead, we will carry those losses forward for potential offset against future income, subject to some limitations. Our distributions and gain realized by stockholders from the sale or exchange of shares of our common stock will not be treated as passive activity income, and, as a result, U.S. Stockholders that are individuals, estates, trusts, personal service corporations, or closely held C corporations generally will not be able to apply any "passive losses" against that income and gain.

    U.S. Stockholders other than corporations who borrow funds to finance their acquisition of our common stock may be limited in the amount of deductions allowed for the interest paid on the indebtedness so incurred. Interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. Our ordinary dividend distributions generally will be treated as investment income for this purpose. Capital gain dividends and capital gains realized by a stockholder from the disposition of shares of our common stock (including distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case the capital gains will be taxed at ordinary income rates. Distributions treated as a nontaxable return of the U.S. Stockholder's investment

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in our common stock and that reduce the U.S. Stockholder's basis in our common stock will not enter into the computation of net investment income. We will notify stockholders after the close of our taxable year as to the portions of distributions attributable to that year that constitute ordinary dividend income, return of capital and capital gain.

    CAPITAL GAINS AND LOSSES

    In general, a U.S. Stockholder will recognize capital gain or loss on the taxable sale or exchange of shares of our common stock in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in that sale or exchange, and (ii) the stockholder's adjusted basis in the shares of our common stock sold or exchanged. That gain or loss generally will constitute short-term capital gain or loss if the stockholder has not held those shares for more than one year and long-term capital gain or loss if the stockholder has held those shares for more than one year. In general, loss realized upon a sale or exchange of shares of our common stock by a stockholder who has held the common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received from us required to be treated by that stockholder as long-term capital gain and allocations to the shareholder of our undistributed long-term capital gains. Any loss realized upon a disposition of shares may also be disallowed under the rules relating to wash sales.

    The maximum marginal ordinary income tax rate applicable to individuals, estates and trusts is 38.6% for calendar year 2002, this rate is being reduced to 35% in a series of steps, and the 35% rate will be fully implemented for tax years beginning after December 31, 2005. The maximum marginal income tax rate applicable to individuals, estates and trusts will be increased to 39.6% for taxable years beginning after December 31, 2010. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who are subject to a marginal tax rate of 15%, the rate on net capital gains from the sale or exchange of capital assets held for more than one year is reduced to 10%, or 8% for assets held for more than five years. The maximum rate applicable to individuals, estates and trusts for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to the property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of gross income as either capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at regular corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

    IRS Notice 97-64 provides temporary guidance with respect to the taxation of distributions by REITs that are designated as capital gain dividends. According to Notice 97-64, forthcoming temporary Treasury Regulations will provide that capital gains allocated to a stockholder by us may be designated as a 20% rate gain distribution or a 25% rate gain distribution. Unless we specifically designate otherwise, a distribution designated as a capital gain dividend is presumed to be a 20% rate gain distribution. If we elect to retain any net long-term capital gain, as discussed above, the undistributed net long-term capital gains are considered to be designated as capital gain dividends for purposes of Notice 97-64. Furthermore, Notice 97-64 provides that our designations of capital gain dividends will only be effective to the extent that the distributions with respect to our different classes of stock are composed proportionately of ordinary dividends and capital gain dividends.

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    INFORMATION REPORTING AND BACKUP WITHHOLDING

    A U.S. Stockholder may be subject to "backup withholding" with respect to certain "reportable payments", including dividend payments and, under certain circumstances, proceeds from the sale or other disposition of our common stock. The backup withholding rate is being reduced from a current rate of 30% to 28% in a series of steps. Backup withholding generally will not apply, however, to a U.S. Stockholder who furnishes a correct taxpayer identification number or who is otherwise exempt from backup withholding, such as a corporation. Generally, a U.S. Stockholder will provide this information on Form W-9. In addition, we may be required to withhold a portion of capital gain distributions made to any U.S. Stockholders who fail to certify their non-foreign status to us. See "--Taxation of Non-U.S. Stockholders", below. Any amounts withheld under the foregoing rules will be creditable against the U.S. Stockholder's federal income tax liability provided that the proper information is timely furnished to the IRS. We will report to U.S. Stockholders and to the IRS the amount of any "reportable payments" we make each calendar year and the amount of tax we withhold, if any, with respect to such payments.

TAXATION OF TAX-EXEMPT U.S. STOCKHOLDERS

    GENERAL

    U.S. Stockholders otherwise exempt from United States federal income taxation are nevertheless taxable on their unrelated business taxable income, or UBTI to the extent that UBTI from all sources exceeds $1,000 in any taxable year. Dividends (including REIT distributions treated as dividends) and gains realized from the sale or disposition of stock (other than stock held as inventory, stock held primarily for sale to customers in the ordinary course of business, or stock otherwise used in an unrelated trade or business) are generally not treated as UBTI. However, dividends and gains that would otherwise be exempt will, with limited exceptions, be included in UBTI to the extent that the property generating that income is subject to "acquisition indebtedness" (I.E., indebtedness that would not have been incurred but for the acquisition or improvement of the property). Thus, a portion of the dividends received and gains realized by a tax-exempt investor with respect to our common stock may be treated as UBTI if the tax-exempt investor incurs indebtedness to purchase or carry our shares or if the tax-exempt investor holds the shares for sale to customers or as inventory, or otherwise uses the shares in an unrelated trade or business. In addition, as discussed below, since we expect to be a "pension-held REIT" following the completion of the offering, a portion of the dividends received by a "qualified trust" (as defined above) that holds more than 10% of the value of our common stock may be treated as UBTI in that qualified trust's hands.

    OUR STATUS AS A "PENSION-HELD REIT"

    As described above under "--Taxation of the Company--General Requirements for Qualification," because of NETT's ownership position, we would not meet the "Five or Fewer Requirement" for qualification as a REIT without the benefit of a look-through rule applicable to certain qualified trusts. A REIT will be considered to be a "pension-held REIT" if (i) it would not qualify as a REIT without the benefit of this "look-through" rule, and (ii) it is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if
(i) one qualified trust holds more than 25% of the value of the REIT's stock, or
(ii) one or more qualified trusts, each of whom hold more than 10% of the value of the REIT's stock, together hold more than 50% of the value of the REIT's stock. Applying this standard, we are currently a "pension-held REIT" and we expect to continue to be a "pension-held REIT" following the completion of the offering.

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
    Since we expect to be a "pension-held REIT" following the completion of the offering, any qualified trust that holds more than 10% of the value of our stock at any time during the taxable year may be required to treat a portion of the dividends that it receives from us as UBTI. Generally, the amount of UBTI that a qualified trust shareholder must include in its gross income equals the aggregate amount of dividends paid or treated as paid to the qualified trust shareholder by us with respect to our taxable year multiplied by a fraction,
(i) the numerator of which equals the gross income (less direct expenses) that we realize with respect to our taxable year from unrelated trades or businesses, computed as though we ourselves were a qualified trust, and (ii) the denominator of which equals the total amount of gross income (less direct expenses) we realize with respect to our taxable year.

    A qualified trust shareholder is not, however, required to include any UBTI in respect of dividends paid by us in its gross income unless at least 5% of our gross income (less direct expenses) for our taxable year constitutes UBTI, computed as though we ourselves were a qualified trust. We expect that less than 5% of our gross income (less direct expenses) for each taxable year will constitute UBTI. However, we cannot assure you that this will be the case. Moreover, in order to avoid realizing UBTI, we must satisfy a number of complicated requirements, summarized below. We cannot assure you that we will always be able to satisfy those requirements, and our compliance with those requirements may constrain the manner in which we are able to conduct our business. See the succeeding paragraph and "Risk Factors--Tax and Employee Benefit Plan Risks--We are subject to business constraints related to our status as a pension-held REIT" on page 22.

    CONSTRAINTS RELATED TO OUR STATUS AS A "PENSION-HELD REIT"

    Generally, rents from real property and gains from the sale of real property (other than property held primarily for sale to customers in the ordinary course of business or as inventory) are excluded from the definition of UBTI. However, if real property is subject to "acquisition indebtedness" during a taxable year, all or a portion of the rents from the real property and the gains derived from the sale of the real property during that taxable year will constitute UBTI. Indebtedness that we incur to acquire or improve real property will be treated as acquisition indebtedness for this purpose unless we satisfy the series of requirements described in the following paragraphs. We have incurred, and we expect to continue to incur, indebtedness to acquire or improve our properties. Thus, unless we satisfy these requirements, a portion of our gross income will constitute UBTI:

    - The price that we pay for the acquisition or improvement must be a fixed amount determined as of the date of the acquisition or improvement. For example, the price of a building that we acquire in a debt-financed transaction cannot include an earnout provision based on the amount of rental income derived from the building during a period following the acquisition. Price adjustments attributable to customary closing adjustments (E.G., the proration of property taxes) and price adjustments, in an amount fixed in the contract, that depend on the resolution of limited external contingencies (E.G., zoning approvals, title clearances, or the removal of easements) do not violate this restriction. This restriction does not apply to a limited category of sales by some financial institutions.

    - The amount of indebtedness that we incur to acquire or improve real property, or the amount or timing of any payments payable with respect to that indebtedness, cannot depend, in whole or in part, on the revenue, income or profits derived from that real property. For example, interest payments cannot be deferred to match the timing of cash flows received from a leveraged property, nor may the amount of interest payable on the indebtedness be contingent on revenue derived from the property. This restriction does not apply to a limited category of sales by some financial institutions.

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
    - Real property that we acquire in a leveraged acquisition cannot at any time be leased back to the seller or a related party to the seller (determined under specific rules in the Code). This general restriction does not apply to leases on commercially reasonable terms of 25% or less of the leasable floor space of the building or complex of buildings.

    - We cannot acquire real property from, or lease the property at any time to, persons that bear certain relationships to us or to our qualified trust investors. This restriction does not apply to leases on commercially reasonable terms of 25% or less of the leasable floor space of the building or complex of buildings.

    - Any financing for the acquisition or improvement of real property from the seller of the real property, a related party to the seller (determined under specific rules in the Code), or persons that bear certain relationships to us or to our qualified trust investors must be on commercially reasonable terms.

    - The tax allocations of any Partnership Entity through which we own debt-financed real estate generally must have "substantial economic effect" and generally must comply with the so-called fractions rule set forth in the Treasury Regulations. In general, the fractions rule provides that a "qualified organization" (which includes us, for this purpose) cannot have a percentage share of the Partnership Entity's overall partnership income for any partnership taxable year that is greater than that qualified organization's percentage share of overall partnership loss for the partnership taxable year in which the qualified organization partner's percentage share of overall partnership loss would be the smallest. The need to comply with the fractions rule may significantly constrain our ability to acquire interests in real property through joint ventures or other partnership arrangements.

    We believe that we have complied with the restrictions summarized above. However, there can be no assurance that we will always be able to comply with these restrictions. Moreover, compliance with these restrictions may cause us to take actions that we might not otherwise have taken or to refrain from taking actions or from consummating transactions on terms that would be advantageous to us and to our other shareholders but that might cause certain of our tax-exempt shareholders to realize UBTI. See "Risk Factors--Tax and Employee Benefit Plan Risks" beginning on page 21. We also believe that the tax allocations of each of our Partnership Entities comply with the "substantial economic effect" and "fractions rule" requirements discussed above, except where failure of a Partnership Entity to do so would cause us to realize only a DE MINIMIS amount of UBTI. However, there can be no assurance that this is, or that it will continue to be, the case.

    Because of certain ambiguities in the relevant Treasury Regulations, it is unclear whether certain transactions in which an unrelated third party would contribute real property to a Partnership Entity (such as the Bradley OP) in exchange for a partnership interest in that Partnership Entity would cause that Partnership Entity to fail to comply with the fractions rule in the year of the transaction and in subsequent years. We have received a ruling from the IRS indicating that the contribution by an unrelated party of four shopping centers, or the Pioneer Properties, to the Bradley OP in exchange for cash, limited partnership interests in the Bradley OP, and the Bradley OP's assumption of mortgage indebtedness will not cause the Bradley OP to fail to so comply with the fractions rule. We may request similar rulings in connection with similar transactions that we may propose in the future. We cannot assure you that we would obtain any rulings. If we do not receive a favorable ruling, we may choose not to consummate transactions of this nature even though we believe those transactions may otherwise be advantageous to us and to our other shareholders, since doing so may cause certain of our tax-exempt shareholders to realize UBTI or we may restructure the transactions in a manner that may make consummation more difficult or unlikely. See "Risk Factors--Tax and Employee Benefit Plan Risks--We are subject to business constraints related to our status as a pension-held REIT" on page 22.

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
TAXATION OF NON-U.S. STOCKHOLDERS

    GENERAL

    The rules governing the United States federal income taxation of the ownership and disposition of our common stock by Non-U.S. Stockholders are complex and this discussion does not purport to provide more than a summary of those rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN SHARES OF OUR COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THE LAWS OF NON-U.S. JURISDICTIONS.

    In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of our common stock in the same manner as a U.S. Stockholder if the investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of our common stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the "branch profits tax" imposed under the Code, which is payable in addition to the regular federal corporate income tax. The branch profits tax is imposed at a rate of 30%, subject to reduction in some cases by applicable income tax treaties. The following discussion addresses only the federal income taxation of Non-U.S. Stockholders whose investment in shares of our common stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of our common stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences of that investment.

    Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by us as capital gains dividends will, to the extent that they are made out of our current or accumulated earnings and profits or are otherwise treated as dividends, ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements; a Non-U.S. Stockholder ordinarily will provide that certification on Form W-8BEN. Distributions that we make in excess of our current and accumulated earnings and profits and that are not otherwise treated as dividends will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of the shares (but not below zero). However, distributions in excess of our current and accumulated earnings and profits will be subject to withholding at a rate of 10%. To the extent that the distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if such Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

    A distribution in excess of our current and accumulated earnings and profits may be subject to withholding at the 30% rate (or at a lower rate prescribed by an applicable treaty) if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current and accumulated earnings and profits. If it is subsequently determined that the distribution is, in fact, in excess of our current and accumulated earnings and profits and the distribution is not otherwise treated as a dividend, the Non-U.S. Stockholder may seek a refund from the IRS if the amount withheld exceeded the Non-U.S. Stockholder's federal income tax liability, if any, with respect to the distribution.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder as if the gain were effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or

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business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to domestic stockholders, without regard as to whether such distributions are designated by us as capital gain dividends. Also, these distributions may be subject to a branch profits tax at a rate of up to 30% in the hands of a corporate Non-U.S. Stockholder. We are required to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain dividends. The amount of any tax so withheld is creditable against the Non-U.S. Stockholder's federal income tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of our shares generally will not be subject to United States federal income taxation so long as, at all times during a specified testing period, less than 50% of the value of our stock is held directly or indirectly by Non-U.S. Stockholders. We believe that we will meet this test following the completion of the offering and, therefore, that gain from the sale of our common stock by a Non-U.S. Stockholder will not be subject to taxation under these rules. However, because our common stock will be publicly traded, no assurance can be given that we will continue to meet this test. Even if we do meet this test, gain from the sale or exchange of our shares of stock nonetheless will be subject to a 30% tax if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States.

    If we do not meet the ownership test described in the preceding paragragh, whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of our common stock would be subject to federal income taxation will depend on whether our shares are regularly traded (as defined in applicable Treasury Regulations) on an established securities market (such as the New York Stock Exchange, on which our common stock will be listed) and on the size of the selling Non-U.S. Stockholder's interest in us. If the gain on the sale of our common stock were to be subject to federal income taxation, the Non-U.S. Stockholder would be subject to the same treatment as a domestic stockholder with respect to the gain (subject to the possible application of the branch profits tax in the case of a corporate Non-U.S. Stockholder), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Non-U.S. Stockholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed
Form W-8BEN or otherwise comply with the applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Stockholder's federal income tax liability.

OTHER TAX CONSIDERATIONS

    STATE, LOCAL AND NON-U.S. TAXES

    We and our stockholders may be subject to taxation in various state, local or non-U.S. jurisdictions, including those in which we or they transact business or reside. State, local and non-U.S. taxation may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and non-U.S. tax laws on any investment in our common stock.

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
                              ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan subject to Title I of ERISA or Section 4975 of the Code. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF AN EMPLOYEE PLAN IN OUR COMPANY AND TO MAKE THEIR OWN INDEPENDENT DECISIONS.

    A fiduciary considering investing assets of an employee plan in us should consult its legal advisor about ERISA, fiduciary and other legal considerations before making such an investment. Specifically, before investing in us, any fiduciary should, after considering the employee plan's particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code. In making those determinations, you should take into account, among the other factors described in this prospectus that, as described below, we do not expect that our assets will constitute the "plan assets" of any investing employee plan, so that neither we nor any of our principals, agents, employees, or affiliates will be a fiduciary as to any investing employee plan.

    ERISA and the Code do not define "plan assets." However, regulations promulgated under ERISA by the United States Department of Labor, or the DOL Plan Asset Regulations, generally provide that when an employee plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the employee plan's assets include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity, unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" or that the entity is an "operating company," in each case as defined in the DOL Plan Asset Regulations.

    Under the DOL Plan Asset Regulations, a security is a "publicly-offered security" if it is freely transferable, part of a class of securities that is widely-held, and either (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to an employee plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which that security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or that later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of those securities to the public occurred. "Widely-held" for this purpose means the security is of a class owned by 100 or more investors independent of the issuer and of one another. "Freely transferable", again for purposes of the DOL Plan Asset Regulations, is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions including restrictions against any transfer which would result in a termination or reclassification of the issuer for federal tax purposes.

    For purposes of the DOL Plan Asset Regulations, equity participation in an entity by benefit plan investors is not significant if their aggregate interest is less than 25% of the value of each class of equity securities in the entity, disregarding, for purposes of such determination, any interests held by persons, and their affiliates, who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee with respect to such assets. Benefit plan investors, for these purposes, include employee plans and certain other types of plans, such as governmental plans, not subject to Title I of ERISA.

    The definition of "operating company" in the DOL Plan Asset Regulations includes, among other things, a "real estate operating company," or a REOC, and a "venture capital operating company," or a VCOC. In general, an entity may qualify as a REOC if (i) at least 50% of its assets valued at cost,

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other than short-term investments pending long-term commitment or distribution to investors are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities and (ii) such entity in the ordinary course of its business is engaged directly in real estate management or development activities. Similarly, in general, an entity may qualify as a VCOC if (a) at least 50% of its assets valued at cost, other than short-term investments pending long-term commitment or distribution to investors, are invested in "operating companies," other than other VCOCs, and with respect to which the entity has or obtains direct contractual management rights and
(b) such entity in the ordinary course of its business actually exercises such management rights with respect to one or more of the operating companies in which it invests.

    If our assets were deemed to be "plan assets" of employee plans whose assets were invested in us, whether as a result of the application of the DOL Plan Asset Regulations or otherwise, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Tax Code would extend to our investments. This would result, among other things, in (i) the application of the prudence and other fiduciary standards of ERISA, which impose liability on fiduciaries, to investments made by us, which could materially affect our operations, (ii) potential liability of persons having investment discretion over the assets of the employee plans investing in us should our investments not conform to ERISA's prudence and fiduciary standards under Part 4 of Subtitle B of Title I of ERISA, unless certain conditions are satisfied, and (iii) the possibility that certain transactions that we might enter into in the ordinary course of our business and operation might constitute "prohibited transactions" under ERISA and the Tax Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the employee plans, may also result in the imposition of an excise tax under the Tax Code upon the "party in interest", as defined in ERISA, or "disqualified person", as defined in the Tax Code, with whom the employee plan engaged in the transaction, and correction or unwinding of the transaction.

    Historically, we have not treated the requirements of Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code as applying to our investments. Our stock has not been previously publicly-offered, nor are we an investment company under the 1940 Act, and benefit plan investors' holdings in us are significant within the meaning of the DOL Plan Asset Regulations because of NETT's interest in us. However, we believe that we have qualified since our formation as an operating company as that term is defined under the DOL Plan Asset Regulations. Further, subject to the following, we believe that after this offering, our stock should qualify as a "publicly offered security" under the DOL Plan Asset Regulations.

    While there are restrictions imposed on the transfer of our stock, we believe they are the type of restrictions on transfer generally permitted under the DOL Plan Asset Regulations or are not otherwise material and should not result in the failure of our stock to be "freely transferable" within the meaning of the DOL Plan Asset Regulations. We also believe that certain restrictions on transfer that derive from the securities laws and from contractual arrangements with the underwriters in connection with this offering should not result in the failure of our stock to be "freely transferable." Furthermore, we are not aware of any other facts or circumstances limiting the transferability of our stock that are not included among those enumerated as not affecting their free transferability under the DOL Plan Asset Regulations, and we do not expect to impose in the future (or to permit any person to impose on its behalf) any other limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

    Assuming that our stock is "widely held" within the meaning of the DOL Plan Asset Regulations and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our stock, we believe that, under the DOL Plan Asset Regulations, our stock should be considered "publicly offered securities" after this offering, and, therefore, that our underlying assets should not be deemed to be plan assets of any benefit plan investors that choose to invest in us.

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                                  UNDERWRITING

    We and Net Realty Holding Trust intend to offer the shares of common stock being sold in this offering through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Warburg LLC, First Union Securities, Inc. and Legg Mason Wood Walker, Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we and Net Realty Holding Trust have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and Net Realty Holding Trust, the number of shares listed opposite their names below.

                                                                NUMBER
                                                               OF SHARES
UNDERWRITER                                                    ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................    4,473,000
Goldman, Sachs & Co.........................................    2,875,500
Morgan Stanley & Co. Incorporated...........................    2,875,500
UBS Warburg LLC.............................................    2,875,500
First Union Securities, Inc.................................    1,437,750
Legg Mason Wood Walker, Incorporated........................    1,437,750
BNY Capital Markets, Inc....................................      150,000
Commerzbank Capital Markets Corp............................      150,000
A.G. Edwards & Sons, Inc....................................      150,000
Lazard Freres & Co. LLC.....................................      150,000
McDonald Investments Inc., a KeyCorp Company................      150,000
Prudential Securities Incorporated..........................      150,000
Raymond James & Associates, Inc.............................      150,000
Robertson Stephens, Inc.....................................      150,000
Advest, Inc.................................................       75,000
Crowell, Weedon & Co........................................       75,000
D.A. Davidson & Co..........................................       75,000
Gardner Rich & Co., Inc.....................................       75,000
J.J.B. Hilliard, W.L. Lyons, Inc............................       75,000
Janney Montgomery Scott LLC.................................       75,000
Moors & Cabot, Inc..........................................       75,000
Neuberger Berman, LLC.......................................       75,000
Sandler O'Neill & Partners, L.P.............................       75,000
Wm Smith Securities, Incorporated...........................       75,000
Utendahl Capital Partners, L.P..............................       75,000
                                                              -----------

          Total.............................................   18,000,000
                                                              ===========

    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If any underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us and Net Realty Holding Trust that the underwriters initially propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.95 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After this offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to us, Net Realty Holding Trust and The Prudential Insurance Company of America. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

                                                 PER SHARE   WITHOUT OPTION   WITH OPTION
                                                 ---------   --------------   -----------
Public offering price..........................    $25.00     $450,000,000    $517,500,000
Underwriting discount..........................   $1.5625      $28,125,000     $32,343,750
Proceeds, before expenses, to Heritage.........  $23.4375     $328,125,000    $363,281,250
Proceeds, before expenses, to Net Realty
  Holding Trust................................  $23.4375      $93,750,000     $93,750,000
Proceeds, before expenses, to Prudential.......  $23.4375               --     $28,125,000

    The expenses of the offering, not including the underwriting discount and the advisory fee payable to PIMS, as described below, are estimated at approximately $3.5 million and are payable by us.

    PIMS, an affiliate of The Prudential Insurance Company of America, an affiliate of one of the underwriters will receive advisory and other fees totaling approximately $3.375 million in connection with this offering.

OVERALLOTMENT OPTION

    We and Prudential have granted an option to the underwriters to purchase up to 2,700,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARE PROGRAM

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1% of the shares of common stock offered by this prospectus for sale to some of our directors, officers and employees. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

    We, Net Realty Holding Trust, Prudential, each of our senior officers and each of our directors who beneficially own shares of our common stock as of the date of this prospectus have agreed, with some exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell any common stock,

    - sell any option or contract to purchase any common stock,

    - purchase any option or contract to sell any common stock,

    - grant any option, right or warrant for the sale of any common stock,

    - lend or otherwise dispose of or transfer any common stock,

    - request or demand that we file a registration statement related to the common stock, or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NEW YORK STOCK EXCHANGE LISTING

    The shares of common stock being offered by this prospectus have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "HTG". In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering, the shares of our common stock will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

NASD REGULATIONS

    Prior to this offering, The Prudential Insurance Company of America, an affiliate of Prudential Securities Incorporated, one of the underwriters, beneficially owned approximately 18% of the outstanding shares of our common stock. In addition, PIMS, an affiliate of the Prudential Insurance Company of America, has received advisory and other fees from us in the past and will receive advisory and other fees in connection with this offering totaling approximately $3.375 million. In addition, Robertson Stephens, Inc. is an affiliate of Fleet National Bank, the lender under our subordinated loan and our senior unsecured credit facility. We will use the net proceeds of this offering to repay our subordinated loan and a portion of our senior unsecured credit facility. In light of the above relationship and compensation arrangement and use of proceeds, we have elected to conduct this offering in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for this offering. The price of the shares will be no higher than that recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in our common stock in connection with this offering that is, if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of those purchases.

    The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchases shares in the open market to reduce the underwriters' short position or to stabilize the price of those shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

    Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch and web sites maintained by some of the other underwriters. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

OTHER RELATIONSHIPS

    Prior to this offering, The Prudential Insurance Company of America, an affiliate of Prudential Securities Incorporated, one of the underwriters, beneficially owned approximately 18% of the outstanding shares of our common stock. Immediately after consummation of this offering, The Prudential Insurance Company of America will own approximately 12.1% of the outstanding shares of our common stock. In addition, PIMS, an affiliate of the Prudential Insurance Company of America, has received advisory and other fees from us in the past and will receive an advisory fee in connection with this offering of approximately $3.375 million. In connection with this offering, we will also pay Prudential Mortgage Capital Company LLC, or PMCC, an affiliate of Prudential, a fee of $20,000 in connection with obtaining a rating agency letter under our securitized facility with PMCC, as described in "Business and Properties--Indebtedness Outstanding After This Offering--Heritage SPE LLC Facility" on page 84.

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

    First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any reference to Wachovia Securities in this prospectus, however, does not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc. which may or may not be participating as a selling dealer in the distribution of the common stock.

    Robertson Stephens, Inc. is an affiliate of Fleet National Bank, the lender under our subordinated loan and our senior unsecured credit facility. We will use approximately $100 million of the proceeds of this offering to fully repay all of the outstanding principal and interest on our subordinated loan. In addition, we will use approximately $221.3 million of the net proceeds of this offering to repay a portion of our senior unsecured credit facility.

                                    EXPERTS

    The financial statements of our predecessor for the period from October 1, 1998 to July 8, 1999; our consolidated financial statements for the period from July 9, 1999 to December 31, 1999 and as of and for the year ended December 31, 2000; our consolidated financial statements and schedule as of and for the year ended December 31, 2001; and the financial statements of Bradley Real Estate, Inc. as of and for the three years ended December 31, 1999 appearing in this prospectus and registration statement of which it is a part, have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus and in the registration statement and are included in reliance upon those reports, given upon the authority of that firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts and for the underwriters by Hogan & Hartson L.L.P. Victor
J. Paci, who is currently our corporate counsel and secretary, is a partner in Bingham Dana LLP's corporate department and has practiced for over 20 years in the areas of general corporate and securities laws.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site www.sec.gov.

    AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE PERIODIC REPORTS, PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
HERITAGE PROPERTY INVESTMENT TRUST, INC.:

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INFORMATION:

  Pro Forma Condensed Consolidated Balance Sheet as of
    December 31, 2001 and related notes.....................     F-2
  Pro Forma Condensed Consolidated Statement of Income for
    the year ended December 31, 2001 and related notes......     F-5

  CONSOLIDATED FINANCIAL STATEMENTS:

  Independent Auditors' Report..............................     F-9
  Consolidated Balance Sheets as of December 31, 2001 and
    2000....................................................    F-10
  Consolidated Statements of Income for the years ended
    December 31, 2001 and 2000 and period from July 9, 1999
    (commencement of operations) to December 31, 1999.......    F-11
  Consolidated Statements of Changes in Shareholders' Equity
    for the years ended December 31, 2001 and 2000 and
    period from July 9, 1999 (commencement of operations) to
    December 31, 1999.......................................    F-12
  Consolidated Statements of Cash Flows for the years ended
    December 31, 2001 and 2000 and the period from July 9,
    1999 (commencement of operations) to December 31,
    1999....................................................    F-13
  Notes to Consolidated Financial Statements................    F-14

  Financial Statement Schedule:
  Schedule III--Real Estate and Accumulated Depreciation as
    of and for the year ended December 31, 2001.............    F-32

HERITAGE PREDECESSOR:

  Independent Auditors' Report..............................    F-43
  Statement of Net Assets as of July 8, 1999................    F-44
  Statement of Changes in Net Assets for the period from
    October 1, 1998 to July 8, 1999.........................    F-45
  Notes to Financial Statements.............................    F-46

BRADLEY REAL ESTATE, INC.:

  Independent Auditors' Report..............................    F-49
  Consolidated Balance Sheets as of June 30, 2000
    (unaudited) and December 31, 1999 and 1998..............    F-50
  Consolidated Statements of Income for the six months ended
    June 30, 2000 and 1999 (unaudited) and years ended
    December 31, 1999, 1998 and 1997........................    F-51
  Consolidated Statements of Changes in Share Owners' Equity
    for the years ended December 31, 1999, 1998 and 1997....    F-52
  Consolidated Statements of Cash Flows for the six months
    ended June 30, 2000 and 1999 (unaudited) and years ended
    December 31, 1999, 1998 and 1997........................    F-53
  Notes to Consolidated Financial Statements................    F-54

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2001

                                  (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                            (A)           (B)          (C)          (D)            (E)             (F)
                                                         PRE-OFFERING PRO
                                                         FORMA ADJUSTMENTS
                                                      -----------------------   PRE-OFFERING    PRO FORMA     POST-OFFERING
                                         HISTORICAL     PROPERTY     PROPERTY    PRO FORMA      EFFECTS OF      PRO FORMA
                                          AMOUNTS     ACQUISITIONS    SALES       AMOUNTS      THE OFFERING      AMOUNTS
                                         ----------   ------------   --------   ------------   ------------   -------------
                ASSETS

Real estate investments, net...........  $1,845,168      130,428      (2,990)     1,972,606             --       1,972,606
Cash and cash equivalents..............       6,146           --       4,209         10,355             --          10,355
Accounts receivable, net...............      23,639           --          --         23,639             --          23,639
Deferred financing costs and other
  assets...............................      32,011           --         (17)        31,994         (2,980)         29,014
                                         ----------     --------     -------     ----------      ---------      ----------
      Total assets.....................  $1,906,964      130,428       1,202      2,038,594         (2,980)      2,035,614
                                         ==========     ========     =======     ==========      =========      ==========

    LIABILITIES, REDEEMABLE EQUITY
       AND SHAREHOLDERS' EQUITY

Liabilities:
  Mortgage loans payable...............  $  492,289       49,705          --        541,994             --         541,994
  Unsecured notes payable..............     201,490           --          --        201,490             --         201,490
  Line of credit facility..............     343,000       72,638          --        415,638       (221,349)        194,289
  Subordinated debt....................     100,000           --          --        100,000       (100,000)             --
  Accrued expenses and other
    liabilities........................      69,630           --        (309)        69,321             --          69,321
  Accrued distributions................      12,041           --          --         12,041             --          12,041
                                         ----------     --------     -------     ----------      ---------      ----------
      Total liabilities................   1,218,450      122,343        (309)     1,340,484       (321,349)      1,019,135
                                         ----------     --------     -------     ----------      ---------      ----------
Series B Preferred Units...............      50,000           --          --         50,000             --          50,000
Series C Preferred Units...............      25,000           --          --         25,000             --          25,000
Other minority interests...............       2,952        8,085          --         11,037             --          11,037
                                         ----------     --------     -------     ----------      ---------      ----------
      Total minority interests.........      77,952        8,085          --         86,037             --          86,037
                                         ----------     --------     -------     ----------      ---------      ----------
Redeemable equity......................     123,094           --          --        123,094       (123,094)             --
Shareholders' equity...................     487,468           --       1,511        488,979        441,463         930,442
                                         ----------     --------     -------     ----------      ---------      ----------
      Total liabilities, redeemable
        equity and shareholders'
        equity.........................  $1,906,964      130,428       1,202      2,038,594         (2,980)      2,035,614
                                         ==========     ========     =======     ==========      =========      ==========

   See accompanying notes to pro forma condensed consolidated balance sheet.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2001

                                  (UNAUDITED)

PRESENTATION

    The accompanying pro forma condensed consolidated balance sheet as of December 31, 2001 presents Heritage Property Investment Trust, Inc.'s (the Company's) historical amounts adjusted for the effects of completed and probable property acquisitions and completed sales occurring after December 31, 2001 to reflect the Company on a pre-offering pro forma basis. These pre-offering pro forma amounts are then adjusted for the effects of the Company's initial public offering as if the offering had occurred on December 31, 2001.

    The pro forma condensed consolidated balance sheet should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. The pro forma condensed consolidated balance sheet does not purport to represent the Company's financial position as of December 31, 2001 had the indicated transactions been completed on December 31, 2001, or to project the Company's financial position as of any future date.

                        NOTES AND MANAGEMENT ASSUMPTIONS

A. This column reflects the condensed consolidated historical balance sheet of the Company as of December 31, 2001, as contained in the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.

B. This column reflects the effects of the following completed and probable acquisitions:

    1. The completed acquisition of one shopping center, Cross Keys Commons. The acquisition of Cross Keys Commons closed in March 2002 for a purchase price of $34,000,000, and was funded with draws under the line of credit.

    2. The probable acquisition of four shopping centers in a single transaction (the Pioneer Properties). The probable acquisition of the Pioneer Properties is expected to close during the quarter ending June 30, 2002 for a purchase price of $77,828,000, and will be funded with the issuance of $8,085,000 of limited partnership units in the Bradley Operating Limited Partnership (a subsidiary of the Company), draws of $27,979,000 under the Company's line of credit and the assumption of mortgage loans payable of $41,764,000.

    3. The probable acquisition of portions of one shopping center, Montgomery Towne Center from two separate sellers. The probable acquisition of Montgomery Towne Center is expected to close in the quarter ending
       June 30, 2002 for a purchase price of $18,600,000, and will be funded with draws of $10,659,000 under the line of credit and the assumption of a mortgage loan payable of $7,941,000.

C. This column reflects the removal of the net carrying value of $2,990,000 of Flower Hill, an office building sold in March 2002, as well as related operating assets of $17,000 and liabilities of $309,000. The property was sold in March 2002 for net cash proceeds of $4,209,000.

D. This column reflects the pro forma condensed consolidated balance sheet of the Company as of December 31, 2001 before the pro forma effects of the offering.

E. Proceeds from the issuance of 14,000,000 shares of common stock in the primary offering are $350,000,000. After offering costs and fees of $28,651,000, net proceeds to the Company are

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2001

                                  (UNAUDITED)

    $321,349,000. This column reflects the use of the net proceeds to repay $221,349,000 of the balance outstanding under the line of credit and $100,000,000 of subordinated debt outstanding at December 31, 2001. The column also reflects the write-off of deferred financing costs of $2,980,000 as of December 31, 2001 related to the subordinated debt.

    The above transactions result in a net increase to shareholders' equity of $318,369,000. In addition, upon the completion of the offering, all redeemable equity of $123,094,000 converts automatically to shareholders' equity and is reclassified accordingly.

    Nonrecurring compensation expense of $7,378,000 is incurred due to the accelerated vesting of outstanding shares of restricted stock upon the offering. This transaction will be recognized in the Company's statement of income during the quarter ending June 30, 2002. Assuming the offering had occurred on December 31, 2001, this transaction would have no net effect on shareholders' equity and is therefore not separately presented in this column.

F. This column reflects the pro forma condensed consolidated balance sheet of the Company as of December 31, 2001 after the pro forma effects of the offering.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2001

                                  (UNAUDITED)

                (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)

                                        (A)           (B)          (C)          (D)           (E)            (F)
                                                       PRE-OFFERING
                                                   PRO FORMA ADJUSTMENTS                   PRO FORMA        2001
                                                  -----------------------   PRE-OFFERING    EFFECTS     POST-OFFERING
                                     HISTORICAL     PROPERTY     PROPERTY    PRO FORMA       OF THE       PRO FORMA
                                      AMOUNTS     ACQUISITIONS    SALES       AMOUNTS       OFFERING       AMOUNTS
                                     ----------   ------------   --------   ------------   ----------   -------------
Income:
  Rentals and recoveries...........  $  255,534      20,469       (2,979)       273,024          --          273,024
  Interest and other...............         298          38           --            336          --              336
                                     ----------      ------       ------     ----------     -------      -----------
      Total income.................     255,832      20,507       (2,979)       273,360          --          273,360
                                     ----------      ------       ------     ----------     -------      -----------

Expenses:
  Property operating expenses......      37,182       2,080         (833)        38,429          --           38,429
  Real estate taxes................      37,870       2,170         (750)        39,290          --           39,290
  Depreciation and amortization....      64,051       4,927         (409)        68,569          --           68,569
  Interest.........................      88,315      11,608       (1,081)        98,842     (23,263)          75,579
  Interest--related party..........       2,027          --           --          2,027      (2,027)              --
  General and administrative.......      12,640          --           --         12,640         500           13,140
                                     ----------      ------       ------     ----------     -------      -----------
      Total expenses...............     242,085      20,785       (3,073)       259,797     (24,790)         235,007
                                     ----------      ------       ------     ----------     -------      -----------
      Income before net gains......      13,747        (278)          94         13,563      24,790           38,353

Net gains on sales of real estate
  investments and equipment........       4,159          --       (4,159)            --          --               --
Net derivative gains...............         986          --           --            986          --              986
                                     ----------      ------       ------     ----------     -------      -----------
Income (loss) before allocation to
  minority interests...............      18,892        (278)      (4,065)        14,549      24,790           39,339
Income allocated to minority
  interests........................      (6,656)       (330)          --         (6,986)         --           (6,986)
                                     ----------      ------       ------     ----------     -------      -----------
      Net income (loss)............      12,236        (608)      (4,065)         7,563      24,790           32,353

Preferred stock distributions......     (43,345)         --           --        (43,345)     43,345               --
Accretion of redeemable equity.....        (995)         --           --           (995)        995               --
                                     ----------      ------       ------     ----------     -------      -----------
      Net (loss) income
        attributable to common
        shareholders...............  $  (32,104)       (608)      (4,065)       (36,777)     69,130           32,353
                                     ==========      ======       ======     ==========     =======      ===========

Per-share data:
  Basic (loss) earnings
    attributable to
    common shareholders............  $    (4.71)                             $    (5.39)                 $      0.78
                                     ==========                              ==========                  ===========
  Diluted (loss) earnings
    attributable to common
    shareholders...................  $    (4.71)                             $    (5.39)                 $      0.78
                                     ==========                              ==========                  ===========
  Weighted average common shares
    outstanding....................   6,818,320                               6,818,320                   41,268,652
                                     ==========                              ==========                  ===========

See accompanying notes to pro forma condensed consolidated statement of income.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2001

                                  (UNAUDITED)

PRESENTATION

    The accompanying pro forma condensed consolidated statement of income for the year ended December 31, 2001 presents the Company's historical amounts adjusted for the effects of property acquisitions and sales during the year ended December 31, 2001 and the effects of completed and probable acquisitions and completed sales thereafter, to reflect the Company on a pre-offering pro forma basis as if these events had occurred on January 1, 2001. These pre-offering amounts are then adjusted for the effects of the Company's initial public offering as if the offering had occurred on January 1, 2001.

    The pro forma condensed consolidated statement of income should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. The pro forma condensed consolidated statement of income for the year ended December 31, 2001 does not purport to represent results of operations that would actually have occurred had the indicated transactions been completed on January 1, 2001, or to project the Company's results of operations for any future period.

                        NOTES AND MANAGEMENT ASSUMPTIONS

A. This column reflects the historical statement of income of the Company for the year ended December 31, 2001, as contained in the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.

B. This column reflects pro forma revenues and expenses attributable to the completed acquisitions of Division Place and Franklin Square in 2001 and Cross Keys Commons in 2002. This column also reflects pro forma revenues and expenses attributable to two probable acquisitions. These consist of the Pioneer Properties, which include four shopping centers expected to be acquired in the quarter ending June 30, 2002; and portions of a shopping center at Montgomery Towne Center, which we expect to acquire from two separate sellers in March 2002. Interest expense of $11,608,000 includes pro forma interest of $5,949,000 attributable to draws under the line of credit to fund these probable acquisitions and $5,659,000 of pro forma interest on the mortgage loans assumed. The chart below summarizes the assumed rate terms of the debt issued or assumed in connection with these acquisitions:

                                                     WEIGHTED AVERAGE   TYPE OF
TYPE OF DEBT                                          INTEREST RATE       RATE
------------                                         ----------------   --------
Mortgage loans payable.............................        8.14%        Fixed
Line of credit facility, including effect of
  related interest rate collar.....................        6.80%        Variable

    If interest rates on the variable rate debt issued or assumed in connection with the above acquisitions changed by 1/8%, the corresponding effect on net income would be approximately $119,000.

    This column also reflects, as income allocated to minority interests, distributions of $330,000 attributable to limited partnership units issued in connection with the acquisition of the Pioneer Properties. The terms of the limited partnership units provide distributions to the holder that are equal to the distributions paid on each share of Heritage common stock. Each unit is redeemable

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                          YEAR ENDED DECEMBER 31, 2001

                                  (UNAUDITED)

    beginning one year after this offering (subject to certain limitations) by the holder for the cash equivalent at the time of redemption of one share of Heritage common stock or, at Heritage's option, for one share of Heritage common stock.

C. This column reflects the removal of historical revenues, expenses and gains on five properties sold during the year ended December 31, 2001, as well as the removal of historical revenues and expenses of Flower Hill, an office building sold in March 2002. Aggregate sales proceeds for these properties of $27,458,000 are applied as repayments under the Company's line of credit (variable rate of 6.80%) at January 1, 2001, resulting in pro forma savings of $1,081,000 from the historical interest expense.

    If interest rates on all debt repaid in connection with the property sales changed by 1/8%, the corresponding effect on net income would be approximately $34,000.

D. This column reflects the pro forma condensed consolidated statement of income of the Company for the year ended December 31, 2001 before the pro forma effects of the offering.

E. This column reflects the application of $321,349,000 of the net offering proceeds from the primary offering to repay $221,349,000 of the balance outstanding under the line of credit and $100,000,000 of subordinated debt outstanding at January 1, 2001. The debt repayments result in pro forma savings of $23,263,000 and $2,027,000 from the historical interest expense and related party interest expense, respectively, for the year ended December 31, 2001. The $23,263,000 of actual interest expense incurred in 2001 includes $15,053,000 of interest expense on the line of credit, as well as $7,099,000 of interest expense and amortization of deferred financing costs of $1,111,000 on the subordinated debt. The chart below summarizes the rate terms of the debt repaid with offering proceeds:

                                                     WEIGHTED AVERAGE   TYPE OF
TYPE OF DEBT                                          INTEREST RATE       RATE
------------                                         ----------------   --------
Line of credit facility, including effect of
  related interest rate collar.....................        6.80%        Variable
Subordinated debt..................................        9.13%        Variable

    If interest rates on all debt repaid with offering proceeds changed by 1/8%, the corresponding effect on net income would be approximately $405,000.

    The pro forma increase in general and administrative expenses consists of $500,000 of recurring expenses necessary to operate as a public company, including filing fees, printing costs, additional board and legal expenses, and certain other administrative costs.

    Upon the completion of the offering, all shares of the Company's Series A 8.5% Cumulative Convertible Participating Preferred Stock are automatically converted on a one-to-one basis into the Company's common stock, resulting in the elimination of preferred stock distributions of $43,345,000 for the year ended December 31, 2001. In addition, historical accretion of redeemable equity of $995,000 is eliminated on a pro forma basis upon conversion of redeemable equity at the offering date.

F. This column reflects the pro forma condensed consolidated statement of income of the Company for the year ended December 31, 2001 after the pro forma effects of the offering.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                          YEAR ENDED DECEMBER 31, 2001

                                  (UNAUDITED)

    For purposes of calculating post-offering pro forma basic earnings per share, weighted average common shares outstanding includes the following:

Actual weighted average common shares outstanding...........   6,818,320
Conversion as of January 1, 2001 of preferred shares
  outstanding on December 31, 2001..........................  20,341,767
Shares issued from the primary offering.....................  14,000,000
Restricted shares granted in 2002 with accelerated vesting
  immediately prior to the offering.........................     108,565
                                                              ----------
    Total post-offering pro forma shares outstanding........  41,268,652
                                                              ==========

    For purposes of calculating post-offering pro forma diluted earnings per share, weighted average common shares outstanding includes the following:

Total post-offering pro forma shares outstanding............  41,268,652
Exchangeable limited partnership units in Bradley Operating
  Limited Partnership.......................................     349,586
                                                              ----------
    Total...................................................  41,618,238
                                                              ==========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
  Heritage Property Investment Trust, Inc.:

    We have audited the accompanying consolidated balance sheets of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) as of
December 31, 2001 and 2000 and the consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000 and the period from July 9, 1999 (commencement of operations) to December 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III listed in the accompanying index to financial statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and the period from July 9, 1999 (commencement of operations) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

    As discussed in Notes 6 and 15 to the consolidated financial statements, effective January 1, 2001 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES.

                                          KPMG LLP

Boston, Massachusetts
January 31, 2002

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                           (IN THOUSANDS OF DOLLARS)

                                                                 2001         2000
                                                              ----------   ----------
                           ASSETS
Real estate investments, net................................  $1,845,168    1,855,462
Cash and cash equivalents...................................       6,146        4,086
Accounts receivable, net of allowance for doubtful accounts
  of
  $7,473 in 2001 and $4,890 in 2000.........................      23,639       16,446
Deferred financing costs and other assets...................      32,011       29,668
                                                              ----------   ----------
      Total assets..........................................  $1,906,964    1,905,662
                                                              ==========   ==========
  LIABILITIES, REDEEMABLE EQUITY AND SHAREHOLDERS' EQUITY
Liabilities:
  Mortgage loans payable....................................  $  492,289      479,160
  Unsecured notes payable...................................     201,490      201,965
  Line of credit facility...................................     343,000      323,000
  Subordinated debt.........................................     100,000       50,000
  Subordinated debt due to related party....................          --       50,000
  Accrued expenses and other liabilities....................      69,630       58,353
  Accrued interest due to related party.....................          --          572
  Accrued distributions.....................................      12,041       10,740
                                                              ----------   ----------
      Total liabilities.....................................   1,218,450    1,173,790
                                                              ----------   ----------
Series B Preferred Units....................................      50,000       50,000
Series C Preferred Units....................................      25,000       25,000
Other minority interests....................................       2,952        2,981
                                                              ----------   ----------
      Total minority interests..............................      77,952       77,981
                                                              ----------   ----------
Redeemable equity:
  Series A 8.5% Cumulative Convertible Participating
    Preferred Stock, $.001 par value, 3,743,315 shares
    issued and outstanding at December 31, 2001 and 2000,
    respectively; and common stock, $.001 par value,
    1,256,685 shares issued and outstanding at December 31,
    2001 and 2000, respectively.............................     123,094      122,099
Shareholders' equity:
  Series A 8.5% Cumulative Convertible Participating
    Preferred Stock, $.001 par value; 25,000,000 shares
    authorized; 16,598,452 and 16,528,653 shares issued and
    outstanding at December 31, 2001 and 2000,
    respectively............................................          16           16
  Common stock, $.001 par value; 70,000,000 shares
    authorized; 5,561,635 and 5,548,767 shares issued and
    outstanding at December 31, 2001 and 2000,
    respectively............................................           6            6
  Additional paid-in capital................................     551,623      551,154
  Cumulative distributions in excess of net income..........     (55,435)     (19,384)
  Accumulated other comprehensive loss......................      (8,742)          --
                                                              ----------   ----------
      Total shareholders' equity............................     487,468      531,792
                                                              ----------   ----------
      Total liabilities, redeemable equity and shareholders'
        equity..............................................  $1,906,964    1,905,662
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

             YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD
      FROM JULY 9, 1999 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

                (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)

                                                                YEARS ENDED           PERIOD FROM
                                                                DECEMBER 31,        JULY 9, 1999 TO
                                                           ----------------------    DECEMBER 31,
                                                              2001        2000           1999
                                                           ----------   ---------   ---------------
Income:
  Rentals and recoveries.................................  $  255,534     139,149         38,550
  Interest and other.....................................         298       2,117            485
                                                           ----------   ---------      ---------
      Total income.......................................     255,832     141,266         39,035
                                                           ----------   ---------      ---------
Expenses:
  Property operating expenses............................      37,182      20,030          5,756
  Real estate taxes......................................      37,870      18,484          5,236
  Depreciation and amortization..........................      64,051      34,808          9,788
  Interest...............................................      88,315      33,990          2,032
  Interest-related party.................................       2,027       1,527             --
  General and administrative.............................      12,640       8,274          2,699
                                                           ----------   ---------      ---------
      Total expenses.....................................     242,085     117,113         25,511
                                                           ----------   ---------      ---------
      Income before net gains............................      13,747      24,153         13,524
Net gains on sales of real estate investments and
  equipment..............................................       4,159       1,890             --
Net derivative gains.....................................         986          --             --
                                                           ----------   ---------      ---------
      Income before allocation to minority interests.....      18,892      26,043         13,524
Income allocated to minority interests...................      (6,656)     (1,941)            --
                                                           ----------   ---------      ---------
      Net income.........................................      12,236      24,102         13,524
Preferred stock distributions............................     (43,345)    (38,410)       (17,487)
Accretion of redeemable equity...........................        (995)       (329)           (25)
                                                           ----------   ---------      ---------
      Net loss attributable to common shareholders.......  $  (32,104)    (14,637)        (3,988)
                                                           ==========   =========      =========
Per-share data:
  Basic loss attributable to common shareholders.........  $    (4.71)      (2.40)         (0.69)
                                                           ==========   =========      =========
  Diluted loss attributable to common shareholders.......  $    (4.71)      (2.40)         (0.69)
                                                           ==========   =========      =========
  Weighted average common shares outstanding.............   6,818,320   6,088,480      5,780,749
                                                           ==========   =========      =========

          See accompanying notes to consolidated financial statements.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

                (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)

                                            SERIES A
                                           CUMULATIVE                              CUMULATIVE
                                           CONVERTIBLE                            DISTRIBUTIONS    ACCUMULATED
                                          PARTICIPATING              ADDITIONAL     IN EXCESS         OTHER
                                            PREFERRED      COMMON     PAID-IN        OF NET       COMPREHENSIVE
                                              STOCK        STOCK      CAPITAL        INCOME           LOSS         TOTAL
                                          -------------   --------   ----------   -------------   -------------   --------
Balance at July 9, 1999 (commencement of
  operations)...........................        $--           --           --             --             --            --

  Issuance of preferred stock...........         16           --      411,746             --             --       411,762
  Issuance of common stock..............         --            6      138,231             --             --       138,237
  Issuance of warrants..................         --           --          220             --             --           220
  Net income............................         --           --           --         13,524             --        13,524
  Preferred stock distributions ($1.02
    per share)..........................         --           --           --        (17,487)            --       (17,487)
  Accretion of redeemable equity........         --           --          (25)            --             --           (25)
                                              -----        -----      -------        -------         ------       -------
Balance at December 31, 1999............         16            6      550,172         (3,963)            --       546,231
  Issuance of preferred stock...........         --           --           39             --             --            39
  Issuance of common stock..............         --           --           18             --             --            18
  Issuance of warrants..................         --           --          879             --             --           879
  Net income............................         --           --           --         24,102             --        24,102
  Preferred stock distributions ($2.13
    per share)..........................         --           --           --        (38,410)            --       (38,410)
  Common stock distributions ($0.16 per
    share)..............................         --           --           --         (1,113)            --        (1,113)
  Accretion of redeemable equity........         --           --         (329)            --             --          (329)
  Stock-based compensation..............         --           --          375             --             --           375
                                              -----        -----      -------        -------         ------       -------
Balance at December 31, 2000............         16            6      551,154        (19,384)            --       531,792

  Net income............................         --           --           --         12,236             --        12,236
  Other comprehensive loss:
    Unrealized derivative losses:
      Cumulative transition adjustment
        of interest rate collar as of
        January 1, 2001.................         --           --           --             --         (2,477)       (2,477)
      Effective portion of interest rate
        collar for the year ended
        December 31, 2001...............         --           --           --             --         (6,265)       (6,265)
                                              -----        -----      -------        -------         ------       -------
        Total other comprehensive
          loss..........................         --           --           --             --         (8,742)       (8,742)
                                                                                                                  -------

          Comprehensive income..........                                                                            3,494
                                                                                                                  -------
  Preferred stock distributions ($2.13
    per share)..........................         --           --           --        (43,345)            --       (43,345)
  Common stock distributions ($0.73 per
    share)..............................         --           --           --         (4,942)            --        (4,942)
  Accretion of redeemable equity........         --           --         (995)            --             --          (995)
  Stock-based compensation..............         --           --        1,464             --             --         1,464
                                              -----        -----      -------        -------         ------       -------
Balance at December 31, 2001............        $16            6      551,623        (55,435)        (8,742)      487,468
                                              =====        =====      =======        =======         ======       =======

          See accompanying notes to consolidated financial statements.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                                  YEARS ENDED         PERIOD FROM
                                                                 DECEMBER 31,       JULY 9, 1999 TO
                                                              -------------------    DECEMBER 31,
                                                                2001       2000          1999
                                                              --------   --------   ---------------
Cash flows from operating activities:
  Net income................................................  $12,236      24,102        13,524
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization.........................   64,051      34,808         9,788
      Amortization of deferred debt financing costs.........    4,784       1,541            --
      Net gains on sales of real estate investments and
        equipment...........................................   (4,159)     (1,890)           --
      Net derivative gains..................................     (986)         --            --
      Income allocated to minority interests................    6,656       1,941            --
      Changes in operating assets and liabilities, net of
        effect of Bradley acquisition in 2000...............   (3,885)      4,294         8,575
                                                              -------    --------       -------
          Net cash provided by operating activities.........   78,697      64,796        31,887
                                                              -------    --------       -------
Cash flows from investing activities:
  Net cash used for acquisition of Bradley..................   (3,710)   (707,969)           --
  Acquisitions of real estate investments...................  (27,370)    (19,290)      (91,510)
  Net proceeds from sales of real estate investments........   23,250       3,643            --
  Expenditures for capital and tenant improvements..........  (27,256)    (19,460)       (5,828)
  Expenditures for capitalized leasing commissions..........   (3,455)     (1,823)         (479)
  Net proceeds from sales of furniture, fixtures and
    equipment...............................................        7          98            --
  Expenditures for furniture, fixtures and equipment........     (682)       (318)          (63)
                                                              -------    --------       -------
          Net cash used by investing activities.............  (39,216)   (745,119)      (97,880)
                                                              -------    --------       -------
Cash flows from financing activities:
  Proceeds from mortgage loans payable......................    7,000     281,900        78,500
  Repayments of mortgage loans payable......................   (8,740)    (16,482)         (342)
  Repayments of unsecured notes payable.....................     (475)    (73,035)           --
  Proceeds from line of credit facility.....................   71,000     330,000            --
  Repayments of line of credit facility.....................  (51,000)     (7,000)           --
  Proceeds from subordinated debt...........................   50,000      50,000            --
  Proceeds from subordinated debt issued through related
    parties.................................................       --     100,000            --
  Repayment of subordinated debt to related party...........  (50,000)    (50,000)           --
  Distributions paid to minority interests..................   (5,021)     (1,961)           --
  Preferred stock distributions paid........................  (43,282)    (36,818)       (8,339)
  Common stock distributions paid...........................   (3,704)     (1,113)           --
  Expenditures for deferred debt financing costs............   (1,943)    (16,777)       (1,031)
  Expenditures for deferred equity financing costs..........   (1,256)         --            --
  Proceeds from issuance of common stock....................       --           9        18,717
  Proceeds from issuance of preferred stock.................       --          42         6,283
  Proceeds from issuance of redeemable equity, net..........       --      97,849            --
                                                              -------    --------       -------
          Net cash (used) provided by financing
            activities......................................  (37,421)    656,614        93,788
                                                              -------    --------       -------
Net increase (decrease) in cash and cash equivalents........    2,060     (23,709)       27,795
Cash and cash equivalents:
  Beginning of period.......................................    4,086      27,795            --
                                                              -------    --------       -------
  End of period.............................................  $ 6,146       4,086        27,795
                                                              =======    ========       =======

          See accompanying notes to consolidated financial statements.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

(1) ORGANIZATION

    (A) BACKGROUND

       Heritage Property Investment Trust, Inc. (Heritage or the Company) is a Maryland Corporation organized as a real estate investment trust (REIT). Heritage was formed on July 1, 1999 and commenced operations on July 9, 1999 through the contribution of $550,000,000 of real estate investments and related assets net of liabilities by the New England Teamsters & Trucking Industry Pension Fund (NETT) and $25,000,000 of cash from the Prudential Insurance Company of America (Prudential). Heritage qualifies as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the Code).

       Heritage is a fully-integrated, self-administered and self-managed REIT and is focused on the acquisition, ownership, management, leasing and redevelopment of primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. At December 31, 2001, the Company owned 142 shopping centers, five office buildings and 11 single-tenant properties.

       Heritage Property Investment Limited Partnership (Heritage OP) and Bradley Operating Limited Partnership (Bradley OP) are subsidiaries through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of December 31, 2001, the Company owned directly or indirectly all of the ownership interests in the Heritage OP and over 99% of the voting interests in the Bradley OP, and is the sole general partner of Heritage OP and Bradley OP. The structure is commonly referred to as an umbrella partnership REIT or UPREIT.

    (B) MINORITY INTERESTS

       The Bradley OP has outstanding 2,000,000 units of 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and 1,000,000 units of 8.875% Series C Cumulative Redeemable Perpetual Preferred Units (together, the Series B and C Preferred Units). The Series B and C Preferred Units were issued during 1999 to investors at a price of $25.00 per unit. The Series B and C Preferred Units are callable by the Bradley OP after five years from the date of issuance at a redemption price equal to the redeemed holder's capital account plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. In lieu of cash, the Bradley OP may elect to deliver shares of 8.875% Series B or C Cumulative Redeemable Perpetual Preferred Stock, as appropriate, of the Company on a one-for-one basis, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the Series B and C Preferred Units have the right to exchange their Series B and C Preferred Units for shares of Series B and C Preferred Shares on a one-for-one basis after ten years from the original issuance, subject to certain limitations. Income is allocated to the Series B and C Preferred Units, which have been reported as minority interests in the accompanying financial statements, in amounts equal to the distributions or dividends thereon.

       The Company also assumed other minority interests in its acquisition of Bradley that participate in earnings based on terms specified in their partnership agreements. These

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       minority interests amounted to $2,952,000 and $2,981,000 at December 31, 2001 and 2000, respectively.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION

       The consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (GAAP). Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reporting of revenue and expenses during the periods presented to prepare these consolidated financial statements in conformity with GAAP. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions.

       Management considers those estimates and assumptions that are most important to the portrayal of the Company's financial condition and results of operations, in that they require management's most subjective judgments, to form the basis for the accounting policies deemed to be most critical to the Company. These critical accounting policies include the useful lives used to calculate depreciation expense on real estate investments, judgments regarding the recoverability or impairment of each real estate investment and the ultimate collectibility of accounts receivable, and assumptions used in accounting for and disclosure of the Company's interest rate collar.

       If the useful lives of real estate investments were different, future operating results would be affected. Future adverse changes in market conditions or poor operating results could result in an inability to recover real estate investment carrying values that may not be reflected in current carrying values and could require an impairment charge in the future. Future adverse changes in market conditions could also impact the Company's tenants and may affect the adequacy of the allowance for doubtful accounts receivable. If the methodologies and assumptions used to estimate the fair value of the Company's interest rate collar or to determine hedge effectiveness were different, amounts reported in earnings and other comprehensive income and amounts expected to be recognized in earnings in the future could be affected. Further, future changes in market interest rates and other relevant factors could increase the fair value of the liability for the collar and future interest expense.

       The consolidated financial statements of the Company include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    (B) REAL ESTATE INVESTMENTS

       Contributed real estate investments in July 1999 were recorded at the carry-over basis of the Company's predecessor, which was fair market value of the assets in conformity with GAAP applicable to pension funds. Subsequent acquisitions of real estate investments, including those acquired in the Bradley acquisition in 2000 and other additions, are recorded at cost. The

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       provision for depreciation and amortization has been calculated using the straight-line method over the following estimated useful lives:

    Land improvements............................  15 years
    Buildings and improvements...................  20 - 39 years
    Tenant improvements..........................  Term of related lease

       Expenditures for maintenance, repairs and betterments that do not materially extend the useful life of a real estate investment are charged to operations as incurred and amounted to $5,574,000, $3,579,000 and $1,006,000 for the years ended December 31, 2001 and 2000 and the period from July 9, 1999 to December 31, 1999, respectively. Expenditures that substantially extend the useful life of a real estate investment are capitalized. Upon sale or other disposition of the real estate investment, the cost and related accumulated depreciation and amortization are removed and the resulting gain or loss, if any, is reflected in net income. Interest on significant construction projects is capitalized as part of the cost of real estate investments. Interest capitalized for the years ended December 31, 2001 and 2000 and the period from July 9, 1999 to December 31, 1999 was approximately $65,000, $24,000 and $50,000, respectively.

       The Company applies Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, to recognize and measure impairment of long-lived assets. Management reviews each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the real estate investment's use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value.

       Real estate investments held for sale are carried at the lower of carrying amount or fair value, less costs to sell. Depreciation and amortization are suspended during the period held for sale. There can be no assurance that properties designated as held for sale will actually be sold. The net carrying value of properties held for sale at December 31, 2001 and 2000 were $2,990,000 and $1,543,000, respectively.

    (C) REVENUE RECOGNITION

       Management has determined that all of the Company's leases with its various tenants are operating leases. Rental income from such leases with scheduled rent increases is recognized using the straight-line method over the terms of the leases. Deferred rent receivable represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Rental revenue over cash received included in income from rental and recoveries for the years ended December 31, 2001 and 2000 and the period from July 9, 1999 to December 31, 1999 amounted to $3,776,000, $2,954,000 and $958,000, respectively.

       Leases for both retail and office space generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       incurred by the Company. In addition, certain of the Company's operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Company defers recognition of contingent rental income until such specified targets are met. Reimbursements for operating expenses and real estate taxes and contingent rental income during the years ended December 31, 2001 and 2000 and the period from July 9, 1999 to December 31, 1999 were $60,253,000, $28,996,000 and $7,004,000, respectively. These items are included in income from rentals and recoveries in the consolidated statements of income.

    (D) DEFERRED FINANCING COSTS AND OTHER ASSETS

       Included in deferred financing costs and other assets are costs incurred in connection with securing financing for or leasing space in the Company's real estate investments. Such charges are capitalized and amortized over the terms of the related debt or lease. Unamortized deferred charges are charged to expense upon prepayment of the financing or early termination of the related lease.

    (E) CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consist of cash in banks and short-term investments with maturities at date of purchase of three months or less.

    (F) CREDIT RISK

       The Company operates in one industry, which is the acquisition, ownership, management, leasing and redevelopment of real estate, and no single tenant accounts for more than 10% of total revenue. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of (1) temporary cash and equivalent instruments, which are held at financial institutions of high credit quality; and (2) tenant receivables, whose credit risk is distributed among tenants in different industries and across several geographical areas.

    (G) FAIR VALUE OF FINANCIAL INSTRUMENTS

       SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the Company to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Company's financial instruments, other than debt, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying values of these assets and liabilities in the consolidated balance sheets are assumed to be at fair value.

       The Company's mortgage loans and unsecured notes payable are at fixed rates, and when compared with borrowing rates currently available to the Company with similar terms and average maturities, approximate fair value. The Company's line of credit facility and subordinated debt are at variable rates, resulting in carrying values that approximate fair value.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       The fair value of the Company's interest rate collar (as discussed further in notes 6(f) and 15) was $7,756,000 and $2,477,000 as of December 31, 2001 and 2000, respectively. This amount represents the estimated termination cost of the contract to the Company at those dates and is based on option pricing models that consider conditions and risks existing at each balance sheet date.

    (H) EARNINGS PER SHARE

       In accordance with SFAS No. 128, EARNINGS PER SHARE, basic earnings per common share is computed by dividing net income attributable to common shareholders (defined as net income less paid and accrued preferred stock distributions and accretion of redeemable equity) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock and then shared in the earnings of the Company.

       At December 31, 2001, 2000, and 1999, preferred stock distributions of $43,345,000, $38,410,000, and $17,487,000, respectively, and the effect of the assumed conversion of convertible preferred stock and exchangeable minority interests outstanding into shares of common stock were not included in the computation of diluted loss per common share because the impact on basic loss per common share was anti-dilutive. At December 31, 2001 and 2000, options and warrants to purchase 1,376,500 and 1,082,000 shares, respectively, of common stock at $25.00 per share were outstanding but were not included in the computation of diluted loss per common share because their exercise price was not below the estimated fair value of the common shares and would therefore not dilute basic loss per common share.

(3) REAL ESTATE INVESTMENTS

    A summary of real estate investments follows as of December 31 (in thousands of dollars):

                                                           2001        2000
                                                        ----------   ---------
Land..................................................  $  290,758     284,996
Land improvements.....................................     149,072     144,950
Buildings and improvements............................   1,474,058   1,452,353
Tenant improvements...................................      24,420      14,409
Improvements in process...............................      10,660       2,317
                                                        ----------   ---------
                                                         1,948,968   1,899,025
Accumulated depreciation and amortization.............    (103,800)    (43,563)
                                                        ----------   ---------
  Net carrying value..................................  $1,845,168   1,855,462
                                                        ==========   =========

(4) SUPPLEMENTAL CASH FLOW INFORMATION

    During 2001, 2000 and 1999, interest paid was $85,013,000, $27,838,000, and
    $1,919,000, respectively, and state income and franchise tax payments were $730,000, $518,000, and $142,000, respectively.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    During 2001, the Company assumed $14,869,000 of existing debt in connection with the acquisition of a shopping center. Included in accrued expenses and other liabilities at December 31, 2001 are accrued expenditures for real estate investments of $2,738,000 and accrued expenses of $788,000 for deferred equity financing costs.

    In 2000, in connection with the acquisition of Bradley, the Company assumed net operating liabilities of approximately $20,000,000 and $364,000,000 of outstanding debt. Included in accrued expenses and other liabilities at December 31, 2000 are accrued expenditures for real estate investments of $312,000.

    In July 1999, NETT contributed approximately $577,888,000 of real estate investments and $3,758,000 of related assets, and the Company assumed approximately $31,646,000 of existing debt. Included in accrued expenses and other liabilities at December 31, 1999 are accrued expenditures related to real estate investments of $877,000. During 1999, the Company assumed $14,351,000 of existing debt in connection with the acquisition of a shopping center.

    Only the cash portion of the above transactions is reflected in the accompanying consolidated statements of cash flows.

(5) OPERATING LEASES

    Scheduled minimum future rentals under the Company's noncancelable operating leases are as follows at December 31, 2001 (in thousands of dollars):

YEAR ENDING DECEMBER 31                                         AMOUNT
-----------------------                                       ----------
2002........................................................  $  191,084
2003........................................................     174,389
2004........................................................     151,100
2005........................................................     128,325
2006........................................................     108,314
Thereafter..................................................     560,857
                                                              ----------
    Total minimum future rentals............................  $1,314,069
                                                              ==========

(6) DEBT

    (A) MORTGAGE LOANS PAYABLE

       Mortgage loans consist of various nonrecourse issues collateralized by 56 real estate investments with an aggregate net carrying value of $775,868,000 at December 31, 2001. The loans require monthly payments of principal and interest through 2016 at interest rates ranging from 7.09% to 10.13% and have a weighted average interest rate of 8.07% at December 31, 2001. The loans are generally subject to prepayment penalties.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       Mortgage loans payable consisted of the following at December 31 (in thousands of dollars):

                                    INTEREST
PROPERTY                              RATE        MATURITY        2001       2000
--------                            --------   --------------   --------   --------
Eastville Plaza...................    7.09%        April 2001   $     --     2,754
Fox River Plaza...................    7.76%        April 2002      4,836     4,957
Southport Center..................    9.20%        April 2002      7,843     7,936
Edgewood Shopping Center..........    9.08%         June 2002      6,384     6,459
Moorland Square...................    8.99%     November 2002      3,239     3,319
Kimberly West.....................    7.88%      January 2003      3,625     3,734
Martin's Bittersweet Plaza........    8.88%         June 2003      3,142     3,294
Miracle Hills Park................    8.28%       August 2004      3,744     3,810
The Commons of Chancellor Park....    8.48%     November 2004     13,086    13,399
Franklin Square...................    9.00%         June 2005     14,783        --
Williamson Square.................    8.00%       August 2005     11,765    12,030
Riverchase Village Shopping
  Center..........................    7.62%    September 2005     10,627    10,873
Spring Mall.......................    9.39%      October 2006      8,441     8,524
Innes Street Market...............    7.63%      October 2007     13,738    13,997
Salem Consumer Square.............   10.13%    September 2008     11,449    11,743
Southgate Shopping Center.........    8.38%      October 2008      2,674     2,753
St. Francis Plaza.................    8.13%     December 2008      1,354     1,492
8 shopping centers, cross
  collateralized..................    7.83%     December 2009     84,213    78,327
545 Boylston Street and William J.
  McCarthy Building...............    8.26%      October 2010     36,454    36,925
29 shopping centers, cross
  collateralized..................    7.88%      October 2010    241,881   243,603
Elk Park Center...................    7.64%       August 2016      9,011     9,231
                                                                --------   -------
    Total mortgage loans
      payable.....................                              $492,289   479,160
                                                                ========   =======

    (B) UNSECURED NOTES PAYABLE

       In its acquisition of Bradley in September 2000, Heritage assumed unsecured notes payable consisting of a $100,000,000, 7% fixed-rate issue maturing on November 15, 2004; a $100,000,000, 7.2% fixed-rate issue maturing on January 15, 2008; and $1,965,000 of other debt. The amount of unsecured notes payable outstanding at December 31, 2001 and 2000 was $201,490,000 and $201,965,000, respectively.

    (C) LINE OF CREDIT FACILITY

       In September 2000, Heritage entered into a $425,000,000 senior unsecured revolving line of credit and term loan (the Line), consisting of a $275,000,000 revolving line of credit and a $150,000,000 term loan. The Line bears interest at a variable rate based on LIBOR and matures on September 18, 2003. An annual fee ranging from .15% to .25% is charged on unused amounts. The interest rate on all borrowings under the $150,000,000 term loan is hedged throughout the term of the Line with an interest rate floor and cap agreement as

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       discussed in (f) below that limits the variable rate range from 6.00% to 8.50%. The variable rates in effect at December 31, 2001 and 2000, including the lender's margin, were 5.43% and 8.13%, respectively. The Line requires Heritage to maintain certain financial ratios and restricts the incurrence of certain indebtedness and the making of certain investments. As of December 31, 2001 and 2000, amounts due under the Line consisted of the $150,000,000 term loan, and $193,000,000 and $173,000,000, respectively, of draws under the revolving line of credit.

    (D) SUBORDINATED DEBT

       In September 2000, Heritage entered into a $100,000,000 term credit agreement (the Subdebt) which is subordinated in right of payment to the Line. The Subdebt matures on March 18, 2004 and bears interest at a variable rate based on LIBOR. The variable rate was 7.06% at December 31, 2001 (including the lender's 5% margin) and 10.63% (including the lender's 4% margin) at December 31, 2000. The Subdebt contains covenants that, among other things, require the Company to maintain certain financial ratios. In addition, the Subdebt contains provisions that require repayment of the Subdebt upon full repayment of the Line or upon receipt of aggregate equity proceeds in excess of $250,000.

       On April 30, 2001, the Company modified the interest rate terms under the Subdebt. This modification resulted in the lender's margin being reduced from its originally scheduled 6% and 8% increasing-rate levels to 5% for the remaining term of the Subdebt. The Company determined that this modification did not result in an early extinguishment of debt. The fees incurred to modify the terms of the Subdebt were $1,800,000 and will be amortized over the remaining term of the debt.

       In the event that the Subdebt is not paid in full from the proceeds of new equity issued by the Company on or before June 18, 2002, then the Lender may collateralize the Line with certain of the Company's properties. The lender, may however, commence with the process of collateralizing the Line on or after March 18, 2002.

    (E) SCHEDULED PRINCIPAL REPAYMENTS

       Scheduled principal repayments on aggregate outstanding debt at December 31, 2001 are as follows (in thousands of dollars):

YEAR ENDING DECEMBER 31                                         AMOUNT
-----------------------                                       ----------
2002........................................................  $   32,467
2003........................................................     352,887
2004........................................................     222,920
2005........................................................      40,601
2006........................................................      14,855
Thereafter..................................................     473,049
                                                              ----------
    Total due...............................................  $1,136,779
                                                              ==========

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    (F) HEDGES OF INTEREST RATE RISKS

       From time to time the Company uses interest rate caps, floors, swaps and locks to limit its exposure to changes in interest rates on its floating rate debt and to hedge interest rates in anticipation of issuing unsecured debt at a time when management believes interest rates are favorable, or at least desirable given the consequences of not hedging an interest rate while the Company is exposed to increases in interest rates. The Company does not use derivative financial instruments for trading or speculative purposes.

       In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was amended by SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. These statements establish accounting and reporting standards for derivative and hedging activities and require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company adopted these statements on January 1, 2001. The adoption of these statements on this date resulted in the recognition in the consolidated balance sheet of the fair value of the liability of $2,477,000 for the Company's interest rate collar. See note 15 for a description of the effects of this new accounting principle on the Company's 2001 consolidated financial statements.

(7) SHAREHOLDERS' EQUITY AND REDEEMABLE EQUITY

    On September 7, 2001, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933 for an initial public offering of its common stock.

    The Series A 8.5% Cumulative Convertible Participating Preferred Stock (Series A Preferred Stock) automatically converts into common stock on a one-to-one basis upon a majority vote of the outstanding preferred shareholders to convert or a qualified public offering by the Company.

    On July 9, 1999, Prudential purchased 251,337 shares of the Company's common stock and 748,663 shares of its Series A Preferred Stock for $25,000,000. On September 18, 2000, Prudential purchased an additional 1,005,348 shares of the Company's common stock and 2,994,652 shares of Series A Preferred Stock for $100,000,000, net of equity issuance fees of $2,161,000.

    Prudential may redeem its common and preferred shares if certain events do not occur, including a qualified public offering. The redemption period commences in October 2003 and ends on the earlier of 540 days after the commencement of the redemption period or the occurrence of a qualified public offering or a merger with a public entity. The redemption price is to be based upon a valuation of the Company. Because Prudential can require the Company to redeem these shares, its common and preferred shares have been separately reported as redeemable equity.

    In connection with its purchases of common stock and Series A Preferred Stock, Prudential received warrants to acquire shares of the Company's common stock at an exercise price of $25.00 per share, which was assumed to be equal to the fair value of the stock at the date the warrants were issued. On July 9, 1999, 75,000 of the warrants were issued with an expiration date of July 13, 2003, and on September 18, 2000, 300,000 warrants were issued with an expiration date of September 18, 2004. The warrants had an estimated fair value at issuance of $220,000 and

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    $879,000, respectively, and such amounts were recorded as additional paid-in capital. The equity issuance costs incurred and warrants issued in connection with the Prudential share purchases will be accreted over their respective lives.

(8) INCOME TAXES

    The Company has elected to be taxed as a REIT under the Internal Revenue Code. In order to qualify as a REIT for income tax purposes, the Company must, among other things, distribute to shareholders at least 90% of its taxable income. It is the Company's policy to distribute 100% of its taxable income to shareholders; accordingly, no provision has been made for federal income taxes.

    The Company paid common distributions of $3,704,000 and $1,113,000 in 2001 and 2000, respectively. The Company paid preferred distributions of $43,282,000, $36,818,000 and $8,339,000 in 2001, 2000 and 1999,
    respectively.

    On December 31, 2001, the Board of Directors of the Company declared a fourth quarter distribution on its Series A Cumulative Convertible Participating Preferred Stock in the amount of $0.53 per share and a fourth quarter distribution on its capital stock (in which the holders of Series A Preferred Stock participate on an as-if-converted basis) of $0.045 per share, payable on January 15, 2002 to shareholders of record on December 30, 2001.

(9) RELATED PARTY TRANSACTIONS

    (A) TRANSACTIONS WITH PRUDENTIAL

       On April 30, 2001, in conjunction with the modification of its $100,000,000 subordinated debt, the Company used the proceeds of a $50,000,000 loan from a lender to repay the $50,000,000 of subordinated debt originated by NETT and held by Prudential at December 31, 2000. Interest expense paid to Prudential for this issue during the years ended December 31, 2001 and 2000 was $2,027,000 and $1,527,000, respectively.
       Interest payable to Prudential at December 31, 2000 for this issue was $487,000.

       Preferred and common distributions paid to Prudential in 2001, 2000 and 1999 were $8,636,000, $1,931,000 and $350,000, respectively. At
       December 31, 2001 and 2000, distributions payable to Prudential were $2,216,000 and $1,989,000, respectively.

       Prudential provided financing services to Heritage in connection with the Bradley acquisition and received fees totaling $6,915,000. These costs have been capitalized as deferred financing costs and will be amortized over the lives of the related debt issues. In addition, Heritage paid Prudential $2,050,000 of equity issuance costs in connection with Prudential's $100,000,000 purchase of common and preferred shares in 2000. This amount has been charged against additional paid-in capital. Prudential also provided advisory services to Heritage in connection with the Bradley acquisition and received fees totaling $3,743,000, which were capitalized as an acquisition cost of the Bradley real estate investments. All of these costs were paid by Heritage in 2000.

       In September 2000, Heritage issued $244,000,000 of collateralized mortgage-backed securities payable to Prudential with a fixed interest rate of 7.88%, maturing October 1, 2010. This issue

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

       is included in mortgage loans payable at December 31, 2001 and 2000 and was serviced but no longer held by Prudential on these dates.

       During the period July 9, 1999 to December 31, 1999, the Company paid Prudential an advisory fee of approximately $100,000.

    (B) TRANSACTIONS WITH NETT

       Preferred and common distributions paid to NETT in 2001, 2000 and 1999 were $38,000,000, $36,000,000 and $7,989,000, respectively. At
       December 31, 2001 and 2000, distributions payable to NETT were $9,750,000 and $8,750,000, respectively.

       Included in accounts payable, accrued expenses and other liabilities at December 31, 2001 and 2000 is approximately $1,081,000 and $3,833,000, respectively, that is due to NETT. These amounts represent standard post closing adjustments related to the contribution of the real estate investments and related assets and liabilities to the Company.

       The Company signed a transitional servicing agreement whereby the Company provided management and collection services for the benefit of NETT and was compensated for such services. This agreement was terminated in September 2000. The Company earned approximately $244,000 and $95,000, respectively, in connection with the transitional servicing agreement during the year ended December 31, 2000 and the period July 9, 1999 to December 31, 1999.

       In connection with the formation of Heritage, environmental studies were not completed for all of the contributed properties. NETT has agreed to indemnify the Company for environmental costs up to $50,000,000. The environmental costs include completing environmental studies and any required remediation.

       The Company and NETT have 6% and 74% interests, respectively, in an office building development project located in Boston, Massachusetts. The Company has accounted for its interest using the cost method and has expended nothing on the project to date.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

(10) SEGMENT REPORTING

    The Company, which has internal property management, leasing, and redevelopment capabilities, owns and seeks to acquire primarily grocer-anchored neighborhood and community shopping centers in the Eastern and Midwestern United States. Such shopping centers are typically anchored by grocers complemented with stores providing a wide range of other goods and services to shoppers. Since all of the Company's shopping centers exhibit similar economic characteristics, cater to the day-to-day living needs of their respective surrounding communities, and offer similar degrees of risk and opportunities for growth, the shopping centers have been aggregated and reported as one operating segment. The Company also owns office buildings and single-tenant properties. Because these properties require a different operating strategy and management expertise than all other properties in the portfolio, they are considered separate reportable segments.

    The Company assesses and measures operating results on an individual property basis within each segment, based on net operating income, and then converts such amounts in the aggregate to a performance measure referred to as Funds From Operations (FFO).

    FFO, computed in accordance with the October 1999 "White Paper" on FFO published by the National Association of Real Estate Investment Trusts (NAREIT) and as followed by the Company, represents income before allocation to minority interests (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate-related assets, and, as applicable, after preferred stock distributions and adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. FFO is not necessarily indicative of cash available to fund cash needs.

    The accounting policies of the segments are the same as those described in note 2. The revenue and net operating income for the years ended
    December 31, 2001 and 2000 and the period from July 9, 1999 to December 31, 1999 and assets for each of the reportable segments are summarized in the following tables. Non-segment assets necessary to reconcile to total assets include cash and cash equivalents and deferred financing costs and other assets.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    The computation of FFO for the Company and a reconciliation to net income attributable to common shareholders are as follows (in thousands of dollars):

                                                                                   PERIOD FROM
                                                        YEAR ENDED DECEMBER 31,     JULY 9 TO
                                                        ------------------------   DECEMBER 31,
                                                           2001          2000          1999
                                                        -----------   ----------   ------------
Total property revenue:
  Shopping centers....................................  $  243,540      126,219       32,435
  Office buildings....................................      11,687       12,083        5,615
  Single-tenant properties............................         307          847          500
                                                        ----------    ---------       ------
                                                        $  255,534      139,149       38,550
                                                        ==========    =========       ======
Total property net operating income:
  Shopping centers....................................  $  173,459       92,547       23,678
  Office buildings....................................       6,733        7,334        3,388
  Single-tenant properties............................         290          754          492
                                                        ----------    ---------       ------
NET OPERATING INCOME..................................     180,482      100,635       27,558
                                                        ----------    ---------       ------
Non-property (income) expenses:
  Interest and other income...........................        (298)      (2,117)        (485)
  Net derivative gains................................        (986)          --           --
  Interest expense....................................      88,315       33,990        2,032
  Interest expense -- related party...................       2,027        1,527           --
  General and administrative..........................      12,640        8,274        2,699
  Amortization of non-real estate related costs.......         328          214          134
  Income allocated to minority interests..............       6,656        1,941           --
  Preferred stock distributions.......................      43,345       38,410       17,487
  Accretion of redeemable equity......................         995          329           25
                                                        ----------    ---------       ------
                                                           153,022       82,568       21,892
                                                        ----------    ---------       ------
FUNDS FROM OPERATIONS.................................  $   27,460       18,067        5,666
                                                        ==========    =========       ======
Reconciliation to net loss attributable to common
  shareholders:
  Funds from operations...............................  $   27,460       18,067        5,666
  Depreciation of real estate assets and amortization
    of tenant improvements............................     (62,530)     (34,114)      (9,525)
  Amortization of deferred leasing commissions........      (1,193)        (480)        (129)
  Net gains on sales of real estate investments and
    equipment.........................................       4,159        1,890           --
                                                        ----------    ---------       ------
Net loss attributable to common shareholders..........  $  (32,104)     (14,637)      (3,988)
                                                        ==========    =========       ======

                                                          AS OF DECEMBER 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------   ---------
TOTAL ASSETS:
Shopping centers......................................  $1,827,834   1,807,264
Office buildings......................................      56,003      68,211
Single-tenant properties..............................       1,678       3,101
Non-segment assets....................................      21,449      27,086
                                                        ----------   ---------
                                                        $1,906,964   1,905,662
                                                        ==========   =========

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

(11) STOCK-BASED COMPENSATION

    (A) OVERVIEW

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS No. 123 defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (Opinion No. 25) and to make pro-forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 were applied. The Company uses Opinion No. 25 and related Interpretations to measure compensation costs for its stock-based plans.

    The Company's 2000 Equity Incentive Plan (the Plan) authorizes options and other stock-based compensation awards to be granted to employees for up to 2,400,000 shares of common and/or preferred stock. A committee of the Board of Directors administers the Plan and is responsible for selecting persons eligible for awards and for determining the term and duration of any award.

    (B) STOCK OPTIONS

    During 2000, options to purchase 708,000 shares of common stock at $25.00 per share were granted under the Plan. The exercise price of each option equals the estimated per-share fair value of the Company's common stock. Of the 708,000 options granted, 463,300 vest at a rate of one-third per year on the anniversary of the grant date. The remaining 244,700 shares vest between 2003 and 2004, or earlier if certain events occur, including an initial public offering of the Company. All options have a duration of ten years from the grant date. As of December 31, 2001, 154,433 options had vested and were exercisable by employees. Such options had remaining contractual lives of nine years at December 31, 2001.

    During 2001, pursuant to the Plan, the Company granted 420,750 stock options at an exercise price of $25.00 per share. The options vest at a rate of one-third per year on the anniversary of the grant date. All options have a duration of 10 years from the grant date. No such options had vested as of December 31, 2001.

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    A summary of option transactions during the periods covered by these financial statements is as follows:

                                                           NUMBER OF   EXERCISE PRICE
                                                            SHARES       PER SHARE
                                                           ---------   --------------
Outstanding at January 1, 2000...........................         --       $   --
  Granted................................................    708,000        25.00
  Expired................................................     (1,000)       25.00
  Exercised..............................................         --           --
                                                           ---------       ------
Outstanding at December 31, 2000.........................    707,000        25.00
  Granted................................................    420,750        25.00
  Expired................................................   (126,250)       25.00
  Exercised..............................................         --           --
                                                           ---------       ------
Outstanding at December 31, 2001.........................  1,001,500       $25.00
                                                           =========       ======

    In January 2002, options to purchase 614,352 shares of common stock were granted to certain employees relating to 2001 performance. The options have an exercise price of $25.00 per share, which was equal to the fair value per share of the Company's common stock at the grant date. The options have a contractual life of 10 years and vest over three years.

    The Company has estimated the fair value of options granted using the minimum value method, which SFAS No. 123 indicates may be used by nonpublic companies and which excludes the expected volatility of the Company's stock. The Company applied this method incorporating the following weighted-average assumptions: dividend yield of 8.25%; risk-free interest rate of 5%; expected life of 4 years; and no expected volatility. Had compensation cost for these options been determined in accordance with SFAS No. 123, the Company's net income and basic and diluted loss per common share would have been unchanged from reported amounts for the years ended December 31, 2001 and 2000. The effect of applying SFAS No. 123 to disclose compensation cost may not be representative of the effects of such application in future years.

    During the years ended December 31, 2001 and 2000, the Company granted shares of restricted stock with no performance-based conditions and no exercise price to certain employees. Grantees immediately receive distributions and voting rights on shares granted, and the shares vest over periods ranging up to five years. Compensation expense is recognized over the vesting periods. During the years ended December 31, 2001 and 2000, compensation expense recognized was $1,464,000 and $375,000, respectively, based on a fair value per share of $25.00 at each of the grant dates.

    Following is a table summarizing restricted stock activity during the years ended December 31:

                                                                2001       2000
                                                              --------   --------
Unvested shares outstanding at beginning of year............   60,000         --
  New shares granted........................................   84,497     75,000
  Shares forfeited..........................................   (1,830)        --
  Shares vesting............................................  (58,556)   (15,000)
                                                              -------    -------
Unvested shares outstanding at end of year..................   84,111     60,000
                                                              =======    =======

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    In January 2002, the Company granted 108,565 shares of restricted stock with no performance-based conditions and no exercise price to certain employees relating to 2001 performance. The shares vest over five years, and compensation expense will be recognized over the vesting period.

(12) COMMITMENTS AND CONTINGENCIES

    (A) RETIREMENT SAVINGS PLAN

       Effective in January 2000, the Company began to offer its employees a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code. Under the Plan, the Company provides matching contributions. These matching contributions are currently equal to 100% of the employee's contribution up to 3% of the employee's compensation, and 50% of the employee's contribution above 3% and up to 5% of the employee's compensation. These employer contributions aggregated $183,000 and $122,000 in 2001 and 2000, respectively, and vested immediately.

    (B) LEGAL AND OTHER MATTERS

       The Company is subject to legal and other claims incurred in the normal course of business. Based on its review and consultation with counsel of such matters known to exist, management does not believe that the ultimate outcome of these claims would materially affect the Company's financial position or results of operations.

(13) ACQUISITION OF BRADLEY REAL ESTATE, INC.

    On September 18, 2000, Heritage acquired Bradley Real Estate, Inc. (Bradley), a publicly traded REIT based in Illinois with nearly 100 shopping center properties located primarily in the Midwest, at an aggregate cost of approximately $1,200,000,000. The Company acquired Bradley through a merger in which all of the holders of Bradley capital stock received cash in exchange for their shares. The transaction was accounted for using the purchase method and, accordingly, the acquisition cost was allocated to the estimated fair values of the assets received and liabilities assumed. Results of Bradley's operations from the acquisition date have been included in the accompanying consolidated financial statements

    Summary unaudited pro forma operating data for the Company as if Bradley had been acquired as of July 9, 1999 is as follows (in thousands of dollars, except per-share data):

                                                     YEAR ENDED            JULY 9, 1999 TO
                                                 DECEMBER 31, 2000        DECEMBER 31, 1999
                                               ----------------------   ----------------------
                                               HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                               ----------   ---------   ----------   ---------
Income from rentals and recoveries...........   $139,149     252,666      38,550      111,628
Net income...................................     24,102      14,459      13,524       12,613
Net loss attributable to common
  shareholders...............................    (14,637)    (29,454)     (3,988)      (8,438)
Basic and diluted net loss per common
  share......................................      (2.40)      (4.32)      (0.69)       (1.34)

    The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been for the year ended

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    December 31, 2000 or the period from July 9, 1999 to December 31, 1999, nor do such data purport to represent results to be achieved in future periods.

(14) SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

                                                              QUARTER ENDED
                                             ------------------------------------------------
                                             MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                             --------   --------   ------------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)
2001
Income from rentals and recoveries.........  $65,314     63,665       61,358        65,197
Net income.................................    5,234      2,931        1,104         2,967
Net loss attributable to common
  shareholders.............................   (5,823)    (8,243)      (9,950)       (8,088)
Basic and diluted net loss per common
  share....................................    (0.85)     (1.21)       (1.46)        (1.19)

                                                              QUARTER ENDED
                                             ------------------------------------------------
                                             MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                             --------   --------   ------------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)
2000
Income from rentals and recoveries.........  $22,918     22,472       29,358        64,401
Net income.................................    7,172      8,506        5,744         2,680
Net loss attributable to common
  shareholders.............................   (1,990)      (657)      (3,682)       (8,308)
Basic and diluted net loss per common
  share*...................................    (0.34)     (0.11)       (0.62)        (1.22)

------------------------------

* Loss per common share is computed independently for each of the quarters presented, which when added together do not equal loss per common share for the year.

(15) IMPLEMENTATION OF SFAS NO. 133

    On January 1, 2001, the Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure such instruments at fair value. Fair value adjustments affect either other comprehensive income (a component of shareholders' equity) or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

    The Company uses certain derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings, from lines of credit to medium- and long-term financings. The Company requires that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designed to hedge. Instruments that meet the hedging criteria are formally designated as hedges at the inception of the derivative contract. The Company does not use derivatives for trading or speculative purposes and only enters into contracts with major financial institutions based on their credit rating and other factors. To determine the fair values of its derivative instruments, the Company uses methods and assumptions based on market conditions and risks existing at each balance sheet date. Such methods incorporate standard market conventions and

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

      YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD FROM JULY 9, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

    techniques such as discounted cash flow analysis and option pricing models to determine fair value. All methods of estimating fair value result in general approximation of value, and such value may or may not actually be realized.

    The Company's only derivative is an interest rate "collar" entered into pursuant to and as a condition of the Company's line of credit facility. This collar limits the variable interest rate range on the entire $150,000,000 term loan under the Line to a floor of 6% and a cap of 8.5% through September 18, 2003, the date of maturity of the Line. The derivative is classified as a cash flow hedge and the fair value of the derivative is included in accrued expenses and other liabilities in the accompanying consolidated balance sheet as of December 31, 2001. For purposes of determining hedge effectiveness, the Company excludes the time value element of the collar. As of January 1, 2001, the adoption of SFAS No. 133 resulted in the recognition of a loss of $2,477,000, which is reported as a cumulative transition adjustment to accumulated other comprehensive loss (a component of changes in shareholders' equity). The net increase in the fair value of the liability for the collar during the year ended December 31, 2001 was $5,279,000, which resulted from a net gain recognized in income during the year ended December 31, 2001 of $986,000 (representing the time value component of the collar excluded from the assessment of hedge effectiveness) and a net loss of $6,265,000 charged to accumulated other comprehensive loss. If the collar were to be liquidated through settlement by the parties, accumulated losses reported in accumulated other comprehensive loss would be reclassified to earnings. The estimated amount of existing losses as of December 31, 2001 that are expected to be reclassified into earnings as interest expense within the next 12 months is $5,650,000.

(16) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

    In August 2001, the Financial Accounting Standards Board issued SFAS
    No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supersedes both SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF BUSINESS, AND EXTRAORDINARY, UNUSUAL, AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS
    No. 121. In addition, SFAS No. 144 retains the basic provisions of Opinion 30 for presenting discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business).

    The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plans to adopt its provisions for the quarter ending March 31, 2002. Management does not expect the adoption of SFAS No. 144 for long-lived assets held for use to have a material impact on the Company's financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The remaining provisions of SFAS No. 144 will be applied prospectively by the Company to newly initiated sale or disposal activities from the date of adoption.

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

    The following table sets forth detail with respect to the properties, and related encumbrances, owned by the Company at December 31, 2001.

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
RETAIL SHOPPING CENTERS
ALABAMA
Riverchase Village Shopping
  Center
  Hoover, AL....................    $ 10,627       $  4,094       $   13,718       $   422
CONNECTICUT
Torrington Plaza
  Torrington, CT................     241,881(1)       2,548            8,538           228
FLORIDA
Barton Commons
  Rockledge, FL.................          (1)         1,652            5,546            65
Naples Shopping Center
  Naples, FL....................      84,213(2)       4,783           16,029           189
Park Shore Shopping Center
  Naples, FL....................          (1)         3,099           10,391           770
Shoppers Haven Shopping Center
  Pompano Beach, FL.............          --          3,286           10,933           995
Venetian Isle Shopping Center
  Lighthouse Point, FL..........          (1)         3,605           12,084           147
GEORGIA
Shenandoah Plaza
  Newnan, GA....................          --          1,352            4,530             2
ILLINOIS
Bartonville Square
  Bartonville, IL...............          --            572            1,914           199
Butterfield Square
  Libertyville, IL..............          --          3,328           11,139            27
The Commons of Chicago Ridge
  Chicago Ridge, IL.............          --          9,254           30,982         1,799
The Commons of Crystal Lake
  Crystal Lake, IL..............          --          7,193           24,079            44
Crossroads Centre
  Fairview Heights, IL..........          --          3,614           12,099            74
Fairhills Shopping Center
  Springfield, IL...............          --          1,369            4,583            --
Heritage Square
  Naperville, IL................          --          5,554           18,593           350
High Point Centre
  Lombard, IL...................          --          5,621           18,817            35

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
RETAIL SHOPPING CENTERS
ALABAMA
Riverchase Village Shopping
  Center
  Hoover, AL....................    $  4,094       $   14,140    $   18,234     $ 1,481          1999               5-39
CONNECTICUT
Torrington Plaza
  Torrington, CT................       2,548            8,766        11,314         903          1999               3-39
FLORIDA
Barton Commons
  Rockledge, FL.................       1,652            5,611         7,263         573          1999               5-39
Naples Shopping Center
  Naples, FL....................       4,783           16,218        21,001       1,654          1999               5-39
Park Shore Shopping Center
  Naples, FL....................       3,099           11,161        14,260       1,176          1999               5-39
Shoppers Haven Shopping Center
  Pompano Beach, FL.............       3,304           11,910        15,214       1,195          1999               5-39
Venetian Isle Shopping Center
  Lighthouse Point, FL..........       3,605           12,231        15,836       1,251          1999               2-39
GEORGIA
Shenandoah Plaza
  Newnan, GA....................       1,352            4,532         5,884         247          2000              10-39
ILLINOIS
Bartonville Square
  Bartonville, IL...............         572            2,113         2,685         104          2000              10-39
Butterfield Square
  Libertyville, IL..............       3,328           11,166        14,494         609          2000              10-39
The Commons of Chicago Ridge
  Chicago Ridge, IL.............       9,271           32,764        42,035       1,863          2000               5-39
The Commons of Crystal Lake
  Crystal Lake, IL..............       7,193           24,123        31,316       1,320          2000               4-39
Crossroads Centre
  Fairview Heights, IL..........       3,614           12,173        15,787         661          2000              10-39
Fairhills Shopping Center
  Springfield, IL...............       1,369            4,583         5,952         250          2000              10-39
Heritage Square
  Naperville, IL................       5,554           18,943        24,497       1,023          2000              10-39
High Point Centre
  Lombard, IL...................       5,621           18,852        24,473       1,026          2000              10-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
Parkway Pointe
  Springfield, IL...............          --          1,059            3,546            --
Rivercrest
  Crestwood, IL.................          --         10,043           33,620            47
Rollins Crossing
  Round Lake Beach, IL..........          --          3,839           12,852             3
Sangamon Center North
  Springfield, IL...............          --          2,450            8,204           114
Sheridan Village
  Peoria, IL....................          --          5,293           17,716           867
Sterling Bazaar
  Peoria, IL....................          --          1,619            5,419            50
Twin Oaks Centre
  Silvis, IL....................          --          1,832            6,131            15
Wardcliffe Shopping Center
  Peoria, IL....................          --            503            1,682           189
Westview Center
  Hanover Park, IL..............          --          6,527           21,852           280
INDIANA
County Line Mall
  Indianapolis, IN..............          --          4,616           15,451            67
Double Tree Plaza
  Winfield, IN..................          --          1,404            4,703            24
Germantown Shopping Center
  Jasper, IN....................          --          1,829            6,124         1,280
King's Plaza
  Richmond, IN..................          --            983            3,290           424
Lincoln Plaza
  New Haven, IN.................          --          1,241            4,155           104
Martin's Bittersweet Plaza
  Mishawaka, IN.................       3,142          1,110            3,717            --
Rivergate Shopping Center
  Shelbyville, IN...............          --          1,299            4,350           205
Sagamore Park Centre
  West Lafayette, IN............          --          1,768            5,919            89
Speedway SuperCenter
  Indianapolis, IN..............          --         11,446           38,322         1,254
The Village
  Gary, IN......................          --          2,649            8,871         2,977
University Crossings
  Mishawaka, IN.................          --          3,174               --            --

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
Parkway Pointe
  Springfield, IL...............       1,059            3,546         4,605         193           2000             10-39
Rivercrest
  Crestwood, IL.................      10,043           33,667        43,710       1,838           2000             10-39
Rollins Crossing
  Round Lake Beach, IL..........       3,839           12,855        16,694         702           2000              4-39
Sangamon Center North
  Springfield, IL...............       2,450            8,318        10,768         450           2000             10-39
Sheridan Village
  Peoria, IL....................       5,384           18,492        23,876         969           2000             10-39
Sterling Bazaar
  Peoria, IL....................       1,619            5,469         7,088         296           2000             10-39
Twin Oaks Centre
  Silvis, IL....................       1,842            6,136         7,978         335           2000             10-39
Wardcliffe Shopping Center
  Peoria, IL....................         541            1,833         2,374         102           2000              5-39
Westview Center
  Hanover Park, IL..............       6,699           21,960        28,659       1,200           2000             10-39
INDIANA
County Line Mall
  Indianapolis, IN..............       4,616           15,518        20,134         846           2000              3-39
Double Tree Plaza
  Winfield, IN..................       1,419            4,712         6,131         260           2000              5-39
Germantown Shopping Center
  Jasper, IN....................       1,848            7,385         9,233         419           2000              3-39
King's Plaza
  Richmond, IN..................       1,112            3,585         4,697         208           2000              5-39
Lincoln Plaza
  New Haven, IN.................       1,241            4,259         5,500         242           2000              2-39
Martin's Bittersweet Plaza
  Mishawaka, IN.................       1,110            3,717         4,827         203           2000             10-39
Rivergate Shopping Center
  Shelbyville, IN...............       1,299            4,555         5,854         238           2000              5-39
Sagamore Park Centre
  West Lafayette, IN............       1,768            6,008         7,776         328           2000              4-39
Speedway SuperCenter
  Indianapolis, IN..............      11,446           39,576        51,022       2,103           2000              3-39
The Village
  Gary, IN......................       2,649           11,848        14,497         505           2000              3-39
University Crossings
  Mishawaka, IN.................       3,174               --         3,174          --           2001

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
Washington Lawndale Commons
  Evansville, IN................          --          4,757           15,924           487
IOWA
Burlington Plaza West
  Burlington, IA................          --          1,409            4,719             4
Davenport Retail Center
  Davenport, IA.................          --          1,355            4,539            --
Kimberly West
  Davenport, IA.................       3,625          1,380            4,623            34
Parkwood Plaza
  Urbandale, IA.................          --          1,950            6,527            --
Southgate Shopping Center
  Des Moines, IA................       2,674            994            3,327            64
Spring Village
  Davenport, IA.................          --            673            2,255            89
Warren Plaza
  Dubuque, IA...................          --          1,439            4,818            --
KANSAS
Mid State Plaza
  Salina, KS....................          --          1,718            5,752           176
Santa Fe Square
  Olathe, KS....................          --          2,465            8,252           209
Shawnee Parkway Plaza
  Shawnee, KS...................          --          1,176            3,936           148
Village Plaza
  Manhattan, KS.................          --            497            1,664            13
Westchester Square
  Lenexa, KS....................          --          3,128           10,473           284
West Loop Shopping Center
  Manhattan, KS.................          --          3,285           10,997           147
KENTUCKY
Camelot Shopping Center
  Louisville, KY................          --          1,659            5,553            35
Dixie Plaza
  Louisville, KY................          --            719            2,406            15
Midtown Mall
  Ashland, KY...................          --          1,924            6,444           260
Plainview Village Center
  Louisville, KY................          --          2,701            9,044           339
Stony Brook
  Louisville, KY................          --          3,319           11,110            80

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
Washington Lawndale Commons
  Evansville, IN................       4,831           16,337        21,168         912          2000               4-39
IOWA
Burlington Plaza West
  Burlington, IA................       1,409            4,723         6,132         258          2000              10-39
Davenport Retail Center
  Davenport, IA.................       1,355            4,539         5,894         248          2000              10-39
Kimberly West
  Davenport, IA.................       1,390            4,647         6,037         255          2000               5-39
Parkwood Plaza
  Urbandale, IA.................       1,950            6,527         8,477         356          2000               5-39
Southgate Shopping Center
  Des Moines, IA................       1,054            3,331         4,385         183          2000              10-39
Spring Village
  Davenport, IA.................         740            2,277         3,017         127          2000              10-39
Warren Plaza
  Dubuque, IA...................       1,439            4,818         6,257         263          2000              10-39
KANSAS
Mid State Plaza
  Salina, KS....................       1,718            5,928         7,646         329          2000               3-39
Santa Fe Square
  Olathe, KS....................       2,587            8,339        10,926         455          2000              10-39
Shawnee Parkway Plaza
  Shawnee, KS...................       1,240            4,020         5,260         227          2000               1-39
Village Plaza
  Manhattan, KS.................         499            1,675         2,174          68          2001              10-39
Westchester Square
  Lenexa, KS....................       3,191           10,694        13,885         585          2000               5-39
West Loop Shopping Center
  Manhattan, KS.................       3,388           11,041        14,429         605          2000               3-39
KENTUCKY
Camelot Shopping Center
  Louisville, KY................       1,659            5,588         7,247         304          2000              10-39
Dixie Plaza
  Louisville, KY................         719            2,421         3,140         132          2000               5-39
Midtown Mall
  Ashland, KY...................       1,924            6,704         8,628         371          2000               5-39
Plainview Village Center
  Louisville, KY................       2,701            9,383        12,084         505          2000               3-39
Stony Brook
  Louisville, KY................       3,365           11,144        14,509         615          2000               3-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
MAINE
Pine Tree Shopping Center
  Portland, ME..................          (1)         2,390            8,018         1,539
MASSACHUSETTS
Lynn Market Place
  Lynn, MA......................          (1)         1,340            4,490           142
Watertower Plaza
  Leominster, MA................          (1)         6,669           22,350         4,214
Westgate Plaza
  Westfield, MA.................          (1)         2,062            6,911            17
MICHIGAN
Cherry Hill Marketplace
  Westland, MI..................          --          2,639            4,113         6,201
The Courtyard
  Burton, MI....................          --          2,039            6,831            33
Redford Plaza
  Redford, MI...................          --          5,520           18,482           224
MINNESOTA
Austin Town Center
  Austin, MN....................          --          2,096            7,015           116
Brookdale Square
  Brooklyn Center, MN...........          --          2,191            7,335            85
Burning Tree Plaza
  Duluth, MN....................          --          3,355           11,230           112
Central Valu Center
  Columbia Heights, MN..........          --          2,144            7,176            49
Division Place
  St. Cloud, MN.................          --          2,614            8,751            24
Elk Park Center
  Elk River, MN.................       9,011          4,440           14,866           281
Har Mar Mall
  Roseville, MN.................          --         10,281           34,418         1,506
Hub West / Richfield Hub
  Richfield, MN.................          --          3,269           10,948           159
Marketplace at 42
  Savage, MN....................          --          5,070           16,973            95

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
MAINE
Pine Tree Shopping Center
  Portland, ME..................       2,425            9,522        11,947         848          1999               5-39
MASSACHUSETTS
Lynn Market Place
  Lynn, MA......................       1,340            4,632         5,972         459          1999              10-39
Watertower Plaza
  Leominster, MA................       6,672           26,561        33,233       2,712          1999               4-39
Westgate Plaza
  Westfield, MA.................       2,079            6,911         8,990         679          1999              10-39
MICHIGAN
Cherry Hill Marketplace
  Westland, MI..................       2,639           10,314        12,953         482          2000               5-39
The Courtyard
  Burton, MI....................       2,039            6,864         8,903         380          2000               5-39
Redford Plaza
  Redford, MI...................       5,520           18,706        24,226       1,019          2000               4-39
MINNESOTA
Austin Town Center
  Austin, MN....................       2,096            7,131         9,227         394          2000               3-39
Brookdale Square
  Brooklyn Center, MN...........       2,191            7,420         9,611         402          2000              10-39
Burning Tree Plaza
  Duluth, MN....................       3,355           11,342        14,697         621          2000               3-39
Central Valu Center
  Columbia Heights, MN..........       2,144            7,225         9,369         392          2000               3-39
Division Place
  St. Cloud, MN.................       2,638            8,751        11,389         149          2001              10-39
Elk Park Center
  Elk River, MN.................       4,446           15,141        19,587         836          2000               5-39
Har Mar Mall
  Roseville, MN.................      10,299           35,906        46,205       1,926          2000               2-39
Hub West / Richfield Hub
  Richfield, MN.................       3,269           11,107        14,376         600          2000               9-39
Marketplace at 42
  Savage, MN....................       5,093           17,045        22,138         939          2000               5-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
Roseville Center
  Roseville, MN.................          --          1,571            5,257           448
Southport Centre
  Apple Valley, MN..............       7,843          3,915           13,106            --
Sun Ray Shopping Center
  St. Paul, MN..................          --          4,669           15,628           515
Ten Acres Center
  West St. Paul, MN.............          --          2,368            7,930           366
Terrace Mall
  Robbinsdale, MN...............          --          2,030            6,799            54
Westwind Plaza
  Minnetonka, MN................          --          2,511            8,409           354
White Bear Hills
  White Bear Lake, MN...........          --          1,412            4,732             2
MISSOURI
Ellisville Square
  Ellisville, MO................          --          2,577            8,627           218
Grandview Plaza
  Florissant, MO................          --          3,555           11,902            58
Hub Shopping Center
  Independence, MO..............          --          1,578            5,281           137
Liberty Corners
  Liberty, MO...................          --          1,904            6,375           123
Maplewood Square
  Maplewood, MO.................          --          1,080            3,616            68
Prospect Plaza
  Gladstone, MO.................          --          3,479           11,647           460
Watts Mill Plaza
  Kansas City, MO...............          --          3,180           10,645           161

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
Roseville Center
  Roseville, MN.................       1,571            5,705         7,276         288          2000               7-39
Southport Centre
  Apple Valley, MN..............       3,915           13,106        17,021         715          2000              10-39
Sun Ray Shopping Center
  St. Paul, MN..................       4,691           16,121        20,812         858          2000               3-39
Ten Acres Center
  West St. Paul, MN.............       2,344            8,320        10,664         450          2000               4-39
Terrace Mall
  Robbinsdale, MN...............       2,030            6,853         8,883         379          2000               5-39
Westwind Plaza
  Minnetonka, MN................       2,675            8,599        11,274         476          2000              10-39
White Bear Hills
  White Bear Lake, MN...........       1,412            4,734         6,146         258          2000              10-39
MISSOURI
Ellisville Square
  Ellisville, MO................       2,708            8,714        11,422         480          2000               9-39
Grandview Plaza
  Florissant, MO................       3,555           11,960        15,515         649          2000              10-39
Hub Shopping Center
  Independence, MO..............       1,655            5,341         6,996         291          2000              10-39
Liberty Corners
  Liberty, MO...................       1,969            6,433         8,402         353          2000               4-39
Maplewood Square
  Maplewood, MO.................       1,080            3,684         4,764         204          2000               5-39
Prospect Plaza
  Gladstone, MO.................       3,479           12,107        15,586         680          2000               5-39
Watts Mill Plaza
  Kansas City, MO...............       3,264           10,722        13,986         585          2000               5-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
NEBRASKA
Bishop Heights
  Lincoln, NE...................          --            318            1,062             9
Cornhusker Plaza
  South Sioux City, NE..........          --          1,122            3,754            --
Eastville Plaza
  Fremont, NE...................          --          1,137            3,805            --
Edgewood Shopping Center
  Lincoln, NE...................       6,384          2,890            9,674           100
The Meadows
  Lincoln, NE...................          --          1,037            3,471             9
Miracle Hills Park
  Omaha, NE.....................       3,744          1,739            5,824            68
Stockyards Plaza
  Omaha, NE.....................          --          2,122            7,102            --
NEW HAMPSHIRE
Bedford Mall
  Bedford, NH...................          --          4,686           15,708           316
Capitol Shopping Center
  Concord, NH...................          (2)         2,300            7,713         1,278
Tri City Plaza
  Somersworth, NH...............          (2)         1,875            6,287           209
NEW JERSEY
Morris Hills Shopping Center
  Parsippany, NJ................          (1)         4,646           15,565           705
NEW MEXICO
St. Francis Plaza
  Santa Fe, NM..................       1,354            891            2,989            --

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
NEBRASKA
Bishop Heights
  Lincoln, NE...................         318            1,071         1,389          58          2000              10-39
Cornhusker Plaza
  South Sioux City, NE..........       1,122            3,754         4,876         205          2000              10-39
Eastville Plaza
  Fremont, NE...................       1,137            3,805         4,942         208          2000              10-39
Edgewood Shopping Center
  Lincoln, NE...................       2,904            9,760        12,664         536          2000               5-39
The Meadows
  Lincoln, NE...................       1,037            3,480         4,517         189          2000               6-39
Miracle Hills Park
  Omaha, NE.....................       1,739            5,892         7,631         322          2000               3-39
Stockyards Plaza
  Omaha, NE.....................       2,122            7,102         9,224         387          2000              10-39
NEW HAMPSHIRE
Bedford Mall
  Bedford, NH...................       4,735           15,975        20,710       1,616          1999               3-39
Capitol Shopping Center
  Concord, NH...................       2,300            8,991        11,291         863          1999              10-39
Tri City Plaza
  Somersworth, NH...............       2,063            6,308         8,371         689          1999               5-39
NEW JERSEY
Morris Hills Shopping Center
  Parsippany, NJ................       4,646           16,270        20,916       1,726          1999              10-39
NEW MEXICO
St. Francis Plaza
  Santa Fe, NM..................         891            2,989         3,880         163          2000              10-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
NEW YORK
College Plaza
  Selden, NY....................          (1)         3,093           10,367            45
Dalewood I Shopping Center
  Hartsdale, NY.................          (1)         1,767            5,918            73
Dalewood II Shopping Center
  Hartsdale, NY.................          (1)         3,780           12,661             7
Dalewood III Shopping Center
  Hartsdale, NY.................          (1)         2,646            8,861            35
Falcaro's Plaza
  Lawrence, NY..................          (1)         1,881            6,301           100
Kings Park Shopping Center
  Kings Park, NY................          (1)         1,839            6,160            48
Nesconset Shopping Center
  Port Jefferson Station, NY....          (1)         2,622            8,787           908
Parkway Plaza
  Carle Place, NY...............          (1)         3,786           12,678           115
Roanoke Plaza
  Riverhead, NY.................          (2)         1,653            5,541           131
Rockville Centre Shopping Center
  Rockville Centre, NY..........          (1)           897            3,006         1,251
Suffolk Plaza
  East Setauket, NY.............          (1)         1,182            4,042            96
Three Village Plaza
  East Setauket, NY.............          (1)         1,763            5,909           114
Turnpike Plaza
  Huntington Station, NY........          (2)           908            3,044            89

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
NEW YORK
College Plaza
  Selden, NY....................       3,093           10,412        13,505       1,062          1999              10-39
Dalewood I Shopping Center
  Hartsdale, NY.................       1,767            5,991         7,758         610          1999              10-39
Dalewood II Shopping Center
  Hartsdale, NY.................       3,780           12,668        16,448       1,294          1999              10-39
Dalewood III Shopping Center
  Hartsdale, NY.................       2,646            8,896        11,542         906          1999              10-39
Falcaro's Plaza
  Lawrence, NY..................       1,881            6,401         8,282         655          1999              10-39
Kings Park Shopping Center
  Kings Park, NY................       1,839            6,208         8,047         636          1999               5-39
Nesconset Shopping Center
  Port Jefferson Station, NY....       2,859            9,458        12,317       1,028          1999               5-39
Parkway Plaza
  Carle Place, NY...............       3,786           12,793        16,579       1,262          1999               5-39
Roanoke Plaza
  Riverhead, NY.................       1,653            5,672         7,325         598          1999               4-39
Rockville Centre Shopping Center
  Rockville Centre, NY..........         897            4,257         5,154         514          1999               9-39
Suffolk Plaza
  East Setauket, NY.............       1,182            4,138         5,320         430          1999              10-39
Three Village Plaza
  East Setauket, NY.............       1,763            6,023         7,786         614          1999              10-39
Turnpike Plaza
  Huntington Station, NY........         908            3,133         4,041         316          1999              10-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
NORTH CAROLINA
The Commons at Chancellor Park
  Charlotte, NC.................      13,086          4,922           16,502            --
Crown Point Shopping Center
  Charlotte, NC.................          (1)         2,096            7,026            66
Franklin Square
  Gastonia, NC..................      14,783          6,084           20,369            --
Innes Street Market
  Salisbury, NC.................      13,738          6,158           20,615         4,695
McMullen Creek Shopping Center
  Charlotte, NC.................          (1)         6,580           22,047           379
New Centre Market
  Wilmington, NC................          (2)         3,904           13,070             8
River Ridge Marketplace
  Asheville, NC.................          --          2,805            9,388           189
Tarrymore Square
  Raleigh, NC...................          (1)         4,891           16,392           151
University Commons
  Wilmington, NC................          (1)         4,370           14,646           520
University Commons Greenville
  Greenville, NC................          (2)         5,976           20,009            --
Wendover Place
  Greensboro, NC................          (2)         8,309           27,819         7,123
OHIO
30th Street Plaza
  Canton, OH....................          --          3,071           10,279            13
Clock Tower Plaza
  Lima, OH......................          --          3,409           11,409           125
Salem Consumer Square
  Trotwood, OH..................      11,449          5,964           19,965            15

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
NORTH CAROLINA
The Commons at Chancellor Park
  Charlotte, NC.................       4,922           16,502        21,424       1,686          1999              10-39
Crown Point Shopping Center
  Charlotte, NC.................       2,162            7,026         9,188         732          1999              20-39
Franklin Square
  Gastonia, NC..................       6,084           20,369        26,453         191          2001              15-39
Innes Street Market
  Salisbury, NC.................       6,019           25,449        31,468       2,684          1999               5-39
McMullen Creek Shopping Center
  Charlotte, NC.................       6,581           22,425        29,006       2,278          1999               3-39
New Centre Market
  Wilmington, NC................       3,904           13,078        16,982       1,019          1999              15-39
River Ridge Marketplace
  Asheville, NC.................       2,805            9,577        12,382         410          2000              15-39
Tarrymore Square
  Raleigh, NC...................       4,891           16,543        21,434       1,704          1999               3-39
University Commons
  Wilmington, NC................       4,370           15,166        19,536       1,589          1999               5-39
University Commons Greenville
  Greenville, NC................       5,976           20,009        25,985       1,561          1999              15-39
Wendover Place
  Greensboro, NC................      10,085           33,166        43,251       2,322          1999              15-39
OHIO
30th Street Plaza
  Canton, OH....................       3,071           10,292        13,363         562          2000              10-39
Clock Tower Plaza
  Lima, OH......................       3,484           11,459        14,943         637          2000               4-39
Salem Consumer Square
  Trotwood, OH..................       5,964           19,980        25,944       1,089          2000              10-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
PENNSYLVANIA
Boyertown Plaza
  Boyertown, PA.................          (1)           675            2,265           865
Lehigh Shopping Center
  Bethlehem, PA.................          (1)         4,125           13,831         2,062
SOUTH DAKOTA
Baken Park
  Rapid City, SD................          --          3,119           10,440           576
TENNESSEE
Oakwood Commons
  Hermitage, TN.................          (1)         3,740           12,542            36
Watson Glen Shopping Center
  Franklin, TN..................          (1)         3,381           11,336            27
Williamson Square
  Franklin, TN..................      11,765          4,779           15,994           967
VERMONT
Rutland Plaza
  Rutland, VT...................          (1)         4,037           13,530            57
WISCONSIN
Fairacres Shopping Center
  Oshkosh, WI...................          --          1,563            5,230             7
Fitchburg Ridge
  Madison, WI...................          --            481            1,611            21
Fox River Plaza
  Burlington, WI................       4,836          1,654            5,536           150
Garden Plaza
  Franklin, WI..................          --          1,088            3,642            57
Madison Plaza
  Madison, WI...................          --          1,817            6,082             8

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
PENNSYLVANIA
Boyertown Plaza
  Boyertown, PA.................         675            3,130         3,805         242          1999               5-39
Lehigh Shopping Center
  Bethlehem, PA.................       4,125           15,893        20,018       1,777          1999              10-39
SOUTH DAKOTA
Baken Park
  Rapid City, SD................       3,119           11,016        14,135         632          2000               4-39
TENNESSEE
Oakwood Commons
  Hermitage, TN.................       3,740           12,578        16,318       1,286          1999               3-39
Watson Glen Shopping Center
  Franklin, TN..................       3,381           11,363        14,744       1,164          1999               3-39
Williamson Square
  Franklin, TN..................       4,779           16,961        21,740         900          2000               3-39
VERMONT
Rutland Plaza
  Rutland, VT...................       4,037           13,587        17,624       1,397          1999               5-39
WISCONSIN
Fairacres Shopping Center
  Oshkosh, WI...................       1,563            5,237         6,800         286          2000               4-39
Fitchburg Ridge
  Madison, WI...................         481            1,632         2,113          89          2000              10-39
Fox River Plaza
  Burlington, WI................       1,654            5,686         7,340         304          2000               7-39
Garden Plaza
  Franklin, WI..................       1,088            3,699         4,787         201          2000              10-39
Madison Plaza
  Madison, WI...................       1,817            6,090         7,907         335          2000               3-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
Mequon Pavilions
  Mequon, WI....................          --          6,296           21,075           215
Moorland Square
  New Berlin, WI................       3,239          1,881            6,299             1
Oak Creek Centre
  Oak Creek, WI.................          --          1,357            4,546            44
Park Plaza
  Manitowoc, WI.................          --          1,586            5,305           406
Spring Mall
  Greenfield, WI................       8,441          3,136           10,499         2,004
Taylor Heights
  Sheboygan, WI.................          --          1,976            6,618            --

OFFICE BUILDINGS
MASSACHUSETTS
William J. McCarthy
  Boston, MA....................      36,454(3)       4,700           18,807           717
545 Boylston Street
  Boston, MA....................          (3)         4,300           17,206         1,126
NEW YORK
Executive Office Building
  Great Neck, NY................          --            834            3,338           224
Fortune Office Building
  Hartsdale, NY.................          --            856            3,430           262

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
Mequon Pavilions
  Mequon, WI....................       6,354           21,232        27,586       1,164          2000               2-39
Moorland Square
  New Berlin, WI................       1,881            6,300         8,181         344          2000              10-39
Oak Creek Centre
  Oak Creek, WI.................       1,357            4,590         5,947         249          2000               5-39
Park Plaza
  Manitowoc, WI.................       1,694            5,603         7,297         322          2000              10-39
Spring Mall
  Greenfield, WI................       3,136           12,503        15,639         589          2000              10-39
Taylor Heights
  Sheboygan, WI.................       1,976            6,618         8,594         361          2000              10-39
OFFICE BUILDINGS
MASSACHUSETTS
William J. McCarthy
  Boston, MA....................       4,700           19,524        24,224       1,458          1999               4-39
545 Boylston Street
  Boston, MA....................       4,300           18,332        22,632       1,364          1999               3-39
NEW YORK
Executive Office Building
  Great Neck, NY................         834            3,562         4,396         283          1999               3-39
Fortune Office Building
  Hartsdale, NY.................         856            3,692         4,548         284          1999               3-39

                                                                    SCHEDULE III

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.         (CONTINUED)

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 2001

                           (IN THOUSANDS OF DOLLARS)

                                          INITIAL COST TO THE COMPANY
                                  -------------------------------------------    CAPITALIZED
                                                   LAND AND     BUILDINGS AND   SUBSEQUENT TO
   PROPERTY NAME AND LOCATION     ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS     ACQUISITION
--------------------------------  ------------   ------------   -------------   -------------
SINGLE TENANTS
FLORIDA
General Host (7 properties).....          --            109              364            --
Sambo's Restaurants (4
  properties)...................          --            310            1,036            --
                                    --------       --------       ----------       -------
SUBTOTAL........................    $492,289       $435,023       $1,448,450       $62,302
Real Estate Held For Sale.......          --            609            2,439           145
                                    --------       --------       ----------       -------
GRAND TOTAL.....................    $492,289       $435,632       $1,450,889       $62,447
                                    ========       ========       ==========       =======

                                         GROSS AMOUNT CARRIED AT DECEMBER 31, 2001
                                  --------------------------------------------------------                   LIVES ON WHICH
                                    LAND AND     BUILDINGS AND                ACCUMULATED    DATE ACQUIRED   DEPRECIATION IS
   PROPERTY NAME AND LOCATION     IMPROVEMENTS   IMPROVEMENTS      TOTAL      DEPRECIATION    BY COMPANY        COMPUTED
--------------------------------  ------------   -------------   ----------   ------------   -------------   ---------------
SINGLE TENANTS
FLORIDA
General Host (7 properties).....         109              364           473           34         1999              10-39
Sambo's Restaurants (4
  properties)...................         310            1,036         1,346          106         1999              10-39
                                    --------       ----------    ----------     --------
SUBTOTAL........................    $439,221       $1,506,554    $1,945,775     $103,597
Real Estate Held For Sale.......         609            2,584         3,193          203
                                    --------       ----------    ----------     --------
GRAND TOTAL.....................    $439,830       $1,509,138    $1,948,968     $103,800
                                    ========       ==========    ==========     ========

------------------------------

(1) Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $241,881,000 at December 31, 2001.

(2) Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $84,213,000 at December 31, 2001.

(3) Noted properties are cross collateralized securing total mortgage indebtedness with a balance of $36,454,000 at December 31, 2001.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
COST:
Balance, beginning of year..................................  $1,899,025      690,454
Acquisitions and other additions............................      77,445    1,210,598
Sales of properties and other deductions....................     (27,502)      (2,027)
                                                              ----------   ----------
Balance, end of year........................................  $1,948,968    1,899,025
                                                              ==========   ==========
ACCUMULATED DEPRECIATION:
Balance, beginning of year..................................  $   43,563        9,521
Depreciation provided.......................................      62,532       34,095
Sales of properties and other deductions....................      (2,295)         (53)
                                                              ----------   ----------
Balance, end of year........................................  $  103,800       43,563
                                                              ==========   ==========

------------------------------

Other schedules are omitted as they are not required, are not applicable, or the required information is set forth in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees
  New England Teamsters & Trucking Industry Pension Fund:

    We have audited the financial statements of Heritage Predecessor as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of Heritage Predecessor as of July 8, 1999 and the changes in its net assets for the period from October 1, 1998 to July 8, 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Boston, Massachusetts
January 4, 2000

                              HERITAGE PREDECESSOR

                            STATEMENT OF NET ASSETS

                                  JULY 8, 1999

                           (IN THOUSANDS OF DOLLARS)


                           ASSETS
Real estate investments, at fair value......................  $578,200
Cash and cash equivalents...................................     4,343
Accounts receivable, less allowance for doubtful accounts of
  $3,601....................................................        --
Deferred charges, net, and other assets.....................     3,049
                                                              --------
      Total assets..........................................  $585,592
                                                              ========
                        LIABILITIES
Mortgage loans payable......................................  $ 31,646
Accrued expenses and other liabilities......................     3,946
                                                              --------
      Total liabilities.....................................    35,592
                                                              --------
Net assets..................................................   550,000
                                                              --------
      Total liabilities and net assets......................  $585,592
                                                              ========

                See accompanying notes to financial statements.

                              HERITAGE PREDECESSOR

                       STATEMENT OF CHANGES IN NET ASSETS

                  PERIOD FROM OCTOBER 1, 1998 TO JULY 8, 1999

                           (IN THOUSANDS OF DOLLARS)


Operating revenues:
  Rentals and recoveries....................................  $ 55,941
  Interest and other........................................       393
                                                              --------
      Total revenues........................................    56,334
                                                              --------
Expenses:
  Property operating expenses...............................     9,317
  Real estate taxes.........................................     7,930
  Interest..................................................     2,155
  General and administrative................................     3,757
                                                              --------
      Total expenses........................................    23,159
                                                              --------
      Increase in net assets from operations................    33,175
                                                              --------
Appreciation on real estate investments:
  Increase in unrealized gains..............................    35,170
  Net realized (loss) gains on properties sold..............    (8,807)
                                                              --------
                                                                26,363
                                                              --------

Distributions to New England Teamsters & Trucking Industry
  Pension Fund..............................................   (25,858)
                                                              --------

Increase in net assets......................................    33,680

Net assets:
  Beginning of period.......................................   516,320
                                                              --------
  End of period.............................................  $550,000
                                                              ========

                See accompanying notes to financial statements.

                              HERITAGE PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

                                  JULY 8, 1999

(1) ORGANIZATION

    Heritage Predecessor (the "Company") is a real estate investment vehicle of Net Realty Holding Trust, Inc., a wholly-owned subsidiary of the New England Teamsters & Trucking Industry Pension Fund ("NETT"), whose fiscal year end is September 30. The Company is focused primarily on the management and acquisition of commercial properties.

    On July 1, 1999, NETT created Heritage Property Investment Trust, Inc. ("Heritage"), a newly-formed, self-administered real estate investment trust ("REIT") which commenced operations on July 9, 1999. In connection with Heritage's formation, NETT contributed the net assets of the Company as of July 8, 1999.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION

       The Company's balances and activities are presented in the accompanying financial statements in accordance with generally accepted accounting principles ("GAAP") applicable to pension plans, as used by NETT for the period from October 1, 1998 to July 8, 1999. These financial statements do not necessarily reflect the financial position, results of operations or changes in net assets that would have occurred if the Company were a stand-alone entity during the period indicated.

       In contrast to GAAP applicable to REITs, which measures earnings, the measurement focus of GAAP for pension plans is on changes in the fair value of net assets. Accordingly, the accompanying financial statements report real estate investments at fair value, and no depreciation expense is recorded. Rental income, which if recorded on a straight-line basis would otherwise include accrued revenue for leases with deferred payment terms, is recorded only when lease payments are due.

    (B) REAL ESTATE INVESTMENTS

       Real estate investments, which consist of various commercial properties, are stated at fair value. As of July 8, 1999, the fair values of real estate investments have been estimated on the basis of expected future rental streams and residual values discounted at interest rates commensurate with the risks involved as determined through third-party appraisals. Such methodologies have been applied in the absence of readily ascertainable market values using comparable sales or similar measurements. Because of the inherent uncertainties involved in appraising properties, estimated fair values established may differ significantly from the values that would have been used had a ready market for the real estate investments existed, and those differences could be material.

    (C) INCOME RECOGNITION

       The Company has determined that all leases related to its investment properties are properly classified as operating leases. Income from investments in real estate is recorded as earned and excludes any accruals for rent related to scheduled rent increases. Expenses are recorded as incurred.

                              HERITAGE PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

                                  JULY 8, 1999

    (D) INCOME TAXES

       As a wholly-owned real estate investment vehicle of NETT, which is a qualified pension plan under Section 401(a) of the Internal Revenue Code, the Company's activities are exempt from Federal income tax under
       Section 501(a) of the Code.

    (E) CASH EQUIVALENTS

       Cash equivalents consist of overnight repurchase agreements.

    (F) CREDIT RISK

       The Company operates in one industry, which is commercial real estate ownership, management and development, and no single-tenant accounts for more than 10% of total revenue. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of temporary cash and equivalent investments, which are held at financial institutions of high credit quality; and tenant receivables, whose credit risk is distributed among tenants in different industries and across several geographic areas.

    (G) USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and realized and unrealized gains during the reporting period. A significant estimate particularly susceptible to change relates to the valuation of real estate investments. Actual results could differ from those estimates.

(3) REAL ESTATE INVESTMENTS

    At July 8, 1999, the Company owned and operated 38 shopping centers, 7 office buildings and 15 single-tenant properties aggregating approximately 6,400,000, 400,000 and 194,000 square feet of gross leasable area, respectively. The Company's properties are located principally in the New England, New York/Mid-Atlantic and Southeastern regions of the United States. The aggregate cost of such real estate investments was approximately $393,947,000 at July 8, 1999.

    Following is a summary of real estate investments at July 8, 1999 (in thousands of dollars):

PROPERTY TYPE
-------------
Shopping centers..............................  $498,860
Office buildings..............................    68,920
Single-tenant properties......................    10,420
                                                --------
    Total.....................................  $578,200
                                                ========

(4) MORTGAGE LOANS PAYABLE

    Mortgage loans payable are non-recourse and collateralized by various real estate investments with a fair value of approximately $47,870,000 at July 8, 1999. The loans require monthly payments of

                              HERITAGE PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

                                  JULY 8, 1999

    principal and interest and mature through 2005 at effective interest rates ranging from 7.62% to 9.38%. In the event the loans are repaid prior to the maturity dates, the loans are subject to yield maintenance provisions.

    Following is a summary of mortgage loans payable at July 8, 1999 (in thousands of dollars):

                                                           EFFECTIVE
    PROPERTY                                             INTEREST RATE      MATURITY
    --------                                             -------------   --------------
    Crown Point Shopping Center........................      9.38%        October 2000    $ 6,655
    Commons of Chancellor Park.........................      7.80%        August 2005      13,799
    Riverchase.........................................      7.62%       September 2005    11,192
                                                                                          -------
    Total mortgage loans payable.......................                                   $31,646
                                                                                          =======

(5) OPERATING LEASES

    Leases for both retail and office space generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. Reimbursements for operating expenses and real estate taxes amounted to approximately $10,933,000 during the period from October 1, 1998 to July 8, 1999 and is included as part of rental income on the statement of changes in net assets.

    In addition, certain of the Company's operating leases for retail space contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. Rental income earned under such provisions amounted to approximately $691,000 during the period from October 1, 1998 to July 8, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Share Owners
  Bradley Real Estate, Inc. and subsidiaries:

    We have audited the consolidated financial statements of Bradley Real Estate, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bradley Real Estate, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Chicago, Illinois
January 21, 2000, except as to Note 15, which is as of March 10, 2000

                           BRADLEY REAL ESTATE, INC.
                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                               DECEMBER 31,
                                                              JUNE 30,     ---------------------
                                                                2000          1999        1998
                                                             -----------   ----------   --------
                                                             (UNAUDITED)
ASSETS:

Real estate investments--at cost...........................  $1,046,042    $1,014,158   $936,465
Accumulated depreciation and amortization..................     (91,767)      (81,302)   (59,196)
                                                             ----------    ----------   --------
Net real estate investments................................     954,275       932,856    877,269

Real estate investments held for sale......................          --        29,890     46,492

Other assets:
  Cash and cash equivalents................................          --         4,434      1,262
  Rents and other receivables, net of allowance for
    doubtful accounts of $4,545 for 1999 and $4,078 for
    1998...................................................      14,233        12,273     12,165
  Investment in partnership................................          --            --     13,249
  Deferred charges, net and other assets...................      18,063        16,714     16,676
                                                             ----------    ----------   --------
Total assets...............................................  $  986,571    $  996,167   $967,113
                                                             ==========    ==========   ========

LIABILITIES AND SHARE OWNERS' EQUITY:

Mortgage loans.............................................  $   93,436    $  100,718   $103,333
Unsecured notes payable....................................     274,616       199,604    199,542
Line of credit.............................................      86,000       144,500    169,500
Accounts payable, accrued expenses and other liabilities...      32,712        32,787     27,848
                                                             ----------    ----------   --------
Total liabilities..........................................     486,764       477,609    500,223
                                                             ----------    ----------   --------
Exchangeable limited partnership units.....................      18,159        19,306     21,573
Series B preferred units...................................      49,100        49,100         --
Series C preferred units...................................      24,344        24,344         --
                                                             ----------    ----------   --------
Total minority interest....................................      91,603        92,750     21,573
                                                             ----------    ----------   --------

Share Owners' equity:
  Shares of preferred stock and paid-in capital, par value
    $.01 per share; liquidation preference $25.00 per
    share:
    Authorized 20,000,000 shares; 3,478,219 and 3,478,493
      shares of Series A Convertible Preferred Stock issued
      and outstanding at December 31, 1999 and 1998,
      respectively.........................................      86,802        86,802     86,809
  Shares of common stock and paid-in capital, par value
    $.01 per share:
    Authorized 80,000,000 shares; issued and outstanding
      23,079,357 and 23,958,662 shares at December 31, 1999
      and 1998, respectively...............................     317,743       333,907    349,254
  Shares of excess stock, par value $.01 per share:
    Authorized 50,000,000 shares; 0 shares issued and
      outstanding..........................................          --            --         --
    Retained earnings......................................       3,659         5,099      9,254
                                                             ----------    ----------   --------
Total share owners' equity.................................     408,204       425,808    445,317
                                                             ----------    ----------   --------
Total liabilities and share owners' equity.................  $  986,571    $  996,167   $967,113
                                                             ==========    ==========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           BRADLEY REAL ESTATE, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)

                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,            YEARS ENDED DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                2000       1999       1999       1998       1997
                                                              --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
REVENUE:

Rental income and recoveries from tenants...................  $80,148    $75,582    $151,950   $128,444   $96,115
Other income................................................    1,542      1,329       2,883      2,593     1,437
                                                              -------    -------    --------   --------   -------
                                                               81,690     76,911     154,833    131,037    97,552
                                                              -------    -------    --------   --------   -------

EXPENSES:

Operations, maintenance and management......................   10,834     12,083      22,971     18,915    14,012
Real estate taxes...........................................   11,902     11,671      22,859     21,713    18,398
Mortgage and other interest.................................   16,489     14,869      29,404     27,681    16,562
General and administrative (exclusive of $3,415 in 1997
  reported below as non-recurring stock-based
  compensation).............................................    3,696      4,067       8,544      7,183     5,123
Provision for merger-related expenses.......................    1,806         --          --         --        --
Non-recurring stock-based compensation......................       --         --          --         --     3,415
Depreciation and amortization...............................   13,885     12,941      26,456     22,974    16,606
                                                              -------    -------    --------   --------   -------
                                                               58,612     55,631     110,234     98,466    74,116
                                                              -------    -------    --------   --------   -------
Income before equity in earnings of partnership, net gain on
  sale of properties and extraordinary item.................   23,078     21,280      44,599     32,571    23,436
Equity in earnings of partnership...........................       --        500         500        586        --
Net gain on sale of properties..............................      205         --          --     29,680     7,438
                                                              -------    -------    --------   --------   -------
Income before extraordinary item and allocation to minority
  interest..................................................   23,283     21,780      45,099     62,837    30,874
Income allocated to exchangeable limited partnership
  units.....................................................     (870)      (920)     (1,806)    (3,317)   (1,116)
Income allocated to Series B and C preferred units..........   (3,328)    (1,565)     (4,487)        --        --
                                                              -------    -------    --------   --------   -------
Income before extraordinary item............................   19,085     19,295      38,806     59,520    29,758
Extraordinary loss on prepayment of debt, net of minority
  interest..................................................       --         --          --         --    (4,631)
                                                              -------    -------    --------   --------   -------
Net income..................................................   19,085     19,295      38,806     59,520    25,127
Preferred share distributions...............................   (3,652)    (3,652)     (7,304)    (2,922)       --
                                                              -------    -------    --------   --------   -------
Net income attributable to common share owners..............  $15,433    $15,643    $ 31,502   $ 56,598   $25,127
                                                              =======    =======    ========   ========   =======
Basic earnings per common share:
  Income before extraordinary item..........................  $  0.69    $  0.65    $   1.31   $   2.39   $  1.36
  Extraordinary loss on prepayment of debt, net of minority
    interest................................................       --         --          --         --     (0.21)
                                                              -------    -------    --------   --------   -------
  Net income................................................  $  0.69    $  0.65    $   1.31   $   2.39   $  1.15
                                                              =======    =======    ========   ========   =======

Diluted earnings per common share:
  Income before extraordinary item..........................  $  0.69    $  0.65    $   1.31   $   2.37   $  1.36
  Extraordinary loss on prepayment of debt, net of minority
    interest................................................       --         --          --         --     (0.21)
                                                              -------    -------    --------   --------   -------
  Net income................................................  $  0.69    $  0.65    $   1.31   $   2.37   $  1.15
                                                              =======    =======    ========   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           BRADLEY REAL ESTATE, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHARE OWNERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)

                                                                                                  RETAINED
                                                                                                  EARNINGS
                                                                                               (DISTRIBUTIONS
                                                              PREFERRED          COMMON         IN EXCESS OF
                                                             SHARES AND        SHARES AND       ACCUMULATED
                                                           PAID-IN CAPITAL   PAID-IN CAPITAL     EARNINGS)       TOTAL
                                                           ---------------   ---------------   --------------   --------
Balance at December 31, 1996.............................      $    --          $299,092          $ (9,367)     $289,725
  Net income.............................................           --                --            25,127        25,127
  Distributions on common stock ($1.34 per share)........           --                --           (29,387)      (29,387)
  Issuance of common stock, net of offering costs of
    $449.................................................           --            24,892                --        24,892
  Dividend reinvestment participation....................           --               770                --           770
  Exercise of stock options..............................           --               173                --           173
  Reallocation of minority interest......................           --             6,093                --         6,093
  Shares issued in exchange for Limited Partnership
    units................................................           --                17                --            17
  Non-recurring stock-based compensation.................           --             2,415                --         2,415
                                                               -------          --------          --------      --------

Balance at December 31, 1997.............................           --           333,452           (13,627)      319,825
  Net income.............................................           --                --            59,520        59,520
  Distributions on common stock ($1.42 per share)........           --                --           (33,717)      (33,717)
  Distributions on preferred stock ($1.05 per share).....           --                --            (2,922)       (2,922)
  Issuance of common stock, net of offering costs of
    $112.................................................           --             7,489                --         7,489
  Preferred shares issued to acquire Mid-America Realty
    Investments, Inc., net...............................       86,839                --                --        86,839
  Conversion of Series A preferred stock to common
    stock................................................          (30)               30                --            --
  Dividend reinvestment and stock purchase plan
    participation, net...................................           --             6,049                --         6,049
  Exercise of stock options..............................           --                 4                --             4
  Reallocation of minority interest......................           --              (390)               --          (390)
  Shares issued in exchange for Limited Partnership
    units................................................           --             2,620                --         2,620
                                                               -------          --------          --------      --------

Balance at December 31, 1998.............................       86,809           349,254             9,254       445,317
  Net income.............................................           --                --            38,806        38,806
  Distributions on common stock ($1.49 per share)........           --                --           (35,657)      (35,657)
  Distributions on preferred stock ($2.10 per share).....           --                --            (7,304)       (7,304)
  Repurchase of common stock.............................           --           (16,611)               --       (16,611)
  Conversion of Series A preferred stock to common
    stock................................................           (7)                7                --            --
  Dividend reinvestment and stock purchase plan
    participation, net...................................           --             1,462                --         1,462
  Exercise of stock options..............................           --               171                --           171
  Reallocation of minority interest--exchangeable Limited
    Partnership units....................................           --              (382)               --          (382)
  Shares issued in exchange for Limited Partnership
    units................................................           --                 6                --             6
                                                               -------          --------          --------      --------

Balance at December 31, 1999.............................      $86,802          $333,907          $  5,099      $425,808
                                                               =======          ========          ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           BRADLEY REAL ESTATE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                   SIX MONTHS
                                                                      ENDED
                                                                    JUNE 30,              YEARS ENDED DECEMBER 31,
                                                              ---------------------   ---------------------------------
                                                                2000        1999        1999        1998        1997
                                                              ---------   ---------   ---------   ---------   ---------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  19,085   $  19,294   $  38,806   $  59,520   $  25,127
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     13,885      12,941      26,456      22,974      16,606
    Equity in earnings of partnership.......................         --        (500)       (500)       (586)         --
    Amortization of debt premiums, net of discounts.........       (422)       (479)       (939)       (368)         --
    Extraordinary loss on prepayment of debt, net of
      minority interest.....................................         --          --          --          --       4,631
    Non-recurring stock-based compensation..................         --          --          --          --       3,415
    Net gain on sale of properties..........................       (205)         --          --     (29,680)     (7,438)
    Income allocated to minority interest...................      4,198       2,486       6,293       3,317       1,116
  Change in operating assets and liabilities, net of the
    effect of the Mid-America acquisition in 1998:
    (Increase) decrease in rents and other receivables......     (2,069)     (1,969)         56        (694)     (3,629)
    Increase in accounts payable, accrued expenses and other
      liabilities...........................................      1,171        (181)      1,472       1,818       3,639
    (Increase) decrease in deferred charges.................     (2,067)     (1,064)     (3,716)     (1,351)      1,360
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash provided by operating activities.............     33,576      30,528      67,928      54,950      44,827
                                                              ---------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
  Expenditures for real estate acquisitions.................    (18,895)    (21,636)    (44,642)   (175,927)   (137,945)
  Cash used for purchase of Mid-America.....................         --          --          --     (28,578)         --
  Expenditures for developments and redevelopments..........    (10,709)     (2,249)     (8,762)       (423)         --
  Expenditures for other capital improvements...............     (6,601)     (4,685)    (15,071)    (11,551)     (9,985)
  Net proceeds from sale of properties......................     30,622      16,899      19,999      83,959      25,281
  Cash distributions from partnership.......................         --       3,943       3,968         700          --
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash used in investing activities.................     (5,583)     (7,728)    (44,508)   (131,820)   (122,649)
                                                              ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Borrowings from line of credit............................     67,500      46,900     115,400     246,950     148,600
  Payments under line of credit.............................   (126,000)    (95,500)   (140,400)   (229,150)    (60,400)
  Proceeds from issuance of unsecured notes payable.........     74,981          --          --      99,051      99,780
  Expenditures for financing costs..........................     (1,022)        (59)       (203)     (6,500)     (3,104)
  Repayment of mortgage loans...............................     (5,994)         --          --     (10,031)   (100,000)
  Payments associated with prepayment of debt...............         --          --          --          --      (4,444)
  Principal payments on mortgage loans......................       (835)       (823)     (1,614)     (1,123)       (656)
  Distributions paid to common share owners.................    (16,873)    (17,802)    (35,657)    (33,717)    (29,387)
  Distributions paid to limited partnership unit holders....       (951)     (1,044)     (2,035)     (1,984)     (1,117)
  Distributions paid to preferred unit holders..............     (3,328)     (1,565)     (4,487)         --          --
  Distributions paid to preferred share owners..............     (3,652)     (3,652)     (7,304)     (3,653)         --
  Net proceeds from stock offerings.........................         --          --          --       7,489      24,892
  Proceeds from exercise of stock options...................          7         123         171           4         173
  Net proceeds from dividend reinvestment and stock purchase
    plan....................................................         (8)      1,482       1,462       6,049         770
  Net proceeds from issuance of Series B and C preferred
    units...................................................         --      49,100      73,444          --          --
  Repurchase of common stock................................    (16,152)         --     (16,611)         --          --
  Payments to redeem limited partnership units..............     (1,077)     (1,114)     (2,414)         --          --
  Cash disbursed but not presented to bank..................        977          --          --          --          --
                                                              ---------   ---------   ---------   ---------   ---------
      Net cash provided by (used in) financing activities...    (32,427)    (23,954)    (20,248)     73,385      75,107
                                                              ---------   ---------   ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........     (4,434)     (1,154)      3,172      (3,485)     (2,715)
Cash and cash equivalents:
  Beginning of period.......................................      4,434       1,262       1,262       4,747       7,462
                                                              ---------   ---------   ---------   ---------   ---------
  End of period.............................................  $      --   $     108   $   4,434   $   1,262   $   4,747
                                                              =========   =========   =========   =========   =========
Supplemental cash flow information:
  Interest paid, net of amount capitalized..................  $  14,777   $  15,499   $  29,738   $  23,440   $  15,623
                                                              =========   =========   =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           BRADLEY REAL ESTATE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1--ORGANIZATION

    Bradley Real Estate, Inc. ("Bradley" or the "Company") is the nation's oldest real estate investment trust ("REIT"). Organized in 1961, the Company, which is a fully integrated real estate operating company with property management, leasing, development and acquisition capabilities, focuses on the ownership, operation and development of community and neighborhood shopping centers primarily located in the midwestern United States. As of December 31, 1999, the Company owned 98 shopping centers in 15 states, aggregating
15.5 million square feet of rentable space, substantially all of which are located in Midwest markets, making the Company one of the leading owners of community and neighborhood shopping centers in this region. The Company's tenant mix is dominated by a diverse group of supermarkets, drug stores, and other consumer necessity or value-oriented retailers.

    Bradley Operating Limited Partnership (the "Operating Partnership") is the entity through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of December 31, 1999, Bradley owned an approximate 83% economic interest in, and is the sole general partner of, the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or "UPREIT." Economic interests in the Operating Partnership are evidenced by units of partnership interest ("Units") with the interest of the general partner evidenced by general partner common and general partner preferred units ("GP Units"). Under the Partnership Agreement, whenever Bradley issues any shares of common or preferred stock, it contributes the proceeds to the Operating Partnership, and concurrently the number of GP Units held by Bradley is increased by the number of newly issued shares, such that the number of GP Units is at all times equal to the number of outstanding shares of common or preferred Bradley stock.

    The interests of persons who have contributed direct or indirect interests in certain properties to the Operating Partnership are evidenced by limited partner units ("LP Units"). Each LP Unit is designed to provide distributions to the holder that are equal to the distributions paid on each share of Bradley common stock; and each LP Unit is redeemable (subject to certain limitations) by the holder for the cash equivalent at the time of redemption of one share of Bradley common stock or, at Bradley's option, for one share of Bradley common stock.

    The Operating Partnership also has outstanding two million units of 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and one million units of 8.875% Series C Cumulative Redeemable Perpetual Preferred Units (together, the "Series B and C Preferred Units"). The Series B and C Preferred Units were issued during 1999 to institutional investors at a price of $25.00 per unit. The units are callable by the Operating Partnership after five years from the date of issuance at a redemption price equal to the redeemed holder's capital account, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. In lieu of cash, the Operating Partnership may elect to deliver shares of 8.875% Series B or C Cumulative Redeemable Perpetual Preferred Stock, as appropriate, of the Company on a one-for-one basis, plus an amount equal to all accumulated accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the Series B and C Preferred Units have the right to exchange their Series B and C Preferred Units for shares of Series B and C Preferred Shares on a one-for-one basis after ten years from the original issuance, subject to certain limitations.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 1--ORGANIZATION (CONTINUED)
    As used herein, the "Company" refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis, including the Operating Partnership or, where the context so requires, Bradley Real Estate, Inc. only.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The Financial Statements for the six months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. The financial statements are prepared on the accrual basis in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

    The consolidated financial statements of the Company include the accounts and operations of the Company, the Operating Partnership, Bradley Financing Partnership (a general partnership of which the Operating Partnership owns 99% and a wholly-owned corporate subsidiary owns the remaining 1%), and the general partnership interest in the joint venture that owns Williamson Square Shopping Center which is held through the Operating Partnership. Due to the Company's ability as general partner to directly or indirectly control each of these subsidiaries, each is consolidated for financial reporting purposes.

    During 1999 and 1998, the Company's 50% general partner interest in Bradley Bethal Limited Partnership, a joint venture which owned two neighborhood shopping centers and one enclosed mall, was accounted for using the equity method. Under the equity method of accounting, the Company's investment was reflected on the consolidated balance sheet as an investment in partnership, and the Company's portion of the net income from such partnership was reflected on the consolidated statement of income as equity in earnings of partnership. During the second quarter of 1999, the Company acquired the 50% non-owned portion of the joint venture for approximately $7,750,000, after the joint venture sold the enclosed mall to an independent third party for $12,100,000. As a result, the two neighborhood shopping centers previously owned by the joint venture are now wholly-owned by the Company and are consolidated for financial reporting purposes.

    The ownership interests in the Operating Partnership evidenced by LP Unit holders represent a minority interest in the Company. Income is allocated to the LP Unit holders based on the weighted average number of LP Units outstanding during the period, amounting to 1,376,883, 1,401,464, and 799,938 during 1999, 1998, and 1997, respectively. As of December 31, 1999 and 1998, there were 1,314,347 and 1,441,678 LP Units outstanding, respectively.

    The ownership interests in the Operating Partnership evidenced by the Series B and C Preferred Units represent an additional minority interest in the Company. Income is allocated to the Series B and C Preferred Units in an amount equal to the distributions thereon.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Rents and Other Receivables

    Management has determined that all of the Company's leases with its various tenants are operating leases. Revenue for such leases is recognized using the straight-line method over the term of the leases.

Real Estate Investments

    Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation and amortization has been calculated using the straight-line method based upon the following estimated useful lives of assets:

Buildings...................................................  31.5 - 39 years
Improvements and alterations................................     1 - 39 years

    Expenditures for maintenance, repairs, and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred and amounted to $4,010,000, $3,470,000, and $2,604,000 for 1999,
1998, and 1997, respectively.

    Additions and betterments that substantially extend the useful lives of the properties are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in net income. Real estate investments include capitalized interest and other costs on development and redevelopment activities and on significant construction in progress. Capitalized costs are included in the cost of the related asset and charged to operations through depreciation over the asset's estimated useful life. Interest capitalized amounted to $482,000, $32,000, and $30,000, in 1999, 1998, and 1997, respectively.

    The Company applies Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121") for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. Management reviews each property for impairment whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. The review of recoverability is based on an estimate of undiscounted future cash flows expected to result from its use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value of the property exceeds its estimated fair value.

Real Estate Investments Held for Sale

    Real estate investments held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the period held for sale.

Cash Equivalents

    Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of less than ninety days.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Deferred Charges

    Deferred charges consist of leasing commissions incurred in leasing the Company's properties. Such charges are amortized using the straight-line method over the term of the related lease. In addition, deferred charges include costs incurred in connection with securing long-term debt, including the costs of entering into interest rate protection agreements. Such costs are amortized over the term of the related agreement.

Derivative Financial Instruments

    The Company may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Company has designated these derivative financial instruments as hedges and applies deferral accounting, as the instrument to be hedged exposes the Company to interest rate risk, and the derivative financial instrument reduces that exposure. Gains and losses related to the derivative financial instrument are deferred and amortized over the terms of the hedged instrument until the derivative terminates or is sold. If a derivative terminates or is sold, the gain or loss is deferred and amortized over the remaining life of the hedged instrument. Derivatives that do not satisfy the criteria above are carried at market value, and any changes in market value are recognized in other income. The Company has only entered into derivative transactions that satisfy the aforementioned criteria. The fair value of interest rate protection agreements is estimated using option-pricing models that value the potential for interest rate protection agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties.

Earnings Per Share

    In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("Statement No. 128"), basic EPS is computed by dividing income available to common share owners by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shared in the earnings of the entity. A reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation is as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------------
                                                             1999             1998             1997
                                                        --------------   --------------   --------------
                                                        (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)
NUMERATOR:

Basic
  Income before extraordinary item and after preferred
    share distributions...............................   $    31,502      $    56,598      $    29,758
                                                         ===========      ===========      ===========
Diluted
  Income before extraordinary item and after preferred
    share distributions...............................   $    31,502      $    56,598      $    29,758
  Income allocated to exchangeable limited partnership
    units.............................................         1,806            3,317            1,116
  Convertible preferred share distributions...........            --            2,922               --
                                                         -----------      -----------      -----------
  Adjusted net income.................................   $    33,308      $    62,837      $    30,874
                                                         ===========      ===========      ===========
DENOMINATOR:

Basic
  Weighted average common shares......................    24,003,077       23,660,542       21,776,146
                                                         ===========      ===========      ===========
Diluted
  Weighted average common shares......................    24,003,077       23,660,542       21,776,146
  Effect of dilutive securities:
    Stock options.....................................        29,513           47,452           42,451
    Stock-based compensation..........................            --               --              315
    Exchangeable limited partnership units............     1,376,883        1,401,464          799,938
    Convertible preferred stock.......................            --        1,440,286               --
                                                         -----------      -----------      -----------
  Weighted average shares and assumed conversions.....    25,409,473       26,549,744       22,618,850
                                                         ===========      ===========      ===========
Per share income before extraordinary item and after
  preferred share distributions:
    Basic.............................................   $      1.31      $      2.39      $      1.36
                                                         ===========      ===========      ===========
    Diluted...........................................   $      1.31      $      2.37      $      1.36
                                                         ===========      ===========      ===========

    For the year ended December 31, 1999, convertible preferred share distributions of $7,304,000, and the effect on the denominator of the conversion of the convertible preferred shares outstanding into 3,550,833 shares of common stock were not included in the computation of diluted EPS because the impact on basic EPS was anti-dilutive. For the years ended December 31, 1999, 1998, and 1997, options to purchase 641,050, 153,500, and 5,500 shares of common stock, respectively, at prices ranging from $17.00 to $22.00 were outstanding during 1999, 1998, and 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market prices of the common shares, thereby having an anti-dilutive impact on basic EPS.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Stock Option Plans

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Statement No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25"). The Company has elected to continue using Opinion No. 25 and make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in Statement No. 123 had been applied. See Note 9 for the required disclosures.

Reclassifications

    Certain reclassifications have been made to the prior year consolidated balance sheet to conform with the presentation in the current year.

NOTE 3--SUPPLEMENTAL CASH FLOW DISCLOSURE

    During 1999, 1998, and 1997, 411, 143, 151, and 1,238 shares of common stock, respectively, were issued in exchange for an equivalent number of common LP Units held by the minority interest. During 1999, the acquisition of the Company's non-owned portion of a joint venture resulted in a non-cash reclassification of investment in partnership to real estate investments of $6,556,000 and a non-cash transfer of a $3,100,000 note receivable.

    During 1998, shopping center acquisitions included the assumption of $25,753,000 of non-recourse mortgage indebtedness and the issuance of 62,436 LP Units valued at $1,300,000.

    The merger acquisition of Mid-America Realty Investments, Inc. ("Mid-America") on August 6, 1998 (see Note 12), resulted in the following non-cash effects on the Company's 1998 consolidated balance sheet (in thousands of dollars):

Assets acquired.............................................  $(159,433)
Liabilities assumed.........................................     43,973
Preferred stock and paid-in capital issued, net of costs....     86,882
                                                              ---------
Cash used for merger acquisition............................  $ (28,578)
                                                              =========

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 4--REAL ESTATE INVESTMENTS

    The following is a summary of the Company's real estate held for investment at December 31 (in thousands of dollars):

                                                           1999        1998
                                                        ----------   --------
Land..................................................  $  213,833   $201,849
Buildings.............................................     694,536    659,286
Improvements and alterations..........................      92,066     72,957
Development and redevelopment in progress.............      11,674        423
Other construction in progress........................       2,049      1,950
                                                        ----------   --------
                                                         1,014,158    936,465
Accumulated depreciation and amortization.............     (81,302)   (59,196)
                                                        ----------   --------
                                                        $  932,856   $877,269
                                                        ==========   ========

    During 1999, the Company completed the acquisitions of four shopping centers for an aggregate purchase price of approximately $36,859,000. Two of these shopping centers, Cherry Hill Marketplace located in Westland, Michigan, and 30th Street Plaza located in Canton, Ohio, were acquired with the intention of substantial redevelopment and retenanting. The Company expects to incur an additional $21 million (unaudited) for the redevelopment of these two shopping centers, as well as for two other shopping centers in the portfolio under redevelopment, Prospect Plaza located in Gladstone, Missouri, and Commons of Chicago Ridge, located in Chicago Ridge, Illinois. All of these redevelopment projects are expected to be substantially completed during the first half of 2000.

    At December 31, 1999, the Company was holding for sale three enclosed malls with an aggregate book value of $29,890,000, all acquired in connection with the Mid-America merger acquisition. These dispositions are expected to be completed during the first quarter of 2000, although there can be no assurance that any such dispositions will occur. During the second quarter of 1999, the Company completed the sales of an additional three properties, for an aggregate gross sales price of $17,325,000. These three properties, all acquired in connection with the merger acquisition of Mid-America, had been held for sale since the merger acquisition. Two of these properties, Macon County Plaza and Town West Shopping Center, are shopping centers located in the Southeast region of the United States and were not aligned with the Company's strategic market focus. The third property, Monument Mall, is an enclosed mall and, like the three properties currently held for sale, was not aligned with the Company's strategic property focus.

    In July 1998, the Company completed the sale of One North State, a 640,000 square-foot mixed-use property located in the "loop" area of downtown Chicago, Illinois, which did not fit with the Company's strategic property focus, for a net sales price of approximately $82,100,000. The sale resulted in a gain of approximately $30,600,000 for financial reporting purposes. The net gain on sale of properties in 1998 includes an $875,000 provision for loss on sale of Holiday Plaza, which the Company completed in May 1998. The loss on Holiday Plaza, a 46,000 square-foot property located in Iowa, represents the difference between the sales price, net of closing costs, and the carrying value of the property.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 4--REAL ESTATE INVESTMENTS (CONTINUED)
    During 1997, the Company completed the sales of its Meadows Town Mall, Augusta Plaza, Hood Commons, and 585 Boylston Street properties because such properties were not aligned with the Company's strategic property and market focus. The net gains on the sales of Augusta Plaza, Hood Commons, and 585 Boylston Street were $826,000, $3,073,000, and $4,839,000, respectively. The net gain on sale of properties in 1997 includes a provision for the loss on the sale of Meadows Town Mall of $1,300,000, which represents the difference between the sales price, net of closing costs, and the carrying value of the property.

    The results of operations included in the accompanying financial statements for properties classified as held for sale as of December 31, 1999 and 1998, or that were sold during 1999, 1998 and 1997, were $4,472,000, $7,568,000, and
$8,689,000, respectively.

NOTE 5--MORTGAGE LOANS, UNSECURED NOTES PAYABLE AND LINE OF CREDIT

    Mortgage loans outstanding consist of the following (in thousands of dollars):

                                                                                      DECEMBER 31,
                                                 EFFECTIVE                         -------------------
PROPERTY                                       INTEREST RATE       MATURITY          1999       1998
--------                                       -------------   -----------------   --------   --------
Watts Mill Plaza.............................       7.25%       February 2000      $  6,022   $  6,262
Eastville Plaza..............................       7.09%         April 2001          2,808      2,858
Rivergate Shopping Center....................       7.25%        January 2002         3,141      3,249
Shenandoah Plaza.............................       7.25%        January 2002         4,232      4,383
Fox River Plaza..............................       7.76%         April 2002          5,046      5,128
Southport Centre.............................       7.25%         April 2002          8,306      8,442
Edgewood Plaza...............................       7.25%         June 2002           6,749      6,852
Moorland Square..............................      7.348%       November 2002         3,534      3,655
Kimberly West................................       7.25%        January 2003         3,911      4,030
Martin's Bittersweet Plaza...................      8.875%         June 2003           3,434      3,562
Miracle Hills Park...........................       7.25%        August 2004          4,019      4,108
Williamson Square............................       8.00%        August 2005         12,274     12,501
Spring Mall..................................       7.25%        October 2006         9,505      9,707
Southgate Shopping Center....................       7.25%        October 2007         2,989      3,076
Salem Consumer Square........................       7.50%       September 2008       13,695     14,161
St. Francis Plaza............................      8.125%       December 2008         1,619      1,737
Elk Park.....................................       7.64%        August 2016          9,434      9,622
                                                                                   --------   --------
                                                                                   $100,718   $103,333
                                                                                   ========   ========

    The net book value of real estate pledged as collateral for loans was approximately $166,920,000. The mortgage loans collateralized by Rivergate Shopping Center and Shenandoah Plaza are cross-collateralized.

    In November 1997, the Operating Partnership issued $100 million, 7% seven-year unsecured Notes maturing November 15, 2004, which were rated "BBB-" by Standard & Poor's Investment Services ("Standard & Poor's") and "Baa3" by Moody's Investors Service ("Moody's"). The Company used the proceeds to prepay a $100 million, 7.23% mortgage note that had been issued to a trust qualifying as a

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 5--MORTGAGE LOANS, UNSECURED NOTES PAYABLE AND LINE OF CREDIT (CONTINUED) real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note"). The REMIC Note was secured by six properties and was originally scheduled to expire in September 2000. Prepayment of the REMIC Note resulted in an extraordinary loss on prepayment of debt of $4,054,000 (net of the minority interest portion), consisting primarily of a prepayment yield maintenance fee. However, issuance of such unsecured debt extended the Company's weighted average debt maturity and resulted in a slightly lower effective interest rate on $100 million of debt, while the prepayment of the REMIC Note resulted in the discharge from the mortgage securing the REMIC Note of properties having an aggregate gross book value of $181.2 million. The outstanding balance of the unsecured Notes at December 31, 1999, net of the unamortized discount, was $99,846,000. The effective interest rate on the unsecured Notes is approximately 7.19%.

    In January 1998, the Operating Partnership issued $100 million, 7.2% ten-year unsecured Notes maturing January 15, 2008. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's. Proceeds from the offering were used to pay amounts outstanding under the bank line of credit. The outstanding balance of the unsecured Notes at December 31, 1999, net of the unamortized discount, was $99,758,000. The effective interest rate on the unsecured Notes is approximately 7.61%.

    In May 1998, the Company filed a "shelf" registration under which the Operating Partnership may issue up to $400 million in unsecured, non-convertible investment grade debt securities. The "shelf" registration gives the Operating Partnership the flexibility to issue additional debt securities from time to time when management determines that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable.

    In December 1997, the Operating Partnership entered into a $200 million unsecured line of credit facility with a syndicate of banks, lead by First Chicago NBD and BankBoston. In November 1998, the Operating Partnership amended the line of credit, increasing the maximum capacity to $250 million. The line of credit bears interest at a rate equal to the lowest of (i) the lead bank's base rate, (ii) a spread over LIBOR ranging from 0.70% to 1.25% depending on the credit rating assigned by national credit rating agencies, or (iii) for amounts outstanding up to $150 million, a competitive bid rate solicited from the syndicate of banks. Based on the Operating Partnership's current credit rating assigned by Standard & Poor's and Moody's, the spread over LIBOR is 1.00%. Additionally, there is a facility fee currently equal to $375,000 per annum. In the event the current credit ratings were downgraded below "BBB-" or "Baa3" by either Standard & Poor's or Moody's, respectively, the facility fee would increase to $625,000 per annum, and the spread over the base rate would increase by 0.25% and the spread over LIBOR would increase to 1.25%. During 1999, Standard & Poor's affirmed the Company's "BBB-" rating and raised its rating outlook from stable to positive. The line of credit is available for the acquisition, development, renovation and expansion of new and existing properties, working capital and general business purposes. The Company incurred an extraordinary loss on the prepayment of debt of $577,000 (net of the minority interest portion) in connection with replacing the previous line of credit in 1997.

    The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Company may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. The Company was in compliance with such covenants during 1999 and believes that such covenants will not adversely affect the Company's

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 5--MORTGAGE LOANS, UNSECURED NOTES PAYABLE AND LINE OF CREDIT (CONTINUED) business or the operation of its properties. The line of credit is guaranteed by the Company and matures in December 2000. Management has commenced negotiations to extend and modify the terms of the line of credit. While management expects to be able to extend and modify the line of credit on commercially reasonable terms, there can be no assurance that the Operating Partnership will be able to extend and modify the line of credit on commercially reasonable or any other terms. At December 31, 1999, the weighted average interest rate on the line of credit was 7.62%.

    From time to time the Company uses Treasury Note purchase agreements and interest rate caps and swaps to limit its exposure to increases in interest rates on its floating rate debt and to hedge interest rates in anticipation of issuing unsecured debt at a time when management believes interest rates are favorable, or at least desirable given the consequences of not hedging an interest rate while the Company is exposed to increases in interest rates. The Company does not use derivative financial instruments for trading or speculative purposes. During 1998, the Company was party to interest rate cap agreements which entitled the Company to receive on a quarterly basis, the amount, if any, by which the applicable three-month LIBOR Rate (as defined in the interest rate protection agreement) for the protected amount exceeded the applicable cap rate for the protected amount. During 1998, the Company was also party to a swap agreement whereby the Company received or made quarterly payments based on the differential between the three-month LIBOR Rate (as defined in the interest rate protection agreement) for the protected amount and the applicable fixed swap rate for the protected amount.

    The following summarizes the interest rate protection agreements outstanding during 1998 (in thousands of dollars):

                                                                          EFFECT ON
                                   MAXIMUM    TYPE OF                     INTEREST
NOTIONAL AMOUNT                      RATE     CONTRACT      MATURITY       EXPENSE
---------------                    --------   --------   --------------   ---------
$ 43,000.........................    6.00%      Swap     April 14, 1998      $38
  40,000.........................    7.50%       Cap     March 18, 1998       --
17,000...........................    7.50%       Cap     April 11, 1998       --
                                                                             ---
$100,000.........................                                            $38
                                                                             ===

    Additionally, in anticipation of issuing unsecured debt in the first quarter of 1998, during 1997 the Company entered into two Treasury Note purchase agreements with notional amounts of $37 million each, expiring March 2, 1998. The contracts were terminated at a cost of $3,798,000 as of January 23, 1998, the date upon which the Company priced the aforementioned $100 million issuance of ten-year unsecured Notes. The Company has treated the Treasury Note purchase agreements as hedges and, accordingly, the loss recognized upon termination of the Treasury Note purchase agreements was deferred and is amortized over the term of the underlying debt security as an adjustment to interest expense. The Company had no interest rate protection agreements outstanding during 1999.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 5--MORTGAGE LOANS, UNSECURED NOTES PAYABLE AND LINE OF CREDIT (CONTINUED) Scheduled principal payments of debt outstanding at December 31, 1999 are as follows (in thousands of dollars):

2000........................................................  $152,211
2001........................................................     4,630
2002........................................................    30,690
2003........................................................     7,879
2004........................................................   105,015
Thereafter..................................................   140,783
                                                              --------
                                                              $441,208
                                                              ========

NOTE 6--RENTALS UNDER OPERATING LEASES

    Annual minimum future rentals to be received under non-cancelable operating leases in effect at December 31, 1999 are as follows (in thousands of dollars):

2000........................................................  $109,018
2001........................................................    99,831
2002........................................................    88,652
2003........................................................    77,272
2004........................................................    65,756
Thereafter..................................................   345,222
                                                              --------
                                                              $785,751
                                                              ========

    Total minimum future rentals do not include contingent rentals under certain leases based upon lessees' sales volume. On May 22, 1998, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus under Issue No. 98-9, Accounting for Contingent Rent in Interim Financial Periods, that despite the fact that the achievement of a future specified sales target of a lessee may be considered as probable and reasonably estimable at some earlier point in the year, a lessor should defer recognition of contingent rental income until such specified targets are met. The pronouncement was effective May 23, 1998, and was reaffirmed by Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission in December 1999. Previously, the Company recognized percentage rental income each period based on reasonable estimates of tenant sales. Contingent rentals earned amounted to approximately $3,310,000, $1,897,000, and $1,864,000 in 1999, 1998, and 1997, respectively. Certain leases also require lessees to pay all or a portion of real estate taxes and operating costs, amounting to $36,171,000, $31,615,000, and $25,253,000, in 1999, 1998,
and 1997, respectively.

    No tenant accounted for as much as 10% of rental income in 1999, 1998, or 1997. No property accounted for as much as 10% of the Company's rental income during 1999 or 1998. One North State accounted for greater than 10% of the Company's rental income during 1997.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 7--INCOME TAXES

    The Company has elected to be taxed as a REIT under the Internal Revenue Code (the "Code"). Under the Code, a qualifying REIT that distributes at least 95% of its ordinary taxable income to its share owners is entitled to a tax deduction in the amount of the distribution. In addition, qualifying REITs are permitted to deduct capital gain distributions in the determination of the tax on capital gains. The Company paid distributions to common share owners aggregating $35,657,000, $33,717,000, and $29,387,000 in 1999, 1998, and 1997,
respectively. The Company paid $7,304,000 and $3,653,000 of distributions to preferred share owners on the Series A Preferred Stock in 1999 and 1998, respectively. The following table summarizes the tax status of distributions paid to common and preferred share owners during 1999, 1998, and 1997:

                                                          1999                   1998             1997
                                                  --------------------   --------------------   --------
                                                   COMMON    PREFERRED    COMMON    PREFERRED    COMMON
                                                  --------   ---------   --------   ---------   --------
Ordinary income.................................     91%        93%         81%        81%         57%
Capital gain....................................      7%         7%         19%        19%         15%
Return of capital...............................      2%         --          --         --         28%
                                                    ----       ----        ----       ----        ----
Total...........................................    100%       100%        100%       100%        100%
                                                    ====       ====        ====       ====        ====

NOTE 8--SHARE OWNERS' EQUITY

    In November 1999, the Board of Directors of the Company authorized the repurchase of up to two million shares of outstanding common shares from time to time through periodic open market transactions or through privately negotiated transactions. The share repurchase program is in effect until December 31, 2000, or until the authorized limit has been reached. The Company expects to fund the purchases primarily through asset sales. Through December 31, 1999, the Company repurchased 980,700 shares at an average price of $16.90 per share for a total purchase price of $16,611,000, including costs.

    During 1998, the Company implemented a new Dividend Reinvestment and Stock Purchase Plan (the "Plan"), replacing the Company's 1993 Dividend Reinvestment and Share Purchase Plan, to provide both new and existing owners of the Company's common stock, Series A Convertible Preferred Stock and other classes of equity securities outstanding from time to time, as well as existing owners of LP Units of the Operating Partnership, with an economical and convenient method of increasing their investment in the Company. Under the Plan, participants may purchase additional shares of common stock at a discount (ranging from 0% to 3% as determined by the Company in its sole discretion from time to time) and without brokerage fees or other transaction costs by, (i) reinvesting all or a portion of their cash dividends, (ii) purchasing shares of common stock directly from the Company as frequently as once per month by making optional cash payments of a minimum of $100 to a maximum of $10,000 per quarter, or (iii) with prior approval by the Company, purchasing shares of common stock directly from the Company by making optional cash payments in excess of $10,000. Under the Plan, the Company may, at its option, purchase shares in the open market and reissue the shares directly to participants purchasing shares under the Plan. The determination of whether to issue new shares of common stock or to purchase shares in the open market and reissue them directly to participants is made after a review of current market conditions and the Company's current and projected capital needs. During 1999, 1998, and 1997, the Company issued 90,705, 308,016, and 38,592

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 8--SHARE OWNERS' EQUITY (CONTINUED) shares under this and the prior plan, raising $1,462,000, $6,049,000, and $770,000, respectively, net of the discount offered to participants.

    In May 1997, the Company filed a "shelf" registration with the Securities and Exchange Commission to register $234,460,000 of equity securities that the Company may issue through underwriters or in privately negotiated transactions for cash from time to time.

    On December 1, 1997, the Company completed an offering of 990,000 shares of its common stock from the "shelf" registration at a price to the public of $20.375 per share. Net proceeds from the offering of $19,166,000 were used to reduce outstanding indebtedness under the line of credit. The shares were sold under a program entered into with PaineWebber Incorporated ("PaineWebber") on October 21, 1997, pursuant to which the Company had the right, but not the obligation, until April 21, 1998, to sell shares of its common stock at the market price on the day following notification to PaineWebber of its intent to sell common stock to PaineWebber, acting as underwriter, with an aggregate value up to $60 million, in amounts ranging from $5 million to $20 million per transaction. No additional shares were sold under the program, which expired April 21, 1998. The Company completed an additional offering of 300,000 shares of its common stock on December 10, 1997 at a price to the public of $20.50 per share. Net proceeds from the offering of $5,726,000 were used to reduce outstanding indebtedness under the line of credit. In February 1998, the Company issued 392,638 shares of common stock from the "shelf" registration at a price based upon the then market value of $20.375 per share, leaving $201,412,000 available under the "shelf" registration. Net proceeds from the offering of approximately $7,601,000 were used to reduce outstanding borrowings under the line of credit.

NOTE 9--STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

    The Company's Stock Option and Incentive Plan authorizes options and other stock-based awards to be granted for up to 2,282,348 shares. During 1999, 1998 and 1997, options for 474,500, 148,000 and 94,500 shares, respectively, were granted under this Plan. At December 31, 1999 and 1998, options for 802,550 and 372,550 shares, respectively, were outstanding. A committee of the Board of Directors administers the Plan and is responsible for selecting persons eligible for awards and for determining the term and duration of any award.

    In 1997, the Company's share owners approved a Superior Performance Incentive Plan, originally intended to provide an award pool to be divided among senior executives and directors of the Company in an amount based upon the amount (if any) by which total returns to share owners of the Company exceeded total returns to stockholders of other REITs included in an industry index, over a three-year period. Because of administrative complexities that made the implementation of such Plan impractical, at year-end 1997, after working with an independent compensation consultant, the Board of Directors terminated the Plan and substituted a non-recurring award of approximately 115,000 shares of the Company's common stock to certain senior executives, plus a cash amount to reimburse the executives for taxes resulting from such award. As a result, a non-recurring charge of $3,415,000 was included in the Company's 1997 financial statements.

    The Company has estimated the fair value of stock options granted on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 9--STOCK OPTION PLANS AND STOCK-BASED COMPENSATION (CONTINUED)
1999, 1998, and 1997, respectively: dividend yield of 7.60%, 7.50%, and 7.13%;
expected volatility of 23%, 22%, and 16%; risk-free interest rates of 6.8%, 4.8%, and 5.5%; and expected lives ranging from five to seven years for 1999 and five years for 1998 and 1997. The Company applies Opinion No. 25 and related Interpretations in accounting for awards under the Plan. Accordingly, no compensation cost relating to the Stock Option Plans has been recognized in the accompanying financial statements as stock options are granted at an exercise price no less than fair value on the date of grant. Had compensation cost for the Company's Plan been determined consistent with Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands of dollars, except per-share data):

                                                                1999       1998       1997
                                                              --------   --------   --------
Net income attributable to common share owners
  As Reported...............................................  $31,502    $56,598    $25,127
  Pro Forma.................................................  $31,197    $56,409    $25,069
Net income per common share
  As Reported, basic........................................  $  1.31    $  2.39    $  1.15
  As Reported, diluted......................................  $  1.31    $  2.37    $  1.15
  Pro Forma, basic..........................................  $  1.30    $  2.38    $  1.15
  Pro Forma, diluted........................................  $  1.30    $  2.36    $  1.15

    The effect of applying Statement No. 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income for future years.

    A summary of option transactions during the periods covered by these financial statements is as follows:

                                                                EXERCISE PRICES
                                                      SHARES       PER SHARE
                                                     --------   ---------------
Outstanding at December 31, 1996...................  180,000    $11.50 - $21.25
  Granted..........................................   94,500    $18.16 - $19.35
  Expired..........................................  (12,000)   $19.35 - $21.25
  Exercised........................................  (10,500)   $14.74 - $17.00
                                                     -------
Outstanding at December 31, 1997...................  252,000    $11.50 - $21.25
  Granted..........................................  148,000        $21.35
  Expired..........................................  (27,250)   $14.88 - $19.35
  Exercised........................................     (200)       $19.35
                                                     -------
Outstanding at December 31, 1998...................  372,550    $11.50 - $21.35
  Granted..........................................  474,500    $19.90 - $20.25
  Expired..........................................  (34,500)   $19.35 - $21.35
  Exercised........................................  (10,000)   $14.88 - $19.35
                                                     -------
Outstanding at December 31, 1999...................  802,550    $11.50 - $21.35
                                                     =======

    One third of 72,000 options granted to employees during 1999 and still outstanding, and one third of 74,750 options granted to employees during 1998 and still outstanding, vest on each of the first,

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 9--STOCK OPTION PLANS AND STOCK-BASED COMPENSATION (CONTINUED) second, and third anniversary of the grant date over a three-year period, and have a duration of ten years from the grant date, subject to earlier termination in certain circumstances. One half of 375,000 options granted to employees during 1999 and still outstanding vest on the third anniversary of the grant date, with an additional one fourth of such options vesting on each of the fourth and fifth anniversary of the grant date, and have a duration of ten years from the date of grant, subject to earlier termination in certain circumstances. The remaining 280,800 options outstanding at December 31, 1999 are fully vested and exercisable. The weighted average exercise price per share and the weighted average contractual life remaining of options outstanding at December 31, 1999 were $19.20 and 8.16 years, respectively. The weighted average fair value of options granted during 1999, 1998, and 1997 were $2.32, $1.82, and $1.36, respectively.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose fair value information of all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company's financial instruments, other than debt are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying amount of these assets and liabilities in the consolidated balance sheets are assumed to be at fair value.

    The Company's mortgage loans are at fixed rates, and when compared with borrowing rates currently available to the Company with similar terms and average maturities, approximate fair value. The fair values of the fixed rate unsecured Notes, calculated based on the Company's estimated interest rate spread over the applicable treasury rate with a similar remaining maturity, are at or slightly below their carrying values. The Company's line of credit is at a variable rate, which results in a carrying value that approximates its fair value.

NOTE 11--COMMITMENTS AND CONTINGENCIES

RETIREMENT SAVINGS PLAN

    The Company provides its employees with a retirement savings plan which is qualified under Section 401(k) of the Internal Revenue Code. The provisions of the plan provide for an employer discretionary matching contribution currently equal to 35% of the employee's contributions up to 5% of the employee's compensation. The employer matching contribution is determined annually by the Board of Directors, and amounted to $84,000, $72,000, and $43,000 in 1999, 1998, and 1997, respectively. Employer contributions and any earnings thereon vest in increments of 20% per year beginning after one year of service.

LEGAL ACTIONS

    The Company is a party to several legal actions which arose in the normal course of business. Management does not expect there to be adverse consequences from these actions which would be material to the Company's financial position or results of operations.

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 12--MID-AMERICA MERGER AND ISSUANCE OF PREFERRED STOCK

    On August 6, 1998, pursuant to an Agreement and Plan of Merger dated May 30, 1998, the Company completed the merger acquisition (the "Merger") of Mid-America. The Merger and the merger agreement were approved by the stockholders of Mid-America at its special meeting of stockholders held on August 5, 1998. Upon completion of the Merger, the Company acquired Mid-America's 22 retail properties located primarily in the Midwest, and succeeded to Mid-America's 50% general partner interest in Mid-America Bethal Limited Partnership (renamed Bradley Bethal Limited Partnership), a joint venture which owned two neighborhood shopping centers and one enclosed mall.

    Pursuant to the terms of the merger agreement each of the approximately 8,286,000 outstanding shares of Mid-America common stock were exchanged for 0.42 shares of a newly created 8.4% Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock pays an annual dividend equal to 8.4% of the $25.00 liquidation preference and is convertible into shares of Bradley's common stock at a conversion price of $24.49 per share, subject to certain adjustments. At any time after five years, the Series A Preferred Stock is redeemable at Bradley's option for $25.00 per share so long as the Bradley common stock is trading at or above the conversion price. In connection with the Merger, Bradley assumed all of Mid-America's outstanding liabilities and paid certain transaction costs, making the total purchase price approximately $159 million. The Merger was structured as a tax-free transaction and was treated as a purchase for accounting purposes. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition. The results of operations of Mid-America have been included in the Company's consolidated financial statements from August 6, 1998.

    The following table sets forth certain summary unaudited pro forma operating data for the Company as if the Merger had occurred as of January 1, 1998 and 1997 (in thousands of dollars, except per-share data):

                                                                  YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                       HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                                          1998        1998         1997        1997
                                                       ----------   ---------   ----------   ---------
Total revenue........................................   $131,037    $144,458      $97,552    $120,817
Income before extraordinary items....................   $ 59,520    $ 65,003      $29,758    $ 39,199
Net income attributable to common share owners.......   $ 56,598    $ 57,737      $25,127    $ 27,261
Basic net income per common share....................   $   2.39    $   2.44      $  1.15    $   1.25
Diluted net income per common share..................   $   2.37    $   2.39      $  1.15    $   1.25

    The unaudited pro forma operating data is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations would have been for the years ended December 31, 1998 and 1997, nor does such data purport to represent the results to be achieved in future periods.

NOTE 13--SEGMENT REPORTING

    The Company, which has internal property management, leasing, and development capabilities, owns and seeks to acquire open-air community and neighborhood shopping centers in the Midwest, generally consisting of fourteen states. Ninety-six of the Company's 98 shopping centers are located in these states. Such shopping centers are typically anchored by grocery and drug stores complemented

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 13--SEGMENT REPORTING (CONTINUED)
with stores providing a wide range of other goods and services to shoppers. During 1998, the Company also owned a mixed-use office property located in downtown Chicago, Illinois, which was sold in July 1998 (see Note 4). Because this property required a different operating strategy and management expertise than all other properties in the portfolio, it was considered a separate reportable segment.

    The Company assesses and measures operating results on an individual property basis for each of its 98 shopping centers without differentiation, based on net operating income, and then converts such amounts in the aggregate to a performance measure referred to as Funds from Operations ("FFO"). Since all of the Company's shopping centers exhibit similar economic characteristics, cater to the day-to-day living needs of their respective surrounding communities, and offer similar degrees of risk and opportunities for growth, the shopping centers have been aggregated and reported as one operating segment.

    FFO, computed in accordance with the March 1995 "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT") and as followed by the Company, represents income before allocation to minority interest (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization, and after preferred stock distributions and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income the amortization of costs incurred in connection with the Company's financing activities or depreciation of non-real estate assets, but does add back to net income significant non-recurring events that materially distort the comparative measurement of company performance over time. In November 1999, NAREIT issued a National Policy Bulletin clarifying that FFO should include both recurring and non-recurring operating results, except gains and losses from sales of depreciable operating property and those results defined as "extraordinary items" under GAAP. This clarification, including restatements of comparative periods, is effective January 1, 2000. During 1997, in computing FFO the Company added back to net income $3,415,000 of non-recurring stock-based compensation which, upon adoption January 1, 2000, will not be added back to net income when presented under the guidelines of the National Policy Bulletin. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper and National Policy Bulletin only provide guidelines for computing FFO, the computation of FFO may vary from one REIT to another. FFO is not necessarily indicative of cash available to fund cash needs.

    The accounting policies of the segments are the same as those described in
Note 2. The revenue, net operating income, and assets for each of the reportable segments are summarized in the following tables as of December 31, 1999 and 1998, and for each of the years in the three-year period then ended. Non-segment assets to reconcile to total assets include the investment in partnership, cash and cash equivalents, accounts receivable, and deferred financing and other costs. The computation of FFO

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 13--SEGMENT REPORTING (CONTINUED)
for the Company, and a reconciliation to net income attributable to common share owners, are as follows (in thousands of dollars):

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
TOTAL PROPERTY REVENUE:
Mixed-use office property...................................  $     --   $  8,321   $ 14,469
Shopping center properties..................................   153,906    122,174     82,347
                                                              --------   --------   --------
                                                               153,906    130,495     96,816
                                                              --------   --------   --------
TOTAL PROPERTY OPERATING EXPENSES:
Mixed-use office property...................................        --      3,117      6,120
Shopping center properties..................................    45,830     37,511     26,290
                                                              --------   --------   --------
                                                                45,830     40,628     32,410
                                                              --------   --------   --------
Net operating income........................................   108,076     89,867     64,406
                                                              --------   --------   --------
NON-PROPERTY (INCOME) EXPENSES:
Other non-property income...................................      (927)      (542)      (736)
Equity in earnings of partnership, excluding depreciation
  and amortization..........................................      (600)      (655)        --
Mortgage and other interest.................................    29,404     27,681     16,562
General and administrative..................................     8,544      7,183      5,123
Amortization of deferred finance and non-real estate related
  costs.....................................................     1,127        962        747
Preferred share distributions...............................     7,304      2,922         --
Income allocated to Series B and C Preferred Units..........     4,487         --         --
                                                              --------   --------   --------
                                                                49,339     37,551     21,696
                                                              --------   --------   --------
Funds from Operations.......................................  $ 58,737   $ 52,316   $ 42,710
                                                              ========   ========   ========
RECONCILIATION TO NET INCOME ATTRIBUTABLE TO COMMON SHARE
  OWNERS:
Funds from Operations.......................................  $ 58,737   $ 52,316   $ 42,710
Depreciation of real estate assets and amortization of
  tenant improvements.......................................   (22,632)   (18,635)   (13,407)
Amortization of deferred leasing commissions................    (1,902)    (2,184)    (1,259)
Other amortization..........................................      (795)    (1,193)    (1,193)
Depreciation and amortization included in equity in earnings
  of partnership............................................      (100)       (69)        --
Non-recurring stock-based compensation......................        --         --     (3,415)
Income allocated to exchangeable limited partnership
  units.....................................................    (1,806)    (3,317)    (1,116)
Net gain on sale of properties..............................        --     29,680      7,438
                                                              --------   --------   --------
Income before extraordinary item and after preferred share
  distributions.............................................    31,502     56,598     29,758
Extraordinary loss on prepayment of debt, net of minority
  interest..................................................        --         --     (4,631)
                                                              --------   --------   --------
Net income attributable to common share owners..............  $ 31,502   $ 56,598   $ 25,127
                                                              ========   ========   ========

                           BRADLEY REAL ESTATE, INC.

                               DECEMBER 31, 1999

NOTE 13--SEGMENT REPORTING (CONTINUED)

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
TOTAL ASSETS:
Shopping center properties..................................  $988,033   $946,489
Non-segment assets..........................................     8,134     20,624
                                                              --------   --------
                                                              $996,167   $967,113
                                                              ========   ========

NOTE 14--SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

                                                                                1999
                                                         --------------------------------------------------
                                                          MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,
                                                         -----------   ----------   ----------   ----------
                                                          (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)
Rental income..........................................     $38,710     $36,872      $37,833      $38,535
Net income attributable to common share owners.........     $ 7,811     $ 7,831      $ 7,465      $ 8,395
Basic net income per common share......................     $  0.33     $  0.33      $  0.31      $  0.35
Diluted net income per common share....................     $  0.33     $  0.33      $  0.31      $  0.35

                                                                                1998
                                                         --------------------------------------------------
                                                          MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,
                                                         -----------   ----------   ----------   ----------
                                                          (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE DATA)
Rental income..........................................     $28,736     $30,601      $33,305      $35,802
Net gain (loss) on sale of properties..................     $  (875)         --      $30,555           --
Net income attributable to common share owners.........     $ 6,351     $ 6,964      $36,092      $ 7,191
Basic net income per common share......................     $  0.27     $  0.29      $  1.52      $  0.30
Diluted net income per common share....................     $  0.27     $  0.29      $  1.44      $  0.30

NOTE 15--SUBSEQUENT EVENTS

    On January 27, 1999, the Board of Directors declared a regular quarterly dividend on its common stock of $0.38 per share and a regular quarterly dividend on its Series A Preferred Stock of $0.525 per share payable March 31, 2000 to share owners of record on March 10, 2000.

    In February 2000, the Company purchased two additional shopping centers located in Kansas and Missouri, aggregating approximately 360,000 square feet of leasable area for a total purchase price of approximately $19.1 million. The shopping centers were acquired with cash provided by the line of credit.

    On March 10, 2000, the Operating Partnership issued $75 million of unsecured Notes due March 15, 2006 at an interest rate of 8.875%. Net proceeds were used to pay-down the outstanding balance on the line of credit.

[Map of the United States indicating locations by state of each of the properties in the Heritage portfolio]

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    Until May 18, 2002, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               18,000,000 SHARES

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                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                                 MORGAN STANLEY
                                  UBS WARBURG
                             LEGG MASON WOOD WALKER
                                     INCORPORATED
                              WACHOVIA SECURITIES

                                 APRIL 23, 2002
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